     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 13, 2001

                                                     REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           -------------------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                           -------------------------

                             LSI LOGIC CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

            DELAWARE                           3674                          94-2712976
(STATE OR OTHER JURISDICTION OF    (PRIMARY STANDARD INDUSTRIAL           (I.R.S. EMPLOYER
 INCORPORATION OR ORGANIZATION     CLASSIFICATION CODE NUMBER)          IDENTIFICATION NO.)

                           -------------------------

                            1551 MCCARTHY BOULEVARD
                           MILPITAS, CALIFORNIA 95035
                           TELEPHONE: (408) 433-8000
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                             DAVID G. PURSEL, ESQ.
                 VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY
                             LSI LOGIC CORPORATION
                            1551 MCCARTHY BOULEVARD
                           MILPITAS, CALIFORNIA 95035
                           TELEPHONE: (408) 433-8000
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                   COPIES TO:

            RICHARD E. CLIMAN, ESQ.                          STEVE L. CAMAHORT, ESQ.
              KEITH A. FLAUM, ESQ.                             KELLY S. BOYD, ESQ.
              JAIMEE R. KING, ESQ.                          VICTORIA Z. DEITCHER, ESQ.
               COOLEY GODWARD LLP                       WILSON SONSINI GOODRICH & ROSATI,
             FIVE PALO ALTO SQUARE                           PROFESSIONAL CORPORATION
              3000 EL CAMINO REAL                                   ONE MARKET
        PALO ALTO, CALIFORNIA 94306-2155                     SPEAR TOWER, SUITE 3300
           TELEPHONE: (650) 843-5000                     SAN FRANCISCO, CALIFORNIA 94105
                                                            TELEPHONE: (415) 947-2000

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
 As soon as practicable after this registration statement becomes effective and upon consummation of the transactions described in the enclosed prospectus.

    If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] __________

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] __________
                        CALCULATION OF REGISTRATION FEE

---------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------
                                                      PROPOSED MAXIMUM         PROPOSED MAXIMUM
TITLE OF EACH CLASS OF             AMOUNT TO BE      OFFERING PRICE PER       AGGREGATE OFFERING           AMOUNT OF
SECURITIES TO BE REGISTERED       REGISTERED(1)             UNIT                   PRICE(2)           REGISTRATION FEE(2)
---------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $0.01
 per share.....................     43,445,527              N/A                  $636,834,434               $159,209
---------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------

(1) Represents the maximum number of shares of LSI Logic Corporation common stock estimated to be issuable upon consummation of the exchange offer and subsequent merger of Clover Acquisition Corp., a Delaware corporation and wholly owned subsidiary of LSI Logic Corporation, with and into C-Cube Microsystems Inc., based on the exchange ratio applicable in the exchange offer and subsequent merger (0.79 of a share of LSI Logic Corporation common stock for each share of C-Cube Microsystems Inc. common stock).

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f)(1) and (3) and Rule 457(c) of the Securities Act of 1933, based on the product of (i) $11.58, the average of the high and low sale prices per share of C-Cube Microsystems Inc. common stock on April 9, 2001, as reported by The New York Stock Exchange and (ii) the maximum number of shares of C-Cube Microsystems Inc. common stock estimated to be received by LSI Logic Corporation or cancelled pursuant to the exchange offer and subsequent merger.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

      THE INFORMATION IN THIS PROSPECTUS MAY BE CHANGED. LSI LOGIC CORPORATION MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND LSI LOGIC CORPORATION IS NOT SOLICITING OFFERS TO BUY THESE SECURITIES IN ANY STATE WHERE THE EXCHANGE OFFER OR SALE IS NOT PERMITTED.

LSI LOGO                                                             C-CUBE LOGO

      PRELIMINARY PROSPECTUS, SUBJECT TO COMPLETION, DATED APRIL 13, 2001
                             LSI LOGIC CORPORATION
            OFFER TO EXCHANGE EACH OUTSTANDING SHARE OF COMMON STOCK
                                       OF
                            C-CUBE MICROSYSTEMS INC.
                                      FOR
                        0.79 OF A SHARE OF COMMON STOCK
                                       OF
                             LSI LOGIC CORPORATION

     THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK TIME, ON MAY 10, 2001, UNLESS EXTENDED. SHARES TENDERED PURSUANT TO THIS EXCHANGE OFFER MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION OF THE EXCHANGE OFFER, BUT NOT DURING ANY SUBSEQUENT OFFERING PERIOD.

     On March 26, 2001, LSI Logic entered into a merger agreement with C-Cube, providing for LSI Logic or a subsidiary of LSI Logic to acquire all of the outstanding shares of C-Cube common stock by means of an exchange offer and a subsequent merger. C-Cube's board of directors unanimously approved the merger agreement, determined that the exchange offer and the merger are fair to, and in the best interests of, C-Cube stockholders and recommends that C-Cube stockholders accept the exchange offer and tender their shares pursuant to the exchange offer.

     LSI Logic, through its wholly owned subsidiary Clover Acquisition Corp., is offering to exchange 0.79 of a share of LSI Logic common stock for each outstanding share of C-Cube common stock that is validly tendered and not properly withdrawn. If completed, the exchange offer will be followed by a merger of Clover Acquisition Corp. into C-Cube in which shares of C-Cube common stock will be converted into shares of LSI Logic common stock at the same exchange ratio used in the exchange offer. After completion of the merger, C-Cube will be a wholly owned subsidiary of LSI Logic.

     LSI Logic's obligation to exchange its common stock for C-Cube common stock in the exchange offer is subject to the conditions listed in the section entitled "Certain Terms of the Merger Agreement -- Conditions to the Exchange Offer." LSI Logic common stock is listed on The New York Stock Exchange under the symbol "LSI" and C-Cube common stock is listed on the Nasdaq National Market under the symbol "CUBE."

     SEE "RISK FACTORS" BEGINNING ON PAGE 19 FOR A DISCUSSION OF IMPORTANT FACTORS THAT YOU SHOULD CONSIDER IN CONNECTION WITH THE EXCHANGE OFFER.

     LSI LOGIC IS NOT ASKING YOU FOR A PROXY NOR SHOULD YOU SEND LSI LOGIC A PROXY. Any request for proxies will be made only pursuant to separate proxy solicitation materials complying with the requirements of Section 14(a) of the Securities Exchange Act of 1934.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this prospectus or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                 The date of this prospectus is April 13, 2001.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
QUESTIONS AND ANSWERS ABOUT THE PROPOSED TRANSACTION........    1
SUMMARY.....................................................    4
MARKET PRICE AND DIVIDEND INFORMATION.......................   11
LSI LOGIC CORPORATION SELECTED HISTORICAL FINANCIAL DATA....   13
C-CUBE MICROSYSTEMS INC. SELECTED HISTORICAL FINANCIAL
  DATA......................................................   15
SELECTED UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL
  DATA......................................................   17
COMPARATIVE PER SHARE DATA..................................   18
RISK FACTORS................................................   19
  Risks Related to the Transaction..........................   19
  Risks Related to LSI Logic's Business.....................   21
  Risks Related to C-Cube's Business........................   26
THE TRANSACTION.............................................   30
  General Description of the Exchange Offer.................   30
  Purpose of the Exchange Offer.............................   30
  Extension; Termination and Amendment......................   30
  Subsequent Offering Period................................   31
  Exchange of Shares of C-Cube Common Stock; Delivery of
     Shares of LSI Logic Common Stock.......................   31
  Cash Instead of Fractional Shares of LSI Logic Common
     Stock..................................................   32
  Withdrawal Rights.........................................   32
  Procedure For Tendering...................................   33
  Guaranteed Delivery.......................................   34
  Background of the Transaction.............................   35
  Reasons for the Exchange Offer and the Merger.............   38
  C-Cube's Reasons..........................................   38
  LSI Logic's Reasons.......................................   40
  Interests of C-Cube's Officers and Directors in the
     Transaction............................................   42
  Material Federal Income Tax Consequences..................   43
  Accounting Treatment......................................   46
  Regulatory Approvals......................................   46
  Approval of the Merger....................................   47
  Appraisal Rights..........................................   47
  Possible Effects of the Exchange Offer....................   48
  Relationships between LSI Logic and C-Cube................   49
  Fees and Expenses.........................................   50
CERTAIN TERMS OF THE MERGER AGREEMENT.......................   52
  The Exchange Offer........................................   52
  Composition of C-Cube's Board of Directors after the
     Exchange Offer.........................................   53
  The Merger................................................   53
  Assumption of C-Cube Stock Options and Warrant............   54
  Termination of C-Cube Employee Stock Purchase Plan........   55
  Representations and Warranties............................   55
  Conduct of C-Cube's Business Prior to Completion of the
     Exchange Offer.........................................   56
  Commercially Reasonable Efforts to Complete the
     Transaction............................................   57
  Limitation on C-Cube's Ability to Consider Other
     Acquisition Proposals..................................   57
  Employee Benefits.........................................   59
  Conditions to the Exchange Offer..........................   60
  Conditions to the Merger..................................   62
  Termination of the Merger Agreement.......................   63
  Termination Fee; Expenses.................................   65
  Amendments to the Merger Agreement........................   65

                                                              PAGE
                                                              ----
THE STOCKHOLDER AGREEMENTS..................................   67
  Parties to the Stockholder Agreements.....................   67
  Agreement to Tender.......................................   67
  Agreement to Vote.........................................   67
  Agreement Not to Transfer.................................   67
  Other.....................................................   68
INFORMATION RELATING TO C-CUBE..............................   69
  May 2000 Restructuring....................................   69
  General...................................................   69
  Products..................................................   72
  Consumer Branding Program.................................   76
  Changing Product Mix: Dependence on Decoder Products......   76
  Customers.................................................   76
  Research and Development..................................   76
  Sales and Marketing.......................................   77
  International Business Activities.........................   77
  Manufacturing.............................................   78
  Competition...............................................   80
  Intellectual Property and Licenses........................   81
  Property..................................................   81
  Legal Proceedings.........................................   81
  Employees.................................................   82
C-CUBE MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
  CONDITION AND RESULTS OF OPERATIONS.......................   83
  Results of Operations.....................................   83
  Liquidity and Capital Resources...........................   88
  New Accounting Pronouncements.............................   89
  Quantitative and Qualitative Disclosures about Market
     Risk...................................................   89
SECURITY OWNERSHIP BY CERTAIN BENEFICIAL OWNERS OF C-CUBE...   90
UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL
  STATEMENTS................................................   91
LSI LOGIC UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE
  SHEET.....................................................   93
LSI LOGIC UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT
  OF OPERATIONS.............................................   94
NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL
  STATEMENTS................................................   95
DESCRIPTION OF LSI LOGIC CAPITAL STOCK......................   98
  Authorized Capital Stock..................................   98
  Stockholder Rights Plan...................................   98
  Transfer Agent and Registrar..............................   98
COMPARISON OF RIGHTS OF LSI LOGIC STOCKHOLDERS AND C-CUBE
  STOCKHOLDERS..............................................   98
  Percentage of Voting Stock; Influence Over Affairs........   99
  Amendment to the Certificate of Incorporation.............   99
  Amendment to the Bylaws...................................   99
  Classification of Directors...............................   99
  Nomination of Directors...................................  100

                                                              PAGE
                                                              ----
  Stockholder Proposals.....................................  100
  Special Meeting of Stockholders...........................  100
  Cumulative Voting.........................................  100
  Action by Written Consent.................................  101
  Stockholder Rights Plan...................................  101
LEGAL MATTERS...............................................  101
EXPERTS.....................................................  102
WHERE YOU CAN FIND MORE INFORMATION.........................  102
INDEX TO FINANCIAL STATEMENTS AND FINANCIAL STATEMENT
  SCHEDULE..................................................  F-1
INFORMATION CONCERNING DIRECTORS AND EXECUTIVE OFFICERS OF
  LSI LOGIC AND CLOVER ACQUISITION CORP.....................  I-1

     THIS DOCUMENT INCORPORATES IMPORTANT BUSINESS AND FINANCIAL INFORMATION ABOUT LSI LOGIC FROM DOCUMENTS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION THAT HAVE NOT BEEN INCLUDED IN OR DELIVERED WITH THIS DOCUMENT. THIS INFORMATION IS AVAILABLE AT THE INTERNET WEB SITE THAT THE SECURITIES AND EXCHANGE COMMISSION MAINTAINS AT HTTP://WWW.SEC.GOV, AS WELL AS FROM OTHER SOURCES. SEE "WHERE YOU CAN FIND MORE INFORMATION," ON PAGE 102 OF THIS PROSPECTUS.

     YOU MAY ALSO REQUEST COPIES OF THESE DOCUMENTS FROM LSI LOGIC, WITHOUT CHARGE, UPON WRITTEN OR ORAL REQUEST TO LSI LOGIC CORPORATION, ATTENTION:
INVESTOR RELATIONS, 1551 MCCARTHY BOULEVARD, MILPITAS, CALIFORNIA 95035, TELEPHONE NUMBER: (408) 433-8000. IN ORDER TO RECEIVE TIMELY DELIVERY OF THE DOCUMENTS, YOU MUST MAKE YOUR REQUEST NO LATER THAN MAY 3, 2001.

              QUESTIONS AND ANSWERS ABOUT THE PROPOSED TRANSACTION

Q: WHAT ARE LSI LOGIC AND C-CUBE PROPOSING?

     A: LSI Logic and C-Cube have entered into a merger agreement, pursuant to which LSI Logic is offering to exchange shares of LSI Logic common stock for all of the outstanding shares of C-Cube common stock. If the exchange offer is completed, Clover Acquisition Corp., a wholly owned subsidiary of LSI Logic, will merge with C-Cube. As a result of the exchange offer and the merger, C-Cube will become a wholly owned subsidiary of LSI Logic.

Q: WHAT WOULD I RECEIVE IN EXCHANGE FOR MY SHARES OF C-CUBE COMMON STOCK?

     A: In the exchange offer, LSI Logic is offering to exchange 0.79 of a share of its common stock for each outstanding share of C-Cube common stock that is validly tendered and not properly withdrawn.

     After completion of the exchange offer, each share of C-Cube common stock that has not been tendered and accepted for exchange in the exchange offer would be converted in the merger into 0.79 of a share of LSI Logic common stock, which is the same fraction of a share of LSI Logic common stock being issued in exchange for each share of C-Cube common stock accepted for exchange in the exchange offer.

     LSI Logic will not issue any fractional shares of common stock in connection with the exchange offer or the merger. C-Cube stockholders will instead receive cash for any fractional shares otherwise issuable to them.

Q: IS THE EXCHANGE OFFER BEING MADE BY LSI LOGIC OR CLOVER ACQUISITION CORP.?

     A: The exchange offer is technically being made by Clover Acquisition Corp., which was formed by LSI Logic specifically for the purpose of making the exchange offer and otherwise facilitating the transaction. Because Clover Acquisition Corp. is a wholly owned transitory subsidiary of LSI Logic, all of the shares of C-Cube common stock acquired by Clover Acquisition Corp. in the exchange offer will actually be beneficially owned and controlled by LSI Logic. Therefore, although Clover Acquisition Corp. is technically making the exchange offer and will be a party to the merger, when we discuss the exchange offer and the merger, we generally refer only to LSI Logic.

Q: HOW LONG WILL IT TAKE TO COMPLETE THE EXCHANGE OFFER AND THE MERGER?

     A: LSI Logic hopes to complete the exchange offer in the second quarter of 2001. LSI Logic expects to complete the merger shortly after it completes the exchange offer, or, if stockholder approval for the merger is required, shortly after the special meeting of C-Cube stockholders to approve the merger.

Q: DO I HAVE TO PAY ANY BROKERAGE FEES OR COMMISSIONS?

     A: If you are the record owner of your shares and you tender your shares in the exchange offer, you will not incur any brokerage fees or commissions. If you own your shares through a broker or other nominee who tenders the shares on your behalf, your broker may charge you a commission for doing so. You should consult with your broker or nominee to determine whether any charges will apply.

Q: DOES C-CUBE'S BOARD OF DIRECTORS SUPPORT THE EXCHANGE OFFER AND THE MERGER?

     A: Yes. C-Cube's board of directors unanimously supports the exchange offer and the merger and recommends that you tender your shares of C-Cube common stock in the exchange offer. Information about the recommendation of C-Cube's board of directors is described in C-Cube's Solicitation/ Recommendation Statement on
Schedule 14D-9, which is being mailed to you together with this prospectus.

Q: HAVE ANY C-CUBE STOCKHOLDERS AGREED TO TENDER THEIR SHARES?

     A: Yes. All of the directors, one of whom is also an executive officer, of C-Cube have agreed to tender into the exchange offer shares representing approximately 3.4% of the common stock of C-Cube outstanding as of April 10, 2001.

Q: WHAT PERCENTAGE OF LSI LOGIC COMMON STOCK WILL C-CUBE STOCKHOLDERS OWN AFTER
   THE MERGER?

     A: If LSI Logic obtains all of the shares of C-Cube common stock pursuant to the transaction, former stockholders of C-Cube would own approximately 11% of the shares of common stock of LSI Logic, based upon the number of shares of LSI Logic common stock and C-Cube common stock outstanding on April 10, 2001, and not taking into account stock options, warrants or convertible securities of C-Cube or LSI Logic.

Q: WHAT ARE THE MOST SIGNIFICANT CONDITIONS TO THE EXCHANGE OFFER?

     A: LSI Logic's obligation to accept shares of C-Cube common stock for exchange in the exchange offer is subject to several conditions, including:

     - a majority of the outstanding shares of C-Cube common stock (including for purposes of this calculation, to the extent determined by LSI Logic, certain outstanding options and an outstanding warrant to purchase shares of C-Cube common stock) having been validly tendered and not properly withdrawn, which is referred to in this prospectus as the "minimum tender condition";

     - the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and compliance with applicable foreign antitrust laws;

     - the registration statement of which this prospectus is a part having been declared effective by the Securities and Exchange Commission; and

     - C-Cube having not materially breached any covenant in the merger agreement, or breached its representations and warranties in the merger agreement, if its breach of its representations and warranties would have a material adverse effect on C-Cube.

     These and other conditions to the exchange offer are discussed in this prospectus in the section entitled "Certain Terms of the Merger
Agreement -- Conditions to the Exchange Offer" beginning on page 60.

Q: HOW DO I PARTICIPATE IN THE EXCHANGE OFFER?

     A: You are urged to read this entire prospectus carefully, and to consider how the exchange offer and the merger affect you. Then, if you wish to tender your shares of C-Cube common stock, you should complete and sign the enclosed letter of transmittal and return it with your stock certificates to the designated exchange agent, or, if you hold your shares in "street name" through a broker, ask your broker to tender your shares. Please read this prospectus carefully for more information about procedures for tendering your shares, the timing of the exchange offer, extensions of the exchange offer period and your rights to withdraw your shares from the exchange offer prior to the expiration date.

Q: WHAT HAPPENS IF I DO NOT TENDER MY SHARES OF C-CUBE COMMON STOCK?

     A: If, after completion of the exchange offer, LSI Logic owns a majority of the outstanding shares of C-Cube common stock, it intends to complete a merger of its wholly owned subsidiary, Clover Acquisition Corp., with C-Cube. Upon completion of the merger, each share of C-Cube common stock that has not been tendered and accepted for exchange in the exchange offer will be converted into the same fraction of a share of LSI Logic common stock being issued in exchange for each share of C-Cube common stock accepted for exchange in the exchange offer.

Q: WILL I BE TAXED ON THE LSI LOGIC SHARES I RECEIVE?

     A: Your receipt of shares of LSI Logic common stock in the transaction will be tax-free for United States federal income tax purposes (except for taxes, if any, resulting from the receipt of cash instead of fractional shares of LSI Logic common stock), if (1) the transaction is completed under the current terms of the merger agreement, (2) the minimum tender condition to the exchange offer is satisfied, and (3) the merger is completed promptly after the exchange offer. You are urged to read the information regarding material federal income tax consequences contained in this prospectus carefully, and to consult with your tax advisor regarding the consequences of participation in the exchange offer and/or the merger.

Q: DO THE STATEMENTS ON THE COVER PAGE REGARDING THIS PROSPECTUS BEING SUBJECT
   TO CHANGE AND THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION NOT YET BEING EFFECTIVE MEAN THAT THE EXCHANGE OFFER HAS NOT YET COMMENCED?

     A: No. The exchange offer has commenced and effectiveness of the registration statement is not necessary for you to tender shares of C-Cube common stock.

Q: WHERE CAN I FIND MORE INFORMATION ABOUT LSI LOGIC AND C-CUBE?

     A: You can find more information about LSI Logic and C-Cube as described in the section entitled "Where You Can Find More Information," on page 102 of this prospectus.

Q: WHOM SHOULD I CONTACT IF I HAVE MORE QUESTIONS ABOUT THE TRANSACTION?

     A: You may contact the Information Agent using the following contact information:

                               Information Agent

                             D.F. KING & CO., INC.
                                77 Water Street
                               New York, NY 10005
                 Banks and Brokers Call Collect: (212) 269-5550
                   All Others Call Toll Free: (800) 848-3409

                                    SUMMARY

     This summary highlights selected information from this prospectus and may not contain all of the information that is important to you. You should carefully read this entire document and the other documents to which this document refers you in order to understand fully the exchange offer and the merger. See "Where You Can Find More Information" on page 102. The merger agreement is attached as Annex A to this prospectus. LSI Logic and C-Cube encourage you to read the merger agreement as it is the legal document that governs the exchange offer and the merger. Page references are included in the parentheses below, to direct you to a more detailed description of the topics presented in this summary.

FORWARD-LOOKING INFORMATION

     Certain of the information relating to LSI Logic, C-Cube and the combined company contained or incorporated by reference into this prospectus is forward-looking in nature. All statements included or incorporated by reference into this prospectus or made by management of LSI Logic or C-Cube, other than statements of historical fact regarding LSI Logic or C-Cube, are forward-looking statements. Examples of forward-looking statements include statements regarding LSI Logic's, C-Cube's or the combined company's future financial results, operating results, business strategies, projected costs, products and competitive positions, and plans and objectives of management for future operations. In some cases, you can identify forward-looking statements by terminology, such as "may," "will," "should," "would," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential" or "continue" or the negative of these terms or other comparable terminology. Any expectations based on these forward-looking statements are subject to risks and uncertainties and other important factors, including those discussed in the section entitled "Risk Factors." These and many other factors could affect the future financial and operating results of LSI Logic, C-Cube or the combined company, and could cause actual results to differ materially from expectations based on forward-looking statements made in this document or elsewhere by or on behalf of LSI Logic, C-Cube or the combined company.

THE COMPANIES

    LSI LOGIC CORPORATION
    1551 McCarthy Boulevard
    Milpitas, California 95035
    Telephone: (408) 433-8000

     LSI Logic Corporation was incorporated in California in 1980, and reincorporated in Delaware in 1987. LSI Logic designs, develops, manufactures and markets high performance integrated circuits and highly scalable enterprise storage systems. LSI Logic's integrated circuits are used in a wide range of communication devices, including wireless, broadband, data networking and set-top box applications. LSI Logic also provides other types of integrated circuit products and board-level products for network computing and high-performance storage controllers and systems for storage area networks. LSI Logic operates in two segments -- the semiconductor segment and the storage area network systems segment, in which it offers products and services for a variety of electronic systems applications.

     LSI Logic maintains a site on the Internet at www.lsilogic.com; however, information found on LSI Logic's website is not part of this prospectus.

    CLOVER ACQUISITION CORP.
    c/o LSI Logic Corporation
    1551 McCarthy Boulevard
    Milpitas, California 95035
    Telephone: (408) 433-8000

     Clover Acquisition Corp. is a wholly owned subsidiary of LSI Logic and was incorporated on March 26, 2001, in the State of Delaware. Clover Acquisition Corp. has not engaged in any operations and exists solely to make the exchange offer and otherwise facilitate the transaction. Therefore, although Clover Acquisition Corp. is technically making the exchange offer and will be a party to the merger, when we discuss the transaction in this prospectus, we generally refer only to LSI Logic.

    C-CUBE MICROSYSTEMS INC. (PAGE 69)
    1778 McCarthy Boulevard
    Milpitas, California 95035
    Telephone: (408) 490-8000

     C-Cube designs, develops, has manufactured and sells semiconductors, software and systems for digital video applications. As a major supplier of such products, C-Cube has played a role in enabling the growth of digital video. C-Cube is focused on working with its original equipment manufacturer customers and service providers to enable key applications in its consumer and communications target markets. In the consumer market, C-Cube is focused on playback and recordable video compact disc and digital video disc as well as digital VHS recorders and digital video recorders. The communications market targets interactive set-top boxes, broadcast encoders, which compress data into a more compact form making the data easier to store and transmit, and other emerging appliances. Users of these products will be able to record hours of digital video disc-quality video obtained from any video source, whether television, video cassette recorder, digital video camcorder or analog camcorder. Once they have recorded the video, they will be able to edit and play back the video on standard personal computers and store the resulting video to digital video disc, web pages, e-mail, recordable compact disc or personal computer hard-disk drives.

     "C-Cube Microsystems Inc." was incorporated as a California corporation in 1988 and reincorporated in Delaware in 1994. In 1996, C-Cube Microsystems Inc. acquired all of the capital stock of DiviCom Inc. After operating for three years as a combined entity, in 2000, C-Cube Microsystems Inc.'s semiconductor business was spun off as C-Cube Semiconductor Inc. to the stockholders of C-Cube Microsystems Inc. C-Cube Microsystems Inc. then merged with Harmonic Inc. in May 2000. Immediately after the merger, the semiconductor business changed its name back to C-Cube Microsystems Inc. This new entity (including its direct and indirect subsidiaries) is referred to as C-Cube in this prospectus.

     C-Cube maintains a site on the Internet at www.c-cube.com; however, information found on C-Cube's website is not part of this prospectus.

THE TRANSACTION (PAGE 30)

     LSI Logic and C-Cube are proposing a two part business combination transaction, in which LSI Logic intends to acquire all of the outstanding shares of C-Cube common stock. In the exchange offer, LSI Logic is offering to exchange
0.79 of a share of LSI Logic common stock for each share of C-Cube common stock that is validly tendered and not properly withdrawn. The initial expiration date for the exchange offer is May 10, 2001, but, under certain circumstances, LSI Logic may extend the exchange offer beyond this date.

     Promptly after completion of the exchange offer, LSI Logic intends to merge its wholly owned subsidiary, Clover Acquisition Corp., with C-Cube. Each share of C-Cube common stock which has not been tendered and accepted for exchange in the exchange offer would be converted in the merger into 0.79 of a share of LSI Logic common stock, which is the same fraction of a share of LSI Logic common stock being issued in exchange for each share of C-Cube common stock accepted for exchange in the exchange offer. LSI Logic seeks to acquire ownership of 100% of the outstanding shares of C-Cube common stock through the exchange offer and the merger. The exchange offer and the merger are sometimes collectively referred to in this prospectus as the "transaction."

     LSI Logic will not issue any fractional shares of common stock in connection with the exchange offer or the merger. C-Cube stockholders will instead receive cash for any fractional shares otherwise issuable to them.

     Example:

     - If you currently own 10 shares of C-Cube common stock and if you tender these shares in the exchange offer, after the exchange offer you will receive seven shares of LSI Logic common stock and a check for the value of 90% of a share of LSI Logic common stock, rounded up to the nearest whole cent.

     - On April 11, 2001, the most recent practicable date prior to the mailing of this prospectus, the last sale price of LSI Logic common stock on The New York Stock Exchange was $17.71. Applying the 0.79 exchange ratio to the LSI Logic closing price on that date, each holder of shares of C-Cube common stock would be entitled to receive shares of LSI Logic common stock with a market value of approximately $13.99 for each share of C-Cube common stock. The actual value of the LSI Logic common stock to be issued in the exchange offer and the merger, however, will depend on the market price of LSI common stock at the completion of the exchange offer and the merger, and may be more or less than the value given in this example. We urge you to obtain current price quotations for C-Cube and LSI Logic common stock prior to making your decision whether to tender into the exchange offer.

MARKET PRICE AND DIVIDEND INFORMATION (PAGE 11)

     LSI Logic common stock is listed on The New York Stock Exchange under the symbol "LSI" and C-Cube common stock is listed on the Nasdaq National Market under the symbol "CUBE." On March 23, 2001, the last full trading day before the public announcement of the exchange offer and the merger, the last sale price per share of LSI Logic common stock on The New York Stock Exchange was $20.69 and the last sale price per share of C-Cube common stock on the Nasdaq National market was $8.81. On April 11, 2001, the most recent practicable date prior to the mailing of this prospectus, the last sale price per share of LSI Logic common stock on The New York Stock Exchange was $17.71 and the last sale price per share of C-Cube common stock on the Nasdaq National Market was $13.74.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES (PAGE 43)

     LSI Logic and C-Cube believe that the transaction will qualify as a tax-free reorganization for United States federal income tax purposes, if: (1) the transaction is completed under the current terms of the merger agreement;
(2) the minimum tender condition to the exchange offer is satisfied; and (3) the merger is completed promptly after the exchange offer. Based on these assumptions, your receipt of LSI Logic common stock in the transaction will be tax-free for United States federal income tax purposes (except for taxes, if any, resulting from the receipt of cash instead of fractional shares of LSI Logic common stock).

     The above described tax treatment of the exchange offer and the merger to C-Cube stockholders depends on, among other things, some facts that will not be known before the completion of the merger. C-Cube stockholders are urged to carefully read the discussion in the section entitled "The Transaction -- Material Federal Income Tax Consequences" beginning on page 43 of this prospectus. That discussion includes a summary of the United Stated federal income tax consequences of participation in the exchange offer and the merger in the event that the assumptions described above are not satisfied.

     TAX MATTERS CAN BE COMPLICATED, AND THE TAX CONSEQUENCES OF THE EXCHANGE OFFER AND THE MERGER TO YOU WILL DEPEND ON THE FACTS OF YOUR OWN SITUATION. YOU SHOULD CONSULT YOUR OWN TAX ADVISOR TO FULLY UNDERSTAND THE TAX CONSEQUENCES OF THE EXCHANGE OFFER AND THE MERGER TO YOU.

REASONS FOR THE TRANSACTION

     C-CUBE (PAGE 38). C-Cube's board of directors believes that the transaction could result in a number of benefits to C-Cube and its stockholders. C-Cube's reasons for entering into the transaction and a number of factors considered by C-Cube's board of directors in determining whether to enter into the transaction are described below.

     LSI LOGIC (PAGE 40). LSI Logic's board of directors believes that the transaction represents a compelling opportunity to enhance value for both LSI Logic and C-Cube stockholders. LSI Logic's reasons for entering into the transaction and a number of factors considered by LSI Logic's board of directors in determining whether to enter into the transaction are described below.

RECOMMENDATION TO C-CUBE STOCKHOLDERS

     C-Cube's board of directors has unanimously approved the merger agreement, determined that the exchange offer and the merger are fair to, and in the best interests of, C-Cube stockholders and recommends that C-Cube stockholders accept the exchange offer and tender their shares pursuant to the exchange offer. Information about the recommendation of C-Cube's board of directors is more fully described in C-Cube's Solicitation/Recommendation Statement on Schedule 14D-9, which is being mailed to you together with this prospectus.

OPINION OF C-CUBE'S FINANCIAL ADVISOR

     C-Cube has received a written opinion, dated March 26, 2001, from Credit Suisse First Boston, to the effect that, as of the date of the opinion and based on and subject to the matters described in its opinion, the exchange ratio provided for in the transaction was fair, from a financial point of view, to the holders of C-Cube common stock (other than LSI Logic and its affiliates). CREDIT SUISSE FIRST BOSTON'S OPINION IS ADDRESSED TO THE C-CUBE BOARD OF DIRECTORS AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY STOCKHOLDER REGARDING WHETHER STOCKHOLDERS SHOULD TENDER SHARES PURSUANT TO THE EXCHANGE OFFER, OR HOW STOCKHOLDERS SHOULD VOTE OR ACT ON ANY MATTER RELATING TO THE MERGER.

TIMING OF THE EXCHANGE OFFER (PAGE 30)

     The exchange offer commenced on the date of this prospectus and is currently scheduled to expire on May 10, 2001. However, if any condition to the exchange offer is not satisfied, or, where permissible, waived, LSI Logic is obligated, under the terms of the merger agreement, to extend the exchange offer until all of the conditions have been satisfied or, where permissible, waived, or until the merger agreement is terminated in accordance with its terms.

EXTENSION; TERMINATION AND AMENDMENT (PAGE 30)

     Subject to the terms of the merger agreement, LSI Logic has agreed to extend the exchange offer for successive extension periods not in excess of 10 business days per extension if, at the scheduled expiration date of the exchange offer, any of the conditions to the exchange offer has not been satisfied or, where permissible, waived. In addition, LSI Logic is entitled to extend the exchange offer if required by the rules of the Securities and Exchange Commission or The New York Stock Exchange. During an extension, all shares of C-Cube common stock previously tendered and not properly withdrawn will remain subject to the exchange offer, subject to your right to withdraw your shares of C-Cube common stock. An extension of the exchange offer is different than a subsequent offering period. The consequences of a subsequent offering period are described below.

     LSI Logic reserves the right to make any changes in the terms and conditions of the exchange offer by giving oral or written notice of the changes to the Exchange Agent and by making a public announcement thereof; however, without the prior written consent of C-Cube, LSI Logic cannot:

     - decrease the number of shares of C-Cube common stock sought in the exchange offer;

     - make any changes to the form or amount of consideration to be issued or paid in exchange for shares of C-Cube common stock in the exchange offer;

     - impose any additional conditions on the exchange offer other than those already described in the merger agreement;

     - amend or waive the minimum tender condition or other specified conditions as described in the merger agreement;

     - extend the expiration date of the exchange offer, except in the circumstances described in the merger agreement; or

     - make any other change to the terms and conditions of the exchange offer which is adverse to the holders of shares of C-Cube common stock.

     LSI Logic is required to follow any extension, termination, amendment or delay, as promptly as practicable, with a public announcement. Any announcement about an extension is required to be issued no later than 9:00 a.m., New York time, on the next business day after the previously scheduled expiration date of the exchange offer. Subject to applicable law, including Rules 14d-4(d) and 14d-6(c) under the Securities Exchange Act of 1934, which require that any material change in the information published, sent or given to stockholders in connection with the exchange offer be promptly sent to stockholders in a manner reasonably designed to inform stockholders of the change, and without limiting the manner in which LSI Logic may choose to make any public announcement, LSI Logic assumes no obligation to publish, advertise or otherwise communicate the public announcement other than by making a release to the Dow Jones News Service.

SUBSEQUENT OFFERING PERIOD (PAGE 31)

     LSI Logic may elect to provide a subsequent offering period of three to 20 business days after the acceptance of shares of C-Cube common stock in the exchange offer if the requirements of Rule 14d-11 under the Securities Exchange Act of 1934 have been met. You will not have the right to withdraw any shares of C-Cube common stock that you tender during the subsequent offering period. LSI is required to accept for exchange, and to deliver shares of LSI Logic common stock in exchange for, shares of C-Cube common stock that are validly tendered promptly after they are tendered during any subsequent offering period. If LSI Logic elects to provide a subsequent offering period, it is required to make a public announcement to that effect no later than 9:00 a.m., New York time, on the next business day after the previously scheduled expiration date of the exchange offer.

WITHDRAWAL RIGHTS (PAGE 32)

     Your tender of shares of C-Cube common stock pursuant to the exchange offer is irrevocable, except that, other than during any subsequent offering period, shares of C-Cube common stock tendered pursuant to the exchange offer may be withdrawn at any time prior to the expiration date of the exchange offer, as it may be extended, and unless LSI Logic previously accepted them for exchange pursuant to the exchange offer, may also be withdrawn at any time after June 11, 2001.

     If LSI Logic elects to provide a subsequent offering period pursuant to Rule 14d-11 under the Securities Exchange Act of 1934, you will not have the right to withdraw shares of C-Cube common stock that you tender in the subsequent offering period.

EXCHANGE OF SHARES OF C-CUBE COMMON STOCK; DELIVERY OF SHARES OF LSI LOGIC COMMON STOCK (PAGE 31)

     Upon the terms of, and subject to the conditions to, the exchange offer, including, if the exchange offer is extended or amended, the terms and conditions of any extension or amendment, LSI Logic is required to accept for exchange, and to deliver shares of LSI Logic common in exchange for, shares of C-Cube common stock validly tendered and not properly withdrawn, promptly after the expiration date of the exchange offer and promptly after they are tendered during any subsequent offering period.

PROCEDURE FOR TENDERING (PAGE 33)

     For you to validly tender shares of C-Cube common stock pursuant to the exchange offer, a properly completed and duly executed letter of transmittal or manually executed facsimile of that document, along with any required signature guarantees, or an agent's message in connection with a book-entry transfer, and any other required documents, must be transmitted to and received by LSI Logic's Exchange Agent at the address on the back cover of this prospectus. In addition, certificates for tendered shares of C-Cube common stock must be received by the Exchange Agent at that address, or the shares of C-Cube common stock must be tendered pursuant to the procedures for book-entry tender, in each case before the expiration date of the exchange offer.

A STOCKHOLDER VOTE MAY BE REQUIRED TO APPROVE THE MERGER (PAGE 47)

     If, after completion of the exchange offer, as it may be extended and including any subsequent offering period, LSI Logic owns 90% or more of the outstanding shares of C-Cube common stock, the merger can be accomplished without a vote of C-Cube stockholders. If, on the other hand, after completion of the exchange offer, as it may be extended and including any subsequent offering period, LSI Logic owns more than 50% but less than 90% of the outstanding shares of C-Cube common stock, a meeting of C-Cube stockholders and the affirmative vote of at least a majority of the shares of C-Cube common stock outstanding on the record date for such meeting will be needed to complete the merger. Since LSI Logic will own a majority of the shares of C-Cube common stock outstanding on the record date, approval of the merger by C-Cube stockholders will be assured.

THE STOCKHOLDER AGREEMENTS (PAGE 67)

     As of the date of the merger agreement, all of the directors, one of whom is also an executive officer, of C-Cube, have agreed to tender an aggregate 1,735,765 shares of C-Cube common stock representing approximately 3.4% of the shares of C-Cube common stock outstanding as of April 10, 2001.

INTERESTS OF C-CUBE'S OFFICERS AND DIRECTORS IN THE TRANSACTION (PAGE 42)

     When you consider C-Cube's board of directors' recommendation that C-Cube stockholders tender their shares in the exchange offer, you should be aware that some C-Cube officers and directors may have interests in the transaction that may be different from, or in addition to, yours. See the section entitled "The Transaction -- Interests of C-Cube Officers and Directors in the Transaction" on page 42, as well as C-Cube's Solicitation/Recommendation Statement on Schedule 14D-9, which is being mailed to you together with this prospectus.

CONDITIONS TO THE EXCHANGE OFFER AND THE MERGER (PAGES 60 AND 62)

     The obligation of LSI Logic to accept shares of C-Cube common stock for exchange in the exchange offer and the obligations of LSI Logic and C-Cube to complete the merger are subject to the satisfaction of a number of conditions, which may, in some instances, be waived.

LIMITATION ON C-CUBE'S ABILITY TO CONSIDER OTHER ACQUISITION PROPOSALS (PAGE 57)

     C-Cube has agreed not to solicit, initiate, encourage or discuss any proposal for a business combination or other similar transaction involving the acquisition or purchase of 15% or more of any class of equity securities of C-Cube or 15% or more of the book or market value of C-Cube's assets from or with any party other than LSI Logic prior to completion of the merger unless the other party has made an unsolicited written proposal to C-Cube's board of directors for a transaction which C-Cube's board of directors believes in good faith, after consultation with C-Cube's financial advisor, is or could reasonably be expected to be a superior proposal, according to the terms of the merger agreement, and a number of other conditions are satisfied.

TERMINATION OF THE MERGER AGREEMENT (PAGE 63)

     LSI Logic and C-Cube can terminate the merger agreement under certain circumstances.

TERMINATION FEE (PAGE 65)

     The merger agreement requires C-Cube to pay LSI Logic a termination fee equal to $33 million in cash if the merger agreement is terminated under certain circumstances.

ACCOUNTING TREATMENT (PAGE 46)

     LSI Logic will account for the merger as a purchase for financial reporting purposes.

APPRAISAL RIGHTS (PAGE 47)

     C-Cube stockholders are not entitled to appraisal rights in connection with the exchange offer. If, after completion of the exchange offer, as it may be extended and including any subsequent offering period, LSI Logic owns a majority but less than 90% of the outstanding shares of C-Cube common stock, LSI Logic has agreed to effect a long-form merger as permitted under Delaware law, which would require notice to and approval of C-Cube stockholders. C-Cube stockholders who have not exchanged their shares of C-Cube common stock in the exchange offer would not have appraisal rights in connection with a long-form merger.

     If, however, after completion of the exchange offer, as it may be extended and including any subsequent offering period, LSI Logic owns 90% or more of the outstanding shares of C-Cube common stock, LSI Logic has agreed to effect a short-form merger as permitted under Delaware law. In the event that LSI Logic completes the transaction through a short-form merger, stockholders who did not tender, or who tendered and withdrew, their shares of C-Cube common stock in the exchange offer would have the right under Delaware law to demand appraisal of their shares of C-Cube common stock, but only if they comply with certain statutory requirements. Stockholders who comply with the applicable statutory procedures will be entitled to receive a judicial determination of the fair value of their shares of C-Cube common stock and to receive payment of this fair value in cash. In the event of a short-form merger, information regarding these requirements will be provided to C-Cube stockholders who have not exchanged their shares of C-Cube common stock in the exchange offer.

REGULATORY APPROVALS (PAGE 46)

     Completion of the exchange offer is subject to compliance with the Hart-Scott-Rodino Antitrust Improvements Act of 1976, also referred to as the "HSR Act," and a limited number of foreign antitrust regulations. The notifications required under the HSR Act to the Federal Trade Commission and the Antitrust Division of the Department of Justice were filed on April 10, 2001 and the waiting period under the HSR Act will expire on May 10, 2001 unless previously extended or terminated. The notifications required by any foreign jurisdiction will be filed in due course.

                     MARKET PRICE AND DIVIDEND INFORMATION

     LSI Logic common stock is listed on The New York Stock Exchange under the symbol "LSI." C-Cube common stock is listed on the Nasdaq National Market under the symbol "CUBE." The following table shows, for the periods indicated, the highest and lowest last sale prices for shares of LSI Logic common stock on The New York Stock Exchange and shares of C-Cube common stock on the Nasdaq National Market for the quarters indicated. Neither LSI Logic nor C-Cube has paid any cash dividends during the periods presented.

                                                                LSI LOGIC
                                                             COMMON STOCK(1)
                                                             ----------------
LSI LOGIC(2)                                                  LOW       HIGH
------------                                                 ------    ------
1999
First Quarter..............................................  $ 8.06    $14.75
Second Quarter.............................................   13.75     23.09
Third Quarter..............................................   22.56     30.72
Fourth Quarter.............................................   22.06     35.63
2000
First Quarter..............................................   30.00     88.25
Second Quarter.............................................   43.00     74.94
Third Quarter..............................................   28.88     60.00
Fourth Quarter.............................................   16.43     32.63
2001
First Quarter..............................................   15.73     24.99
Second Quarter (through April 11, 2001)....................   13.97     17.71

                                                                  C-CUBE
                                                             COMMON STOCK(3)
                                                             ----------------
C-CUBE(4)                                                     LOW       HIGH
---------                                                    ------    ------
1999
First Quarter..............................................  $   --    $   --
Second Quarter.............................................      --        --
Third Quarter..............................................      --        --
Fourth Quarter.............................................      --        --
2000
First Quarter..............................................      --        --
Second Quarter.............................................   14.88     23.38
Third Quarter..............................................   17.63     23.75
Fourth Quarter.............................................    9.31     21.94
2001
First Quarter..............................................    7.13     14.19
Second Quarter (through April 11, 2001)....................   10.94     13.74

-------------------------
(1) On January 25, 2000, LSI Logic announced a two-for-one stock split, which was declared by the board of directors as a 100% stock dividend payable to stockholders of record on February 4, 2000, as one new share of common stock for each share held on that date. The newly issued shares of common stock were distributed on February 16, 2000. In the table above, market prices of LSI Logic's common stock have been restated to give retroactive recognition to the two-for-one stock split.

(2) According to LSI Logic, there were, as of April 10, 2001, approximately 322,781,424 shares of LSI Logic common stock outstanding, held by approximately 3,891 stockholders of record.

(3) C-Cube common stock has been listed on the Nasdaq National Market since May 3, 2000.

(4) According to C-Cube, there were, as of April 10, 2001, approximately 50,368,014 shares of C-Cube common stock outstanding, held by approximately 542 stockholders of record.

     The following table sets forth the last sale prices per share of LSI Logic common stock on The New York Stock Exchange and C-Cube common stock on the Nasdaq National Market on March 23, 2001, the last trading day prior to the public announcement of the proposed transaction, and on April 11, 2001, the most recent date for which prices were practically available prior to the mailing of this prospectus. The table also sets forth the value of the fraction of a share of LSI Logic common stock that a C-Cube stockholder would have received for one share of C-Cube common stock, assuming that the transaction had taken place on those dates. These values have been calculated by multiplying 0.79, the fraction of a share of LSI Logic common stock to be exchanged for each share of C-Cube common stock, by the last sale price per share of LSI Logic common stock on those dates. The actual value of the shares of LSI Logic common stock that a C-Cube stockholder would receive in the exchange offer and the merger may be higher or lower than the prices listed below.

                                              LAST SALE PRICE OF       LAST SALE       VALUE OF LSI LOGIC
                                                  LSI LOGIC         PRICE OF C-CUBE       COMMON STOCK
                                                 COMMON STOCK        COMMON STOCK           RECEIVED
                                              ------------------    ---------------    ------------------
March 23, 2001..............................        $20.69              $ 8.81               $16.35
April 11, 2001..............................        $17.71              $13.74               $13.99

            LSI LOGIC CORPORATION SELECTED HISTORICAL FINANCIAL DATA

     The following selected historical financial data should be read in conjunction with LSI Logic's financial statements incorporated by reference into this prospectus. LSI Logic's fiscal years ended on December 31 in 2000, 1999, 1998 and 1997 and on the Sunday closest to December 31 in 1996. For presentation purposes, the Consolidated Financial Statements refer to December 31 as year-end.

                                                                 YEAR ENDED DECEMBER 31
                                             --------------------------------------------------------------
                                                2000         1999         1998         1997         1996
                                             ----------   ----------   ----------   ----------   ----------
                                                        (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
STATEMENT OF OPERATIONS DATA:
Revenues:..................................  $2,737,667   $2,089,444   $1,516,891   $1,322,626   $1,271,855
                                             ----------   ----------   ----------   ----------   ----------
Cost and expenses:
  Cost of revenues.........................   1,568,332    1,286,844      884,598      694,274      716,755
  Research and development.................     378,936      297,554      291,125      229,735      187,749
  Selling, general and administrative......     306,962      257,712      226,258      196,359      171,733
  Acquired in-process research and
    development............................      77,438        4,600      145,500        2,850           --
  Restructuring of operations and other
    non-recurring items, net...............       2,781       (2,063)      75,400           --           --
  Amortization of non-cash deferred stock
    compensation*..........................      41,113           --           --           --           --
  Amortization of intangibles..............      72,648       46,625       22,369        4,472        3,869
                                             ----------   ----------   ----------   ----------   ----------
    Total costs and expenses...............   2,448,210    1,891,272    1,645,250    1,127,690    1,080,106
                                             ----------   ----------   ----------   ----------   ----------
Income/(loss) from operations..............     289,457      198,172     (128,359)     194,936      191,749
Interest expenses..........................     (41,573)     (39,988)      (8,865)      (1,860)     (13,850)
Interest income and other, net.............      51,766       17,640       (8,952)      34,891       30,483
Gain on sale of equity securities..........      80,100       48,393       16,671           --           --
                                             ----------   ----------   ----------   ----------   ----------
Income/(loss) before income taxes, minority
  interest and cumulative effect of change
  in accounting principle..................     379,750      224,217     (129,505)     227,967      208,382
Provision of income taxes..................     142,959       65,030        9,905       60,819       57,521
                                             ----------   ----------   ----------   ----------   ----------
Income/(loss) before minority interest and
  cumulative effect of change in accounting
  principle................................     236,791      159,187     (139,410)     167,148      150,861
Minority interest in net income of
  subsidiaries.............................         191          239           68          727          499
                                             ----------   ----------   ----------   ----------   ----------
Income/(loss) before cumulative effect of
  change in accounting principle...........     236,600      158,948     (139,478)     166,421      150,362
Cumulative effect of change in accounting
  principle................................          --      (91,774)          --       (1,440)          --
                                             ----------   ----------   ----------   ----------   ----------
Net income/(loss)..........................  $  236,600   $   67,174   $ (139,478)  $  164,981   $  150,362
                                             ==========   ==========   ==========   ==========   ==========
Basic earnings per share:
  Income/(loss) before cumulative effect of
    change in accounting principle.........  $     0.76   $     0.54   $    (0.49)  $     0.59   $     0.58
  Cumulative effect of change in accounting
    principle..............................          --        (0.31)          --           --           --
                                             ----------   ----------   ----------   ----------   ----------
  Net income/(loss)........................  $     0.76   $     0.23   $    (0.49)  $     0.59   $     0.58
                                             ==========   ==========   ==========   ==========   ==========
Diluted earnings per share:
  Income/(loss) before cumulative effect of
    change in accounting principle.........  $     0.70   $     0.51   $    (0.49)  $     0.57   $     0.54
  Cumulative effect of change in accounting
    principle..............................          --        (0.28)          --           --           --
                                             ----------   ----------   ----------   ----------   ----------
  Net income/(loss)........................  $     0.70   $     0.23   $    (0.49)  $     0.57   $     0.54
                                             ==========   ==========   ==========   ==========   ==========

-------------------------
* Amortization of non-cash deferred stock compensation, if not shown separately, of $0.1 million, $29 million and $12 million would have been included in costs of revenue, research and development, and selling, general and administrative expenses respectively, for the year ended December 31, 2000.

                                                                   AS OF DECEMBER 31,
                                             --------------------------------------------------------------
                                                2000         1999         1998         1997         1996
                                             ----------   ----------   ----------   ----------   ----------
                                                                     (IN THOUSANDS)
CONSOLIDATED BALANCE SHEET DATA:
  Total assets.............................  $4,197,487   $3,206,605   $2,823,805   $2,155,365   $1,974,628
  Long-term debt...........................     846,311      671,775      558,966       69,455      261,508
  Stockholders' equity.....................  $2,498,137   $1,855,832   $1,524,473   $1,586,382   $1,330,528
                                             ==========   ==========   ==========   ==========   ==========

     On January 25, 2000, LSI Logic announced a two-for-one stock split, which was declared by LSI Logic's board of directors as a 100% stock dividend payable to stockholders of record on February 4, 2000, as one new share of LSI Logic common stock for each share of LSI Logic common stock held on that date. The newly issued shares of LSI Logic common stock were distributed on February 16, 2000. In the table above, earnings per share amounts have been restated to give retroactive recognition to the two-for-one stock split.

     During 2000, LSI Logic recorded amortization of non-cash deferred stock compensation of $41 million as a result of the adoption of FASB interpretation No. 44, "Accounting for Certain Transactions Involving Stock Compensation" which became effective July 1, 2000. LSI Logic's acquisitions of DataPath Systems, Inc. and Syntax Systems, Inc. closed on July 14, 2000 and November 29, 2000, respectively, after the adoption of the new interpretation. During 2000, LSI Logic recorded a $77 million in-process research and development charge associated with the acquisitions of ParaVoice, DataPath, Intraserver and the purchases of divisions of NeoMagic and Cacheware.

     On June 22, 1999, LSI Logic combined with SEEQ Technology, Inc., also known as "SEEQ," in a transaction accounted for as a pooling of interests. All financial information has been restated retroactively to reflect the combined operations of LSI Logic and SEEQ as if the combination had occurred at the beginning of the earliest period presented. Prior to the combination, SEEQ's fiscal year-end was the last Sunday in September of each year, whereas LSI Logic operates on a year ending December 31. SEEQ's financial information has been recast to conform to LSI Logic's year-end.

     During 1999, LSI Logic expensed an unamortized preproduction balance of $92 million, net of taxes, associated with the manufacturing facility in Gresham, Oregon and has presented it as a cumulative effect of a change in accounting principle in accordance with SOP No. 98-5, "Reporting on the Costs of Start-up Activities."

     On August 6, 1998, LSI Logic completed the acquisition of all of the outstanding capital stock of Symbios. The transaction was accounted for as a purchase, and accordingly, the results of operations of Symbios and estimated fair value of assets acquired and liabilities assumed were included in LSI Logic's consolidated financial statements as of August 6, 1998, the effective date of the purchase, through the end of the period. During 1998, LSI Logic reported a charge for restructuring of $75 million and in-process research and development costs of $146 million related to the acquisition of Symbios on August 6, 1998.

     On November 21, 1997, the Emerging Issues Task Force ("EITF") issued EITF 97-13, "Accounting for Costs Incurred in Connection with a Consulting Contract or an Internal Project that Combines Business Process Re-engineering and Information Technology Transformation." EITF 97-13 required that LSI Logic expense, in 1997, all costs previously capitalized in connection with business process re-engineering activities as defined by the statement. Accordingly, LSI Logic recorded a charge of $1.4 million, net of related tax of $0.6 million, during the fourth quarter of 1997.

          C-CUBE MICROSYSTEMS INC. SELECTED HISTORICAL FINANCIAL DATA

     The following selected consolidated financial data for each of the five years in the period ended December 31, 2000 have been derived from C-Cube's audited consolidated financial statements. The selected consolidated financial data described below should be read in conjunction with "C-Cube's Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and notes thereto included elsewhere in this prospectus.

                                                                    YEARS ENDED DECEMBER 31,
                                                    ---------------------------------------------------------
                                                      2000        1999        1998        1997        1996
                                                    ---------   ---------   ---------   ---------   ---------
                                                     (IN THOUSANDS, EXCEPT PERCENTAGE AND PER SHARE AMOUNTS)
STATEMENT OF OPERATIONS DATA:
Revenues..........................................  $265,049    $222,148    $209,082    $218,252    $248,736
                                                    --------    --------    --------    --------    --------
Costs and expenses:
  Cost of product revenues........................   119,581      88,235      85,751      91,368     104,745
  Research and development:
    Research and development......................    59,553      54,260      52,823      46,668      26,590
    Warrant issuance..............................    12,632          --          --          --          --
  Selling, general and administrative:
    Selling, general and administrative...........    47,516      37,238      36,312      37,186      25,999
    Stock-based compensation and merger/spin-off
      related payroll taxes.......................    20,827          --          --          --          --
                                                    --------    --------    --------    --------    --------
         Total....................................   260,109     179,733     174,886     175,222     157,334
                                                    --------    --------    --------    --------    --------
Income from operations............................     4,940      42,415      34,196      43,030      91,402
Other income/(expense), net.......................     7,863       9,229       2,488      (2,583)       (224)
                                                    --------    --------    --------    --------    --------
Income before income taxes, minority interest and
  extraordinary item..............................    12,803      51,644      36,684      40,447      91,178
Income tax expense................................     3,407      14,550       9,806      13,135      27,606
                                                    --------    --------    --------    --------    --------
Income before minority interest and extraordinary
  item............................................     9,396      37,094      26,878      27,312      63,572
Minority interest in net income/(loss) of
  subsidiary......................................        72         442        (337)       (248)        318
                                                    --------    --------    --------    --------    --------
Income before extraordinary item..................     9,324      36,652      27,215      27,560      63,254
Extraordinary gain on repurchase of convertible
  notes (net of tax)..............................        --          --       3,494          --          --
                                                    --------    --------    --------    --------    --------
Income from continuing operations.................     9,324      36,652      30,709      27,560      63,254
Discontinued operations:
  Income/(loss)from discontinued operations of
    DiviCom (net of tax)..........................   (10,087)     20,626      15,580      16,779    (136,299)
  Loss on disposal of DiviCom (net of tax)........    (6,190)         --          --          --          --
                                                    --------    --------    --------    --------    --------
Net income/(loss).................................  $ (6,953)   $ 57,278    $ 46,289    $ 44,339    $(73,045)
                                                    ========    ========    ========    ========    ========
Basic earnings/(loss) per share:(1)
  Income from continuing operations before
    extraordinary item............................  $   0.20    $   0.92    $   0.73    $   0.76    $   1.86
  Extraordinary item (net of tax).................        --          --        0.09          --          --
                                                    --------    --------    --------    --------    --------
  Income from continuing operations...............      0.20        0.92        0.82        0.76        1.86
                                                    --------    --------    --------    --------    --------
  Income/(loss)from discontinued operations of
    DiviCom (net of tax)..........................     (0.22)       0.52        0.42        0.46       (4.01)
  Loss on disposal of DiviCom (net of tax)........     (0.13)         --          --          --          --
                                                    --------    --------    --------    --------    --------
  Income/(loss) from discontinued operations......     (0.35)       0.52        0.42        0.46       (4.01)
                                                    --------    --------    --------    --------    --------
  Net income/(loss) per share.....................  $  (0.15)   $   1.44    $   1.24    $   1.21    $  (2.15)
                                                    ========    ========    ========    ========    ========

                                                                    YEARS ENDED DECEMBER 31,
                                                    ---------------------------------------------------------
                                                      2000        1999        1998        1997        1996
                                                    ---------   ---------   ---------   ---------   ---------
                                                     (IN THOUSANDS, EXCEPT PERCENTAGE AND PER SHARE AMOUNTS)
Diluted earnings/(loss) per share:(1)
  Income from continuing operations before
    extraordinary item............................  $   0.17    $   0.84    $   0.72    $   0.75    $   1.60
  Extraordinary item (net of tax).................        --          --        0.09          --          --
                                                    --------    --------    --------    --------    --------
  Income from continuing operations...............      0.17        0.84        0.81        0.75        1.60
  Income/(loss)from discontinued operations of
    DiviCom (net of tax)..........................     (0.19)       0.46        0.38        0.40       (3.44)
  Loss on disposal of DiviCom (net of tax)........     (0.11)         --          --          --          --
                                                    --------    --------    --------    --------    --------
  Income/(loss) from discontinued operations......     (0.30)       0.46        0.38        0.40       (3.44)
                                                    --------    --------    --------    --------    --------
  Net income/(loss) per share.....................  $  (0.13)   $   1.30    $   1.19    $   1.15    $  (1.84)
                                                    ========    ========    ========    ========    ========
Shares used in computation:(1)
  Basic...........................................    47,503      39,891      37,382      36,497      33,928
                                                    ========    ========    ========    ========    ========
  Diluted.........................................    53,853      44,571      40,754      41,683      39,622
                                                    ========    ========    ========    ========    ========

                                                  2000        1999        1998        1997        1996
                                                --------    --------    --------    --------    --------
                                                                     (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and short-term investments...............  $ 52,534    $290,548    $167,945    $137,810    $ 75,377
Working capital...............................    30,911     283,780     162,845     167,269      97,799
Total assets..................................   222,559     463,944     312,499     282,580     263,104
Short-term debt and current portion of
  long-term obligations.......................    28,744         727         355         608         837
Long-term obligations, net of current
  portion.....................................     1,299      18,846      23,539      87,462      87,700
Stockholders' equity..........................   136,696     398,982     243,272     175,462     118,558
                                                ========    ========    ========    ========    ========

-------------------------
(1) See Note 1 of Notes to Consolidated Financial Statements for an explanation of the computation of net income/(loss) per share.

                SELECTED UNAUDITED PRO FORMA COMBINED CONDENSED
                                 FINANCIAL DATA

     The following tables show summarized historical and unaudited pro forma financial data giving effect to the acquisition of C-Cube by LSI Logic.

                                                                     YEAR ENDED
                                                                  DECEMBER 31, 2000
                                                              -------------------------
                                                              (IN THOUSANDS, EXCEPT PER
                                                                     SHARE DATA)
PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS DATA:
Total revenues..............................................         $3,002,716
Income from continuing operations...........................         $  119,618
Basic earnings per share from continuing operations.........         $     0.34
Diluted earnings per share from continuing operations.......         $     0.32

                                                                AT DECEMBER 31, 2000
                                                              -------------------------
                                                                   (IN THOUSANDS)
PRO FORMA COMBINED CONDENSED BALANCE SHEET DATA:
Cash, cash equivalents and short-term investments...........         $1,185,776
Working capital.............................................         $1,462,073
Total assets................................................         $5,066,795
Long-term debt, less current portion........................         $1,067,973
Total stockholders' equity..................................         $3,267,438

                           COMPARATIVE PER SHARE DATA

     The following table reflects (a) the historical net income and book value per share of LSI Logic common stock and the historical income from continuing operations and book value per share of C-Cube common stock in comparison with the unaudited pro forma income from continuing operations and book value per share after giving effect to the proposed transaction, and (b) the equivalent historical income from continuing operations and book value per share attributable to 0.79 of a share of LSI Logic common stock which will be received for each share of C-Cube common stock validly tendered and not properly withdrawn in the exchange offer.

     The historical book value per share is computed by dividing common stockholders' equity as of December 31, 2000 by the actual number of shares of common stock outstanding. The pro forma income per share from continuing operations is computed by dividing the pro forma income from continuing operations by the pro forma weighted average number of shares outstanding, assuming LSI Logic had merged with C-Cube at the beginning of the earliest period presented. The pro forma combined book value per share is computed by dividing total pro forma stockholders' equity by the pro forma number of shares of common stock outstanding at December 31, 2000, assuming the merger had occurred on that date. The C-Cube equivalent pro forma combined per share amounts are calculated by multiplying the LSI Logic pro forma combined per share amounts by the exchange ratio of 0.79.

     The following information should be read in conjunction with (a) the separate historical financial statements and related notes of LSI Logic incorporated by reference in this prospectus, (b) the separate historical financial statements and related notes of C-Cube included in this prospectus, and (c) the unaudited pro forma combined condensed financial information and related notes of LSI Logic and the selected historical and selected unaudited pro forma financial data included elsewhere in this prospectus. The pro forma information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the merger had been completed as of the assumed dates, nor is it necessarily indicative of the future operating results or financial position of the combined companies.

     Neither LSI Logic nor C-Cube have paid any cash dividends during the periods presented.

                                                                 YEAR ENDED
                                                              DECEMBER 31, 2000
                                                              -----------------
Historical LSI Logic:
  Basic net income per share................................        $0.76
  Diluted net income per share..............................        $0.70
  Book value per share at the end of the period.............        $7.77
Historical C-Cube:
  Basic income per share from continuing operations.........        $0.20
  Diluted income per share from continuing operations.......        $0.17
  Book value per share at the end of the period.............        $2.75
Unaudited Pro Forma Combined -- LSI Logic:
  Pro forma basic income per LSI Logic share from continuing
     operations.............................................        $0.34
  Pro forma diluted income per LSI Logic share from
     continuing operations..................................        $0.32
  Pro forma book value per LSI Logic share at December 31,
     2000...................................................        $9.05
Unaudited Equivalent Pro Forma Combined -- C-Cube:
  Pro forma basic income per C-Cube share from continuing
     operations.............................................        $0.27
  Pro forma diluted income per C-Cube share from continuing
     operations.............................................        $0.25
  Pro forma book value per C-Cube share at December 31,
     2000...................................................        $7.15

                                  RISK FACTORS

     You should consider the following matters in deciding whether to tender your shares of C-Cube common stock in the exchange offer. You should consider these matters in connection with the other information that LSI Logic has included or incorporated by reference into this prospectus.

RISKS RELATED TO THE TRANSACTION

THE SHARES OF LSI LOGIC COMMON STOCK TO BE RECEIVED BY C-CUBE STOCKHOLDERS IN THE TRANSACTION WILL FLUCTUATE IN VALUE.

     C-Cube stockholders will receive a fixed number of shares of LSI Logic common stock in the transaction, not a fixed value.

     In the transaction, each share of C-Cube common stock will be converted into 0.79 of a share of LSI Logic common stock. As the exchange ratio is fixed, the number of shares that C-Cube stockholders will receive in the transaction will not change, even if the market price of LSI Logic common stock changes. There will be no adjustment to the exchange ratio or right to terminate the merger agreement, the exchange offer or the merger based solely on fluctuations in the price of LSI Logic common stock. In recent years, and particularly in recent months, the stock market in general, and the securities of technology companies in particular, have experienced extreme price and volume fluctuations. These market fluctuations may adversely affect the market price of LSI Logic common stock. The market price of LSI Logic common stock upon and after completion of the exchange offer or the merger could be lower than the market price on the date of the merger agreement or the current market price. You should obtain recent market quotations of LSI Logic common stock before you tender your shares.

     On April 11, 2001, the most recent practicable date prior to the mailing of this prospectus for which stock price information was available, the last sale price of a share of LSI Logic common stock on The New York Stock Exchange was $17.71. On the basis of this price, the hypothetical value of the consideration to be received for each share of C-Cube common stock in the exchange offer and in the merger would be $13.99. The actual market value of the consideration to be received by you for each C-Cube share you surrender as of the closing of the exchange offer or the merger could be materially more or less than the value given in this example, depending on the market price of LSI Logic common stock at that time.

FAILURE TO RETAIN KEY EMPLOYEES COULD DIMINISH THE BENEFITS OF THE TRANSACTION.

     The successful combination of LSI Logic and C-Cube will depend in part on the retention of key personnel. There can be no assurance that LSI Logic will be able to retain C-Cube's key management, technical, administrative, marketing, sales and customer support personnel, or that LSI Logic will realize the anticipated benefits of the transaction.

IF LSI LOGIC AND C-CUBE ARE NOT SUCCESSFUL IN INTEGRATING THEIR ORGANIZATIONS, THEY WILL NOT BE ABLE TO OPERATE EFFICIENTLY AFTER THE TRANSACTION.

     Achieving the benefits of the transaction will depend in part on the successful integration of LSI Logic's and C-Cube's operations and personnel in a timely and efficient manner. Such integration will be a complex process and will require coordination of different development and engineering teams, sales and marketing personnel, information and software systems and service organizations. This will be difficult and unpredictable because of possible cultural conflicts and different opinions on how best to run these operations. If LSI Logic and C-Cube cannot successfully integrate their operations and personnel, they may not realize the expected benefits of the transaction.

     In addition, after the merger, LSI Logic intends to develop new products and services that combine C-Cube's assets with LSI Logic's assets. This may result in longer sales cycles and product implementations, which may cause revenue and operating income to fluctuate and fail to meet expectations. To date, LSI Logic has not completed its investigation into the challenges -- technological, market-driven or otherwise -- to developing and marketing these new products and services in a timely and efficient way. There can be no assurance that LSI Logic and C-Cube will be able to overcome these challenges, or that a market for such new products and services will develop after the merger.

INTEGRATING THE COMPANIES MAY DIVERT MANAGEMENT'S ATTENTION AWAY FROM OPERATIONS AND MAY RESULT IN SUBSTANTIAL COSTS.

     Successful integration of LSI Logic's and C-Cube's operations, products and personnel may place a significant burden on management and internal resources of the companies. The diversion of management attention and any difficulties encountered in the transition and integration process could harm the combined company's business, financial condition and operating results.

     LSI Logic may incur significant costs to integrate the companies into a single business. LSI Logic expects to incur costs for integrating C-Cube's operations, products and personnel. These costs may be substantial and may include costs for:

     - employee redeployment, relocation or severance;

     - conversion of information systems;

     - combining teams and processes in various functional areas; and

     - reorganization or closures of facilities.

THE RECEIPT OF SHARES OF LSI LOGIC COMMON STOCK COULD BE TAXABLE TO YOU, DEPENDING ON FACTS SURROUNDING THE TRANSACTION.

     LSI Logic and C-Cube have structured the transaction to qualify as a tax-free reorganization for federal income tax purposes. As a condition to the completion of the exchange offer, LSI Logic and C-Cube are required to obtain opinions of Cooley Godward LLP and Wilson Sonsini Goodrich & Rosati, Professional Corporation, respectively, that, although there is limited authority, the transaction will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, also referred to as the "Code," if: (1) the transaction is completed under the current terms of the merger agreement; (2) the minimum tender condition for the exchange offer is satisfied; and (3) the merger is completed promptly after the exchange offer. However, the ability to satisfy these factual assumptions, and therefore the federal income tax consequences of the transaction, depends in part on facts that will not be available before the completion of the transaction. If these factual assumptions are not satisfied, a C-Cube stockholder's exchange of shares of C-Cube common stock for shares of LSI Logic common stock in the exchange offer or the merger could be a taxable transaction.

PARTNERS OR CUSTOMERS MAY REACT UNFAVORABLY TO THE PROPOSED TRANSACTION.

     Both LSI Logic and C-Cube partner with numerous other technology companies, including software and services firms, to deliver LSI Logic and C-Cube products to customers. Some of these partners may feel that the combined company poses new competitive threats to their businesses and as a result their relationships with LSI Logic or C-Cube may change in a manner adverse to LSI Logic or C-Cube. In addition, some of LSI Logic's customers or some of C-Cube's customers may view the combined company as a competitor and, therefore, cancel orders with LSI Logic or C-Cube.

C-CUBE'S OFFICERS AND DIRECTORS HAVE POTENTIAL CONFLICTS OF INTEREST IN THE TRANSACTION.

     C-Cube stockholders should be aware of potential conflicts of interest and the benefits available to C-Cube officers and directors when considering C-Cube's board of directors' recommendation to accept the exchange offer and approve the merger. Certain C-Cube officers and directors have stock options, retention agreements and/or indemnification rights that provide them with interests in the transaction that are different from, or in addition to, interests of C-Cube stockholders. See the section entitled "The
Transaction -- Interests of C-Cube's Officers and Directors in the Transaction" on page 42.

RISKS RELATED TO LSI LOGIC'S BUSINESS

LSI LOGIC'S PRODUCT AND DEVELOPMENT ACTIVITIES OCCUR IN A HIGHLY COMPETITIVE ENVIRONMENT.

     The semiconductor and SAN systems segments in which LSI Logic conducts business are characterized by rapid technological change, short product cycles and evolving industry standards. LSI Logic believes that its future success depends, in part, on its ability to improve on existing technologies and to develop and implement new ones in order to continue to reduce semiconductor chip size and improve product performance and manufacturing yields. LSI Logic must also be able to adopt and implement emerging industry standards and to adapt products and processes to technological changes. If LSI Logic is not able to implement new process technologies successfully or to achieve volume production of new products at acceptable yields, its operating results and financial condition will be adversely impacted.

     In addition, LSI Logic must continue to develop and introduce new products that compete effectively based on price and performance and that satisfy customer requirements. LSI Logic continues to emphasize engineering development and acquisition of CoreWare building blocks and integration of its CoreWare libraries into its design capabilities. LSI Logic's cores and standard products are intended to be based upon industry standard functions, interfaces and protocols so that they are useful in a wide variety of systems applications. Development of new products and cores often requires long-term forecasting of market trends, development and implementation of new or changing technologies and a substantial capital commitment. LSI Logic cannot assure you that cores or standard products that it selects for investment of its financial and engineering resources will be developed or acquired in a timely manner or will enjoy market acceptance.

LSI LOGIC OPERATES HIGHLY COMPLEX AND COSTLY MANUFACTURING FACILITIES.

     The manufacture and introduction of LSI Logic's products is a complicated process. LSI Logic confronts challenges in the manufacturing process that require LSI Logic to:

     - maintain a competitive manufacturing cost structure;

     - implement the latest process technologies required to manufacture new products;

     - exercise stringent quality control measures to ensure high yields;

     - effectively manage the subcontractors engaged in the test and assembly of products; and

     - update equipment and facilities as required for leading edge production capabilities.

     LSI Logic does not control the timing or size of orders for its products. LSI Logic generally does not have long-term volume production contracts with its customers.

     There is a risk that LSI Logic will be unable to meet sudden increases in demand beyond its current manufacturing capacity, which may result in additional capital expenditures and production costs. Meanwhile, order volumes below anticipated levels may result in the under-utilization of LSI Logic's manufacturing facilities, resulting in higher per unit costs, which could adversely affect its operating results and financial condition.

LSI LOGIC'S MANUFACTURING FACILITIES ARE SUBJECT TO DISRUPTION FOR REASONS BEYOND LSI LOGIC'S CONTROL.

     LSI Logic's newest wafer fabrication site in Gresham, Oregon is a highly complex, state-of-the-art facility. Anticipated production rates depend upon the reliable operation and effective integration of a variety of hardware and software components. There is no assurance that all of these components will be fully functional or successfully integrated on time or that the facility will achieve the forecasted yield targets. The capital expenditures required to bring the facility to full operating capacity may be greater than LSI Logic anticipates and result in lower margins.

     Operations at any of LSI Logic's primary manufacturing facilities, or at any of its test and assembly subcontractors, may be disrupted for reasons beyond its control, including work stoppages, fire, earthquake, floods or other natural disasters. In addition, California is currently experiencing a power shortage, which may spread to other areas of the country, such as Oregon, where LSI Logic's newest wafer fabrication facility is located. Such an unexpected disruption could cause delays in shipments of products to LSI Logic's customers and alternate sources for production may be unavailable on acceptable terms. This could result in the cancellation of orders or loss of customers.

LSI LOGIC HAS SIGNIFICANT CAPITAL REQUIREMENTS TO MAINTAIN AND GROW ITS
BUSINESS.

     In order to remain competitive, LSI Logic must continue to make significant investments in new facilities and capital equipment. During 2001, LSI Logic anticipates that it will spend approximately $500 million on capital assets and that it will be required to spend potentially larger amounts thereafter. LSI Logic may seek additional equity or debt financing from time to time and cannot be certain that additional financing will be available on favorable terms. Moreover, any future equity or convertible debt financing will decrease the percentage of equity ownership of existing stockholders and may result in dilution, depending on the price at which the equity is sold or the debt is converted. In addition, the high level of capital expenditures required to remain competitive results in relatively high fixed costs. If demand for LSI Logic's products does not absorb additional capacity, the fixed costs and operating expenses related to increases in its production capacity could have a material adverse impact on its operating results and financial condition. As of December 31, 2000, LSI Logic had convertible notes outstanding of approximately $845 million.

LSI LOGIC IS EXPOSED TO FLUCTUATIONS IN FOREIGN CURRENCY EXCHANGE RATES.

     LSI Logic has international subsidiaries and distributors that operate and sell its products globally. Further, LSI Logic purchases a substantial portion of its raw materials and manufacturing equipment from foreign suppliers, and incurs labor and other operating costs in foreign currencies, particularly in its Japanese manufacturing facilities. As a result, LSI Logic is exposed to the risk of changes in foreign currency exchange rates or declining economic conditions in these countries.

LSI LOGIC DOES BUSINESS IN EUROPE AND FACES RISKS ASSOCIATED WITH THE
EURODOLLAR.

     A new European currency was implemented in January 1999 to replace the separate currencies of eleven western European countries. This has required changes in LSI Logic's operations as it modified systems and commercial arrangements to deal with the new currency. Although a three-year transition period is expected during which transactions may also be made in the old currencies, this is requiring dual currency processes for LSI Logic's operations. LSI Logic has identified issues involved and will continue to address them. There can be no assurances that all problems will be foreseen and controlled without any adverse impact on its operating results and financial condition.

LSI LOGIC PROCURES PARTS AND RAW MATERIALS FROM LIMITED DOMESTIC AND FOREIGN SOURCES.

     LSI Logic uses a wide range of parts and raw materials in the production of its semiconductors, host adapter boards and storage systems, including silicon wafers, processing chemicals and electronic and mechanical components. LSI Logic does not generally have guaranteed supply arrangements with its suppliers and does not maintain an extensive inventory of parts and materials for manufacturing. LSI Logic purchases some of these parts and materials from a limited number of vendors and some from a single supplier. On occasion, LSI Logic has experienced difficulty in securing an adequate volume and quality of parts and materials. There is no assurance that, if LSI Logic has difficulty in obtaining parts or materials in the future, alternative suppliers will be available, or that these suppliers will provide parts and materials in a timely manner or on favorable terms. As a result, LSI Logic may be adversely affected by delays in new and current product shipments. If LSI Logic cannot obtain adequate materials for manufacture of its products, there could be a material adverse impact on its operating results and financial condition.

LSI LOGIC OPERATES IN HIGHLY COMPETITIVE MARKETS.

     LSI Logic competes in markets that are intensely competitive, and which exhibit both rapid technological change and continual price erosion. LSI Logic's competitors include many large domestic and foreign companies that have substantially greater financial, technical and management resources than LSI Logic does. Several major diversified electronics companies offer ASIC products and/or other standard products that are competitive with LSI Logic's product lines. Other competitors are specialized, rapidly growing companies that sell products into the same markets that LSI Logic targets. Some of LSI Logic's large customers may develop internal design and production capabilities to manufacture their own products, thereby displacing LSI Logic's products. There is no assurance that the price and performance of LSI Logic's products will be superior relative to the products of its competitors. As a result, LSI Logic may experience a loss of competitive position that could result in lower prices, fewer customer orders, reduced revenues, reduced gross profit margins and loss of market share. To remain competitive, LSI Logic continually evaluates its worldwide operations, looking for additional cost savings and technological improvements.

     LSI Logic's future competitive performance depends on a number of factors, including its ability to:

     - properly identify target markets;

     - accurately identify emerging technological trends and demand for product features and performance characteristics;

     - develop and maintain competitive products;

     - enhance its products by adding innovative features that differentiate its products from those of its competitors;

     - bring products to market on a timely basis at competitive prices;

     - respond effectively to new technological changes or new product announcements by others;

     - adapt products and processes to technological changes; and

     - adopt and/or set emerging industry standards.

     LSI Logic may not meet its design, development and introduction schedules for new products or enhancements to its existing and future products. In addition, LSI Logic's products may not achieve market acceptance or sell at favorable prices.

LSI LOGIC CONCENTRATES ITS SALES EFFORTS ON A LIMITED NUMBER OF CUSTOMERS.

     LSI Logic is increasingly dependent on a limited number of customers for a substantial portion of revenues as a result of its strategy to focus its marketing and selling efforts on select, large-volume customers. One customer represented 12% of LSI Logic's total consolidated revenues for the year ended December 31, 2000. While no customer represented 10% or more of the total revenue in the semiconductor segment for the year ended December 31, 2000, in the SAN systems segment, there were three customers with revenues representing 31%, 17% and 13% of total SAN systems revenues.

     LSI Logic's operating results and financial condition could be affected if:

     - LSI Logic does not win new product designs from major customers;

     - major customers reduce or cancel their existing business with LSI Logic;

     - major customers make significant changes in scheduled deliveries; or

     - there are declines in the prices of products that LSI Logic sells to these customers.

LSI LOGIC UTILIZES INDIRECT CHANNELS OF DISTRIBUTION OVER WHICH IT EXERCISES LIMITED CONTROL.

     LSI Logic derives a material percentage of product revenues from independent reseller and distributor channels. LSI Logic's financial results could be adversely affected if its relationship with these resellers or distributors were to deteriorate or if the financial condition of these resellers or distributors were to decline. In addition, as LSI Logic's business grows, it may have an increased reliance on indirect channels of distribution. There can be no assurance that LSI Logic will be successful in maintaining or expanding these indirect channels of distribution. This could result in the loss of certain sales opportunities.

     Furthermore, the partial reliance on indirect channels of distribution may reduce LSI Logic's visibility with respect to future business, thereby making it more difficult to accurately forecast orders.

LSI LOGIC'S OPERATIONS ARE AFFECTED BY CYCLICAL FLUCTUATIONS.

     The semiconductor and SAN systems segments in which LSI Logic competes are subject to cyclical fluctuations in demand. As a result, LSI Logic may experience periodic declines in sales or the prices of its products as a result of the following:

     - rapid technological change, product obsolescence and price erosion in its products;

     - maturing product cycles in its products or products sold by its customers;

     - increases in worldwide manufacturing capacity for semiconductors, resulting in declining prices; and

     - changes in general economic conditions, which may cause declines in its product markets or the markets of its suppliers and customers.

     The semiconductor industry has in the past experienced periods of rapid expansion of production capacity. Even when the demand for LSI Logic's products remains constant, the availability of additional excess production capacity in the industry creates competitive pressure that can degrade pricing levels, which can reduce revenues.

     Furthermore, customers who benefit from shorter lead times may defer some purchases to future periods, which could affect LSI Logic's demand and revenues for the short term. As a result, LSI Logic may experience downturns or fluctuations in demand in the future and experience adverse effects on its operating results and financial condition.

LSI LOGIC ENGAGES IN ACQUISITIONS AND ALLIANCES GIVING RISE TO ECONOMIC AND TECHNOLOGICAL RISKS.

     LSI Logic intends to continue to make investments in companies, products and technologies, either through acquisitions or investment alliances.

     Acquisitions and investment activities often involve risks, including the need to:

     - acquire timely access to needed capital for investments related to acquisitions and alliances;

     - conduct acquisitions that are timely relative to existing business opportunities;

     - successfully prevail over competing bidders for target acquisitions at an acceptable price;

     - invest in companies and technologies that contribute to the growth of LSI Logic's business;

     - retain the key employees of the acquired operation;

     - incorporate acquired operations into LSI Logic's business and maintain uniform standards, controls and procedures; and

     - develop the capabilities necessary to exploit newly acquired technologies.

     Some of these factors are beyond LSI Logic's control. Failure to manage growth effectively and to integrate acquisitions could adversely affect LSI Logic's operating results and financial condition.

THERE IS UNCERTAINTY ASSOCIATED WITH LSI LOGIC'S RESEARCH AND DEVELOPMENT INVESTMENTS.

     LSI Logic's research and development activities are intended to maintain and enhance its competitive position by utilizing the latest advances in the design and manufacture of semiconductors and storage systems including networking, communications and storage technologies. Technical innovations are inherently complex and require long development cycles and the commitment of extensive engineering resources. LSI Logic must incur substantial research and development costs to confirm the technical feasibility and commercial viability of a product that in the end may not be successful. If LSI Logic is not able to successfully and timely complete its research and development programs, it may face competitive disadvantages. There is no assurance that LSI Logic will recover the development costs associated with the programs or that it will be able to secure the financial resources necessary to fund future research and development efforts.

THE PRICE OF LSI LOGIC'S SECURITIES MAY BE AFFECTED BY A WIDE RANGE OF FACTORS.

     Some of the factors that may cause volatility in the price of LSI Logic's securities include:

     - quarterly variations in financial results;

     - business and product market cycles;

     - fluctuations in customer requirements;

     - the availability and utilization of manufacturing capacity;

     - the timing of new product introductions; and

     - the ability to develop and implement new technologies.

     The price of LSI Logic's securities may also be affected by the estimates and projections of the investment community, general economic and market conditions and the cost of operations in one or more of LSI Logic's product markets. While LSI Logic cannot predict the individual effect that these factors may have on the price or its securities, these factors, either individually or in the aggregate, could result in significant variations in price during any given period of time.

LSI LOGIC'S GLOBAL OPERATIONS EXPOSE THE COMPANY TO NUMEROUS INTERNATIONAL BUSINESS RISKS.

     LSI Logic has substantial business activities in Asia and Europe. Both manufacturing and sales of LSI Logic's products may be adversely impacted by changes in political and economic conditions abroad. A change in the current tax laws, tariff structures, export laws, regulatory requirements or trade policies in either the United States or foreign countries could adversely impact LSI Logic's ability to manufacture or sell its products in foreign markets. Moreover, a significant decrease in sales by LSI Logic's customers to end users in either Asia or Europe could result in a decline in orders.

     LSI Logic subcontracts test and assembly functions to independent companies located in Asia. A reduction in the number or capacity of qualified subcontractors or a substantial increase in pricing could cause longer lead times, delays in the delivery of products to customers, or increased costs.

THE HIGH TECHNOLOGY INDUSTRY IN WHICH LSI LOGIC OPERATES IS PRONE TO INTELLECTUAL PROPERTY LITIGATION.

     LSI Logic's success is dependent in part on its technology and other proprietary rights, and LSI Logic believes that there is value in the protection afforded by its patents, patent applications and trademarks. However, the industry is characterized by rapidly changing technology and LSI Logic's future success depends primarily on the technical competence and creative skills of its personnel, rather than on patent and trademark protection.

     As is typical in the high technology industry, from time to time LSI Logic has received communications from other parties asserting that certain of its products, processes, technologies or information infringe upon their patent rights, copyrights, trademark rights or other intellectual property rights. LSI Logic regularly evaluates these assertions. In light of industry practice, LSI Logic believes with respect to existing or future claims that any licenses or other rights that may be necessary can generally be obtained on commercially reasonable terms. Nevertheless, there is no assurance that licenses will be obtained on acceptable terms or that a claim will not result in litigation or other administrative proceedings.

     In February of 1999, a lawsuit alleging patent infringement was filed in the United States District Court for the District of Arizona by the Lemelson Medical, Education & Research Foundation, Limited Partnership against 88 electronics industry companies, including LSI Logic. The case number is CIV990377PHXRGS. The patents involved in this lawsuit are alleged to relate to semiconductor manufacturing and computer imaging, including the use of bar coding for automatic identification of articles. In September 1999, LSI Logic filed an answer denying infringement, raising affirmative defenses and asserting a counterclaim for declaratory judgment of non-infringement, invalidity and unenforceability of Lemelson's patents. As of December 31, 2000, discovery had commenced but no trial date had been set. While LSI Logic cannot make any assurance regarding the eventual resolution of the matter, it does not believe that the matter will have a material adverse effect on its consolidated results of operations or financial condition.

LSI LOGIC MUST ATTRACT AND RETAIN KEY EMPLOYEES IN A HIGHLY COMPETITIVE ENVIRONMENT.

     LSI Logic's employees are vital to its success, and its key management, engineering and other employees are difficult to replace. LSI Logic does not generally have employment contracts with its key employees. Further, LSI Logic does not maintain key person life insurance on any of its employees. The expansion of high technology companies in Silicon Valley, Colorado, Oregon and elsewhere where LSI Logic operates its business has increased demand and competition for qualified personnel. LSI Logic's continued growth and future operating results will depend upon its ability to attract, hire and retain significant numbers of qualified employees.

RISKS RELATED TO C-CUBE'S BUSINESS

     C-Cube is subject to risks similar to those described above under the following subheadings:

     - LSI Logic operates in highly competitive markets;

     - LSI Logic engages in acquisition and alliances giving rise to economic and technological risks;

     - The price of LSI Logic's securities may be affected by a wide range of factors;

     - LSI Logic's global operations expose the company to numerous international business risks;

     - The high technology industry in which LSI Logic operates is prone to intellectual property litigation; and

     - LSI Logic must attract and retain key employees in a highly competitive environment.

     In addition, C-Cube is subject to a number of additional risks, including those described below. Some of the additional risks are also similar to risks described above relating to LSI Logic.

C-CUBE OPERATED PRIMARILY AS A SEMICONDUCTOR BUSINESS UNTIL 1996, WHEN IT ACQUIRED THE DIVICOM BUSINESS. C-CUBE MAY INCUR LOSSES AS A RESULT OF OPERATING SOLELY AS A SEMICONDUCTOR BUSINESS IN THE FUTURE.

     Since acquiring the DiviCom business in 1996 and prior to the merger/spin-off in May 2000, C-Cube's operations consisted of the semiconductor business and the DiviCom systems business. Before acquiring DiviCom, the systems business did not represent a significant portion of C-Cube's overall business. C-Cube alone cannot be sure that its operating results will not be adversely affected by the loss of one or more of the following attributes. The DiviCom acquisition allowed C-Cube, among other things:

     - the ability to leverage the DiviCom business's expertise in areas related to C-Cube's core competency in digital video compression;

     - to increase sales of C-Cube's products for set-top boxes and increase understanding of customer systems requirements;

     - the opportunity to jointly develop various communications products;

     - the ability to combine the expertise of the two businesses to serve the digital video networking market;

     - the ability to more effectively enable and cost reduce end-to-end video networking solutions;

     - the added benefit of a larger market capitalization due to the combination of an expanded systems business with a semiconductor business; and

     - the added diversification of serving the digital video, semiconductor and communications systems markets.

     It is possible that since C-Cube will not be able to provide a complete broadcast/set-top solution as C-Cube was able to do with the additional DiviCom products, customers will seek to find a complete solution elsewhere. Any loss of the benefits provided by the combination with the DiviCom business could seriously harm C-Cube's operating results, which would negatively affect the value of your investment.

C-CUBE'S OPERATING RESULTS HAVE VARIED SIGNIFICANTLY IN THE PAST AND ARE LIKELY TO VARY SIGNIFICANTLY IN THE FUTURE, AND ITS STOCK PRICE MAY DECLINE IF C-CUBE FAILS TO MEET THE EXPECTATIONS OF ANALYSTS AND INVESTORS.

     C-Cube's quarterly and annual operating results have been and will likely continue to be affected by a wide variety of factors that could have a negative effect on revenue and profitability. Factors that have negatively affected C-Cube's operating results in the past include:

     - availability, cost and manufacturing yield of raw materials, chip manufacturing capacity, assembly capacity, packages and test capacity from C-Cube's vendors;

     - competitive products and pressures on average selling prices on products supplied by C-Cube;

     - loss of strategic relationships in C-Cube's markets;

     - delay in the emergence of new markets in which C-Cube's products are used;

     - the level of expenditures for research and development, sales, administration and marketing needed to be successful in C-Cube's markets; and

     - the level of orders which are received and can be shipped in any given quarter.

     In the future, C-Cube's operating results could again be affected by one or more of these factors or a wide variety of other factors that have not had an adverse effect on C-Cube in the past.

     Further, a significant portion of C-Cube's expenses are fixed and the timing of increases in expenses is based in large part on its forecast of future revenue. As a result, if revenue does not meet C-Cube's expectations, it may be unable to quickly adjust expenses to levels appropriate to actual revenue. Any of the above factors could have an adverse effect on C-Cube's operating results.

IF SYSTEMS MANUFACTURERS DO NOT ACCEPT C-CUBE'S PRODUCTS OR IF NEW MARKETS FOR ITS PRODUCTS DO NOT EMERGE, C-CUBE'S PRODUCTS COULD BECOME OBSOLETE AND UNMARKETABLE OR REQUIRE C-CUBE TO REDESIGN ITS PRODUCTS, WHICH COULD BE COSTLY AND TIME-CONSUMING.

     To date, C-Cube has derived substantially all of its product revenue from:

     - sales of products for video playback and karaoke;

     - video cards for computers and direct broadcast satellite applications;

     - sales of products for development;

     - trials and early deployment of broadcast; and

     - other applications that are not yet commercially available or are not yet in volume production.

     If C-Cube is unable to generate increased revenue from new opportunities for digital video compression in the consumer electronics, computer and communications markets or if systems manufacturers do no accept its products, its results of operation would be harmed. Some of the potential new markets for the compression of digital video into a more compact form, which provides significant storage and transmission efficiencies, would require extensive communications infrastructures that are not yet in place and that would likely be expensive and heavily regulated by governmental entities. These new markets may never materialize or they might not materialize for some time.

IF CHIP SUPPLIERS AND SUBCONTRACTORS ON WHICH C-CUBE DEPENDS DO NOT PERFORM, C-CUBE WILL NOT BE ABLE TO FILL ORDERS FOR ITS PRODUCTS.

     All of C-Cube's products are currently manufactured to its specifications by independent chip manufacturers called foundries, and C-Cube subcontracts to third parties assembly, testing and packaging. If these chip suppliers on which C-Cube depends are unable to provide it with the chips it needs to fill orders for its products, its results of operations could suffer. Although C-Cube primarily uses three foundries to manufacture its products, the majority of its products are produced by only one of the foundries, and it is therefore dependent on a single foundry for many of its products. This dependence on single foundries subjects C-Cube to risks associated with an interruption in supply from any such foundry.

     Furthermore, C-Cube obtains semiconductor chip manufacturing capacity through forecasts that are generated many months in advance of expected delivery dates and are binding. C-Cube's ability to obtain the capacity necessary to meet the future demand for its products is based on its ability to accurately forecast such future demand. If C-Cube fails to accurately forecast future demand, it may be unable to timely obtain an adequate supply of chips necessary to manufacture the number of products required to satisfy the actual demand.

C-CUBE DERIVES MUCH OF ITS PRODUCT REVENUE FROM SALES TO EMERGING GLOBAL MARKETS. WITHOUT THE DIVICOM BUSINESS DIVERSIFICATION, C-CUBE'S BUSINESS MIGHT BE MORE SUSCEPTIBLE TO FLUCTUATIONS IN EMERGING MARKET ECONOMIES.

     To date, C-Cube has derived a substantial portion of its revenue from sales of its video compact disc products in China. Without DiviCom's growth in sales to Europe and the United States, C-Cube's sales growth is less geographically diversified which may limit its ability to offset the effect of downturns in emerging global markets on its results of operations which might have a negative effect on C-Cube's results of operations. C-Cube expects that revenue from video compact disc products will decrease as a percentage of total revenue, but continue to account for a significant portion of its product revenue in 2001.

SEASONAL TRENDS MAY CAUSE C-CUBE'S QUARTERLY OPERATING RESULTS TO FLUCTUATE, WHICH MAY ADVERSELY AFFECT THE MARKET PRICE OF C-CUBE COMMON STOCK.

     A significant portion of C-Cube's sales revenue comes from the consumer and communications markets, both of which are characterized by seasonal sales. Both markets tend to experience higher sales in the third and fourth calendar quarters due to holiday purchases by system manufacturers and relatively less strong sales in the first and second calendar quarters. Though seasonality affects C-Cube less and less due to diversified product lines, seasonal trends may still cause C-Cube's operating results to fluctuate which may have an adverse effect on its stock price.

IF C-CUBE IS UNABLE TO ADEQUATELY PROTECT ITS INTELLECTUAL PROPERTY, THIRD PARTIES COULD USE C-CUBE'S INTELLECTUAL PROPERTY WITHOUT ITS CONSENT.

     C-Cube's products are primarily based on technology that was developed internally which C-Cube protects through a combination of patents, copyrights and trade secret law, confidentiality procedures and licensing arrangements. C-Cube's operating results depend, in part, on C-Cube's ability to protect its technology. Unauthorized parties may attempt to obtain and use C-Cube's proprietary information which might negatively affect the value of its stock. Policing unauthorized use of C-Cube's proprietary information is difficult, and C-Cube does not know whether the steps it has taken will prevent misappropriation, particularly in foreign countries where the laws may not protect its proprietary rights as fully as in the United States.

C-CUBE'S HISTORICAL FINANCIAL INFORMATION MAY NOT BE REPRESENTATIVE OF ITS RESULTS AS A SEPARATE COMPANY.

     C-Cube's historical financial information shown in its audited financial statements does not necessarily reflect what its financial position, results of operations and cash flows would have been had C-Cube been a separate, stand-alone entity during the periods presented. In addition, the historical information is not necessarily indicative of what C-Cube's results of operations, financial position and cash flows will be in the future. C-Cube has not made adjustments to reflect many significant changes that will occur in its cost structure, funding and operations as a result of its separation from C-Cube Microsystems, including changes in C-Cube's employee base, changes in its legal structure, increased costs associated with reduced economies of scale, increased marketing expenses related to establishing a new brand identity and increased costs associated with being a public, stand-alone company.

C-CUBE RELIES ON A CONTINUOUS POWER SUPPLY TO CONDUCT ITS OPERATIONS, AND CALIFORNIA'S CURRENT ENERGY CRISIS COULD DISRUPT ITS OPERATIONS AND INCREASE ITS EXPENSES.

     California is in the midst of an energy crisis that could disrupt C-Cube's operations and increase its expenses. In the event of an acute power shortage, that is, when power reserves for the State of California fall below 1.5%, California has on some occasions implemented, and may in the future continue to implement, rolling blackouts throughout California. C-Cube currently does not have backup generators or alternate sources of power in the event of a blackout, and its current insurance does not provide coverage for any damages C-Cube or its customers may suffer as a result of any interruption in its power supply. If blackouts interrupt C-Cube's power supply, it would be temporarily unable to continue operations at some of its facilities. Any such interruption in C-Cube's ability to continue operations at its facilities could damage its reputation, harm its ability to retain existing customers and to obtain new customers, and could result in lost revenue, any of which could substantially harm its business and results of operations.

     Furthermore, the deregulation of the energy industry instituted in 1996 by the California government has caused power prices to increase. Under deregulation, utilities were encouraged to sell their plants, which traditionally had produced most of California's power, to independent energy companies that were expected to compete aggressively on price. Instead, due in part to a shortage of supply, wholesale prices have skyrocketed over the past year. If wholesale prices continue to increase, C-Cube's operating expenses will likely increase, as its principal facilities are located in California.

                                THE TRANSACTION

GENERAL DESCRIPTION OF THE EXCHANGE OFFER

     LSI Logic is offering to exchange 0.79 of a share of LSI Logic common stock for each outstanding share of C-Cube common stock validly tendered and not properly withdrawn, subject to the terms and conditions described in this prospectus and the related letter of transmittal.

     The expiration date of the exchange offer is 12:00 midnight, New York time, on May 10, 2001, unless LSI Logic extends the period of time for which the exchange offer is open, in which case the term "expiration date" means the latest time and date on which the exchange offer, as so extended, expires.

     If you are the record owner of your shares of C-Cube common stock and you tender those shares directly to the Exchange Agent, you will not incur any brokerage fees or commissions. If you own your shares of C-Cube common stock through a broker or other nominee, and your broker tenders those shares on your behalf, your broker may charge you a commission for doing so. You should consult with your broker or nominee to determine whether any charges will apply. Under the terms of the merger agreement, LSI Logic is required to be responsible for any transfer taxes on the exchange of shares of C-Cube common stock pursuant to the exchange offer that are imposed on the acquiror of the shares of C-Cube common stock. You will be responsible for any transfer taxes that are imposed on the transferor.

     LSI Logic's obligation to deliver shares of LSI Logic common stock in exchange for shares of C-Cube common stock pursuant to the exchange offer is subject to several conditions referred to below in the section entitled "Certain Terms of the Merger Agreement -- Conditions to the Exchange Offer."

PURPOSE OF THE EXCHANGE OFFER

     LSI Logic is making the exchange offer in order to acquire all of the outstanding shares of C-Cube common stock. LSI Logic intends, as soon as practicable after completion of the exchange offer, to have its wholly owned subsidiary, Clover Acquisition Corp., the purchaser in the exchange offer, merge with C-Cube. The purpose of the merger is to acquire all shares of C-Cube common stock not tendered and exchanged pursuant to the exchange offer. In the merger, each then outstanding share of C-Cube common stock, except for treasury shares and shares that LSI Logic or Clover Acquisition Corp. holds for its own account, and, if applicable, shares of C-Cube common stock held by stockholders exercising appraisal rights, would be converted into 0.79 of a share of LSI Logic common stock, the same fraction of a share of LSI Logic common stock being issued in exchange for each share of C-Cube common stock accepted for exchange in the exchange offer.

EXTENSION; TERMINATION AND AMENDMENT

     Subject to the terms of the merger agreement, LSI Logic has agreed to extend the exchange offer for successive extension periods not in excess of 10 business days per extension if, at the scheduled expiration date of the exchange offer, any condition to the exchange offer has not been satisfied or, where permissible, waived. In addition, LSI Logic is entitled to extend the exchange offer if required by the rules of the Securities and Exchange Commission or The New York Stock Exchange. During an extension, all shares of C-Cube common stock previously tendered and not properly withdrawn will remain subject to the exchange offer, subject to your right to withdraw your shares of C-Cube common stock. You should read the discussion below in the section entitled
"-- Withdrawal Rights" for more details.

     LSI Logic reserves the right to make any changes in the terms and conditions of the exchange offer by giving oral or written notice of the change to the Exchange Agent and by making a public announcement. However, without the prior written consent of C-Cube, LSI Logic cannot:

     - decrease the number of shares of C-Cube common stock sought in the exchange offer;

     - make any changes to the form or amount of consideration to be issued or paid for shares of C-Cube common stock in the exchange offer;

     - impose any additional conditions on the exchange offer other than those already described in the merger agreement;

     - amend or waive the minimum tender condition or other specified conditions as described in the merger agreement;

     - extend the initial expiration date of the exchange offer, except under circumstances described in the merger agreement; or

     - make any other change to the terms and conditions of the exchange offer which is adverse to the holders of shares of C-Cube common stock.

     LSI Logic is required to follow any extension, termination, amendment or delay, as promptly as practicable, with a public announcement. In the case of an extension, the announcement is required to be issued no later than 9:00 a.m., New York time, on the next business day after the previously scheduled expiration date. Subject to applicable law, including Rules 14d-4(d) and 14d-6(c) under the Securities Exchange Act of 1934, which require that any material change in the information published, sent or given to stockholders in connection with the exchange offer be promptly sent to stockholders in a manner reasonably designed to inform stockholders of the change, and without limiting the manner in which LSI Logic may choose to make any public announcement, LSI Logic assumes no obligation to publish, advertise or otherwise communicate any public announcement other than by making a release to the Dow Jones News Service.

     If LSI Logic makes a material change in the terms of the exchange offer or the information concerning the exchange offer, or if it waives a material condition of the exchange offer, LSI Logic will extend the exchange offer to the extent required under the Securities Exchange Act of 1934. If, prior to the expiration date and after obtaining C-Cube's prior written consent, LSI Logic changes the percentage of shares of C-Cube common stock being sought or the consideration offered to you, that change will apply to all stockholders whose shares of C-Cube common stock are accepted for exchange pursuant to the exchange offer. If at the time notice of that change is first published, sent or given to you, the exchange offer is scheduled to expire at any time earlier than the tenth business day from and including the date that the notice is first so published, sent or given, LSI Logic is required to extend the exchange offer until the expiration of that 10 business day period. For purposes of the exchange offer, a "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York time.

SUBSEQUENT OFFERING PERIOD

     LSI Logic may elect to provide a subsequent offering period of three to 20 business days after the acceptance of shares of C-Cube common stock in the exchange offer if the requirements of Rule 14d-11 under the Securities Exchange Act of 1934 have been met. You will not have the right to withdraw any shares of C-Cube common stock that you tender during the subsequent offering period. LSI Logic is required to accept for exchange, and to deliver shares of LSI Logic common stock in exchange for, shares of C-Cube common stock that are validly tendered and not properly withdrawn, promptly after they are tendered during any subsequent offering period. If LSI Logic elects to provide a subsequent offering period, it is required to make a public announcement to that effect no later than 9:00 a.m., New York time, on the next business day after the previously scheduled expiration date.

EXCHANGE OF SHARES OF C-CUBE COMMON STOCK; DELIVERY OF SHARES OF LSI LOGIC COMMON STOCK

     Upon the terms of, and subject to the conditions to, the exchange offer including, if the exchange offer is extended or amended, the terms and conditions of the extension or amendment, LSI Logic is required to accept for exchange, and to deliver shares of LSI Logic common stock in exchange for, shares of C-Cube common stock that are validly tendered and not properly withdrawn, promptly after the expiration date and promptly after they are tendered during any subsequent offering period. In all cases, exchange of shares of C-Cube common stock tendered and C-Cube accepted for exchange pursuant to the exchange offer will be made only after timely receipt by the Exchange Agent of:

     - certificates for the shares of C-Cube common stock or a confirmation of a book-entry transfer of the shares of C-Cube common stock in the Exchange Agent's account at The Depository Trust Company, which is referred to in this prospectus as "DTC"; and

     - a properly completed and duly executed letter of transmittal or a manually signed facsimile of that document, and any other required documents.

     For purposes of the exchange offer, LSI Logic will be deemed to have accepted for exchange shares of C-Cube common stock validly tendered and not properly withdrawn as, if and when LSI Logic notifies the Exchange Agent of its acceptance of the tenders of those shares of C-Cube common stock. The Exchange Agent is required to then deliver shares of LSI Logic common stock and cash instead of fractional shares of LSI Logic common stock in exchange for the shares of C-Cube common stock promptly after receipt of the notice referred to in the preceding sentence. The Exchange Agent will act as agent for LSI Logic for the purpose of receiving shares of LSI Logic common stock and any cash to be paid instead of any fractional shares of LSI Logic common stock and transmitting a certificate or certificates for LSI Logic common stock and cash, if any, to you. You will not receive any interest on any cash that LSI Logic pays to you, even if there is a delay in making the exchange.

     If LSI Logic does not accept any tendered shares of C-Cube common stock for exchange pursuant to the terms and conditions of the exchange offer for any reason, or if certificates are submitted for more shares of C-Cube common stock than are accepted, LSI Logic is required to return certificates for the unexchanged shares of C-Cube common stock to the tendering stockholder or, in the case of shares of C-Cube common stock tendered by book-entry transfer of unexchanged shares of C-Cube common stock into the Exchange Agent's account at the address on the back page of this prospectus, pursuant to the procedures described below in the section entitled "-- Procedure for Tendering," the shares of C-Cube common stock will be credited to an account maintained within DTC, as soon as practicable following expiration or termination of the exchange offer.

CASH INSTEAD OF FRACTIONAL SHARES OF LSI LOGIC COMMON STOCK

     LSI Logic will not issue certificates representing fractional shares of its common stock in the exchange offer. Instead, each tendering stockholder who would otherwise be entitled to a fractional share (after aggregating all fractional shares of LSI Logic common stock that otherwise would be received by the holder) will receive cash (rounded up to the nearest whole cent), without interest, equal to the product of multiplying 0.79 by the average closing sale price of one share of LSI Logic common stock on The New York Stock Exchange during the 10 trading days ending on the trading day immediately prior to the expiration of the exchange offer, as it may be extended.

WITHDRAWAL RIGHTS

     Your tender of shares of C-Cube common stock pursuant to the exchange offer is irrevocable, except that, other than during a subsequent offering period, shares of C-Cube common stock tendered pursuant to the exchange offer may be withdrawn at any time prior to the expiration date, and, unless LSI Logic previously accepted them for exchange pursuant to the exchange offer, may also be withdrawn at any time after June 11, 2001. If LSI Logic elects to provide a subsequent offering period in accordance with Rule 14d-11 under the Securities Exchange Act of 1934, you will not have the right to withdraw any shares of C-Cube common stock that you tender during the subsequent offering period.

     For your withdrawal to be effective, the Exchange Agent must receive from you a written, telex or facsimile transmission notice of withdrawal at its address on the back cover of this prospectus, and your notice must include your name, address, social security number, the certificate number(s) and the number of shares of C-Cube common stock to be withdrawn as well as the name of the registered holder, if it is different from that of the person who tendered the shares of C-Cube common stock.

     A financial institution must guarantee all signatures on the notice of withdrawal unless the shares of C-Cube common stock have been tendered for the account of any eligible institution. Most banks, savings and loan associations and brokerage houses are able to provide these signature guarantees for you. The financial institution must be an "eligible institution" which means it is a participant in the Securities Transfer Agents Medallion Program. If shares of C-Cube common stock have been tendered pursuant to the procedures for book-entry tender discussed under the caption below entitled "Procedure for Tendering," any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn shares of C-Cube common stock and must otherwise comply with the DTC procedures. If certificates have been delivered to the Exchange Agent, the name of the registered stockholder and the serial numbers of the particular certificates evidencing the shares of C-Cube common stock withdrawn must also be furnished to the Exchange Agent, as stated above, prior to the physical release of the certificates. LSI Logic will decide all questions regarding the form and validity (including time of receipt) of any notice of withdrawal, in its sole discretion, and LSI Logic's decision shall be final and binding.

     Neither LSI Logic, the Exchange Agent, the Information Agent nor any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or will incur any liability for failure to give proper notification. Any shares of C-Cube common stock properly withdrawn will be deemed not to have been validly tendered for purposes of the exchange offer. However, you may retender withdrawn shares of C-Cube common stock by following one of the procedures discussed below in the sections entitled "-- Procedure for Tendering" or "-- Guaranteed Delivery" at any time prior to the expiration date.

PROCEDURE FOR TENDERING

     For you to validly tender shares of C-Cube common stock pursuant to the exchange offer, (a) the enclosed letter of transmittal, properly completed and duly executed or a manually executed facsimile of that document, along with any required signature guarantees, or an agent's message in connection with a book-entry transfer, and any other required documents, must be transmitted to and received by the Exchange Agent at the address on the back cover of this prospectus, and certificates for tendered shares of C-Cube common stock must be received by the Exchange Agent at that address or the shares of C-Cube common stock must be tendered pursuant to the procedures for book-entry tender described below (and a confirmation of receipt of the tender received, which confirmation LSI Logic refers to below as a "book-entry confirmation"), in each case before the expiration date, or (b) you must comply with the guaranteed delivery procedures described below.

     The term "agent's message" means a message, transmitted by DTC to, and received by, the Exchange Agent and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgment from the participant in DTC tendering the shares of C-Cube common stock which are the subject of the book-entry confirmation, that the participant has received and agrees to be bound by the terms of the letter of transmittal and that LSI Logic may enforce that agreement against the participant.

     The Exchange Agent is required to establish accounts with respect to the shares of C-Cube common stock at DTC for purposes of the exchange offer by April 17, 2001, and any financial institution that is a participant in DTC may make book-entry delivery of the shares of C-Cube common stock by causing DTC to transfer tendered shares of C-Cube common stock into the Exchange Agent's account in accordance with DTC's procedure for the transfer. However, although delivery of shares of C-Cube common stock may be effected through book-entry at DTC, the letter of transmittal (or a manually signed facsimile thereof), with any required signature guarantees, or an agent's message in connection with a book-entry transfer, and any other required documents, must, in any case, be transmitted to and received by the Exchange Agent at the address on the back cover of this prospectus prior to the expiration date, or the guaranteed delivery procedures described below must be followed.

     Signatures on all letters of transmittal must be guaranteed by an eligible institution, except in cases in which shares of C-Cube common stock are tendered either by a registered holder of shares of C-Cube common stock who has not completed the box entitled "Special Issuance Instructions" on the letter of transmittal or for the account of an eligible institution.

     If the certificates for shares of C-Cube common stock are registered in the name of a person other than the person who signs the letter of transmittal, or if certificates for unexchanged shares of C-Cube common stock are to be issued to a person other than the registered holder(s), the certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered owner or owners appear on the certificates, with the signature(s) on the certificates or stock powers guaranteed in the manner LSI Logic has described above.

     THE METHOD OF DELIVERY OF C-CUBE STOCK CERTIFICATES AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH DTC, IS AT YOUR OPTION AND RISK, AND THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE EXCHANGE AGENT. IF DELIVERY IS BY MAIL, LSI LOGIC RECOMMENDS REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED. IN ALL CASES, YOU SHOULD ALLOW SUFFICIENT TIME TO ENSURE TIMELY DELIVERY.

GUARANTEED DELIVERY

     If you wish to tender shares of C-Cube common stock pursuant to the exchange offer and your certificates are not immediately available or you cannot deliver the certificates and all other required documents to the Exchange Agent prior to the expiration date or cannot complete the procedure for book-entry transfer on a timely basis, your shares of C-Cube common stock may nevertheless be tendered, so long as all of the following conditions are satisfied:

     - You make your tender by or through an eligible institution;

     - The enclosed notice of guaranteed delivery, properly completed and duly executed, substantially in the form enclosed with this prospectus, is received by the Exchange Agent as provided below on or prior to the expiration date; and

     - The certificates for all tendered shares of C-Cube common stock or a confirmation of a book-entry transfer of tendered securities into the Exchange Agent's account at DTC as described above, in proper form for transfer, together with a properly completed and duly executed letter of transmittal or a manually signed facsimile thereof, with any required signature guarantees (or, in the case of a book-entry transfer, an agent's message) and all other documents required by the letter of transmittal are received by the Exchange Agent within three New York Stock Exchange trading days, after the date of execution of the notice of guaranteed delivery.

     You may deliver the notice of guaranteed delivery by hand or transmit it by facsimile transmission or mail to the Exchange Agent and you must include a signature guarantee by an eligible institution in the form provided in that notice.

     In all cases, LSI Logic is required to exchange shares of C-Cube common stock tendered and accepted for exchange pursuant to the exchange offer only after timely receipt by the Exchange Agent of certificates for shares of C-Cube common stock (or timely confirmation of a book-entry transfer of tendered securities into the Exchange Agent's account at DTC as described above), properly completed and duly executed letter(s) of transmittal or manually signed facsimile(s) thereof, or an agent's message in connection with a book-entry transfer, and any other required documents.

     By executing a letter of transmittal as described above, you irrevocably appoint LSI Logic's designees as your attorneys-in-fact and proxies, each with full power of substitution, to the full extent of your rights with respect to your shares of C-Cube common stock tendered and accepted for exchange by LSI Logic and with respect to any and all other shares of C-Cube common stock and other securities (other than the shares of LSI Logic common stock) issued or issuable in respect of the shares of C-Cube common stock on or after May 10, 2001. That appointment is effective if and when, and only to the extent that, LSI Logic accepts the shares of C-Cube common stock for exchange pursuant to the exchange offer. All of these proxies shall be considered coupled with an interest in the tendered shares of C-Cube common stock and therefore shall not be revocable. Upon the effectiveness of the appointment, all prior proxies that you have given will be revoked, and you may not give any subsequent proxies (and, if given, they will not be deemed effective). LSI Logic's designees will, with respect to the shares of C-Cube common stock for which the appointment is effective, be empowered, among other things, to exercise all of your voting and other rights as they, in their sole discretion, deem proper at any annual, special or adjourned meeting of C-Cube stockholders or otherwise. LSI Logic reserves the right to require that, in order for shares of C-Cube common stock to be deemed validly tendered, immediately upon LSI Logic's exchange of the shares, LSI Logic must be able to exercise full voting rights with respect to the tendered shares of C-Cube common stock.

     LSI Logic will determine questions regarding the validity, form, eligibility (including time of receipt) and acceptance for exchange of any tender of shares of C-Cube common stock, in its sole discretion, and its determination shall be final and binding. LSI Logic reserves the absolute right to reject any and all tenders of shares of C-Cube common stock that it determines are not in proper form or the acceptance of or exchange for which may, in the opinion of its counsel, be unlawful. LSI Logic also reserves the absolute right to waive any defect or irregularity in the tender of any shares of C-Cube common stock. No tender of shares of C-Cube common stock will be deemed to have been validly made until all defects and irregularities in tenders of shares of C-Cube common stock have been cured or waived. Neither LSI Logic, the Exchange Agent, the Information Agent nor any other person will be under any duty to give notification of any defects or irregularities in the tender of any shares of C-Cube common stock or will incur any liability for failure to give notification. LSI Logic's interpretation of the terms and conditions of the exchange offer (including the letter of transmittal and instructions thereto) will be final and binding.

     The tender of shares of C-Cube common stock pursuant to any of the procedures described above will constitute a binding agreement between LSI Logic and you upon the terms and subject to the conditions to the exchange offer.

BACKGROUND OF THE TRANSACTION

     The merger agreement and the terms and conditions of the exchange offer and the merger are the result of arm's length negotiations between representatives of LSI Logic and representatives of C-Cube. Described below is a summary of the background of these negotiations.

     LSI Logic and C-Cube have been familiar with each other's businesses for many years. Senior executives of the two companies have encountered one another in a number of business and industry settings and, at various times over the past four years have discussed the possibility of entering into a strategic relationship involving LSI Logic and C-Cube's semiconductor business.

     In August 1997, Bryon Look, LSI Logic's then Vice President of Corporate Development, met with representatives of C-Cube to discuss a possible strategic relationship involving LSI Logic and C-Cube's semiconductor business. From August 1997 until October 1997, LSI Logic and C-Cube held other discussions regarding a strategic relationship and engaged in various levels of analysis regarding such a relationship; however, in October 1997, C-Cube's board of directors determined that it was in the best interests of C-Cube and its stockholders to continue operations as a stand-alone entity and to retain its semiconductor business.

     In May 1999, LSI Logic executives again considered a possible relationship involving LSI Logic and C-Cube's semiconductor business, but after preliminary internal discussions, did not pursue any further contacts with C-Cube with respect to such a relationship at that time.

     In October 1999, C-Cube announced its plans to restructure the company by separating its semiconductor business into a subsidiary, C-Cube Semiconductor Inc., either selling its semiconductor business to a third party or distributing the shares of C-Cube Semiconductor Inc. to the then-current C-Cube stockholders and merging the remainder of C-Cube, which consisted primarily of its DiviCom business, into a public company known as Harmonic Inc.

     On October 28, 1999, Wilfred Corrigan, LSI Logic's Chief Executive Officer, sent a letter to Alex Balkanski, C-Cube's then Chief Executive Officer, in which Mr. Corrigan expressed LSI Logic's renewed interest in potentially acquiring C-Cube's semiconductor business.

     In November 1999, at C-Cube's direction, C-Cube's financial advisor, Credit Suisse First Boston, contacted Mr. Corrigan and requested that LSI Logic submit a written indication of interest to acquire C-Cube's semiconductor business.

     LSI Logic submitted a nonbinding indication of interest relating to C-Cube's semiconductor business in December 1999 which was discussed by C-Cube's board of directors at a meeting on December 14, 1999. After discussion, C-Cube's board of directors determined that a sale of C-Cube's semiconductor business to LSI Logic was not appropriate and that it was in the best interests of C-Cube and its stockholders to continue operations as a stand-alone company. Mr. Corrigan was subsequently informed of C-Cube's board of directors' decision not to enter into further negotiations with LSI Logic, and the discussions regarding the potential transaction were discontinued.

     In early May 2000, the spin-off of C-Cube's semiconductor business was completed and C-Cube was merged with Harmonic Inc. A complete description of the spin-off and the merger of C-Cube with Harmonic Inc. is summarized in the section entitled "Summary -- The Companies" and in the section entitled "Information Relating to C-Cube -- May 2000 Restructuring" in this prospectus.

     In early 2001, C-Cube's board of directors authorized C-Cube's management to consider possible strategic alternatives available to C-Cube. Shortly thereafter, members of C-Cube's management began discussing alternatives with C-Cube's financial advisor, including the possibility of contacting third parties to solicit their interest in a transaction with C-Cube. Thereafter, at the direction of C-Cube, Credit Suisse First Boston contacted several companies that were identified as potential business combination candidates. On March 7, 2001, representatives of C-Cube contacted Mr. Look to determine LSI Logic's level of interest in discussions regarding a potential business combination.

     On March 8, 2001, Mr. Corrigan, Mr. Look and other members of LSI Logic's executive management team held a meeting to consider a potential business combination with C-Cube. At the meeting, LSI Logic's executive team decided that LSI Logic would be interested in re-commencing discussions with C-Cube.

     As a result of Credit Suisse First Boston's efforts to contact companies that had expressed an interest in a potential business combination with C-Cube, several non-binding expressions of interest were received by C-Cube. On March 9, 2001, LSI Logic submitted a non-binding expression of interest to C-Cube outlining possible terms of a business combination transaction involving C-Cube and LSI Logic. During the week of March 12, 2001, several other companies that had expressed an interest in a transaction with C-Cube executed confidentiality agreements with C-Cube, which permitted them to exchange additional information concerning their respective businesses, organizations, financial condition and results of operations.

     On March 15, 2001, C-Cube's board of directors met with representatives of Wilson Sonsini Goodrich & Rosati, outside legal counsel to C-Cube, and Credit Suisse First Boston to discuss the current market environment and the expressions of interest that C-Cube had received. C-Cube's board of directors directed C-Cube's management team to continue pursuing the expressions of interest.

     On March 16, 2001, LSI Logic and C-Cube entered into a mutual confidentiality agreement. LSI Logic then provided a due diligence request list to C-Cube. Representatives of both companies, and their respective outside legal counsel, including Cooley Godward LLP acting as outside legal counsel to LSI Logic, and financial advisors, including Dresdner Kleinwort Wasserstein acting as financial advisor to LSI Logic, exchanged various telephone calls with a view toward preparing for additional due diligence efforts. The due diligence efforts continued from March 17, 2001 through March 26, 2001.

     Between March 17 and March 24, 2001, C-Cube continued to pursue discussions with various other parties which had submitted nonbinding expressions of interest relating to the possible acquisition of or business combination transaction with C-Cube, and continued its legal and financial due diligence investigation of and management discussions with these other parties.

     On March 20, 2001, members of LSI Logic's management and representatives of LSI Logic's financial advisor met with members of C-Cube's management and representatives of C-Cube's legal counsel and financial advisor to discuss the two companies' businesses and the possibility of a business combination. LSI Logic's management was represented by Mr. Corrigan, Mr. Look, now LSI Logic's Chief Financial Officer and Executive Vice President, Giuseppe Staffaroni, LSI Logic's Executive Vice President, Broadband Communications, Hemant Thapar, LSI Logic's Vice President, Broadband Access Division, Robert Brown, LSI Logic's Director of Business Development, and David Pursel, LSI Logic's Vice President, General Counsel and Secretary. C-Cube's management was represented by Umesh Padval, C-Cube's President and Chief Executive Officer, Didier Le Gall, C-Cube's Chief Technical Officer and Senior Vice President, Research and Development, Howard Bailey, C-Cube's Chief Financial Officer, Patrick Henry, C-Cube's Senior Vice President, Marketing and Corporate Development, and Chris Adams, C-Cube's Vice President, Broadband Marketing.

     On or about March 21, 2001, C-Cube and Wilson Sonsini Goodrich & Rosati circulated an initial draft of the merger agreement to LSI Logic and Cooley Godward, and to various other parties which had submitted expressions of interest. C-Cube requested comments to the initial draft of the merger agreement as a means to determine the level of commitment and interest of LSI Logic and the other parties in completing a potential transaction with C-Cube.

     On March 23, 2001, LSI Logic's board of directors held a telephonic meeting to discuss a potential business combination with C-Cube. Present from LSI Logic management during this conference call were Mr. Corrigan, Mr. Look, Mr. Staffaroni, Mr. Brown and Mr. Pursel. Also present on the call were representatives of Cooley Godward and, for a portion of the call, representatives of Dresdner Kleinwort Wasserstein. Dresdner Kleinwort Wasserstein presented its preliminary financial review of C-Cube and the proposed business combination. LSI Logic's board of directors discussed, among other things, the possible synergies of combining LSI Logic with C-Cube and the possible benefits and risks to LSI Logic of such a combination. LSI Logic's board of directors authorized LSI Logic's management to continue its discussions with C-Cube and to proceed with negotiation of a merger agreement.

     Also on March 23, 2001, counsel for LSI Logic prepared and sent to Wilson Sonsini Goodrich & Rosati its comments to the initial draft of the merger agreement. C-Cube and LSI Logic continued to negotiate the terms of the merger agreement from this date through March 26, 2001, the date the definitive merger agreement was executed.

     On March 24, 2001, at a special meeting of C-Cube's board of directors, C-Cube's management, legal counsel and financial advisor updated C-Cube's board of directors on the progress of the discussions with parties that had submitted expressions of interest. Representatives from Wilson Sonsini Goodrich & Rosati reported that, as of that date, only one of the companies, LSI Logic, had responded to the draft merger agreement. Representatives of Wilson Sonsini Goodrich & Rosati summarized the form of merger agreement that had been provided to LSI Logic and highlighted the issues identified by LSI Logic in its comments to the draft merger agreement. C-Cube's board of directors was also informed that LSI Logic had expressed an unwillingness to participate in a bidding process and that LSI Logic's proposal would be withdrawn on March 26, 2001. C-Cube's board of directors considered LSI Logic's proposal as well as other potential alternatives. In its deliberations, C-Cube's board of directors discussed, among other things, LSI Logic's product lines, business strategy, competitive position and the value and trading pattern of its common stock, regulatory and other legal issues, LSI Logic's proposed exchange ratio and the other terms of LSI Logic's proposal. C-Cube's board of directors determined that C-Cube's management and its legal counsel and financial advisor should continue to pursue and evaluate a potential transaction with LSI Logic with a view toward entering into a definitive merger agreement with LSI Logic.

     On March 25, 2001, LSI Logic's board of directors held a meeting at which they reviewed the terms of the proposed merger agreement. Representatives of Dresdner Kleinwort Wasserstein discussed with LSI Logic's board of directors materials relating to the valuation of C-Cube, and representatives of Cooley

Godward discussed with LSI Logic's board of directors the material terms of the proposed merger agreement. At this meeting, Dresdner Kleinwort Wasserstein delivered to LSI Logic's board of directors an oral opinion, which was subsequently confirmed in writing, that based on and subject to the matters described in its opinion, the proposed exchange ratio was fair, from a financial point of view, to LSI Logic. After the discussion, the directors present at the meeting voted to approve the merger agreement and the related agreements and the transactions contemplated by the merger agreement and the related agreements, including the exchange offer, subject to successful completion of negotiations, and authorized the officers of LSI Logic to complete negotiations and finalize and execute the merger agreement and related agreements.

     C-Cube's board of directors also held a meeting on March 25, 2001, and met with C-Cube's management, outside legal counsel and financial advisor to receive an update on their due diligence investigations and the status of negotiations. C-Cube's board of directors reviewed the terms of LSI Logic's proposal, based on the proposed merger agreement and other materials previously circulated to the board. This meeting also included discussions by Wilson Sonsini Goodrich & Rosati of the material terms of LSI Logic's proposed transaction and a review by Credit Suisse First Boston of the financial aspects of the proposed transaction.

     In its deliberations, C-Cube's board of directors considered the exchange ratio and other terms of LSI Logic's proposal and the fact that no other potentially interested parties had responded to the initial draft of the merger agreement. C-Cube's board of directors further weighed the advantages and disadvantages of each of the nonbinding expressions of interest received from other parties including, among other things, the relative value of the form of consideration, the nature of the businesses to be combined, the level of interest expressed by the other parties, the estimated time required to negotiate and complete a transaction and regulatory issues in connection with a potential transaction. C-Cube's board of directors again noted that LSI Logic had indicated that it would not participate in a bidding process and that its proposal would be withdrawn on March 26, 2001. C-Cube's board of directors elected to adjourn the meeting and directed representatives of C-Cube's legal counsel and financial advisor to express C-Cube's concern over some of LSI Logic's proposed terms in the merger agreement.

     Later in the evening of March 25, 2001, C-Cube's board of directors reconvened to discuss LSI Logic's response to C-Cube's expression of concern relating to certain proposed terms of the merger agreement and to discuss the most recent negotiations with LSI Logic. After further deliberations, C-Cube's board of directors elected to move forward with the adoption of final resolutions regarding LSI Logic's proposed transaction. Credit Suisse First Boston reviewed for C-Cube's board of directors its financial analysis of the proposed exchange ratio and delivered to C-Cube's board of directors an oral opinion, which opinion was confirmed by delivery of a written opinion dated March 26, 2001, the date of the merger agreement, to the effect that, as of the date of the opinion and based on and subject to the matters described in the opinion, the exchange ratio provided for in the transaction was fair, from a financial point of view, to the holders of C-Cube common stock (other than LSI Logic and its affiliates). This meeting concluded with a vote of C-Cube's board of directors in which the board unanimously approved the merger agreement, determined that the exchange offer and the merger are fair to, and in the best interests of, C-Cube stockholders and resolved to recommend that C-Cube stockholders accept the exchange offer and tender their shares pursuant to the exchange offer.

     On March 26, 2001, upon completion of all negotiations and finalization of all agreements, the two companies executed and delivered the merger agreement and related agreements, and LSI Logic and C-Cube issued a joint press release announcing the transaction.

REASONS FOR THE EXCHANGE OFFER AND THE MERGER

     C-CUBE'S REASONS

     C-Cube's board of directors believes that, despite C-Cube's success to date, increasing competition and industry consolidation would make it increasingly important for C-Cube to grow and gain critical mass in order to compete with larger companies with substantially greater resources and broader, integrated product offerings. C-Cube's management has considered a number of alternatives for enhancing its competitive position, including a combination with a larger company. In the industry environment referred to above, C-Cube's board of directors identified several potential benefits for the C-Cube stockholders, employees and customers that it believes could result from a combination with LSI Logic. These potential benefits include, among other things:

     - providing C-Cube stockholders with shares of LSI Logic common stock in a tax-free exchange at a substantial premium over the prevailing market price for C-Cube common stock immediately prior to the announcement of the merger;

     - enabling the combined company to achieve synergies in a range of areas, particularly allowing C-Cube to take advantage of the fact that LSI Logic has its own manufacturing facilities while C-Cube relies entirely on external foundries;

     - leveraging the depth and experience of LSI Logic's management team;

     - making greater resources available for research and development, product distribution and service;

     - enabling the combined company to offer complementary product lines, which presents the opportunity to increase the breadth of products offered; and

     - dampening the magnitude of swings in operating results based on different demand cycles for the two companies' products.

     In the course of its deliberations during board meetings, C-Cube's board of directors reviewed with C-Cube's management and outside advisors a number of factors relevant to the transaction. C-Cube's board of directors considered the following potentially positive factors, among others, in connection with its review and analysis of the transaction. The conclusions reached by C-Cube's board of directors with respect to each of these factors supported its determination that the merger agreement and the transactions, including the exchange offer and the merger, were fair to, and in the best interests of, C-Cube and its stockholders:

     - C-Cube management's view regarding the financial condition, results of operations and businesses of LSI Logic and C-Cube before and after giving effect to the transaction based on management due diligence and publicly available earnings estimates and, in particular, the view that, in light of, among other things, market and industry conditions, the potential synergy and compatibility between C-Cube and LSI Logic, the complementary nature and lack of overlap of LSI Logic's and C-Cube's products, the financial strength of LSI Logic and the ability to leverage LSI Logic's sales network to increase sales of C-Cube's products, and the long-term financial condition, results of operations, prospects and competitive position of the combined company would be better than the long-term financial condition, results of operations, prospects and competitive position of C-Cube on a stand-alone basis;

     - current financial market conditions and historical market prices, volatility and trading information with respect to LSI Logic common stock and C-Cube common stock, as well as the greater liquidity to C-Cube stockholders of an investment in LSI Logic common stock compared to C-Cube common stock;

     - the belief that the terms of the merger agreement are reasonable;

     - the financial presentation of Credit Suisse First Boston to C-Cube's board of directors, including its opinion regarding the fairness, from a financial point of view, to the holders of C-Cube common stock (other than LSI Logic and its affiliates) of the exchange ratio provided for in the transaction, as described more fully under "Opinion of C-Cube's Financial Advisor" in C-Cube's Solicitation/ Recommendation Statement on
       Schedule 14D-9, which is being mailed to you together with this prospectus;

     - the impact of the merger on C-Cube's customers and employees; and

     - discussions with C-Cube's management, outside legal counsel and financial advisor regarding the results of their due diligence investigation of LSI Logic.

     C-Cube's board of directors also considered a number of potentially negative factors in its deliberations concerning the merger. The potentially negative factors considered by C-Cube's board of directors included:

     - the risk that, because the exchange ratio will not be adjusted for changes in the market price of either LSI Logic common stock or C-Cube common stock, the per share value of the consideration to be received by C-Cube stockholders might be less than the price per share implied by the exchange ratio immediately before the announcement of the proposed transaction due to fluctuations in the market value of LSI Logic common stock and C-Cube common stock;

     - the risk that the transaction might not be completed in a timely manner or at all;

     - the negative impact of any customer or supplier confusion after announcement of the proposed transaction;

     - the challenges relating to the integration of the two companies;

     - certain terms of the merger agreement and related agreements that prohibit C-Cube and its representatives from soliciting third party bids and from soliciting, initiating or encouraging third party bids, or from withholding, withdrawing, modifying or changing C-Cube's recommendation in favor of the transaction with LSI Logic, except in limited circumstances, which terms could reduce the likelihood that a third party would make a bid for C-Cube;

     - the termination fee payable by C-Cube in certain circumstances; and

     - the other risks described above in the section entitled "Risk Factors" starting on page 19.

     C-Cube's board of directors believed that these risks were outweighed by the potential benefits of the transaction.

     The above discussion of the information and factors considered by C-Cube's board of directors is not intended to be exhaustive but is believed to include all material factors considered by the board. In view of the wide variety of factors considered by C-Cube's board of directors, the board did not find it practicable to quantify or otherwise assign relative weight to the specific factors considered. In addition, C-Cube's board did not reach any specific conclusion on each factor considered, or any aspect of any particular factor, but conducted an overall analysis of these factors. Individual members of C-Cube's board may have given different weight to different factors. However, after taking into account all of the factors described above, C-Cube's board of directors has unanimously approved the merger agreement, determined that the exchange offer and the merger are fair to, and in the best interests of, C-Cube stockholders and recommends that C-Cube stockholders accept the exchange offer and tender their shares pursuant to the exchange offer.

     LSI LOGIC'S REASONS

     LSI Logic's primary reasons for seeking to complete a business combination with C-Cube are the beliefs of LSI Logic's board of directors and management that a business combination could result in a number of benefits, including:

     - the ability of the two companies to combine their technological resources to develop new products with increased functionality and bring them to market faster;

     - the ability of the combined company to offer complementary product lines and improve product offerings;

     - the ability of the combined company to commit greater resources to both current and emerging product development efforts and fund the future growth of its business;

     - the entry into a new strategic market segment for LSI Logic, with the potential for above average growth through an established market leader; and

     - the expansion of LSI Logic's business and operations in China, France, Japan, Korea, Taiwan and the United Kingdom.

     LSI Logic's board of directors has determined that the merger is in the best interests of LSI Logic and its stockholders. In reaching its determination, LSI Logic's board of directors considered a number of factors, including the factors discussed above and listed below. The conclusions reached by LSI Logic's board of directors with respect to the following factors supported its determination that the transaction and the issuance of shares of LSI Logic common stock in the exchange offer and the merger were fair to, and in the best interests of, LSI Logic and its stockholders:

     - the judgment, advice and analysis of LSI Logic's management with respect to the potential strategic, financial and operational benefits of the transaction, including management's favorable recommendation of the transaction, based in part on the business, technical, financial, accounting and legal due diligence investigations performed with respect to C-Cube;

     - the results of operations and financial condition of LSI Logic and C-Cube and the potential accretive effect of the combination on LSI Logic common stock;

     - the complementary fit between LSI Logic's and C-Cube's cultures and market segments, which should facilitate integration of the two companies; and

     - the terms of the merger agreement and related agreements, including the exchange ratio and structure, which were considered by both the board of directors and management of LSI Logic to provide a fair and equitable basis for the transaction.

     LSI Logic's board of directors also considered a number of potentially negative factors in its deliberations concerning the transaction. The potentially negative factors considered by LSI Logic's board of directors included:

     - the risk that the transaction might not be completed in a timely manner or at all;

     - the potential dilutive effect on the LSI Logic common stock price if revenue and earnings expectations of the combined company are not met;

     - the potential loss of key C-Cube employees critical to the ongoing success of the C-Cube products and to the successful integration of the LSI Logic and C-Cube product lines;

     - the general difficulties of integrating products, technologies and companies; and

     - the other risks and uncertainties discussed above in the section entitled "Risk Factors" starting on page 19.

     The above discussion of information and factors considered by LSI Logic's board of directors is not intended to be exhaustive but is believed to include all material factors considered by the board. In view of the wide variety of factors considered by LSI Logic's board of directors, the board did not find it practicable to quantify or otherwise assign relative weight to the specific factors considered. In addition, LSI Logic's board did not reach any specific conclusion on each factor considered, or any aspect of any particular factor, but conducted an overall analysis of these factors.

     Individual members of LSI Logic's board may have given different weight to different factors. However, after taking into account all of the factors described above, LSI Logic's board of directors determined that the merger agreement and the transaction were fair to, and in the best interests of, LSI Logic and that LSI Logic should proceed with the transaction.

INTERESTS OF C-CUBE'S OFFICERS AND DIRECTORS IN THE TRANSACTION

     RETENTION AGREEMENTS

     C-Cube has entered into management retention agreements with certain officers which generally provide that if a change in control of C-Cube occurs and the officer's employment is terminated by C-Cube without "cause" or by the officer for "good reason," within two months before or within 12 months after a change in control of C-Cube, the officer would be entitled to:

     - salary continuation for the lesser of one year or until the officer gains other full-time employment;

     - continuation of health, welfare and other similar benefits for the lesser of one year or until the officer gains other full-time employment; and

     - acceleration of 50% of any unvested portion of any stock option, restricted stock or other C-Cube equity compensation held by the officer (except for C-Cube's president and chief executive officer, Umesh Padval, who is entitled to acceleration of 100% of any unvested portion of any stock option, restricted stock or other C-Cube equity compensation).

     The completion of the transaction constitutes a change in control of C-Cube under the C-Cube Management Retention Agreements.

     This summary of the terms of the management retention agreements is qualified in its entirety by reference to the complete text of the management retention agreements, which have been filed as exhibits (e)(4) and (e)(5) of C-Cube's Solicitation/Recommendation Statement on Schedule 14D-9, which is being mailed to you together with this prospectus. The complete text of the management retention agreements are hereby incorporated into this prospectus by reference. Information regarding agreements between C-Cube and certain of its executive officers is included in Schedule I of C-Cube's Solicitation/Recommendation Statement on Schedule 14D-9.

     INDEMNIFICATION AND INSURANCE

     The merger agreement provides that all rights to indemnification and all limitations on liability existing in favor of the individuals who, on or prior to the completion of the merger were officers or directors of C-Cube and any of its subsidiaries, as provided in C-Cube's certificate of incorporation or bylaws, or in an agreement between one of the above individuals and C-Cube or a subsidiary of C-Cube, as in effect as of March 26, 2001, will survive the merger and continue in full force and effect.

     After the completion of the merger, LSI Logic is required to cause C-Cube, as the surviving corporation in the merger, to indemnify and hold harmless the individuals who on or before the completion of the merger were officers or directors of C-Cube and any of its subsidiaries to the same extent as set forth in the preceding paragraph.

     The merger agreement also provides that for six years after the completion of the merger, C-Cube, as the surviving corporation in the merger, will provide officers' and directors' liability insurance in respect of acts or omissions occurring prior to the completion of the merger, covering each C-Cube officer and director covered by C-Cube's officers' and directors' liability insurance policy as of March 26, 2001, on terms with respect to coverage and amount at least as favorable as those of the policy in effect on March 26, 2001. However, C-Cube is not required to expend more than the lesser of $450,000 or 200% of current annual premiums paid by C-Cube for the insurance each year to maintain or procure the insurance coverage. In addition, if the amount of the annual premiums necessary to maintain or procure the insurance coverage exceeds the amount described in the preceding sentence, C-Cube is required to maintain or procure, for the six-year period, the most advantageous policies of directors' and officers' insurance obtainable for an annual premium equal to the amount described in the preceding sentence.

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

MATERIAL FEDERAL INCOME TAX CONSEQUENCES

     Subject to the assumptions and limitations discussed below, in the opinion of Cooley Godward LLP, counsel to LSI Logic, and Wilson Sonsini Goodrich & Rosati, Professional Corporation, counsel to C-Cube, the following discussion sets forth the material United States federal income tax considerations of the transaction to holders of shares of C-Cube common stock who exchange their shares of C-Cube common stock for LSI Logic shares in the exchange offer and/or the merger. This discussion and the tax opinions described below are based on the Code, applicable Treasury regulations, administrative interpretations and court decisions in effect as of the date of this prospectus, all of which may change, possibly with retroactive effect. Any of the above changes could alter the tax consequences described in this summary and the tax opinions.

     This discussion of material federal income tax consequences of the transaction is intended to provide only a general summary, and is not a complete analysis or description of all potential federal income tax consequences of the exchange offer and/or the merger. It does not address all aspects of federal income taxation that may be important to a holder of shares of C-Cube common stock in light of that stockholder's particular circumstances or to a stockholder subject to special rules, such as:

     - a foreign entity or an individual stockholder who is not a citizen or resident of the United States;

     - a financial institution or insurance company;

     - a tax-exempt organization;

     - a dealer or broker in securities;

     - a stockholder who is subject to the alternative minimum tax provisions of the Code;

     - a stockholder whose shares are qualified small business stock for purposes of Section 1202 of the Code;

     - a stockholder who holds shares of C-Cube common stock as part of a hedge, appreciated financial position, straddle, constructive sale or conversion transaction;

     - a stockholder who acquired shares of C-Cube common stock pursuant to the exercise of incentive stock options or who holds shares of C-Cube common stock that are subject to a substantial risk of forfeiture; or

     - a stockholder who does not hold shares of C-Cube common stock as capital assets.

     In addition, this discussion does not address any state, local or foreign income tax or non-income tax consequences of the exchange offer and/or the merger or of any transactions other than the exchange offer and the merger. LSI Logic urges holders of shares of C-Cube common stock to consult their own tax advisors to determine the particular federal income tax or other tax consequences to them of participation in the exchange offer and/or the merger.

     QUALIFICATION OF THE EXCHANGE OFFER AND MERGER AS A REORGANIZATION

     Although there is limited authority, the transaction will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code if, among other things, all of the following factual assumptions (also referred to as the "supporting conditions") are met:

     - the exchange offer and the merger are completed under the current terms of the merger agreement;

     - the minimum tender condition for the exchange offer is satisfied; and

     - the merger is completed promptly after the exchange offer.

     The completion of the exchange offer is conditioned upon the receipt by LSI Logic and C-Cube of tax opinions to the above effect from Cooley Godward LLP and Wilson Sonsini Goodrich & Rosati, Professional Corporation, respectively. These opinions, and the opinions contained herein, are based upon representations and covenants made by LSI Logic and C-Cube, including representations in certificates of officers of LSI Logic and C-Cube to be delivered to tax counsel prior to the completion of the exchange offer, and upon certain assumptions, including the absence of changes in facts or in law between the date of the completion of the exchange offer and the completion of the merger. If any of those representations, covenants or assumptions is inaccurate, the tax consequences of the transaction could differ materially from those summarized below. In addition, the ability to satisfy the supporting conditions, and therefore the federal income tax consequences of the transaction, depend in part on facts that will not be available before the completion of the merger. There can be no assurance that the merger will be completed, or that the supporting conditions will be satisfied. If the supporting conditions are not satisfied, the opinions of Cooley Godward and Wilson Sonsini Goodrich & Rosati described above may not be relied upon. Furthermore, Cooley Godward's and Wilson Sonsini Goodrich & Rosati's opinions will neither bind the IRS nor preclude the IRS or the courts from adopting a contrary position. C-Cube stockholders should be aware that neither the IRS nor any court has ruled on the tax treatment of a combination of transactions identical to the transaction and no ruling has been or will be requested from the IRS in connection with the transaction. Accordingly, it is possible that the exchange offer and/or the merger may not qualify as a reorganization, and the tax consequences of the transaction could differ materially from those summarized below. See the section entitled
"-- Federal Income Tax Consequences if the Exchange Offer and the Merger Do Not Qualify as a Reorganization."

     Assuming that the transaction qualifies as a tax-free reorganization, for federal income tax purposes:

     - A holder of shares of C-Cube common stock will not recognize any gain or loss on its exchange in the exchange offer or the merger of its shares of C-Cube common stock for LSI Logic shares.

     - If a holder of shares of C-Cube common stock receives cash instead of fractional shares of LSI Logic common stock, the stockholder will be required to recognize capital gain or loss, measured by the difference between the amount of cash received instead of that fraction of a share and the portion of the tax basis of that holder's shares of C-Cube common stock allocable to that fraction of a share. This gain or loss will be long-term capital gain or loss if the holder of shares of C-Cube common stock has held the shares of C-Cube common stock exchanged for that fraction of an LSI Logic share for more than one year at the time the shares of C-Cube common stock are accepted in the exchange offer or at the completion of the merger, as the case may be. The deductibility of capital losses is subject to limitations for both individuals and corporations.

     - A holder of shares of C-Cube common stock will have a tax basis in the LSI Logic shares received in the exchange offer or the merger equal to
       (1) the tax basis in the shares of C-Cube common stock surrendered by that stockholder in the exchange offer or the merger, reduced by (2) any tax basis in the shares of C-Cube common stock that is allocable to a fraction of an LSI Logic share for which cash is received.

     - The holding period for LSI Logic shares received in exchange for shares of C-Cube common stock in the exchange offer or the merger will include the holding period for shares of C-Cube common stock surrendered in the exchange offer or the merger.

     - Under specified circumstances, holders of shares of C-Cube common stock may be entitled to appraisal rights in connection with the merger. See the section entitled "The Transaction -- Appraisal Rights" below. If appraisal rights are available and a holder of shares of C-Cube common stock receives cash pursuant to the exercise of appraisal rights, the stockholder will recognize capital gain or loss, measured by the difference between the amount realized and the holder's tax basis in the shares of C-Cube common stock. Holders of shares of C-Cube common stock that exercise appraisal rights are urged to consult their own tax advisors.

     - C-Cube will not recognize gain or loss as a result of the transaction.

     FEDERAL INCOME TAX CONSEQUENCES IF THE EXCHANGE OFFER AND THE MERGER DO NOT QUALIFY AS A REORGANIZATION

     The tax consequences described above are based on factual assumptions, representations and covenants, including the satisfaction of the supporting conditions. If any of those factual assumptions, representations or covenants are not satisfied or observed, or in the event of a contrary ruling by the IRS or a court, the federal income tax consequences of the transaction to holders of shares of C-Cube common stock could differ materially from those summarized above in the section entitled "-- Qualification of the Exchange Offer and the Merger as a Reorganization." In that event, exchanges by C-Cube stockholders pursuant to the exchange offer and/or the merger could be taxable transactions for federal income tax purposes depending on the particular facts surrounding the exchange offer and/or the merger, some of which may not be known before the completion of the merger or later points in time.

     If the exchange offer and/or the merger is taxable, each C-Cube stockholder participating in the exchange offer and/or the merger, as applicable, will recognize capital gain or loss, measured by the difference between the fair market value of the LSI Logic shares (together with any cash instead of fractional shares of LSI Logic common stock) received by the stockholder and the stockholder's tax basis in the shares of C-Cube common stock surrendered. This gain or loss will be long-term capital gain or loss if the stockholder had held the shares of C-Cube common stock for more than one year at the time the shares of C-Cube common stock are accepted in the exchange offer or at the completion of the merger, as applicable.

     FEDERAL INCOME TAX CONSEQUENCES IF THE MERGER IS NOT COMPLETED

     No opinion has been given concerning any tax consequences of the exchange offer if the merger is not completed, or if the merger is not completed promptly after the exchange offer. Except as described under this heading, if the merger is not completed, exchanges pursuant to the exchange offer generally will be taxable transactions for federal income tax purposes with the consequences described above in the section entitled "-- Federal Income Tax Consequences if the Exchange Offer and the Merger Do Not Qualify as a Reorganization."

     Even if the merger is not completed, the exchange offer will still be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code so long as the following factual assumptions are met:

     - in general, LSI Logic must acquire at least 80% of the shares of C-Cube common stock in the exchange offer;

     - any acquisition of additional shares of C-Cube common stock from other stockholders that LSI Logic may decide to effect must not be for consideration other than LSI Logic voting stock; and

     - the representations and covenants made by LSI Logic and C-Cube to Cooley Godward and Wilson Sonsini Goodrich & Rosati must remain effective.

     Whether these factual assumptions will be satisfied will not be known at the time of the exchange offer and there can be no assurances that the factual assumptions will be satisfied.

     LSI Logic urges each holder of shares of C-Cube common stock to consult his or her own tax advisor to determine the particular United States federal, state or local or foreign income or other tax consequences of participation in the exchange offer and/or the merger.

     FEDERAL BACKUP WITHHOLDING; REPORTING

     To prevent backup federal income tax withholding with respect to cash, if any, received pursuant to the exchange offer and/or the merger, you must either provide the Exchange Agent with your correct taxpayer identification number and certify whether you are subject to backup withholding of federal income tax by completing the substitute Form W-9 included in the letter of transmittal or establish a basis for exemption from backup withholding. Some stockholders (including, among others, all corporations and some foreign individuals) are not subject to these backup withholding and reporting requirements. In order for a foreign person to qualify as an exempt recipient, the stockholder must generally submit a Form W-8BEN, W-8ECI, W-8EXP or W-8IMY, as appropriate, signed under penalties of perjury, attesting to that person's exempt status. C-Cube stockholders who fail to provide their correct taxpayer identification numbers and the appropriate certifications or to establish an exemption as described above will be subject to backup withholding of 31% on cash amounts received in the exchange offer and/or the merger and may be subject to a $50 penalty imposed by the IRS. If withholding is made and results in an overpayment of taxes, a refund may be obtained. Cash amounts paid pursuant to the exchange offer and/or the merger will be reported to the extent required by the Code to C-Cube stockholders and the IRS.

     Each C-Cube stockholder who receives LSI Logic's common shares in the exchange offer and/or the merger is required to file a statement with his, her or its federal income tax return setting forth the stockholder's basis in the shares of C-Cube common stock surrendered and the fair market value of LSI Logic's common shares and the proceeds from the cash in lieu of fractional shares received in the exchange offer and the merger and is required to retain permanent records of these facts relating to the transaction.

ACCOUNTING TREATMENT

     The transaction described in this prospectus will be accounted for as a "purchase," as that term is used under generally accepted accounting principles, commonly referred to as "GAAP," for accounting and financial reporting purposes. C-Cube will be treated as the acquired corporation for these purposes. C-Cube's assets, liabilities and other items will be adjusted to their estimated fair value at the completion of the merger and combined with the historical book values of the assets and liabilities of LSI Logic. Applicable income tax effects of these adjustments will be included as a component of the combined company's deferred tax asset or liability. The difference between the estimated fair value of the assets, liabilities and other items (adjusted as discussed above) and the purchase price will be recorded as an intangible asset and amortized against the combined company's earnings over six years following completion of the merger. For further information concerning the amount of goodwill or other intangibles to be recorded in connection with the merger and the amortization of that goodwill, see the section entitled "Notes to Unaudited Pro Forma Combined Condensed Financial Statements" on page 95.

     On February 14, 2001, the Financial Accounting Standards Board (FASB) issued an exposure draft for public comment which proposes changing the method of accounting for goodwill in a purchase transaction from capitalization and amortization against earnings to capitalization and periodic evaluation for impairment. If this change were adopted by the FASB, unamortized goodwill resulting from this transaction would be reported as an asset and not amortized against earnings unless it became impaired. The public comment period ended on March 16, 2001 and the FASB proposes to make this change effective July 2001; however, there can be no assurance that the FASB will ever adopt this change or that any final standard will become effective in July 2001.

REGULATORY APPROVALS

     Other than clearance under the antitrust laws applicable to the transaction which are described below, the Securities and Exchange Commission declaring the registration statement on Form S-4 relating to this transaction effective and the filing of a certificate of merger under Delaware law with respect to the merger, LSI Logic does not believe that any additional material governmental filings are required with respect to the transaction.

     Under the HSR Act, the transaction may not be completed until LSI Logic and C-Cube each notify and furnish information to the Federal Trade Commission and the Antitrust Division of the United States Department of Justice and specified waiting period requirements have been satisfied. LSI Logic and C-Cube agreed, pursuant to the merger agreement, to use commercially reasonable efforts to take or cause to be taken all actions necessary to obtain any clearance, waiver, approval or authorization relating to the HSR Act that is necessary to enable LSI Logic and C-Cube to complete the transaction. The notifications required under the HSR Act to the Federal Trade Commission and the Antitrust Division of the United States Department of Justice were filed on April 10, 2001, and the waiting period under the HSR Act will expire on May 10, 2001, unless otherwise extended or terminated.

     At any time before or after the completion of the exchange offer or the merger, either the Antitrust Division of the United States Department of Justice or the Federal Trade Commission could take any action under United States antitrust laws that it deems necessary or desirable, including seeking to enjoin the completion of the exchange offer or the merger or seeking the divestiture of substantial assets of LSI Logic or C-Cube. Private parties and state attorneys general may also bring actions under United States antitrust laws depending on the circumstances. Although we believe that neither the exchange offer nor the merger raises concerns under U.S. antitrust laws, we can give no assurance that a challenge to the exchange offer or the merger on antitrust grounds will not be made or, if a challenge is made, that it would not be successful.

     LSI Logic and C-Cube also conduct operations internationally, where other antitrust-related regulatory filings or approvals are likely to be required in connection with the completion of the exchange offer and the merger. LSI Logic and C-Cube anticipate that antitrust-related regulatory filings will be submitted in connection with the completion of the transaction in Germany, Japan and such other foreign jurisdictions where filings are determined to be necessary. It is expected that the waiting periods under the relevant foreign antitrust laws will expire in May 2001, unless otherwise extended or terminated. The foreign antitrust authorities or private parties could also take any action available to them under the relevant foreign antitrust laws that they deem necessary or desirable, including seeking to enjoin the completion of the exchange offer or the merger or seeking the divestiture of substantial assets of LSI Logic or C-Cube. Although we believe that neither the exchange offer nor the merger raises concerns under foreign antitrust laws, we can give no assurance that a challenge to the exchange offer or the merger on antitrust grounds will not be made or, if a challenge is made, that it would not be successful.

APPROVAL OF THE MERGER

     Under Section 251 of the Delaware General Corporation Law, the approval of the board of directors of a company and the affirmative vote of the holders of at least a majority of its outstanding shares on the record date for such meeting are required to approve a merger and adopt a merger agreement. C-Cube's board of directors has previously approved the merger.

     If, after completion of the exchange offer, LSI Logic owns more than 50% but less than 90% of the outstanding shares of C-Cube common stock, it would complete the acquisition of the remaining outstanding shares of C-Cube common stock through a vote of C-Cube stockholders with respect to the merger. Since LSI Logic will own a majority of the shares of C-Cube common stock on the record date, it would have a sufficient number of shares of C-Cube common stock to approve the merger without the affirmative vote of any other holder of shares of C-Cube common stock and, therefore, approval of the merger by C-Cube stockholders will be assured. Completion of the transaction in this manner is referred to in this prospectus as a "long-form" merger.

     Under Section 253 of the Delaware General Corporation Law, a merger can occur without a vote of C-Cube stockholders, referred to as a "short-form merger," if, after completion of the exchange offer, as it may be extended and including any subsequent offering period, LSI Logic were to own at least 90% of the outstanding shares of C-Cube common stock. If, after completion of the exchange offer, as it may be extended and including any subsequent offering period, LSI Logic owns at least 90% of the outstanding shares of C-Cube common stock, LSI Logic would complete the acquisition of the remaining outstanding shares of C-Cube common stock by completing a short-form merger.

APPRAISAL RIGHTS

     C-Cube stockholders do not have appraisal rights in connection with the exchange offer.

     If LSI Logic completes the exchange offer but, upon completion of the exchange offer, as it may be extended and including any subsequent offering period, it owns less than 90% of the outstanding shares of C-Cube common stock, LSI Logic has agreed to effect a long-form merger, as described above. C-Cube

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

stockholders who have not exchanged their shares of C-Cube common stock in the exchange offer will not have appraisal rights in connection with a long-form merger.

     If LSI Logic completes the exchange offer and, upon completion of the exchange offer, as it may be extended and including any subsequent offering period, it owns at least 90% of the outstanding shares of C-Cube common stock, LSI Logic has agreed to effect a short-form merger (as described above). C-Cube stockholders at the time of a short-form merger will have the right under
Section 262 of the Delaware General Corporation Law to dissent and demand appraisal of their shares of C-Cube common stock. Under Section 262, dissenting stockholders who comply with the applicable statutory procedures will be entitled to receive a judicial determination of the fair value of their shares of C-Cube common stock (exclusive of any element of value arising from the accomplishment or expectation of the merger) and to receive payment of this fair value in cash, together with a fair rate of interest, if any. In Cede & Co. and Cinerama, Inc. v. Technicolor, Inc., the Supreme Court of the State of Delaware construed Section 262 of the Delaware General Corporation Law and held that the "accomplishment or expectation" exclusion from the calculation of fair value described in the preceding sentence is narrow and is designed to eliminate use of pro forma data and projections of a speculative variety relating to the completion of a merger. The court held that it is appropriate to include in the calculation of fair value any known elements of value. LSI Logic cannot assure you what methodology a court would use to determine fair value or how a court would select which of the elements of value that are to be included in its determination.

POSSIBLE EFFECTS OF THE EXCHANGE OFFER

     REDUCED LIQUIDITY OF C-CUBE COMMON STOCK; POSSIBLY NO LONGER INCLUDED FOR QUOTATION

     The tender and exchange of shares of C-Cube common stock pursuant to the exchange offer will reduce the number of holders of shares of C-Cube common stock and the number of shares of C-Cube common stock that might otherwise trade publicly and could adversely affect the liquidity and market value of the remaining shares of C-Cube common stock held by the public. Shares of C-Cube common stock are included for listing and principally traded on the Nasdaq National Market. Depending on the number of shares of C-Cube common stock acquired pursuant to the exchange offer, following completion of the exchange offer, shares of C-Cube common stock may no longer meet the requirements of the Nasdaq National Market for continued listing. The requirements for continued inclusion in the Nasdaq National Market, among other things, require that an issuer have either:

     - at least 750,000 publicly held shares, held by at least 400 stockholders of round lots, with a market value of at least $5 million and net tangible assets of at least $4 million and at least two registered and active market makers for the shares; or

     - at least 1,100,000 publicly held shares, held by at least 400 stockholders of round lots, with a market value of at least $15 million and at least four registered and active market markers, and either:

      - a market capitalization of at least $50 million; or

      - total assets and total revenue of at least $50 million each for the most recently completed fiscal year or two of the last three most recently completed fiscal years.

     Even if the requirements for continued inclusion in the Nasdaq National Market are not satisfied, the shares might nevertheless continue to be included in a different tier of Nasdaq with quotations published in the Nasdaq "additional list" or in one of the "local lists," but if the number of holders of the shares were to fall below 300, the number of publicly held shares were to fall below 500,000 or there were not at least two registered and active market makers for the shares, applicable Nasdaq rules provide that the shares would no longer be "qualified" for Nasdaq reporting and Nasdaq would cease to provide any quotations. Shares held directly or indirectly by directors, officers or beneficial owners of more than 10% of the shares are not considered as being publicly held for this purpose. If, following the completion of the exchange offer, the shares of C-Cube no longer meet the requirements for continued inclusion in the

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

Nasdaq National Market or in any other tier of Nasdaq and the shares were no longer included in the Nasdaq National Market or in any other tier of Nasdaq, the market for shares of C-Cube common stock could be adversely affected.

     If the shares of C-Cube common stock no longer meet the requirements for continued inclusion in any tier of the Nasdaq, it is possible that the shares would continue to trade in the over-the-counter market and that price quotations would be reported by other sources. The extent of the public market for the shares of C-Cube common stock and the availability of quotations for shares of C-Cube common stock would, however, depend upon the number of holders of shares remaining at that time, the interest in maintaining a market in shares of C-Cube common stock on the part of securities firms, the possible termination of registration of the shares under the Securities Exchange Act of 1934, as described below, and other factors. LSI Logic cannot predict whether the reduction in the number of shares of C-Cube common stock that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or marketability of, the shares of C-Cube common stock.

     According to C-Cube, there were, as of April 10, 2001, approximately 50,368,014 shares of C-Cube common stock outstanding.

     STATUS AS "MARGIN SECURITIES"

     The shares of C-Cube common stock are presently "margin securities" under the regulations of the Federal Reserve Board, which has the effect, among other things, of allowing brokers to extend credit on the collateral of shares of C-Cube common stock. Depending on factors similar to those described above with respect to market quotations, following completion of the exchange offer, the shares of C-Cube common stock may no longer constitute "margin securities" for the purposes of the Federal Reserve Board's margin regulations, in which event the shares of C-Cube common stock would not be eligible as collateral for margin loans made by brokers.

     REGISTRATION UNDER THE SECURITIES EXCHANGE ACT OF 1934

     Shares of C-Cube common stock are currently registered under the Securities Exchange Act of 1934. C-Cube can terminate that registration upon application to the Securities and Exchange Commission if the outstanding shares are not listed on a national securities exchange or listed on an automated inter-dealer quotation system, or if there are fewer than 300 holders of record of shares of C-Cube common stock. Termination of registration of the shares of C-Cube common stock under the Securities Exchange Act of 1934 would reduce the information that C-Cube must furnish to its stockholders and to the Securities and Exchange Commission and would make certain provisions of the Securities Exchange Act of 1934, such as the short-swing profit recovery provisions of Section 16(b) and the requirement of furnishing a proxy statement in connection with stockholders meetings pursuant to Section 14(a) and the related requirement of furnishing an annual report to stockholders, no longer applicable with respect to shares of C-Cube common stock. In addition, if shares of C-Cube common stock are no longer registered under the Securities Exchange Act of 1934, the requirements of Rule 13e-3 under the Securities Exchange Act of 1934 with respect to "going-private" transactions would no longer be applicable to C-Cube. Furthermore, the ability of "affiliates" of C-Cube and persons holding "restricted securities" of C-Cube to dispose of these securities pursuant to Rule 144 under the Securities Act of 1933 may be impaired or eliminated. If registration of the shares under the Securities Exchange Act of 1934 were terminated, they would no longer be eligible for Nasdaq reporting or for continued inclusion on the Federal Reserve Board's list of "margin securities."

RELATIONSHIPS BETWEEN LSI LOGIC AND C-CUBE

     Except for the Stockholder Agreements or as otherwise described in this prospectus, neither LSI Logic nor, to the best of LSI Logic's knowledge, any of its directors, executive officers or other affiliates has any contract, arrangement, understanding or relationship with any other person with respect to any securities of C-Cube, including, but not limited to, any contract, arrangement, understanding or

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

relationship concerning the transfer or the voting of any securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies. Except as described in this prospectus, there have been no contacts, negotiations or transactions since January 1, 1996, between LSI Logic or, to the best of LSI Logic's knowledge, any of its directors, executive officers or other affiliates on the one hand, and C-Cube or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors, or a sale or other transfer of a material amount of assets. Neither LSI Logic nor, to the best of LSI Logic's knowledge, any of its directors, executive officers or other affiliates has since January 1, 1996 had any transaction with C-Cube or any of its officers, directors or affiliates that would require disclosure under the rules and regulations of the Securities and Exchange Commission applicable to the exchange offer. It should be noted, however, that:

     - C-Cube currently leases certain office space from LSI Logic, located at 1855 Barber Lane in Milpitas, California.

     - Wilson Sonsini Goodrich & Rosati, Professional Corporation, incorporated LSI Logic in 1980 and has acted as their outside legal counsel since that time. Larry W. Sonsini has been a member of LSI Logic's board of directors since 2000. In addition, Mr. Sonsini has been a member of the law firm of Wilson Sonsini Goodrich & Rosati since 1969, where he currently serves as the Chairman of the Board and Chief Executive Officer. Wilson Sonsini Goodrich & Rosati has also represented C-Cube in general corporate matters and in various transactions since its initial public offering in 1994. Because of Mr. Sonsini's personal involvement in the recent transaction between Harmonic Inc. and C-Cube, among other things, Mr. Sonsini and Mr. Corrigan believed it to be in the best interests of all parties involved for Wilson Sonsini Goodrich & Rosati to act as outside legal counsel to C-Cube for this transaction and for LSI Logic to seek separate outside legal counsel. Recognizing the potential conflicts of interest posed, both C-Cube and LSI Logic executed appropriate conflict waivers. In addition, since the date of engagement as outside legal counsel by C-Cube in this transaction, Mr. Sonsini has not participated as a member of LSI Logic's board of directors, or otherwise on behalf of LSI Logic, in any discussion, negotiation or vote regarding the exchange offer or the merger.

     Neither LSI Logic nor, to the best of LSI Logic's knowledge, any of its directors, executive officers or other affiliates beneficially owns or has any right to acquire, directly or indirectly, any shares of C-Cube common stock, except Mr. Corrigan, who currently holds 627 shares of C-Cube common stock in a family trust fund.

     Neither LSI Logic nor, to the best of LSI Logic's knowledge, any of its directors, executive officers or other affiliates has effected any transaction in shares of C-Cube common stock during the past 60 days.

FEES AND EXPENSES

     LSI Logic has retained D.F. King & Co. to act as Information Agent in connection with the exchange offer. The Information Agent may contact holders of shares of C-Cube common stock by mail, telephone, telex, telegraph, e-mail and personal interview and may request brokers, dealers and other nominee stockholders to forward material relating to the exchange offer to beneficial owners of shares of C-Cube common stock. LSI Logic has agreed to pay the Information Agent reasonable and customary compensation for these services in addition to reimbursing the Information Agent for its reasonable out-of-pocket expenses. LSI Logic has agreed to indemnify the Information Agent against certain liabilities and expenses in connection with the exchange offer, including certain liabilities under the U.S. federal securities laws.

     In addition, LSI Logic has retained EquiServe Trust Company, N.A. as the Exchange Agent. LSI Logic has agreed to pay the Exchange Agent reasonable and customary compensation for its services in connection with the exchange offer, has agreed to reimburse the Exchange Agent for its reasonable out-of-pocket expenses and has agreed to indemnify the Exchange Agent against certain liabilities and expenses, including certain liabilities under the U.S. federal securities laws.
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

     Except as described above, LSI Logic has not agreed to pay any fees or commissions to any broker, dealer or other person for soliciting tenders of shares of C-Cube common stock pursuant to the exchange offer. LSI Logic has agreed to reimburse brokers, dealers, commercial banks and trust companies and other nominees, upon request, for customary clerical and mailing expenses incurred by them in forwarding offering materials to their customers.

                     CERTAIN TERMS OF THE MERGER AGREEMENT

     The following description of the merger agreement describes the material terms of the merger agreement. The complete text of the merger agreement is attached as Annex A to this prospectus and is incorporated into this prospectus by reference. All stockholders are urged to read the entire merger agreement carefully.

THE EXCHANGE OFFER

     GENERALLY

     Under the terms of the merger agreement, LSI Logic has commenced an exchange offer for all outstanding shares of C-Cube common stock. In the exchange offer, LSI Logic is offering to exchange 0.79 of a share of LSI Logic common stock for each share of C-Cube common stock that is validly tendered and not properly withdrawn. The initial expiration date of the exchange offer is May 10, 2001, the twentieth business day following its commencement.

     MANDATORY EXTENSIONS OF THE EXCHANGE OFFER

     If any condition to the exchange offer is not satisfied or, if permissible, waived on any scheduled expiration date of the exchange offer, LSI Logic is required to extend the expiration date of the exchange offer for successive extension periods of not more than 10 business days per extension, until all conditions to the exchange offer are satisfied or, if permissible, waived, or until the merger agreement is terminated in accordance with its terms.

     OPTIONAL EXTENSIONS OF THE EXCHANGE OFFER

     LSI Logic has the right to extend the exchange offer to the extent required by the applicable rules and regulations of the Securities and Exchange Commission or The New York Stock Exchange.

     SUBSEQUENT OFFERING PERIOD

     LSI Logic may elect to provide subsequent offering periods of three to 20 business days after the acceptance of shares of C-Cube common stock in the exchange offer if the requirements of Rule 14d-11 under the Securities Exchange Act of 1934, have been met. You will not have the right to withdraw any shares of C-Cube common stock that you tender during any subsequent offering period. LSI Logic is required to accept for exchange, and to deliver shares of LSI Logic common stock in exchange for, shares of C-Cube common stock that are validly tendered and not properly withdrawn, promptly after the shares of C-Cube common stock are tendered during any subsequent offering period. If LSI Logic elects to provide a subsequent offering period, it is required to make a public announcement to that effect no later than 9:00 a.m., New York time, on the next business day after the previously scheduled expiration date of the exchange offer.

     PROMPT PAYMENT FOR SHARES OF C-CUBE COMMON STOCK IN THE EXCHANGE OFFER

     Subject to the terms of the exchange offer and the merger agreement and the satisfaction (or waiver to the extent permitted) of the conditions to the exchange offer, LSI Logic is required to accept for exchange all shares of C-Cube common stock validly tendered and not properly withdrawn pursuant to the exchange offer promptly after the applicable expiration date of the exchange offer, as it may be extended pursuant to the merger agreement, and is required to exchange all accepted shares of C-Cube common stock promptly after acceptance.

     LSI Logic will not issue certificates representing fractional shares of its common stock in the exchange offer. Instead, each tendering stockholder who would otherwise be entitled to a fractional share (after aggregating all fractional shares of LSI Logic common stock that otherwise would be received by the stockholder) will receive cash (rounded up to the nearest whole cent), without interest, equal to the price obtained by multiplying 0.79 by the average closing sale price of one share of LSI Logic common

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

stock on The New York Stock Exchange during the 10 trading days ending on the trading day immediately prior to the expiration of the exchange offer, as it may be extended pursuant to the merger agreement.

COMPOSITION OF C-CUBE'S BOARD OF DIRECTORS AFTER THE EXCHANGE OFFER

     Upon the acceptance for payment of shares of C-Cube common stock pursuant to the exchange offer, LSI Logic will be entitled to designate a number of directors of C-Cube, rounded up to the next whole number, that equals:

     - the total number of directors on C-Cube's board of directors (giving effect to any increase in the size of C-Cube's board of directors effected in accordance with the merger agreement);

       multiplied by,

     - the percentage that the number of shares of C-Cube common stock owned by LSI Logic (including shares of C-Cube common stock accepted for payment) bears to the total number of shares of C-Cube common stock then outstanding.

     Under the terms of the merger agreement, C-Cube has agreed to take all action reasonably necessary to cause LSI Logic's designees to be elected or appointed to C-Cube's board of directors, including, at the option of LSI Logic, increasing the number of directors or seeking and accepting resignations of incumbent directors, or both. Until the completion of the merger, C-Cube's board of directors is required to include at least two members (the "continuing directors") who were directors of C-Cube prior to the completion of the exchange offer. If, at any time prior to the completion of the merger, the number of continuing directors is reduced to fewer than two for any reason, the remaining and departing continuing directors will be entitled to designate a person to fill the vacancy.

     The merger agreement provides that if LSI Logic's designees are elected to C-Cube's board of directors prior to the completion of the merger, the affirmative vote of a majority of the continuing directors will be required for C-Cube to:

     - amend or terminate the merger agreement or agree or consent to any amendment or termination of the merger agreement;

     - waive any of C-Cube's rights, benefits or remedies under the merger agreement;

     - extend the time for performance of LSI Logic's obligations under the merger agreement; or

     - approve any other action by C-Cube that is reasonably likely to adversely affect the interests of the C-Cube stockholders (other than LSI Logic, Clover Acquisition Corp. and their affiliates) with respect to the transactions contemplated by the merger agreement.

THE MERGER

     GENERALLY

     The merger agreement provides that following completion of the exchange offer, Clover Acquisition Corp. will be merged into C-Cube. Upon completion of the merger, C-Cube will continue as the "surviving corporation" and will be a wholly owned subsidiary of LSI Logic.

     THE COMPLETION OF THE MERGER

     The merger will be completed and become effective when the certificate of merger is filed with the Secretary of State of the State of Delaware. LSI Logic and C-Cube anticipate that the merger will be completed no later than the second business day after all of the conditions to the merger contained in the merger agreement are satisfied or, where permissible, waived.

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

     MANNER AND BASIS OF CONVERTING SHARES OF C-CUBE COMMON STOCK IN THE MERGER

     Under the terms of the merger agreement, upon completion of the merger, each share of C-Cube common stock will be converted into the right to receive
0.79 of a share of LSI Logic common stock, the same per share consideration issued to holders of shares of C-Cube common stock whose shares of C-Cube common stock were accepted for exchange in the exchange offer. The merger consideration will not be payable in respect of shares of C-Cube common stock held by C-Cube as treasury stock immediately prior to completion of the merger, shares of C-Cube common stock owned by LSI Logic immediately prior to the completion of the merger or shares of C-Cube common stock for which appraisal rights are exercised under Delaware law.

     LSI Logic will not issue certificates representing fractional shares of its common stock in the merger. Instead, each stockholder who would otherwise be entitled to a fractional share (after aggregating all fractional shares of LSI Logic common stock that otherwise would be received by the stockholder) will receive cash (rounded to the nearest whole cent), without interest, equal to the price obtained by multiplying 0.79 by the average closing sale price of one share of LSI Logic common stock on The New York Stock Exchange during the 10 trading days ending on the trading day immediately prior to the date of completion of the merger.

     The merger agreement contemplates that, no later than 10 business days after the date of completion of the merger, the Exchange Agent will mail to each record holder of a certificate or certificates, that, immediately prior to the completion of the merger represented outstanding shares of C-Cube common stock, a letter of transmittal and instructions for use in exchanging C-Cube common stock certificates for LSI Logic common stock certificates and cash for any fractional share. In addition, the merger agreement contemplates that, within 10 business days after the Exchange Agent receives back from the record holder of shares of C-Cube common stock the C-Cube common stock certificate, the letter of transmittal and any other documents that are required by the letter of transmittal, the Exchange Agent will mail to the record holder a certificate or certificates representing the appropriate number of shares of LSI Logic common stock and an amount of cash for any fractional share. Additionally, record holders of C-Cube common stock certificates may, at their option after the completion of the merger, physically surrender their C-Cube common stock certificates in person at the offices of the Exchange Agent listed on the back of this prospectus, for LSI Logic common stock certificates and cash for any fractional share.

     After the completion of the merger, until it is surrendered and exchanged, each certificate that previously evidenced C-Cube common stock will be deemed to evidence the right to receive shares of LSI Logic common stock and the right to receive cash instead of fractional shares of LSI Logic common stock. LSI Logic will not pay dividends or other distributions on any shares of LSI Logic common stock to be issued in exchange for any C-Cube common stock certificate that is not surrendered until the C-Cube common stock certificate is properly surrendered, as provided in the merger agreement.

ASSUMPTION OF C-CUBE STOCK OPTIONS AND WARRANT

     C-CUBE STOCK OPTIONS

     Under the terms of the merger agreement, upon the completion of the merger, LSI Logic has agreed to assume each outstanding option to purchase or otherwise acquire shares of C-Cube common stock, also referred to as a "C-Cube stock option," that has been issued pursuant to C-Cube's 2000 Stock Plan, Director Stock Option Plan or otherwise, on the same terms and conditions as were applicable to the C-Cube stock option prior to the completion of the merger (including any vesting schedule or repurchase rights). LSI Logic has agreed to make each C-Cube stock option that is assumed by LSI Logic exercisable for the number of shares of LSI Logic common stock equal to the product of the number of shares of C-Cube common stock that were issuable upon the exercise of the C-Cube stock option immediately prior to the completion of the merger, multiplied by
0.79 (rounded down to the nearest whole number of shares of LSI Logic common stock). In addition, LSI Logic has agreed to set the exercise price per share for shares of LSI Logic common stock issuable under each assumed C-Cube stock option to be at the per share exercise price at which the C-Cube stock option was exercisable immediately prior to the completion of the merger, divided by 0.79 (rounded up to the nearest whole cent).

     LSI Logic has agreed to file a registration statement on Form S-8 with respect to the shares of LSI Logic common stock subject to the assumed C-Cube stock options no later than five business days after the completion of the merger. LSI Logic has agreed to use its commercially reasonable efforts to maintain the effectiveness of the registration statement on Form S-8 for so long as any assumed C-Cube stock options remain outstanding.

     Shares of LSI Logic common stock that are issued upon conversion of shares of C-Cube common stock that, immediately prior to the completion of the merger, are unvested or are subject to a repurchase option, risk of forfeiture or other condition, will continue to be unvested or subject to the same option, risk or other condition after the completion of the merger unless the relevant agreement provides that the option, risk or condition will be altered or will terminate upon completion of the merger.

     C-CUBE WARRANT

     Pursuant to the terms of the merger agreement, upon completion of the merger, LSI Logic has agreed to assume the outstanding warrant issued by C-Cube to Thomson Multimedia S.A. on the same terms and conditions as were applicable to the warrant prior to the completion of the merger (including the vesting schedule applicable to the warrant). LSI Logic has agreed to make the warrant exercisable for the number of shares of LSI Logic common stock equal to the product of the number of shares of C-Cube common stock that were issuable upon the exercise of the warrant immediately prior to the completion of the merger, multiplied by 0.79 (rounded up to the nearest whole number of shares of LSI Logic common stock). In addition, LSI Logic has agreed to set the exercise price per share for shares of LSI Logic common stock issuable under the warrant to be at the per share exercise price at which the warrant was exercisable immediately prior to the completion of the merger, divided by 0.79 (rounded up to the nearest whole cent).

TERMINATION OF C-CUBE EMPLOYEE STOCK PURCHASE PLAN

     The merger agreement provides that C-Cube will terminate C-Cube's employee stock purchase plan prior to the completion of the merger. Subject to the terms of the merger agreement, the last business day prior to, or if administratively advisable, the last payroll date of C-Cube immediately prior to, the completion of the merger will be treated as the last day of any offering period then underway under the employee stock purchase plan. Pro-rata adjustments may be required under the employee stock purchase plan to reflect this shortened offering period, but the offering period will otherwise be treated as a fully effective and completed offering period for all purposes of the employee stock purchase plan. The change in the offering period described above is conditioned upon the completion of the merger.

     Pursuant to the terms of the merger agreement, LSI Logic has agreed that, after the completion of the merger, employees of C-Cube who become employees of LSI Logic or any of its subsidiaries will be able to participate in LSI Logic's employee stock purchase plan. LSI Logic has also agreed to create a special offering period under its employee stock purchase plan so that employees of C-Cube who become employees of LSI Logic or any of its subsidiaries can participate in LSI Logic's employee stock purchase plan within 15 days after completion of the merger.

REPRESENTATIONS AND WARRANTIES

     The merger agreement contains a number of customary representations and warranties relating to, among other things, certain aspects of the respective businesses and assets of each of the parties and their ability to complete the transaction. The representations and warranties of each party will expire upon completion of the merger.

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

CONDUCT OF C-CUBE'S BUSINESS PRIOR TO COMPLETION OF THE EXCHANGE OFFER

     The merger agreement contemplates that, until the acceptance for exchange of shares of C-Cube common stock pursuant to the exchange offer, each of C-Cube and its subsidiaries will conduct its operations in the ordinary course of business consistent with past practice and will use commercially reasonable efforts to preserve intact its present business organization and its relationships with customers, suppliers and others having business relationships with it. The merger agreement also contemplates that, until shares of C-Cube common stock are accepted for exchange pursuant to the exchange offer, neither C-Cube nor any of its subsidiaries will, without the prior written consent of LSI Logic (which LSI Logic has agreed not to unreasonably withhold):

     - declare, set aside or pay any dividend or other distribution with respect to any shares of capital stock of C-Cube or any subsidiary of C-Cube (other than dividends or other distributions in the ordinary course of business consistent with past practice from a wholly owned subsidiary of C-Cube to C-Cube), or repurchase, redeem or acquire any outstanding shares of capital stock or other equity securities of, or other ownership interests in, C-Cube or any subsidiary of C-Cube;

     - amend any provision of the certificate of incorporation, bylaws or similar organizational documents of, or of any material term of any outstanding security issued by, C-Cube or any subsidiary (other than any wholly owned subsidiary) of C-Cube;

     - incur, assume or guarantee any indebtedness for borrowed money other than borrowings under existing short term credit facilities not in excess of $500,000 in the aggregate;

     - change any method of accounting or accounting practice by C-Cube or any subsidiary of C-Cube, except for any such change required by reason of a change in GAAP;

     - establish, adopt or amend any employee benefit plan other than with respect to non-officer employees in the ordinary course of business consistent with past practice;

     - grant any severance, termination or similar pay to any director, officer or employee of C-Cube or any subsidiary of C-Cube other than with respect to non-officer employees in the ordinary course of business consistent with past practice;

     - enter into or amend any employment, deferred compensation or other similar contract with any director, officer or employee of C-Cube or any subsidiary of C-Cube other than with respect to non-officer employees in the ordinary course of business consistent with past practice;

     - increase benefits payable under any existing severance or termination pay or similar policies or employment contract other than with respect to non-officer employees in the ordinary course of business consistent with past practice;

     - increase compensation, bonus or other benefits payable to directors, officers or employees of C-Cube or any subsidiary of C-Cube other than with respect to non-officer employees in the ordinary course of business consistent with past practice;

     - hire any employee at the level of vice president or above or with an annual base salary in excess of $150,000, or promote any employee except in order to fill a position vacated after the date of the merger agreement;

     - sell, issue or grant (or authorize the sale, issuance or grant of) any shares of C-Cube common stock or securities of any subsidiary of C-Cube other than pursuant to C-Cube stock options outstanding as of the date of the merger agreement, the warrant issued to Thomson Multimedia S.A. or the terms of C-Cube's employee stock purchase plan;

     - amend or waive any of its rights under, or accelerate the vesting under, any provision of any of C-Cube's stock option plans, any provision of any agreement evidencing any outstanding C-Cube stock option or any restricted stock purchase agreement, or otherwise modify any of the terms of any outstanding option, warrant or other security or any related agreement;

     - acquire, lease, license or dispose of assets material to C-Cube and its subsidiaries, except for sales of inventory in the ordinary course of business consistent with past practice;

     - acquire or dispose of capital stock of any third party or enter into any similar transaction;

     - merge or consolidate with any third party;

     - enter into any joint venture, partnership or similar agreement with any Person other than a wholly owned subsidiary of C-Cube;

     - enter into, modify, amend or terminate any material contracts, or waive, release or assign any material rights or claims under any material contracts, except in the ordinary course of business consistent with past practice;

     - make any capital expenditure, except that C-Cube may make capital expenditures that, when added to all other capital expenditures made on behalf of C-Cube after the date of the merger agreement and prior to the first acceptance for exchange of shares of C-Cube common stock pursuant to the exchange offer, do not exceed C-Cube's forecasted capital expenditures for such period as previously provided to LSI Logic;

     - commence or settle any action, suit or proceeding except for actions, suits or proceedings involving only the receipt of money by C-Cube or any subsidiary of C-Cube or the payment by C-Cube or any subsidiary of C-Cube of no more than $250,000 in the aggregate; or

     - authorize, commit or agree to take any of the above actions except as otherwise permitted by the merger agreement.

COMMERCIALLY REASONABLE EFFORTS TO COMPLETE THE TRANSACTION

     LSI Logic and C-Cube are required to make all filings required under antitrust laws applicable to the transaction and to use commercially reasonable efforts to take all actions necessary to complete the transaction.

LIMITATION ON C-CUBE'S ABILITY TO CONSIDER OTHER ACQUISITION PROPOSALS

     C-Cube has agreed that, except in the circumstances described below, it will not, directly or indirectly:

     - solicit, initiate or encourage any Acquisition Proposal (as defined below);

     - engage in discussions or negotiations with, or disclose any non-public information relating to C-Cube or its subsidiaries or afford access to the properties, books or records of C-Cube or its subsidiaries to, any person (other than LSI Logic or any designees of LSI Logic) concerning or in connection with an Acquisition Proposal;

     - withhold, withdraw, modify, change in a manner adverse to LSI Logic or fail to make a recommendation that C-Cube stockholders accept the exchange offer and approve and adopt the merger agreement;

     - approve, endorse or recommend an Acquisition Proposal;

     - release or permit the release of any person from, or waive or permit the waiver of any provision of, any confidentiality, "standstill" or similar agreement (other than as required pursuant to the terms of the relevant agreement) under which C-Cube or any of its subsidiaries has any rights; or

     - fail to use commercially reasonable efforts to enforce or cause to be enforced any "standstill" agreement if LSI Logic should request that C-Cube do so.

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

     However, if:

     - C-Cube receives an unsolicited bona fide written Acquisition Proposal that is not withdrawn;

     - C-Cube provides LSI Logic with prior notice of any meeting of C-Cube's board of directors, at the same time the notice is given to C-Cube's directors, at which C-Cube's board of directors will consider and determine whether the Acquisition Proposal is, or could reasonably be expected to be, a Superior Proposal (as defined below);

     - C-Cube's board of directors believes in good faith, after consultation with C-Cube's financial advisor, that the Acquisition Proposal is, or could reasonably be expected to be, a Superior Proposal;

     - C-Cube's board of directors believes in good faith, after consultation with C-Cube's outside legal counsel, that the failure to engage in negotiations or discussions, provide information, withhold, withdraw, modify, change or fail to make a recommendation that C-Cube stockholders accept the exchange offer and approve and adopt the merger agreement, approve, endorse or recommend the Acquisition Proposal or release or fail to enforce the "standstill" or similar agreement is inconsistent with the fiduciary duties of C-Cube's board of directors under applicable law;

     - at or prior to furnishing any nonpublic information to, entering into discussions or negotiations with, or releasing from a "standstill" or similar agreement, or failing to enforce a provision of a "standstill" or similar agreement against, any person, C-Cube gives LSI Logic written notice of the identity of such person and of C-Cube's intention to furnish nonpublic information to, enter into discussions or negotiations with, or release from a "standstill" or similar agreement or fail to enforce a provision against, such person, and C-Cube receives from such person an executed confidentiality agreement not substantially less favorable to C-Cube than the confidentiality agreement between LSI Logic and C-Cube, dated as of March 16, 2001; and

     - at or prior to furnishing any nonpublic information to such person, C-Cube furnishes the nonpublic information to LSI Logic (to the extent the nonpublic information has not been previously furnished by C-Cube to LSI Logic), then C-Cube may:

     - furnish information with respect to C-Cube and its subsidiaries to such person;

     - participate in negotiations with such person regarding the Acquisition Proposal;

     - enter into discussions or negotiations with, or release from a "standstill" or similar agreement or fail to enforce such a provision against, such person;

     - withhold, withdraw, modify or change in a manner adverse to LSI Logic its recommendation that C-Cube stockholders accept the exchange offer and approve and adopt the merger agreement; or

     - approve, endorse or recommend the Acquisition Proposal.

     Under the terms of the merger agreement, C-Cube agreed to immediately cease and cause to be terminated any existing discussions with any person that related to any Acquisition Proposal.

     C-Cube must promptly, and in any event within one business day, after receipt of any Acquisition Proposal provide LSI Logic with a copy of any written Acquisition Proposal and the name of the person making the Acquisition Proposal and a written statement with respect to any non-written Acquisition Proposal received, which statement is required to include the identity of the person making the Acquisition Proposal and the terms of the Acquisition Proposal. C-Cube must promptly, and in any event within one business day, advise LSI Logic of any material modification or proposed modification to the Acquisition Proposal.

     An "Acquisition Proposal" means:

     - any offer or proposal for a merger, consolidation, recapitalization, liquidation or other business combination involving C-Cube or the acquisition or purchase of 15% or more of any class of equity securities of C-Cube;

     - any tender offer (including self-tenders) or exchange offer that if completed would result in any person beneficially owning 15% or more of any class of any equity securities of C-Cube; or

     - any transaction involving the sale, lease, license or other disposition, by sale, merger or otherwise, of 15% or more of the book or market value of assets (including securities of any subsidiary of C-Cube) of C-Cube and its subsidiaries, taken as a whole.

     A "Superior Proposal" means an unsolicited, bona fide written proposal made by a third party involving the purchase by the third party of a majority of the outstanding shares of C-Cube common stock or 50% or more of the book or market value of the assets (including securities of any subsidiary of C-Cube) of C-Cube and its subsidiaries taken as a whole, which C-Cube's board of directors believes in good faith, after consultation with C-Cube's financial advisor, (i) is reasonably likely to result in a transaction providing greater benefits to C-Cube stockholders than those provided pursuant to the merger agreement, and
(ii) if applicable, is reasonably capable of being financed by the person making the Acquisition Proposal.

     The terms of the merger agreement do not prohibit C-Cube or C-Cube's board of directors from taking and disclosing to C-Cube stockholders a position with respect to a tender offer or an exchange offer by a third party, or from making any disclosure required by applicable law. However, in connection with any Acquisition Proposal, C-Cube's board of directors may not withhold, withdraw, modify or change in a manner adverse to LSI Logic, or fail to make, a recommendation that C-Cube stockholders accept the exchange offer and approve and adopt the merger agreement, and C-Cube's board of directors may not approve, endorse or recommend any Acquisition Proposal, unless the conditions described above under the caption "Limitation on C-Cube's Ability to Consider Other Acquisition Proposals" are satisfied.

     C-Cube agreed to request each person that has executed, on or after January 1, 2000, a confidentiality agreement in connection with its consideration of any Acquisition Proposal or any equity investment, to return all confidential information that was furnished pursuant to the confidentiality agreement by or on behalf of C-Cube or any of its subsidiaries.

EMPLOYEE BENEFITS

     The merger agreement contemplates that the employees of C-Cube and any of its subsidiaries who become and remain employees of LSI Logic or any of its subsidiaries after the completion of the merger will be treated as favorably as other similarly situated employees of LSI Logic or any of its subsidiaries with respect to compensation, employee benefits and terms and conditions of employment.

     The merger agreement also contemplates that, for a period of one year following the completion of the merger, LSI Logic will, at its election, either:

     - continue, or cause its subsidiaries to continue, any C-Cube employee benefit plans that were in effect as of March 26, 2001; or

     - arrange for each participant in any C-Cube employee benefit plan who becomes an employee of LSI Logic or any of its subsidiaries to be eligible to participate in any similar LSI Logic employee benefit plans or programs, on terms that are no less favorable to the employee than those offered to similarly situated employees of LSI Logic.

     In addition, the merger agreement contemplates that, no later than one year after the completion of the merger, all former employees of C-Cube or any of its subsidiaries who continue to be employed by LSI Logic or any of its subsidiaries will be eligible to participate in all employee benefit plans of LSI Logic on terms no less favorable than those offered to similarly situated employees of LSI Logic.

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

     LSI Logic has agreed that (with certain exceptions), to the extent service is relevant for purposes of eligibility, participation or vesting under any employee benefit plan, program or arrangement established or maintained by LSI Logic or its subsidiaries for the benefit of employees of C-Cube or its subsidiaries, or for benefit accrual (other than under any defined benefits pension plan and other than where it would result in a duplication of benefits), and to the extent permitted by law, the employees of C-Cube and its subsidiaries will be credited for service accrued with C-Cube or its subsidiaries prior to the completion of the merger. In addition, with respect to any welfare benefit plans to which these C-Cube employees may become eligible, LSI Logic has agreed to cause the welfare benefit plans to provide credit for the year in which the merger is completed for documented co-payments, deductibles and maximum out-of-pocket payments made by these C-Cube employees and has agreed, to the extent permitted by law, to waive all pre-existing condition exclusions and waiting periods, other than limitations or waiting periods that had not been satisfied, under any welfare plans maintained by C-Cube and its subsidiaries prior to the completion of the merger.

CONDITIONS TO THE EXCHANGE OFFER

     The obligation of LSI Logic to accept for exchange, and to deliver shares of LSI Logic common stock in exchange for, shares of C-Cube common stock that are validly tendered and not properly withdrawn, is subject to the satisfaction or, where permissible, the waiver of the conditions described in the merger agreement, including the following conditions:

     THE MINIMUM TENDER CONDITION

     Prior to the expiration date of the exchange offer, as it may be extended pursuant to the merger agreement, there must be validly tendered, in accordance with the terms of the exchange offer, and not withdrawn a number of shares of C-Cube common stock that, when added to any shares of C-Cube common stock owned by LSI Logic, is equal to at least a majority of the sum of:

     - the total number of shares of C-Cube common stock outstanding immediately prior to the expiration date of the exchange offer, as it may be extended pursuant to the merger agreement; and

     - a number of shares of C-Cube common stock, determined by LSI Logic, up to the total number of shares of C-Cube common stock issuable upon the exercise or conversion of all options, warrants, rights and convertible securities, if any, that will be vested by September 30, 2001.

     OTHER CONDITIONS TO THE EXCHANGE OFFER

     The exchange offer is also subject to the conditions that, prior to the expiration of the exchange offer, as it may be extended pursuant to the merger agreement:

     - The waiting periods under the HSR Act and under other applicable antitrust laws must have expired or been terminated and any applicable consents or clearances under foreign antitrust laws must have been obtained;

     - The registration statement on Form S-4 relating to this transaction must have been declared effective under the Securities Act of 1933, and must not be the subject of any stop order or proceedings seeking a stop order;

     - The shares of LSI Logic common stock that are to be issued in the transaction must have been approved for listing on The New York Stock Exchange, subject to official notice of issuance, or must be exempt from the listing requirements under then applicable laws, regulations or rules of The New York Stock Exchange;

     - LSI Logic and C-Cube must have received opinions from their respective counsel, in form and substance reasonably satisfactory to both, to the effect that the transaction will be a tax-free reorganization for federal income tax purposes, and the respective opinions must not have been subsequently rescinded;

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

     - (i) There must not have been any action taken, or any statute, law, ordinance, rule, regulation, injunction, judgment, order or decree proposed, entered, enacted, enforced, promulgated, issued or deemed applicable to the exchange offer or the merger by any governmental entity, other than the application of the waiting period provisions of the HSR Act to the transaction, that seeks to do any of the things described in any of paragraphs (1) through (7) below, (ii) there must not be pending or threatened any action, suit or proceeding by any governmental entity against LSI Logic, C-Cube or any of their respective subsidiaries that seeks to do any of the things described in any of paragraphs (1) through (7) below, and (iii) there must not be pending any action, suit or proceeding by any other person (if that person is a party to a C-Cube contract that was not provided or made available to LSI Logic on or prior to March 26, 2001), against LSI Logic or C-Cube or any of their respective subsidiaries (if the action, suit or proceeding is based on that person's rights under the relevant C-Cube contract), that is substantially likely to do any of the things described in any of paragraphs (1) through (7) below:

      (1) prohibit, or make illegal, the acceptance for exchange or the exchange of shares of C-Cube common stock or the completion of the exchange offer or the merger;

      (2) render LSI Logic unable to accept for exchange or exchange some or all of the shares of C-Cube common stock;

      (3) impose material limitations on the ability of LSI Logic or Clover Acquisition Corp. effectively to exercise full rights of ownership of the shares of C-Cube common stock, including the right to vote the shares of C-Cube common stock purchased by it on all matters properly presented to C-Cube stockholders;

      (4) prohibit or impose any material limitations on LSI Logic's direct or indirect ownership or operation (or that of any of its affiliates) of all or a material portion of their or C-Cube's businesses or assets;

      (5) compel LSI Logic or its affiliates to dispose of or hold separate any portion of the business or assets of C-Cube or LSI Logic and their respective subsidiaries which would be material in the context of C-Cube and its subsidiaries taken as a whole or LSI Logic and its subsidiaries taken as a whole;

      (6) oblige C-Cube, LSI Logic or any of their respective subsidiaries to pay material damages or otherwise become subject to materially adverse consequences in connection with any of the transactions contemplated by the merger agreement; or

      (7) otherwise result in a material adverse effect on C-Cube or, as a result of the transactions contemplated by the merger agreement, a material adverse effect on LSI Logic;

     - C-Cube must have not have materially breached any of its covenants, obligations or agreements under the merger agreement;

     - The representations and warranties of C-Cube contained in the merger agreement must have been true as of March 26, 2001 and must be true on and as of the date of the expiration of the exchange offer, as it may be extended pursuant to the merger agreement, with the same force and effect as if made as of such date, except:

      - in each case or in the aggregate, as does not constitute, and is not reasonably expected to result in, a material adverse effect on C-Cube;

      - for changes contemplated by the merger agreement; and

      - for those representations and warranties which address matters only as of a particular date, which representations must have been true (subject to the material adverse effect qualifications and limitations described above) as of such particular date;

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

     - The representations and warranties made by C-Cube regarding its capitalization must have been true in all material respects as of March 26, 2001;

     - Except as disclosed to LSI Logic by C-Cube, since December 31, 2000, there must not have been any material adverse effect on C-Cube or the occurrence of any event or circumstance that would reasonably be expected to have a material adverse effect on C-Cube; and

     - The merger agreement must not have been terminated in accordance with its terms.

If any one of the above conditions is not met, and, in the good faith judgment of LSI Logic, it is inadvisable to proceed with the exchange offer or the acceptance for exchange of, or the delivery of shares of LSI Logic common stock in exchange for, shares of C-Cube common stock, then LSI Logic will not be required to accept for exchange, or deliver any shares of LSI Logic common stock in exchange for, any shares of C-Cube common stock tendered.

     LSI Logic reserves the absolute right, in its sole discretion, subject to terms of the merger agreement, to waive, in whole or in part, any of the conditions to the exchange offer. However, the minimum tender condition, the United States antitrust clearance condition, the conditions relating to the effectiveness of the registration statement for the shares of LSI Logic common stock to be issued in the exchange offer and the listing of shares of LSI Logic common stock on The New York Stock Exchange and the condition that C-Cube must have received a tax opinion from its legal counsel, as described above, may not be waived by LSI Logic without C-Cube's consent.

     As used in the merger agreement, "material adverse effect" as it relates to LSI Logic or C-Cube means a material adverse effect on or change in the financial condition, business, assets or results of operations of LSI Logic or C-Cube and their respective subsidiaries, each taken as a whole, as the case may be. However, in no event shall any effect that directly results from:

     - any change in general economic conditions that does not affect such party and its subsidiaries, taken as a whole, in a substantially disproportionate manner;

     - any adverse change affecting the semiconductor industry generally that does not affect such party and its subsidiaries, taken as a whole, in a substantially disproportionate manner;

     - any failure by such party to meet revenue and earnings estimates in and of itself; and

     - the announcement or pendency of the merger agreement,

constitute, or be considered in determining the existence of, a material adverse effect on a party.

CONDITIONS TO THE MERGER

     The obligations of LSI Logic and C-Cube to complete the merger are subject to the satisfaction or waiver of the following conditions:

     - if required by Delaware law, the merger agreement must have been adopted and the merger approved;

     - LSI Logic must have accepted for exchange, and delivered shares of LSI Logic common stock in exchange for, all shares of C-Cube common stock that are validly tendered and not properly withdrawn, pursuant to the exchange offer;

     - no provision of any applicable law or regulation and no judgment, injunction, order or decree prohibits the completion of the merger or the other transactions contemplated by the merger agreement; and

     - the registration statement on Form S-4 relating to the transaction, including any post-effective amendment, must have become effective, and must not be the subject of any stop order or proceedings seeking a stop order, and any material "blue sky" and other state securities laws applicable to the registration and qualification of shares of C-Cube's common stock must have been complied with.
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

TERMINATION OF THE MERGER AGREEMENT

     TERMINATION BY MUTUAL AGREEMENT

     LSI Logic and C-Cube may terminate the merger agreement at any time prior to the completion of the merger by mutual written consent.

     TERMINATION BY EITHER LSI LOGIC OR C-CUBE

     Either LSI Logic or C-Cube may terminate the merger agreement at any time prior to the completion of the merger if:

     - the exchange offer expires or terminates in accordance with the terms of the merger agreement without LSI Logic having accepted for exchange any shares of C-Cube common stock, except that the right to terminate the merger agreement for the reason identified in this paragraph is not available to any party whose action or failure to act has been a principal cause of the expiration or termination of the exchange offer without shares of C-Cube common stock having been accepted for exchange, if the action or failure to act constitutes a breach of the merger agreement;

     - the exchange offer has not been completed on or before September 30, 2001, except that the right to terminate the merger agreement for the reason identified in this paragraph is not available to any party whose action or failure to act has been a principal cause of the failure of the exchange offer to have been completed on or before such date if the action or failure to act constitutes a breach of the merger agreement; or

     - there is any applicable law or regulation that makes completion of the exchange offer or the merger illegal or otherwise prohibited, or any final and nonappealable judgment, injunction or order that prohibits the completion of the exchange offer or the merger.

     TERMINATION BY LSI LOGIC

     LSI Logic may terminate the merger agreement at any time prior to the acceptance for exchange of shares of C-Cube common stock pursuant to the exchange offer, if any of the following (a "Triggering Event") occurs:

     - C-Cube's board of directors withdraws, modifies or amends in any respect adverse to LSI Logic its recommendation that C-Cube stockholders accept the exchange offer or its recommendation that C-Cube stockholders approve the merger agreement;

     - C-Cube's board of directors makes any disclosure to C-Cube stockholders or a public announcement that makes it reasonably apparent that, absent the restrictions described in the merger agreement, C-Cube's board of directors would withdraw, modify or amend in any respect adverse to LSI Logic its recommendation that C-Cube stockholders accept the exchange offer or its recommendation that C-Cube stockholders approve the merger agreement;

     - C-Cube's board of directors recommends, or resolves or announces an intention to recommend, any Acquisition Proposal to C-Cube stockholders;

     - any tender offer or exchange offer (other than the exchange offer being made by LSI Logic as described in this prospectus) for 15% or more of the outstanding shares of C-Cube common stock is announced or commenced and either C-Cube's board of directors recommends acceptance of the tender offer or exchange offer, or within 10 business days of the commencement of the tender offer or exchange offer, C-Cube's board of directors fails to recommend against approval of the tender offer or exchange offer by C-Cube stockholders; or

     - there is a material breach of C-Cube's obligations described in the section entitled "-- Limitation on C-Cube's Ability to Consider Other Acquisition Proposals" above, and within 10 days of LSI Logic becoming aware of the material breach, LSI Logic gives C-Cube a written termination notice.

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

     In addition, LSI Logic may terminate the merger agreement, at any time prior to the acceptance for exchange of shares of C-Cube common stock pursuant to the exchange offer, if:

     - C-Cube materially breaches any covenant or agreement in the merger agreement; or

     - any representation or warranty of C-Cube was untrue when made or becomes untrue such that, pursuant to the terms of the merger agreement, LSI Logic would not be required to accept for exchange any shares of C-Cube common stock tendered pursuant to the exchange offer if the expiration of the exchange offer had occurred on the date the untruth of the representation or warranty is communicated in writing to C-Cube by LSI Logic.

If, however, the breach of the covenant or agreement by C-Cube, or the untruth of the representation or warranty of C-Cube, is curable by C-Cube through the exercise of commercially reasonable efforts, then LSI Logic may not terminate the merger agreement until the earlier of 30 days after delivery of written notice from LSI Logic to C-Cube of the breach or untruth, or the date on which C-Cube ceases to use commercially reasonable efforts to cure the breach or untruth.

     TERMINATION BY C-CUBE

     C-Cube may terminate the merger agreement at any time prior to the acceptance for exchange of shares of C-Cube common stock pursuant to the exchange offer (but not less than five business days after LSI Logic's receipt of the written notice referred to below), to enter into a definitive acquisition agreement with respect to a Superior Proposal, as long as:

     - C-Cube is not in breach of its obligations, summarized above in the section entitled "-- Limitation on C-Cube's Ability to Consider Other Acquisition Proposals," in connection with such Superior Proposal;

     - C-Cube has notified LSI Logic in writing that C-Cube has received a Superior Proposal and intends to enter into a definitive acquisition agreement with respect to the Superior Proposal and has attached a copy of the most current version of the definitive acquisition agreement to the notice; and

     - LSI Logic does not, within five business days of receiving the notice described above, make an offer that C-Cube's board of directors determines in good faith, after consultation with its financial advisor and its outside legal counsel, provides greater benefits to C-Cube stockholders than the Superior Proposal.

     In addition, C-Cube may terminate the merger agreement, at any time prior to the acceptance for exchange of shares of C-Cube common stock pursuant to the exchange offer, if:

     - LSI Logic materially breaches any covenant or agreement in the merger agreement; or

     - any representation or warranty of LSI Logic was untrue when made or becomes untrue such that, in the aggregate, the untruths would reasonably be expected to have a material adverse effect on LSI Logic.

If, however, the breach of the covenant or agreement by LSI Logic, or the untruth of the representation or warranty of LSI Logic, is curable by LSI Logic through the exercise of commercially reasonable efforts, then C-Cube may not terminate the merger agreement until the earlier of 30 days after delivery of written notice from C-Cube to LSI Logic of the breach or untruth, or the date on which LSI Logic ceases to exercise commercially reasonable efforts to cure the breach or untruth.

     If the merger agreement is terminated pursuant to any of the provisions described above in this section, the merger agreement will become void and of no effect, with no liability on the part of LSI Logic or C-Cube, other than liability for a willful breach of the merger agreement or the payment by C-Cube of the termination fee described below. However, if the merger agreement is so terminated, any information and documents received by LSI Logic or C-Cube, or their respective representatives, from any other party to the merger agreement, whether furnished before or after the date of the merger agreement, is required
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to be held in accordance with the "Confidentiality Agreement," dated as of March
16, 2001, between LSI Logic and C-Cube. In addition, if the merger agreement is so terminated, the "standstill" provisions contained in the Confidentiality Agreement (which were terminated upon the signing of the merger agreement) will again become operative in accordance with their terms, unless the merger agreement is terminated:

     - by LSI Logic because a Triggering Event has occurred;

     - by C-Cube to enter into a definitive acquisition agreement with respect to a Superior Proposal (as described more fully above);

     - by LSI Logic because of the breach or untruth of a covenant, agreement representation or warranty of C-Cube (as described more fully above); or

     - under certain circumstances pursuant to which the termination fee described below may become payable.

TERMINATION FEE; EXPENSES

     C-Cube has agreed to pay to LSI Logic a termination fee in an amount equal to $33 million, if the merger agreement is terminated before shares of C-Cube common stock are accepted for exchange pursuant to the exchange offer and any of the following additional circumstances exist:

     - The merger agreement is terminated by LSI Logic because a Triggering Event has occurred; or

     - The merger agreement is terminated by either LSI Logic or C-Cube because the exchange offer expires or terminates in accordance with the terms of the merger agreement without LSI Logic having accepted for exchange any shares of C-Cube common stock or the exchange offer has not been completed on or before September 30, 2001, if:

      - prior to the termination of the merger agreement, an Acquisition Proposal is publicly announced and is not publicly and unconditionally withdrawn (taking into account that the percentages in the definition of "Acquisition Proposal" are changed from 15% to 40% for the purpose of this clause and the following clause); and

      - within 12 months following the termination of the merger agreement, either a transaction contemplated by any Acquisition Proposal is completed or C-Cube enters into a definitive agreement with respect to any Acquisition Proposal and the transaction contemplated by that definitive agreement is later completed; or

     - The merger agreement is terminated by C-Cube to enter into a definitive acquisition agreement with respect to a Superior Proposal.

     The merger agreement provides that all expenses, other than any termination fee, incurred in connection with the merger agreement and the transactions contemplated by the merger agreement are to be paid by the party incurring such expenses. However, LSI Logic and C-Cube are required to share equally all fees and expenses, other than attorneys' and accountants' fees, incurred in connection with the filing, printing and mailing of the registration statement of which this prospectus is a part, the preliminary prospectus, the exchange offer documents, the post-effective amendment to the registration statement of which this prospectus is a part, the proxy statement and any amendments or supplements to the preceding documents (if required), the filing by any of the parties to the merger agreement of reports and forms relating to the transaction under the HSR Act and the filing of any notice or other document under any applicable foreign antitrust law.

AMENDMENTS TO THE MERGER AGREEMENT

     The merger agreement may be amended, modified or waived by LSI Logic's or C-Cube's board of directors prior to the completion of the merger if the amendment or waiver is in writing and signed, in the case of an amendment, by C-Cube and LSI Logic or, in the case of a waiver, by the party against whom
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the waiver is to be effective. However, after the adoption of the merger agreement by the stockholders of C-Cube, if necessary, no amendment shall be made except as allowed under applicable law. See the section entitled
"-- Conditions to the Exchange Offer" for information regarding the right of LSI Logic to waive conditions to the exchange offer.

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                           THE STOCKHOLDER AGREEMENTS

     The following description of the stockholder agreements describes the material terms of the stockholder agreements. A complete form of stockholder agreement is attached as Annex B to this prospectus and is incorporated into this prospectus by reference. All stockholders are urged to read the form of stockholder agreement carefully.

PARTIES TO THE STOCKHOLDER AGREEMENTS

     As an inducement for LSI Logic to enter into the merger agreement, the directors, one of whom is also an executive officer, of C-Cube have entered into stockholder agreements with LSI Logic and granted LSI Logic an irrevocable proxy with respect to the shares of C-Cube common stock (and options, warrants and other rights to acquire shares of C-Cube common stock) beneficially owned by them as of March 26, 2001 or acquired by them after March 26, 2001.

     The stockholder agreements cover, in the aggregate, 1,735,765 shares of C-Cube common stock, which represented approximately 3.4% of the outstanding shares of C-Cube common stock as of March 26, 2001.

AGREEMENT TO TENDER

     Each stockholder who has signed a stockholder agreement has agreed that, unless LSI Logic requests otherwise, the stockholder will tender his shares of C-Cube common stock in the exchange offer within 10 business days after the commencement of the exchange offer and will not withdraw the shares so tendered.

AGREEMENT TO VOTE

     Each stockholder who has signed a stockholder agreement has agreed that, until the earlier of the day when the merger is completed or the day when the merger agreement is validly terminated pursuant to its terms, the stockholder will vote, or cause his shares of C-Cube common stock to be voted:

     - in favor of the adoption and approval of the merger agreement, and in favor of each of the other actions contemplated by the merger agreement and the irrevocable proxy granted by the stockholder to LSI Logic pursuant to the stockholder agreement;

     - against the approval of any Acquisition Proposal or any proposal made in opposition to or in competition with completion of the exchange offer or the merger; and

     - against any action that could reasonably be expected to delay or otherwise adversely affect the exchange offer or the merger and would constitute a breach of any covenant of C-Cube pursuant to the merger agreement.

     In addition, each stockholder who has signed a stockholder agreement has agreed that, prior to the earlier of the day when the merger is completed or the day when the merger agreement is validly terminated pursuant to its terms, the stockholder will not enter into any agreement or understanding with any person or vote or give instructions in any manner inconsistent with the stockholder's agreement to vote, as described above.

AGREEMENT NOT TO TRANSFER

     Each stockholder who has signed a stockholder agreement has agreed that the stockholder will not:

     - tender any shares of C-Cube common stock or any securities convertible into or exchangeable or exercisable for shares of C-Cube common stock to any person other than LSI Logic or Clover Acquisition Corp.;

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     - sell, pledge, grant an option with respect to, transfer, assign or otherwise dispose of any shares of C-Cube common stock or any securities convertible into or exchangeable or exercisable for shares of C-Cube common stock; or

     - deposit, or permit the deposit of, any shares of C-Cube common stock into a voting trust or depositary facility or enter into a voting agreement or arrangement with respect to any shares of C-Cube common stock in contravention of the stockholder agreement or grant any proxy, other than the irrevocable proxy granted to LSI Logic.

OTHER

     Each stockholder who has signed a stockholder agreement has agreed not to exercise any rights to demand appraisal of any shares of C-Cube common stock, which may arise with respect to the merger. All obligations under the stockholder agreements terminate upon the earlier of the day when the merger is completed or the day when the merger agreement is validly terminated pursuant to its terms.

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                         INFORMATION RELATING TO C-CUBE

MAY 2000 RESTRUCTURING

     "C-Cube Microsystems Inc." was incorporated as a California corporation in 1988 and reincorporated in Delaware in 1994. In 1996, C-Cube Microsystems Inc. acquired all of the capital stock of DiviCom Inc. After operating for three years as a combined entity, in 2000, C-Cube Microsystems Inc.'s semiconductor business was spun off as C-Cube Semiconductor Inc. to the stockholders of C-Cube Microsystems Inc. C-Cube Microsystems Inc. then merged with Harmonic Inc. in May 2000. Immediately after the merger, the semiconductor business changed its name back to C-Cube Microsystems Inc. This new entity (including its direct and indirect subsidiaries) is referred to as C-Cube in this prospectus.

GENERAL

     C-Cube designs, develops, has manufactured and sells semiconductors, software and systems for digital audio and video applications. As a major supplier of such products, C-Cube has played a role in enabling the growth of digital audio and video. C-Cube is focused on working with its original equipment manufacturer, or OEM, customers and service providers to enable key applications in its consumer and communications target markets. In the consumer market, C-Cube is focused on playback and recordable digital video disc and video compact disc as well as digital video recorders and digital VHS recorders. The communications market targets interactive set-top boxes, cable front ends, cable modems and broadcast encoders, and other emerging applications. Users of these products will be able to record hours of digital video disc-quality video obtained from any video source, whether television, video cassette recorder, digital video camcorder or analog camcorder. Once users have recorded the video, they will be able to edit and play back the video on standard personal computers and store the resulting video to digital video disc, web pages, e-mail, recordable compact disc or personal computer hard-disk drives.

     COMPRESSION ENABLES MASS-MARKET APPLICATIONS OF DIGITAL VIDEO

     Representing video in uncompressed digital form requires a large amount of data, which in the past has made storage or transmission economically impractical. To store a single uncompressed digital video movie requires up to 25 discs, whereas a compressed digital video movie can be stored onto one disc. The sheer size of uncompressed digital video has relegated it to niche applications of small volumes.

     The very nature of video information lends itself to compression. Any video sequence has inherent redundancies. For example, one frame of a movie often differs very little from the next successive frame. Through digital compression techniques, the redundancies in video data can be detected and eliminated, significantly reducing the overall amount of data needed to recreate the original image without affecting the image quality. Using video compression techniques, a single satellite transponder can broadcast 8 to 12 programs instead of the partial program possible with uncompressed video. C-Cube believes that the design and deployment of cost-effective and practical video compression technology is critical to the development of mass-market applications.

     STANDARDS ENHANCE THE GROWTH OF DIGITAL VIDEO MARKETS

     As digital video markets develop, so does the need for standards to ensure that products from different manufacturers use the same formats for video information. Throughout C-Cube's history, it has been an active participant and respected technology pioneer on International Organization for Standardization committees charged with creating standards for still image and digital video compression.

     Key standards that have driven the growth of digital video include the joint photographic experts group, or JPEG, standard for still-image compression and two moving pictures experts group standards for digital video and audio compression. The MPEG-1 standard enabled the first digital video consumer products such as the first video compact disc, while the more recent MPEG-2 standard has become the accepted compression format in diverse applications such as digital satellite, cable and terrestrial television

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as well as professional video editing, digital VHS and digital video disc. The adoption and acceptance of these standards has contributed greatly to the growth of digital video markets during the 1990s.

     MATHEMATICAL RULES GOVERN COMPRESSION WHICH DETERMINES VIDEO QUALITY

     As vital as the International Organization for Standardization standards have been to the development of digital video, they have a built-in limitation. The standards determine interoperability, not video quality. More specifically, the standards define the format for compressed video data. A MPEG-compliant encoder, which is the compression device, will create data that a MPEG-compliant decoder, which is the decompression device, can reconstruct into a video image. However, the process of encoding necessarily involves discarding some of the image information to achieve compression. If the encoder is smart, that is, if it can correctly determine which information is redundant or insignificant to the video quality, then the encoded video will be a faithful representation of the original video and the decoder can create a high-quality video image. Nevertheless, if the encoder makes poor choices and discards important video information, then the decoder cannot compensate. The reconstructed image will be poor in comparison to the original image. Encoder design, therefore, is a critically important determining factor for video quality.

     At the heart of encoder design is the development of encoding algorithms, the mathematical rules that govern how the large volume of uncompressed video is reduced to a manageable size without adversely affecting image quality. One of C-Cube's core strengths has been its expertise in the development, testing and refinement of these mathematical rules. These mathematical formulas are proprietary and represent C-Cube's vital intellectual property. By incorporating these highly efficient and powerful algorithms into its products, C-Cube has consistently been recognized as the industry leader in digital video encoding. As evidence of this leadership, its products perform the encoding for the majority of digital video television currently being broadcast. Also, C-Cube is one of a select group of technology companies that have been recognized by The National Academy of Television Arts and Sciences for technical achievement, as shown by their award of a special technology Emmy(TM) to C-Cube Semiconductor Inc. in 1995.

     C-Cube differentiates its products from competitors by offering both encoding and decoding products that are not only fully compliant with the MPEG-1 or -2 international standards (and therefore interoperable with equipment from many other suppliers), but at the same time provide superior image quality (enhancing the viewing experience), are feature rich and are highly integrated and therefore cost competitive. All of C-Cube's products are programmable, permitting the incorporation of sophisticated system-level features after the chip design is completed, while lessening design time, risk and system cost. C-Cube also develops proprietary product extensions and features such as RealSonic(TM) home theater sound enhancement and ClearView(TM) error correction technology.

     MARKET TRENDS

     C-Cube addresses two broad industries where digital audio and video is used:

     - consumer electronics; and

     - communications.

This section describes some of the trends affecting these markets.

     Consumer Electronics. Through the use of MPEG compression, video can be stored, reproduced and distributed on the same media currently in use for other types of digital data, such as 5-inch, or 12 cm, compact discs that are commonly used for digital audio. Emerging applications for digital video capture, playback and distribution at the consumer level are being advanced by the rapid adoption of new consumer-oriented media formats such as digital video disc players, video compact disc players, digital VHS recordable digital video discs, as well as consumer digital video cameras and camcorders.

     Recordable Digital Video Disc and Digital VHS. In 1999, several original equipment manufacturers demonstrated consumer-oriented products positioned as video cassette recorder replacements. C-Cube

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believes that rapid growth in this market will occur only when single-chip codecs, which are an encoder/decoder combination, reach a price point low enough to enable a recordable unit at prices that will support a mass market. Once this milestone is achieved, however, the potential for wide consumer acceptance of digital video cassette recorder replacements is expected to be high. Key advantages of disc-based recording include:

     - higher video quality of digital versus analog recording;

     - the convenience of discs over tape; and

     - the ability to integrate the video cassette recorder recording function with other desirable consumer features such as easy program recording, time-shifting of programs and digital video disc playback.

     Key advantages of digital-VHS include:

     - the ability to record up to 24 hours of video on a single tape;

     - capability to record high-definition television; and

     - compatibility with VHS and Super-VHS, thus preserving existing consumer video libraries stored in VHS format.

     Digital Video Disc Player, or DVD. The DVD standard was defined specifically for the very high-quality playback of feature-length movies. The DVD format, now commercially available, provides up to 135 minutes of playing time (270 for double-sided) on a disc the same physical size as an audio compact disc with four times the image resolution of a standard video compact disc. Digital video disc uses MPEG-2 compression technology.

     Video Compact Disc Player, or VCD. A VCD is essentially an audio compact disc player with a MPEG-1 decoder and a video output. While adding this functionality marginally increases the cost to manufacture a typical compact disc player, these machines now have the ability to play movies, music videos and other titles from MPEG-1 encoded compact discs. The physical video compact disc format is identical to a standard audio compact disc and is limited to 72 minutes playing time with video quality that is generally perceived as comparable to an analog VHS tape. Several thousand video compact disc titles are now available, including movies, music videos and karaoke titles. The VCD format has thus far received mass-market adoption in China. In 1998, leading Chinese manufacturers and the Chinese government introduced an enhanced version of video compact disc known as Chaoji video compact disc, also referred to as super-VCD, or S-VCD. This enhanced version features MPEG-2 video quality that is comparable to DVD video and is backward compatible with VCD titles.

     C-Cube anticipates that the VCD and S-VCD markets will eventually transition to DVD.

     Non-Linear Editing Systems. The capabilities of non-linear editing systems continue to grow. Sophisticated features such as the ability to allow a user to edit video and re-sequence it, which was once the province of professional studios, are now coming to the consumer and prosumer markets. An important enabling factor is the availability of low-cost recordable compact disc drives, which provide a convenient and cost-effective means to store edited digital video. C-Cube expects this trend to accelerate in 2000, as the higher capacity recordable digital video disc drives become more common in personal computers.

     Communications. The ability to compress digital video into a more compact form, which provides significant storage and transmission efficiencies, is currently enabling a number of applications and capabilities in the communications market in diverse segments such as satellite, cable, telephone and wireless networks.

     Satellite. The first full-scale digital video transmission systems to achieve full deployment were a series of direct broadcast satellite networks. By combining the ability to compress digital video into a more compact form with high-power Ku-band satellites, direct broadcast satellite systems typically provide 100 or more channels to a large geographical area (e.g. the continental United States). This expanded service

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usually imposes a relatively low cost per subscriber since the only incremental investment needed by subscribers is the purchase of a small dish and a decoder box.

     To compete with other high-speed media, satellite service providers are beginning direct broadcast satellite deployments using high-speed satellite data transmission to the home. A disadvantage of this approach is that the return channel uses a standard modem over telephone lines, thus limiting the interactive nature of the service.

     A major trend in this market during 1998 and 1999 was consolidation through a number of mergers and acquisitions, for example, the merger of DIRECTV and USSB operations and the merger of AT&T and TCI operations. At the same time, the satellite market saw the first trials of high-definition television broadcasting.

     Cable. Cable providers are upgrading the level of their services using a variety of network approaches. Open standards, such as those developed by various standard-setting organizations, are expected to drive increased cable revenue opportunities by creating a competitive marketplace for system network equipment and end-terminal devices. New applications of DSL and hybrid fiber cable, or HFC, are bringing more and more digital audio and video options to the home.

     With the advantage of being able to support high-speed, two-way networks combined with advanced interactive set-top boxes, the revenue base for cable operators is expected to expand. This is a result of a growing client base and increased revenue per client through a broad offering of interactive services including web browsing and electronic commerce.

     Cable is also experiencing consolidation as smaller companies are unable to make the transition to digital and also as telephony companies seek to get a foothold in a competitive delivery mechanism into the home for both voice and video.

PRODUCTS

     C-Cube supplies products for two main markets for digital video:

     - consumer electronics; and

     - communications.

     CONSUMER ELECTRONICS

     Recordable Digital Video. While DVD playback has achieved increasing success in both consumer players and personal computer applications, C-Cube believes that the high-volume applications of digital video in the consumer world depend on the ability to both record and play back DVD-quality video. Thus, C-Cube extended its DVxpert technology to the consumer world with the DVxplore(TM) line of consumer codecs. DVxplore codecs are the world's first single-chip consumer products to support both MPEG formats and the digital video format used primarily in digital camcorders called DV. The initial focus was on the personal computer market, where original equipment manufacturers use DVxplore codecs to offer personal content creation, personal computer/television and time-shifting applications. Users of these products are able to record hours of DVD-quality video obtained from any video source, whether television, video cassette recorder, digital video camcorder or analog camcorder. Once they record the video, they are able to edit and play back the video on standard personal computers and store the resulting video to optical disc, web pages, e-mail or hard-disk drives.

     During 2000, C-Cube developed DVxcel(TM), the second-generation line of consumer codecs. This product's focus is towards the recordable devices that reside next to the television. DVxcel codecs are low-cost chips for the consumer digital video market that will power a new generation of affordable, high-quality digital video recording systems for the home. The chip builds takes on the task of simultaneously recording and playing back, or encoding and decoding, or broadcast quality video for optical-based recording and hard disk drive-based Digital Video Recorder, or DVR, devices.

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     Video cassette recorder replacement products began to appear on the market in 1999, and are likely to continue to expand in the market over the next few years. For consumer digital recorders, three types of media have emerged as viable platforms for recording and playing back digital video: tape digital VHS; optical recordable digital video disc; and hard disk digital video recorder. C-Cube is developing products for all three emerging consumer digital recordable platforms.

     Encoders for Editing Applications. Professional editing had been primarily the province of motion-JPEG products due to the need for accurate cuts and special effects. Because MPEG-compliant encoders essentially collapse some frames to achieve high levels of compression, industry analysts doubted whether MPEG could ever achieve the accuracy needed to supplant motion-JPEG products for professional needs. However, C-Cube showed that MPEG is a viable format for editing with the introduction of the DVxpress codecs. Based on the same architecture as the DVxpert product, the DVxpress(TM) codecs feature C-Cube's proprietary Frame-Accurate MPEG Editing, or FAME(TM), algorithm and dual-stream decoding, two capabilities for professional editing.

     C-Cube's DVxpress-MX codec products can support both MPEG and DV formats, to allow mixed-format editing where, for example, a MPEG stream and a DV stream are edited together. This innovation is particularly important because DV is the most popular format for consumer and professional digital camcorders, while MPEG is the prevailing standard for transmission and storage. Panasonic, the developer of the DV format, and Avid, a leading editing original equipment manufacturers, both endorsed the DVxpress-MX codec as a significant step toward unifying the moving pictures experts group and DV worlds. During 1999, many leading providers of editing solutions introduced products based on DVxpress-MX, including Matrox Electronic Systems, Pinnacle Systems, Accom and Fast Multimedia.

     DVD Decoders. C-Cube's ZiVA(TM) family of DVD products includes decoders and system-level design solutions for consumer original equipment manufacturers. The ZiVA DVD decoder family incorporates several critical DVD functions into a single chip. C-Cube addresses a critical concern of content owners with SecureView(TM) copy protection and decryption technology. SecureView made ZiVA decoders the first single-chip products to support the DVD consortium's copy protection scheme.

     The newest generation of ZiVA-based products was announced in October 2000. ZiVA-5 extended C-Cube's leadership in the DVD market with new features including the industry's only full DVD-audio solution, an MP3 audio codec, progressive-scan output, 2D-multiplane graphics engine, internet applications and more. ZiVA-5 will enable customers to quickly bring a new variety of DVD products to the market.

     Continuing the extension of the ZiVA technology, in January 2001 C-Cube's DVD&MORE was introduced which enabled the market's first combination DVD player and A/V recorder. Primarily targeted at the China market, C-Cube's DVD&MORE combines DVD playback and supports VCD, S-VCD, MP3 and CD-audio playback. C-Cube's DVD&MORE enables OEMs to quickly develop dual-deck optical disc players that combine MPEG video and CD audio recording capability together with DVD playback.

     Video Compact Disc Decoders. VCD is a consumer entertainment format based on MPEG-1 technology. VCD players allow consumers to enjoy movies, documentaries and karaoke played from a disc similar to an audio compact disc. C-Cube has been a leading supplier of MPEG-1 decoders used in VCD players throughout the mid-and late-1990s. C-Cube pioneered the MPEG-1 market with the introduction in 1992 of the CL450 MPEG-1 video decoder, the first commercially available MPEG-1 video decoder. The CL450 found uses in commercial and professional digital karaoke players. It followed with the CL480 family of VCD decoders, products that boosted C-Cube to market leadership in the rapidly growing market for VCD players in China in the mid-1990s.

     C-Cube's current VCD product is the CL680 advanced VCD decoder. The CL680 decoder integrates an NTSC/PAL encoder, improved ClearView error concealment technology and a new WideSound(TM) feature, which simulates a surround-sound experience from two stereo channels. By fully utilizing the microcode architecture of the CL680, C-Cube was able to integrate the system functions directly on the CL680, effectively eliminating the need for the system micro-controller.

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     Chaoji Video Compact Disc Decoders, S-VCD. As the VCD market matured in
China, Chinese customers, original equipment manufacturers and government agencies all saw a need for a higher quality video experience. Due to C-Cube's expertise in both VCD and digital compact disc, C-Cube was well qualified to help define the new standard. The result of this effort was the introduction of the S-VCD standard, an extension to VCD that was endorsed by the Chinese government and leading original equipment manufacturers.

     Soon after the adoption of the S-VCD standard, C-Cube introduced the CL8800 family of S-VCD decoders to C-Cube's partner original equipment manufacturers. The CL8830 decoder is a full-featured product that features C-Cube's patented RealSonic(TM) audio technology, offering significant advances in audio quality for home theater and Karaoke applications. The CL8820 decoder targets more price-sensitive products that do not demand the same audio quality as the CL8830 decoder. Both decoders are compatible with existing VCD and audio compact disc formats. In 1999, C-Cube introduced the most integrated S-VCD decoder chip, the CL8830A. Leading Chinese original equipment manufacturers have adopted the CL8800 decoders for their S-VCD product offerings. In 2001, C-Cube believes that the S-VCD market will continue to encroach on the VCD market as prices for S-VCD systems decline.

     COMMUNICATIONS

     In most digital video applications, the encoding and decoding functions are separated. For example, in broadcasting, the video is encoded by one or a small number of encoders at the transmission facility, while a decoder at the viewer's home reconstructs the broadcast for viewing. C-Cube has been, and continues to be, a major supplier for both encoders and decoders for a full spectrum of digital video applications. C-Cube has long recognized, however, that combining the encoding and decoding functions into one processor, called a codec, creates significant new market opportunities. C-Cube invested heavily in the development of a single-chip MPEG-2 codec architecture and introduced DVxpert(TM), the first product based on the new architecture, in August 1997. In 1999, C-Cube extended the capabilities of the architecture with the introduction of C-Cube's high-definition digital video product; the industry's first codec architecture for high-definition television broadcasting and video production applications.

     Broadcast and Distribution Encoders. Encoders in the DVxpert family offer improved image quality, efficient bandwidth utilization and reliability for broadcasting and professional applications. The DVxpert broadcast encoders target applications such as distribution, contribution, DVD authoring and video servers. All DVxpert encoders use C-Cube's patented PerfectView(TM) feature, which provides clear image quality with advanced video capabilities.

     One of the big issues broadcasters currently face is the migration to high definition programming. The Federal Communications Commission has established a target timeline for United States broadcasters to begin high-definition television transmissions, but many infrastructure issues remain uncertain. In 1999, C-Cube introduced its high-definition digital video product to address these issues. This product is a MPEG-2 encoder for high-definition television broadcast applications, but also retains the capabilities of the standard definition DVxpert products, enabling equipment manufacturers to deliver flexible high definition/standard definition solutions and ease broadcasters' transition issues.

     Interactive Set-top Box Decoders. The primary communications application for MPEG-2 decoders is in the STB market. To reconstruct the compressed broadcast program, several steps are required. First, the MPEG-2 stream must be separated or demultiplexed into C-Cube's video and audio portions. Then the video and audio must be decompressed. Finally, the video signal is combined with other on-screen information, such as program guides, and displayed on a monitor.

     C-Cube has introduced several innovative products in this arena, starting with the introduction of the CL9100 MPEG-2 video decoder in 1994. C-Cube followed in 1995 by bringing to market the CL9110 Transport Demultiplexer which was licensed from DiviCom, then a private company. Together, this two-chip combination performed all the functions needed for digital video decoding and was instrumental in enabling first-generation designs for digital set-top boxes.

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     1996 saw the introduction of the AViA(TM) family of set-top box chips.
Building on the technology and market success of the CL9100 and CL9110 products, the AViA platform offered high-performance graphics, better quality audio (Dolby Digital(TM)), interoperability across both wired and wireless networks and a tighter integration between the individual chips. In 1998, C-Cube introduced the AviA@tv product, extending graphics capabilities and providing support for web page and text display on TV screens. AviA@tv also provided Media Access Control, or MAC, for two-way interactive networks.

     In September of 2000, C-Cube introduced the AViA-9600, an advanced system on a chip for digital set-top boxes. This fourth generation set-top box solution addresses key trends in the STB market such as digital time-shifting, consumer product connectivity and innovative display of content. The AViA-9600 integrates multiple dedicated processing using including host CPU, A/V decoder, audio DSP and graphics processor. A new advanced graphics engine was designed in collaboration with many leading service operators to support their needs for advanced display of video and graphics. The integrated 150-MHz RISC CPU can act as host and supports applications including digital time-shifting and soft modem. The AViA-9600 integrates IEEE1394 "FireWire," USB and IDE interfaces to support home networking and connection to digital cameras/camcorders, hard drives and DTVs.

     Cable Front-End Communications Ics. In January of 1999, C-Cube acquired the relevant communications activities of TV/ Com in order to reinforce this successful strategic thrust into the arena of broadband communications network products. One reason for the selection of TV/Com was that C-Cube's products have been successfully deployed in the same networks and set-top boxes as its MPEG solutions. Through this purchase, C-Cube gained access to key people, intellectual property and designs including modulation and demodulation technology. The combination of these capabilities with the relevant designs and software from C-Cube's AViA product family and expertise in analog design, gives C-Cube all the necessary components required to develop state-of-the-art, highly integrated solutions for interactive digital television.

     In November of 2000, C-Cube introduced the MultiLynx family of integrated cable front-end communications ICs, the first devices designed to support all major world cable standards. The two MultiLynx ICs (CL2151 and CL2161), developed for cable set-top boxes and cable modems, make it possible for manufacturers to design a single product capable of being deployed on two-way broadband cable networks anywhere in the world. During 2001, C-Cube will be applying for DOCSIS certification with Cable Labs.

     The C-Cube MultiLynx CL2161 enables two-way communications using DOCSIS, EuroDOCSIS and DVB in-band cable modem standards. It integrates a QAM, QAM/QPSK modulator with a digital-to-analog converter for the return channel. An integrated communications processor and dedicated MAC provides support for all leading cable network standards. The communications processor also acts as the host CPU and includes DSP extensions to support voice-over-IP, or VoIP, codec algorithms simultaneously.

     The C-Cube MultiLynx CL2151 is the first cable modem chip designed specifically for set-top boxes. In addition to the protocols supported by the CL2161, the CL2151 supports DAVIC, DVS-178, Starvue and DVS-167 set-top MAC protocols. It provides direct connection to a POD, or point of deployment, module for OpenCable(TM) set-top designs. When combined with C-Cube's AviA-9600 set-top box decoder, the CL2151 enables the design of a cable set-top box with two-way communications, VoIP, home networking and personal video recording with a minimal bill of material costs.

     With this capability, C-Cube is now able to service the end-to-end requirements of a digital video network including video compression in the head end, network interfaces and the full spectrum of data, video, audio and graphics requirements in the consumer terminal. This enables a new generation of interactive services available through the television in the living room, including web-based e-commerce, video e-mail and voice over the internet.

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

CONSUMER BRANDING PROGRAM

     C-Cube's consumer branding program, begun in 1996, saw a reduction in OEM support in 2000. The rapid deployment of OEM's efforts to brand their own products curbed the desire to follow C-Cube branding program guidelines. A further obstacle to continuing the branding program arose from a slow down of new products aimed at the Chinese market. This was done in an effort to balance the geographic distribution of business worldwide. Name recognition of C-Cube remains high in the China market and continues to be associated with high quality, reliability and advanced technology.

CHANGING PRODUCT MIX: DEPENDENCE ON DECODER PRODUCTS

     C-Cube offers a number of products for a variety of applications. Since the second quarter of 1995, sales of C-Cube's VCD decoder family of products have represented a significant percentage of C-Cube's total net revenues. C-Cube expects that revenues from its VCD decoder products including the CL680 and Chaoji VCD families of products will decrease as a percentage of its total revenues, but continue to account for a significant portion of its product revenues in 2001. C-Cube expects that price competition will continue to result in declining average selling prices for this family of products. C-Cube has implemented several programs that have reduced costs associated with these families of products. In the event that increases in unit sales and other manufacturing efficiencies of these families of products do not offset decreasing sales prices in the future, C-Cube's business and results of operations would be materially and adversely affected. C-Cube anticipates that overall gross margins may continue to decrease as a result of a number of factors including anticipated declines in average selling prices over time. The timing of volume shipments and the life cycles of C-Cube's products are difficult to predict due in large measure to the emerging nature of the markets for its products, the future effect of its product enhancements and its current and future competitors. Declines in demand for C-Cube's products, particularly the CL680 and Chaoji VCD families of products, whether as a result of competition, technological change or otherwise, would have a moderately adverse effect on C-Cube's business and results of operations.

     New Architecture. In January 2001, C-Cube DoMiNo was introduced as C-Cube's newest architecture. C-Cube DoMiNo, which stands for Digital Media Network, was unveiled as the world's first multi-stream, multi-format network media processor, and integrates as many as 7 individual devices into a single chip. The processing power is ten times that of a Pentium, yet uses only 5 percent of the power, thus making it ideal for consumer electronic applications. It also brings professional level digital audio and video capability down to consumer price points. Although shipments for products containing this architecture will not occur until 2002, C-Cube anticipates that new products will be announced throughout 2001.

CUSTOMERS

     During 2000, Samsung and Pace each accounted for 11% of C-Cube's net revenues. During 1999, no customer accounted for 10% or more of C-Cube's net revenue. During 1998, Malata accounted for 10% of C-Cube's net revenues.

RESEARCH AND DEVELOPMENT

     C-Cube believes that the continued introduction of new products in its target markets is essential to its growth. As of December 31, 2000, C-Cube had 257 full-time employees engaged in research and development. Expenditures for research and development in 2000, 1999 and 1998 were approximately $72.2 million, $54.3 million and $52.8 million, respectively.

     C-Cube's operating results will depend to a significant extent on its ability to continue to successfully introduce new products on a timely basis and to reduce costs of existing products. In particular, C-Cube currently intends to announce several new products over the next year, including next generation MPEG-2

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

encoders and decoders and products based on C-Cube DoMiNo, the new architecture announced in January 2001. The success of new product introductions is dependent on several factors, including:

     - proper new product definition;

     - product cost;

     - timely completion and introduction of new product designs;

     - quality of new products;

     - differentiation of new products from those of C-Cube's competitors; and

     - market acceptance of C-Cube's and its customers' products.

     As a result, C-Cube believes that continued significant expenditures for research and development will be required in the future. Because of the complexity of its products, C-Cube has experienced delays from time-to-time in completing development and introduction of new products, and as a result, has from time-to-time not achieved the market share anticipated for such products. C-Cube may not successfully identify new product opportunities and develop and bring new products to market in a timely manner. Additionally, products or technologies developed by others may render C-Cube's products or technologies obsolete or noncompetitive, and its products may not be selected for design into the products of its targeted customers.

SALES AND MARKETING

     C-Cube's sales and marketing strategy targets markets for which the compression of digital video into a more compact form, providing significant storage and transmission efficiencies, is an enabling technology in order to achieve key design wins with industry leaders, as well as early adopters of digital video technology. To implement its strategy, C-Cube has established a direct sales and marketing force and a worldwide network of independent sales representatives and distributors. In addition, C-Cube has a team of application engineers who assist customers with designing in its products.

     In the United States, C-Cube sells its products through direct sales channels, independent representatives and distributors. C-Cube records revenues from product sales to customers at the time of shipment. Some of C-Cube's agreements with its distributors permit limited stock rotation and provide for price protection. Allowances for returns and adjustments, including price protection, are provided at the time revenues from product sales are recorded. Generally, C-Cube pays its independent sales representatives on a commission basis. As of December 31, 2000, C-Cube has North American regional sales offices in California and Quebec, and international sales offices in China, France, Japan, Korea, Taiwan, and the United Kingdom. In Japan, C-Cube sells products through the direct sales force of C-Cube Microsystems Japan, Inc. and two distributors. C-Cube Microsystems Japan, Inc. was formed by C-Cube and Kubota Corporation in 1988 and is currently owned 65% by C-Cube and 35% by Kubota. The primary businesses of C-Cube Microsystems Japan, Inc. are the marketing, sales and support of its products in Japan. Internationally, C-Cube has commissioned sales representatives or distributors in Canada, Denmark, Finland, France, Germany, Great Britain, Hong Kong, Ireland, India, Israel, Italy, Korea, Sweden and Taiwan.

INTERNATIONAL BUSINESS ACTIVITIES

     During 2000, 1999 and 1998, international revenues accounted for approximately 87%, 82% and 82% of C-Cube's net revenues, respectively. C-Cube believes that international revenues will continue to account for a significant portion of net revenues. C-Cube's success will depend in part upon its ability to manage international marketing and sales operations. In addition, C-Cube purchases a substantial portion of its manufacturing services from foreign suppliers. C-Cube's international manufacturing and sales are subject to changes in foreign political and economic conditions, and to other typical risks of doing business internationally. For example, China is the primary market for VCD and Chaoji VCD players utilizing C-Cube's decoder products. As a consequence, any political or economic instability in China could significantly reduce demand for its products. C-Cube has made and will continue to make significant
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

investments in additional chip manufacturing capacity in Taiwan and is subject to the risk of political instability in Taiwan, including but not limited to the potential for conflict between Taiwan and the People's Republic of China. C-Cube sells products to customers in Korea and is subject to the risk of economic and political instability in Korea, including the potential for conflict between North and South Korea. In addition, C-Cube sells certain of its products in international markets and buys certain products from its chip manufacturing facilities in currencies other than the U.S. dollar. As a result, currency fluctuations could, in the long term, have an adverse effect on C-Cube's business and results of operations.

     With respect to international sales that are denominated in U.S. dollars, increases in the value of the U.S. dollar relative to foreign currencies can increase the effective price of, and reduce demand for, C-Cube's products relative to competitive products priced in the local currency. The United States has considered trade sanctions against Japan and has had disputes with China relating to trade and human rights issues. If trade sanctions were imposed, Japan or China could enact trade sanctions in response. Because a number of C-Cube's current and prospective customers and suppliers are located in Japan and China, trade sanctions, if imposed, could have an adverse effect on its business and results of operations. Similarly, protectionist trade legislation in either the United States or foreign countries could have an adverse effect on C-Cube's ability to manufacture or sell its products in foreign markets.

     The Asian consumer electronics markets accounted for approximately 60%, 67% and 74% of C-Cube's total sales in 2000, 1999 and 1998, respectively. Asia sales are expected to continue to account for a substantial, though declining, percentage of sales in the future. Most of C-Cube's sales in Asia were of decoder chips, which are used in VCD and Chaoji VCD players. C-Cube believes purchases of VCD and Chaoji VCD players are not as likely to be deferred as are purchases of higher priced consumer durables and production equipment, which have impacted U.S. export sales. However, C-Cube may experience reduced sales of its products into Asia because of declining consumer spending or because of its customers' increasing difficulty in obtaining letters of credit, which C-Cube generally requires prior to shipment.

MANUFACTURING

     C-Cube has chosen to use independent chip manufacturing facilities, called foundries, to fabricate its integrated circuits. Assembly, test and packaging are also subcontracted to third parties. This approach enables C-Cube to concentrate its resources on product design and development, where it believes it has greater competitive advantages. C-Cube continually evaluates alternative sources for chip manufacturing, assembly and test capacity.

     During 2000, C-Cube's devices were fabricated using advanced process technology with 0.5 micron, 0.35 micron, 0.30 micron, 0.25 micron and 0.18 micron process feature sizes, using either three, four or five layers of metal interconnect. Fabricated chips are tested by the fabrication facility to C-Cube's specifications. Once the chips are fully tested and accepted, the dice are assembled into packages by subcontractors, primarily located in Asia. C-Cube utilizes multiple assembly subcontractors for its products.

     In 1996, C-Cube expanded and formalized its relationship with Taiwan Semiconductor Manufacturing Co., Ltd., or TSMC, to provide chip production capacity in the years 1996 to 2003. C-Cube prepaid $24.5 million to TSMC and in return, TSMC provided that they would produce and sell chips to C-Cube at specified prices. If C-Cube meets its minimum guaranteed purchase volume each year, TSMC applies a portion of the prepayment against a portion of the chip cost. Accordingly, the prepaid amount, which has been allocated between current and long-term assets, is amortized to inventory as chips are received. In the event that C-Cube does not meet the minimum committed volume in a given year and the volume cannot be filled by TSMC or assigned to another company, the prepayment assigned to that year could be forfeited. At December 31, 2000, remaining production capacity rights were $5.7 million dollars of which $2.1 million was included in other current assets and $3.6 million was classified as a non-current asset.

     During the fourth quarter of 1999, C-Cube signed a production capacity agreement with United Microelectronics Corporation to provide chip production capacity in the years 2000 through 2002, for which C-Cube paid a $20.0 million refundable payment in the first quarter of 2000. This refundable payment, classified as a current asset, allows for certain discounts on purchased capacity based upon the

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quantities purchased. The agreement does not commit C-Cube to purchase chips, but does guarantee the availability of a set capacity of chips at "not to exceed" prices.

     C-Cube believes that an increase in the demand for its chips over currently expected levels, or a failure of manufacturing capacity in the industry to grow at anticipated rates, could result in greater difficulty in obtaining adequate manufacturing capacity, increased prices and increased lead times. C-Cube's future operating results depend in substantial part on its ability to increase the capacity available to it from its existing or new chip manufacturing facilities. In order to secure such capacity, C-Cube has considered and will continue to consider various possible transactions, which could include, without limitation:

     - equity investments in, prepayments to, non-refundable deposits with or loans to chip manufacturing facilities in exchange for guaranteed capacity;

     - take or pay contracts that commit C-Cube to purchase specified quantities of chips over extended periods;

     - joint ventures; or

     - other partnership relationships with chip manufacturing facilities.

     C-Cube sources its integrated circuit products from United Microelectronics Corporation and Taiwan Semiconductor Manufacturing Co., Ltd. This dependence on a small number of chip manufacturing facilities subjects C-Cube to risks associated with an interruption in supply from these chip manufacturing facilities. In connection with the manufacture of its newer products, C-Cube needs to continue to evaluate and qualify additional chip manufacturing facilities that employ advanced manufacturing and process technologies, which are currently available from a limited number of chip manufacturing facilities. For example, certain of the new products that C-Cube intends to introduce require advanced process technology. C-Cube has in the past experienced increased costs and delays in connection with the qualification of new chip manufacturing facilities.

     C-Cube's reliance on subcontractors to manufacture and assemble its products involves significant risks, including reduced control over:

     - delivery schedules;

     - quality assurance;

     - manufacturing yields and cost;

     - the potential lack of adequate capacity; and

     - potential misappropriation of C-Cube's intellectual property.

     C-Cube obtains manufacturing capacity through forecasts that are generated in advance of expected delivery dates. C-Cube's ability to obtain the manufacturing capacity necessary to meet the future demand for its products is based on its ability to accurately forecast such future demand. If C-Cube fails to accurately forecast such future demand, it may be unable to timely obtain an adequate supply of chips necessary to manufacture the number of products required to satisfy the actual demand.

     The markets into which C-Cube sells its products are subject to extreme price competition. Thus, C-Cube expects to continue to experience declines in the selling prices of its products over the life cycle of each product. In order to offset or partially offset declines in the selling prices of its products, C-Cube must continue to reduce the costs of products through product design changes, manufacturing process changes, volume discounts, yield improvements and other savings negotiated with its manufacturing subcontractors. Since C-Cube does not operate its own manufacturing facilities and must make volume commitments to subcontractors at prices that remain fixed over certain periods of time, C-Cube may not be able to reduce its costs as rapidly as its competitors who perform their own manufacturing. C-Cube's failure to design and introduce, in a timely manner, lower cost versions of existing products or new

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products with higher gross margins, or to successfully manage C-Cube's manufacturing subcontractor relationships would have a material adverse effect on its gross margins.

COMPETITION

     C-Cube believes that it competes favorably in the areas of:

     - product definition;

     - system cost;

     - functionality;

     - time-to-market;

     - reliability; and

     - reputation.

     C-Cube competes with major domestic and international companies, most of which have substantially greater financial and other resources than C-Cube with which to pursue engineering, manufacturing, marketing and distribution of their products. Some of these companies own proprietary video compression technology competitive with C-Cube's standards-based systems.

     In the market for consumer electronics semiconductors, C-Cube's principal competitors include:

     - Broadcom;

     - ESS Technology;

     - ST-Microelectronics;

     - LSI Logic;

     - IBM;

     - Sony;

     - National Semiconductor;

     - Philips Semiconductor; and

     - Zoran.

     IBM is C-Cube's principal competitor in the broadcast encoder market, while Sony is C-Cube's principal competitor in the consumer encoder market. C-Cube expects that other companies will introduce competing encoder products in the future. Although the timing of the production availability of such encoders is uncertain, their availability could have an adverse impact on C-Cube's encoder product revenues and margins. C-Cube may also face increased competition in the future from new entrants into its markets. As the markets for its products develop, competition from large semiconductor companies, such as ST-Microelectronics and Philips, and from vertically integrated companies such as Sony, MEC, Toshiba and NEC, may increase significantly. If C-Cube can offer low-cost hardware solutions, then it may continue to compete with manufacturers of general-purpose microprocessors such as Intel, AMD and Motorola in conjunction with software solutions. C-Cube's ability to compete successfully in the rapidly evolving markets for high-performance video compression technology depends on factors both within and outside of its control, including:

     - success in designing and subcontracting the manufacture of new products that implement new technologies, adequate sources of raw materials;

     - protection of C-Cube's products by effective utilization of intellectual property laws;

     - product quality;

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     - reliability;

     - price and the efficiency of production;

     - the pace at which customers incorporate C-Cube's integrated circuits into their products or technologies;

     - success of competitors' products; and

     - general economic conditions.

     A variety of other hardware and software solutions to digital video compression have been introduced. Competitor companies are designing products around these and other alternative approaches. In addition, manufacturers of general-purpose microprocessors, such as Intel, AMD and Motorola and graphics chip manufacturers are positioning their products as offering the capacity to compress digital video into a more compact form. C-Cube does not know whether system manufacturers will use such processors for video compression applications. While MPEG has become the accepted standard, any of the alternative approaches, individually or collectively, could be adopted on a widespread basis in the emerging video compression market. If this were to happen, C-Cube's business and results of operations would be materially and adversely affected.

INTELLECTUAL PROPERTY AND LICENSES

     As of December 31, 2000, C-Cube had 84 issued U.S. patents and 21 U.S. patent applications pending and has filed certain corresponding applications in certain foreign jurisdictions. These patents expire on various dates from 2010 to 2020. C-Cube intends to continue to seek patents on C-Cube's technology where appropriate. Notwithstanding its patent position, C-Cube believes that, in view of the rapid pace of technological change in the semiconductor industry, the technical experience and creative skills of its engineers and other personnel are the most important factors in determining its future technological success. Moreover, while C-Cube holds or has applied for patents relating to the design of its products, its products are based in part on standards and C-Cube does not hold patents or other intellectual property rights for such standards.

     In order to defray the cost of developing C-Cube's products and to develop products with specifications meeting customer requirements, C-Cube has established development relationships with certain companies. Under these arrangements, these companies provided C-Cube with development funding and/or technical assistance, and participated with C-Cube in determining the specifications for the performance requirements of various products. As a result of these relationships, C-Cube believes it has been able to more rapidly introduce products meeting the demands of these as well as other customers for similar applications. In certain cases, as consideration for such development assistance, C-Cube has agreed to pay royalties to such customers and generally it retains ownership of such products.

PROPERTY

     C-Cube's principal facilities consist of approximately 215,000 square feet of space in three buildings located in Milpitas, California. This space is leased under three leases that expire on various dates through July 31, 2007. C-Cube believes its existing facilities and other available facilities will be adequate to meet its requirements for at least the next 12 months.

LEGAL PROCEEDINGS

     C-Cube has been named as a defendant in a securities class-action complaint filed in the United States district court for the northern district of California. The plaintiffs in the action purport to represent the class of all persons who purchased common stock between January 19, 2000 and May 3, 2000 in the entity then known as C-Cube Microsystems. The complaint alleges that C-Cube is liable for the acts and statements for the entity then known as C-Cube Microsystems prior to May 3, 2000, even though C-Cube

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did not legally exist prior to May 3, 2000. The case is in its early stages and
C-Cube believes that the allegations contained in the complaint are without merit and intends to defend the action vigorously.

     From time-to-time C-Cube is party to certain other litigation or legal claims. Management has reviewed all additional pending legal matters and believes that the resolution of such additional matters will not have a significant adverse effect on C-Cube's financial position or results of operations.

EMPLOYEES

     As of December 31, 2000, C-Cube had approximately 588 employees, 257 of whom are engaged in, or directly support, its research and development, 214 of whom are in sales and marketing, 38 of whom are in operations and 79 of whom are in administration. C-Cube's employees are not represented by any collective bargaining agreement, and it has never experienced a work stoppage. C-Cube believes its employee relations are good.

     C-Cube's future success is heavily dependent upon its ability to hire and retain qualified technical, marketing and management personnel. C-Cube is currently seeking certain additional engineering, marketing and management personnel. C-Cube's success in the future will depend in part on the successful assimilation of such new personnel. C-Cube also obtains assistance from customers whose engineers participate in its development programs. The continuing availability of such support is dependent upon a number of factors, including relationships with customers and the ability of such engineers, many of whom are foreign residents, to obtain immigration visas.

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       C-CUBE MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

RESULTS OF OPERATIONS

     The following table sets forth certain operating data as a percentage of net revenues for the years ended December 31, 2000, 1999 and 1998:

                                                               YEARS ENDED DECEMBER 31,
                                                              --------------------------
                                                               2000      1999      1998
                                                              ------    ------    ------
Net revenues................................................  100.0%    100.0%    100.0%
                                                              -----     -----     -----
Costs and expenses:
  Cost of product revenues..................................   45.1      39.7      41.0
  Research and development:
     Research and development...............................   22.5      24.4      25.3
     Warrant issuance.......................................    4.8        --        --
  Selling, general and administrative:
     Selling, general and administrative....................   17.9      16.8      17.4
     Stock based compensation and merger/spin-off related
      payroll tax...........................................    7.9        --        --
                                                              -----     -----     -----
  Total.....................................................   98.2      80.9      83.7
                                                              -----     -----     -----
Income from continuing operations...........................    1.8      19.1      16.3
Other income, net...........................................    3.0       4.1       1.2
                                                              -----     -----     -----
Income from continuing operations before income taxes,
  minority interest and extraordinary item..................    4.8      23.2      17.5
Income tax expense..........................................    1.3       6.5       4.7
                                                              -----     -----     -----
Income from continuing operations before minority interest
  and extraordinary item....................................    3.5      16.7      12.8
Minority interest in net income (loss) of subsidiary........    0.0       0.2     (0.2)
                                                              -----     -----     -----
Income from continuing operations before extraordinary
  item......................................................    3.5      16.5      13.0
Extraordinary gain on repurchase of convertible notes (net
  of tax)...................................................     --        --       1.7
                                                              -----     -----     -----
Income from continuing operations...........................    3.5      16.5      14.7
Discontinued operations:
  Income (loss) from discontinued operations (net of tax)...  (3.8)       9.3       7.5
  Loss on disposal of DiviCom (net of tax)..................  (2.3)        --        --
                                                              -----     -----     -----
Net income (loss)...........................................   (2.6)%    25.8%     22.2%
                                                              =====     =====     =====

     MERGER/SPIN-OFF

     C-Cube entered into an Amended and Restated Agreement and Plan of Merger and Reorganization with Harmonic Inc. on December 9, 1999. In accordance with this agreement, in May 2000, C-Cube's semiconductor division was spun-off as C-Cube Semiconductor Inc. to the stockholders of C-Cube Microsystems Inc. as an independent company and C-Cube Microsystems Inc., consisting primarily of its DiviCom division, was merged with Harmonic Inc. C-Cube Semiconductor Inc. was then renamed C-Cube Microsystems Inc., with the approval of Harmonic Inc., to maintain customer continuity and the brand identity of C-Cube's semiconductor products. The transaction was accounted for as if the semiconductor division were the continuing entity. Accordingly, as required by Accounting Principles Board Opinion No. 30 and Emerging Issues Task Force Issue No. 95-18, the results of operations of the semiconductor division (the continuing entity) are reported separately from the results of operations of the DiviCom division (the discontinued entity). The results of operations in prior periods have been restated and certain prior period amounts have been reclassified to conform to the current period presentation. These restatements and reclassifications had no effect on net income or stockholders' equity.

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     The results of discontinued operations are presented on two line items on the face of the Consolidated Statements of Operations. For the current year, loss from operations of DiviCom represents the net loss of DiviCom operations through the date of merger of $10.1 million. Revenues and tax benefit for 2000 through the date of merger were $36.8 million and $6.8 million, respectively. Revenues and taxes for the year ended December 31, 1999 were $185.5 million and $10.2 million respectively. Loss on disposal of DiviCom includes direct costs, net of taxes, associated with the merger/spin-off transaction which were incurred by C-Cube.

     In connection with the merger, C-Cube transferred the net assets of DiviCom to Harmonic incurred a tax liability in connection with the spin-off of the semiconductor business and recorded a deferred tax asset relating to an increase in the tax basis of C-Cube's assets. The transfer of the net assets and the tax liability have been reflected as a return of capital to the stockholders. In connection with the merger, C-Cube entered into a tax sharing agreement with Harmonic under which C-Cube assumed liability for income and other taxes incurred prior to and as a result of the spin-off.

     PRODUCTION CAPACITY AGREEMENTS

     In the fourth quarter of 1999, C-Cube signed a production capacity agreement with United Microelectronics Corporation, or UMC, to provide chip production capacity in the years 2000 to 2002, for which it paid a $20.0 million refundable payment in January 2000, classified as a non-current asset. This deposit earns interest at 4% per year, allows for certain discounts on purchased capacity based upon the quantities purchased and is refundable after 90 days' notice by C-Cube. The agreement does not commit C-Cube to purchase chips, but does guarantee the availability of a set capacity of chips at "not to exceed" prices.

     In the second quarter of 1996, C-Cube expanded and formalized its relationship with Taiwan Semiconductor Manufacturing Co., Ltd., or TSMC, to provide wafer production capacity in the years 1996 to 2001. The agreement with TSMC provided that TSMC would produce and ship wafers to C-Cube at specified prices and required C-Cube to make two advance payments totaling $49.0 million. An advance payment of $24.5 million was made in June 1996. In May 1997, C-Cube amended its agreement with TSMC which resulted in a reduction of its future wafer purchase commitments and the forgiveness of the second advance payment of $24.5 million. In January 1999, C-Cube signed a second amendment to its agreement with TSMC which resulted in a refund to C-Cube of $11.7 million and an extension of the term of the agreement to 2003. Advance payments associated with wafer production capacity rights are amortized over the shorter of the contract period or the actual delivery of wafers in relation to the minimum number of wafers to be purchased under the agreement. At December 31, 2000, remaining production capacity rights were $5.7 million, of which $2.1 million was included in other current assets and $3.6 million was classified as a non-current asset.

     NET REVENUES

     Net revenues increased 19.3% to $265.0 million in 2000 compared to $222.1 million in 1999. This increase was led by strong set-top box sales, primarily for European deployments. Codec sales also increased because of increasing DVxpert and DVxpress volumes. Because of higher volume shipments, sales from DVD chips used in consumer applications increased significantly despite price reductions due to increased competition. Overall DVD growth was slowed by significantly reduced volumes of chips used in DVD PCs. The increases discussed above were largely offset by reductions in VideoCD and S-VCD decoder chip revenues due to reduced shipments and increased price competition.

     In 1999, net revenues increased 6.2% to $222.1 million compared to $209.1 million in 1998. C-Cube's revenues increased slightly over 1998; however, the product mix changed significantly. Revenues from DVD decoder chips used in consumer applications increased significantly due to higher volume shipments, despite price reductions resulting from increased competition. Revenues from encoder and codec chipsets for set-top, broadcast and non-linear editing applications increased due to higher volume shipments. The increases discussed above were largely offset by reductions in VideoCD and S-VCD decoder chip revenues due to reduced shipments and increased price competition.

     The sales returns allowance at December 31, 2000 was $1.6 million, decreasing from $3.0 million at December 31, 1999. During 2000, additions to the sales returns allowance were $100,000 and deductions were $1.5 million. The deductions to the allowance were primarily due to price protection credits and other pricing adjustments.

     The sales returns allowance at December 31, 1999 was $3.0 million, decreasing from $4.7 million at December 31, 1998. During 1999, no additions were made to the sales returns allowance and deductions were $1.7 million. The deductions to the allowance were primarily due to product returns from customers.

     In 2000, sales to two customers were $29.9 million and $28.1 million, each more than 11% of C-Cube's revenues. In 1999 no customer accounted for 10% or more of net revenues. In 1998, one of C-Cube's customers accounted for $21.9 million, or 10%, of its 1998 revenues.

     International revenues accounted for 87.1%, 82.3% and 81.7% of net revenues in 2000, 1999 and 1998, respectively. International revenues were a significant portion of C-Cube's total revenues primarily due to volume shipments of DVD, VideoCD and S-VCD players into Asia and an increase in set-top sales into Europe. C-Cube sells products and supports customers internationally through subsidiaries and sales offices located in Canada, China, France, Japan, Korea, Taiwan and the United Kingdom. C-Cube expects that international revenues will continue to represent a significant portion of net revenues. C-Cube's international sales and manufacturing are subject to changes in foreign political and economic conditions and to other risks, including fluctuations in foreign exchange rates, export/import controls and changes in tax laws, tariffs and freight rates. See "Information Relating to C-Cube -- International Business Activities."

     GROSS MARGIN

     C-Cube's gross margin percentage decreased to 54.9% in 2000 from 60.3% in 1999. This decline was principally attributable to a change in its product mix as well as declines in the average selling price in the DVD, S-VCD and VCD markets without similar manufacturing cost reductions. C-Cube's gross margin percentage increased to 60.3% in 1999 from 59.0% in 1998. This increase was primarily the result of changes in product mix, as the volume of sales of products with higher gross margins, including encoders, DVD decoders and digital set-top boxes. Additionally, C-Cube was able to offset the related impact on gross margin by realizing greater operating efficiencies, including reduced material costs, refinement of its semiconductor design process and the reduction of outside manufacturing costs.

     The markets into which C-Cube sells its semiconductor products are subject to extreme price competition. Therefore, while C-Cube expects that any new products C-Cube may introduce could offset the decline in the average selling price for established products, C-Cube continues to experience declines in the selling prices of its semiconductor products over the life cycle of each product. In particular, C-Cube expects to continue to experience significant price competition in the markets for decoder chips. In order to offset or partially offset declines in the selling prices of its products, C-Cube must continue to reduce the costs of products through product design changes, manufacturing process changes, volume discounts, yield improvements and other savings negotiated with its manufacturing subcontractors. Since C-Cube does not believe that it can continually achieve cost reductions which fully offset the price declines of its products, C-Cube expects gross margin percentages to decline for existing products over their life cycles.

     C-Cube does not own its manufacturing facilities and must make volume commitments to subcontractors at prices that remain fixed over certain periods of time. Therefore, it may not be able to reduce its costs as rapidly as its competitors who perform their own manufacturing. C-Cube's failure to design and introduce in a timely manner lower cost versions of existing products or higher gross margin new products, or to successfully manage its manufacturing subcontractor relationships, could have a material adverse effect on its gross margins.

     RESEARCH AND DEVELOPMENT EXPENSES

     In 2000, research and development expenses were $72.2 million or 27.2% of net revenues, compared to $54.3 million or 24.4% of net revenues in 1999. The majority of the increase from 1999 resulted from the issuance of warrants to Thomson Multimedia S.A., whereby C-Cube recorded $12.6 million of research and development expense.

     In 1999, research and development expenses were $54.3 million or 24.4% of net revenues, compared to $52.8 million or 25.3% of net revenues in 1998 primarily related to an increase in employee-related costs associated with increases in product engineering staff, in addition to increases in costs for development tools and non-recurring engineering. The increase in headcount reflects C-Cube's continuing efforts to provide industry leading digital video solutions at the chip level.

     SELLING, GENERAL AND ADMINISTRATIVE EXPENSES

     Selling, general and administrative expenses increased to $68.3 million or 25.8% of net revenues in 2000 compared to $37.2 million or 16.8% of net revenues in 1999. The increase from 1999 is primarily related to stock-based compensation and merger/spin-off related payroll taxes totaling $20.8 million. In connection with the merger and spin-off, C-Cube recorded stock-based compensation expense, of $15.5 million related to the accelerated vesting of options for certain of its employees. As a condition of the Amended and Restated Agreement and Plan of Merger and Reorganization with Harmonic Inc., all vested employee stock options were to be exercised before the merger date or they would be forfeited. The resulting exercises generated an additional payroll tax expense, within selling, general and administrative, of $5.3 million. To a lesser extent expenses increased as management and infrastructure were no longer shared with DiviCom. The increase in sales and marketing headcount reflects C-Cube's efforts to increase its international presence.

     Selling, general and administrative expenses increased to $37.2 million or 16.8% of net revenues in 1999 compared to $36.3 million or 17.4% of net revenues for 1998. The increase in absolute dollars from 1998 was primarily due to increased travel, staffing and related expenses partially offset by decreased commissions to distributors. C-Cube expects that absolute levels of selling, general and administrative expenses will continue to increase in future periods.

     OTHER INCOME (EXPENSE)

     Interest and other income increased to $11.0 million in 2000 compared to $10.7 million in 1999 primarily due to $4.6 million of gains on the sale of investments, partially offset by lower average balances of cash and investments in 2000 compared to 1999. Interest income and other increased to $10.7 million in 1999 compared to $10.2 million in 1998 primarily due to higher average balances of cash and investments in 1999 compared to 1998. Interest and other expense increased to $3.2 million in 2000 compared to $1.5 million in 1999 primarily due to an outstanding line of credit facility in 2000. Interest expense and other decreased to $1.5 million in 1999 compared to $4.2 million in 1998 primarily due to lower average outstanding debt balances due to the repurchase of a significant portion of C-Cube's convertible subordinated notes.

     INCOME TAX EXPENSE

     C-Cube provided $3.4 million for income taxes in 2000 on income before taxes, minority interest and extraordinary items of $12.8 million, for an effective tax rate of 26.6%. In 1999, C-Cube provided $14.6 million for income taxes on income before taxes, minority interest and extraordinary items of $51.6 million, for an effective tax rate of 28.3%. In 1998, C-Cube provided $9.8 million for income taxes on income before taxes and minority interest of $36.7 million, for an effective tax rate of 26.7%. The effective tax rates for 2000, 1999 and 1998 are less than the combined federal and state statutory rate primarily due to tax credits and lower foreign taxes.

     EXTRAORDINARY ITEM

     During 1998, C-Cube repurchased $63.5 million of the face value of its 5.875% subordinated convertible notes due 2005 (the "notes") at 88.4% of the principal amount, with accrued interest to the date of repurchase, and recognized an extraordinary gain of $3.5 million, or $0.09 per diluted share, net of related income taxes of $2.4 million.

     FACTORS THAT MAY AFFECT FUTURE RESULTS

     C-Cube's quarterly and annual operating results have been and will continue to be affected by a wide variety of factors that could have a material adverse effect on revenues and profitability during any particular period, including its ability to introduce new products and technologies on a timely basis, unanticipated problems in the performance of C-Cube's next-generation or cost-reduced products, the rescheduling or cancellation of orders by its customers, competitive pressures on selling prices, changes in product or customer mix, availability and cost of foundry capacity and raw materials, fluctuations in yield, loss of any strategic relationships, the ability to successfully introduce products in accordance with OEM design requirements and design cycles, new product introductions by its competitors, market acceptance of products of both C-Cube and its customers, compatibility of new products with emerging digital video standards, purchase commitments for customized components procured in advance of anticipated systems contracts, supply constraints for other components incorporated into its customers' products, credit risk for international customers not using letters of credit, fluctuations in foreign currency exchange rates to the U.S. dollar, the level of expenditures in manufacturing, research and development, and sales, general and administrative functions, and a recent trend of mergers and acquisitions creating larger competitors which may have established market share or greater financial or technical resources than C-Cube.

     In addition, C-Cube's operating results are subject to fluctuations in the markets for its customers' products, particularly the consumer electronics market, which has been extremely volatile in the past, and the digital satellite broadcast, cable and wireless cable markets, which are in an early stage, creating uncertainty with respect to product volume and timing. To the extent C-Cube is unable to fulfill its customers' purchase orders on a timely basis, these orders may be canceled due to changes in demand in the markets for its customers' products. A significant portion of C-Cube's expenses are fixed in the short term, and the timing of increases in expenses is based in large part on its forecast of future revenues. As a result, if revenues do not meet its expectations, C-Cube may be unable to quickly adjust expenses to levels appropriate to actual revenues, which could have a material adverse effect on its business and results of operations.

     C-Cube's dependence on the Chinese consumer electronics market has started to decline, and C-Cube believes it will either remain stable or decline in the future, as growth in the encoder, digital satellite broadcast, non-linear editing, digital cable and wireless cable markets generate larger contributions to revenues. Nevertheless, the substantial seasonality of sales in the consumer electronics market could impact C-Cube's revenues and net income. In particular, C-Cube believe that there may be seasonality in the Asia-Pacific region related to the Chinese New Year, which falls within the first calendar quarter, which could result in relatively lower product demand during the second and third quarters of each year. If in the future the geographic mix of C-Cube's sales shifts towards the U.S. and Europe, it would anticipate higher revenues and net income in the third and fourth calendar quarters as system manufacturers in these regions make purchases in preparation for the holiday season, and comparatively less revenues and net income in the first and second calendar quarters.

     As a result of the above, C-Cube's operating results and stock price may be subject to significant volatility, particularly on a quarterly basis. Any shortfall in net revenues or net income from levels expected by securities analysts could have an immediate and significant adverse effect on the trading price of C-Cube's common stock.

     The market price of C-Cube's common stock has fluctuated significantly since the merger/spin-off in May 2000. The market price of C-Cube's common stock could be subject to significant fluctuations in the future based on factors such as merger or acquisition activity, announcements of new products by C-Cube or its competitors, quarterly fluctuations in its financial results or other semiconductor and digital video networking industries, conditions in the financial markets and general conditions in the global economy which might adversely affect consumer purchasing. In addition, the stock market in general has experienced extreme price and volume fluctuations, which have particularly affected the market prices for many high technology companies and which have often been unrelated to the operating performance of the specific companies.

LIQUIDITY AND CAPITAL RESOURCES

     Cash, cash equivalents and short-term investments decreased to $52.5 million at December 31, 2000 from $290.5 million at December 31, 1999. Working capital decreased to $30.9 million at December 31, 2000 from $283.8 million at December 31, 1999.

     C-Cube's operating activities provided cash of $17.2 million in 2000, compared to $40.2 million in 1999. This is primarily from a warrant issuance of $12.6 million and an increase in accrued liabilities of $12.0 million.

     In C-Cube's investing activities, sales and maturities of short-term investments provided cash of $173.1 million and purchase of short-term investments used cash of $3.0 million. C-Cube also used cash of $20.0 million to secure production capacity rights.

     Cash used by financing activities was $233.4 million, primarily due to income tax paid on the spin-off of DiviCom using cash of $431.4 million, the tax benefit from employee stock transactions of $86.2 million, partially offset by $110.8 million provided by common stock issued under stock plans.

     As of December 31, 2000, C-Cube had a $27.0 million bank line of credit ($27.0 million outstanding at December 31, 2000) that expires on May 31, 2002. The first $6.0 million of borrowed funds bear interest at LIBOR plus 2.0% (8.4% at December 31, 2000), with additional borrowings bearing interest at the bank's prime rate (9.5% at December 31, 2000). The line of credit agreement requires that C-Cube, among other things, maintain a minimum tangible net worth and certain financial ratios and is collateralized by its current assets. At December 31, 2000, C-Cube was not in compliance with one of its covenants. The bank has waived compliance with this requirement for the fiscal year ended December 31,2000.

     On January 4, 2001, the line of credit was revised. Under the terms of the revised line of credit agreement, $22.0 million bears interest at LIBOR plus 2% (8.4% as of January 4, 2001) and $5.0 million bears interest at the bank's prime rate (9.0% as of January 04, 2001), with all other loan terms remaining the same.

     As discussed earlier, C-Cube has a wafer production capacity agreement with Taiwan Semiconductor Manufacturing Co., Ltd., or TSMC. In January 1999, C-Cube signed a second amendment to its agreement with TSMC which resulted in a refund to C-Cube of $11.7 million. In the fourth quarter of 1999, C-Cube entered into a wafer production capacity agreement with United Microelectronics Corporation, for which it paid a refundable deposit of $20.0 million in January 2000.

     Based on current plans and business conditions, C-Cube expects that its cash, cash equivalents and short-term investments together with any amounts generated from operations and available borrowings, will be sufficient to meet its cash requirements for at least the next 12 months. However, C-Cube may be required to seek other financing sooner and such financing, if required, will be available on terms satisfactory to C-Cube. In addition, C-Cube has considered and will continue to consider various possible transactions to secure additional foundry capacity, which could include, without limitation, equity investments in, prepayments to, non-refundable deposits with or loans to foundries in exchange for guaranteed capacity, "take or pay" contracts that commit C-Cube to purchase specified quantities of wafers over extended periods, joint ventures or other partnership relationships with foundries.

NEW ACCOUNTING PRONOUNCEMENTS

     In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 101, or "SAB 101," "Revenue Recognition," which provides guidance on the recognition, presentation and disclosure of revenue in financial statements filed with the Securities and Exchange Commission. SAB 101 outlines the basic criteria that must be met to recognize revenue and provides guidance for disclosures related to revenue recognition policies. SAB 101 is effective for the fiscal quarter beginning October 1, 2000. The adoption of SAB 101 did not have a material impact on the consolidated financial statements.

     In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard No. 133, or "SFAS 133", "Accounting for Derivative Instruments and Hedging Activities," which establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. SFAS 133 is effective for fiscal years beginning after June 15, 2000. C-Cube adopted SFAS 133 on January 1, 2001. The adoption of this statement did not have a material impact on the consolidated financial statements.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     The following discussion about C-Cube's market risk disclosures involves forward-looking statements. Actual results could differ materially from those projected in the forward-looking statements. C-Cube is exposed to market risk related to changes in interest rates and foreign currency exchange rates. C-Cube does not use derivative financial instruments for speculative or trading purposes.

     INTEREST RATE SENSITIVITY

     C-Cube maintains a short-term investment portfolio consisting mainly of U.S. Government agencies and debt securities with an average maturity of less than one year. The market value of this portfolio was $2.8 million at December 31, 2000. These available-for-sale securities are subject to interest rate risk and will fall in value if market interest rates increase. If market interest rates were to increase immediately and uniformly by 10% from current levels at December 31, 2000, the fair value of the portfolio would not be affected materially. C-Cube has the ability to hold its fixed income investments until maturity, and therefore it would not expect its operating results or cash flows to be affected to any significant degree by the effect of a sudden change in market interest rates on its securities portfolio. C-Cube does not hedge any interest rate exposures.

     C-Cube has fixed rate long-term debt of approximately $1.3 million, and a hypothetical 10% increase or decrease in current interest rates from levels at December 31, 2000 would not have a material impact on the fair market value of this debt.

     FOREIGN CURRENCY EXCHANGE RISK

     C-Cube enters into foreign exchange forward contracts to hedge certain economic exposures, balance sheet exposures and inter-company balances against future movements in the dollar/yen exchange rates. Gains and losses on the forward contracts are largely offset by gains and losses on the underlying exposure. A hypothetical 10% appreciation of the U.S. dollar from December 31, 2000 market rates would increase the unrealized value of C-Cube's forward contracts by $400,000. Conversely, a hypothetical 10% depreciation of the U.S. dollar from December 31, 2000 market rates would decrease the unrealized value of its forward contracts by $400,000. In either scenario, the gains or losses on the forward contracts are largely offset by the gains or losses on the underlying transactions and consequently a sudden or significant change in foreign exchange rates would not be expected to have a material impact on future net income or cash flows.

     All of the potential changes noted above are based on sensitivity analyses performed on C-Cube's financial positions at December 31, 2000. Actual results may differ materially.

           SECURITY OWNERSHIP BY CERTAIN BENEFICIAL OWNERS OF C-CUBE

     The following table sets forth certain information, as of March 30, 2001, with respect to the beneficial ownership of C-Cube's common stock by (i) all persons known by C-Cube to be the beneficial owners of more than 5% of the outstanding common stock of C-Cube, (ii) each director of C-Cube, (iii) the chief executive officer and the four other most highly compensated executive officers of C-Cube as of December 31, 2000, whose salary and incentive compensation for the fiscal year ended December 31, 2000 exceeded $100,000, and
(iv) all executive officers and directors of C-Cube as a group:

                                                                     SHARES OWNED
                                                                -----------------------
                                                                NUMBER OF    PERCENTAGE
FIVE-PERCENT STOCKHOLDERS, DIRECTORS AND EXECUTIVE OFFICERS(1)   SHARES       OF CLASS
--------------------------------------------------------------  ---------    ----------
FIVE-PERCENT STOCKHOLDERS:
Entities affiliated with J. & W. Seligman & Co.
  Incorporated...............................................   4,089,017       7.8%
  100 Park Avenue -- 8th Floor
  New York, New York 10017
DIRECTORS AND EXECUTIVE OFFICERS:
Alexandre A. Balkanski(2)....................................   1,772,139       3.4%
Umesh Padval(3)..............................................     337,942         *
T.J. Rodgers(4)..............................................     170,000         *
Didier LeGall(5).............................................     137,230         *
Frederick Brown IV(6)........................................     118,842         *
Howard Bailey(7).............................................     100,000         *
Saeid Moshkelani(8)..........................................      56,456         *
Baryn S. Futa(9).............................................      30,000         *
Patrick Henry(10)............................................      33,183         *
Gregorio Reyes(11)...........................................      50,000         *
All executive officers and directors as a group (10
  persons)(12)...............................................   2,805,792       5.3%

-------------------------
  *  Represents less than 1%.

 (1) The persons named in this table have the sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to community property laws where applicable and to the information contained in the footnotes to this table. Unless otherwise indicated, the business address of each of the beneficial owners listed in this table is 1778 McCarthy Boulevard, Milpitas, California 95035.

 (2) Includes 10,000 shares subject to options that are presently exercisable or will become exercisable within 60 days of March 30, 2001.

 (3) Includes 334,966 shares subject to options that are presently exercisable or will become exercisable within 60 days of March 30, 2001.

 (4) Includes 10,000 shares subject to options that are presently exercisable or will become exercisable within 60 days of March 30, 2001.

 (5) Includes 123,204 shares subject to options that are presently exercisable or will become exercisable within 60 days of March 30, 2001.

 (6) Includes 114,260 shares subject to options that are presently exercisable or will become exercisable within 60 days of March 30, 2001.

 (7) Includes 100,000 shares subject to options that are presently exercisable or will become exercisable within 60 days of March 30, 2001.

 (8) Includes 54,267 shares subject to options that are presently exercisable or will become exercisable within 60 days of March 30, 2001.

 (9) Includes 10,000 shares subject to options that are presently exercisable or will become exercisable within 60 days of March 30, 2001.

(10) Includes 31,378 shares subject to options that are presently exercisable or will become exercisable within 60 days of March 30, 2001.

(11) Includes 10,000 shares subject to options that are presently exercisable or will become exercisable within 60 days of March 30, 2001.

(12) Includes an aggregate of 798,075 shares subject to options that are presently exercisable or will become exercisable by all executive officers and directors as a group within 60 days of March 30, 2001, including those shares listed in footnotes 2-11.

                     UNAUDITED PRO FORMA COMBINED CONDENSED
                              FINANCIAL STATEMENTS

     The following unaudited pro forma combined condensed financial information combines LSI Logic's and C-Cube's historical audited consolidated financial statements for the twelve months ended December 31, 2000, giving effect to the merger as if it had occurred as of the beginning of the period for the statement of operations and as of December 31, 2000 for the balance sheet. The unaudited pro forma combined condensed financial statements are presented for illustrative purposes only and are not necessarily indicative of the consolidated financial position or results of operations for future periods or the results that actually would have been realized had LSI Logic and C-Cube been a consolidated company during the periods presented. The unaudited pro forma combined condensed financial statements, including the notes thereto, are qualified in their entirety by reference to, and should be read in conjunction with the historical consolidated financial statements and the notes thereto of LSI Logic which were previously reported in LSI Logic's Annual Report on Form 10-K for the year ended December 31, 2000, which are hereby incorporated by reference, and the consolidated financial statements and the notes thereto for the year ended December 31, 2000 of C-Cube included elsewhere in this prospectus.

     The following unaudited pro forma combined condensed financial statements give effect to the merger of LSI Logic and C-Cube using the purchase method of accounting and the assumptions and adjustments described below. The allocation of the purchase price will be finalized following completion of the merger and finalization of independent appraisals to determine the fair value of tangible and identifiable intangible assets, including in-process research and development. Based on an analysis of fair value, the excess of the purchase price over the fair value of net tangible assets on C-Cube's balance sheet will then be allocated to identifiable intangible assets and goodwill. LSI Logic is currently in the process of obtaining the data necessary to determine the fair value of tangible and identifiable intangible assets, including in-process research and development. For both in-process and developed technology, LSI Logic is focused on determining C-Cube's forecasted revenues and costs as well as their stage of completion or remaining product life by individual project or product. The types of projects in process relate to digital set-top box, DVD and CODEC-based applications such as personal video recording, home media servers, recordable DVD, residential gateway and streaming video.

     The total estimated amount of goodwill and identified intangible assets is $647 million with an estimated average useful life of approximately six years. Because the valuation has not been completed, the actual amount of goodwill and identifiable intangible assets, and the related average useful life, could vary from these estimates.

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

                          UNAUDITED PRO FORMA COMBINED
                         CONDENSED FINANCIAL STATEMENTS

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
Unaudited Pro Forma Combined Condensed Balance Sheet........   93
Unaudited Pro Forma Combined Condensed Statement of
  Operations................................................   94
Unaudited Notes to Pro Forma Combined Condensed Financial
  Statements................................................   95

                                   LSI LOGIC

                     UNAUDITED PRO FORMA COMBINED CONDENSED
                                 BALANCE SHEET
                                 (IN THOUSANDS)

                                                HISTORICAL
                                           ---------------------
                                             DECEMBER 31, 2000      PRO FORMA
                                           ---------------------   ADJUSTMENTS         PRO FORMA
                                           LSI LOGIC     C-CUBE     (NOTE 2)            COMBINED
                                           ----------   --------   -----------         ----------
ASSETS
Cash, cash equivalents and short-term
  investments............................  $1,133,242   $ 52,534    $     --           $1,185,776
Accounts receivable, net.................     522,729     23,273          --              546,002
Inventories..............................     290,375     17,505          --              307,880
Prepaid expenses and other current
  assets.................................     125,894     21,620          --              147,514
                                           ----------   --------    --------           ----------
     Total current assets................   2,072,240    114,932          --            2,187,172
Property and equipment, net..............   1,278,683     17,908          --            1,296,591
Goodwill and other intangibles...........     580,861     26,179     646,749(A)         1,253,789
Other assets.............................     265,703     63,540          --              329,243
                                           ----------   --------    --------           ----------
     Total assets........................  $4,197,487   $222,559    $646,749           $5,066,795
                                           ==========   ========    ========           ==========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities......................  $  625,904   $ 55,277    $ 14,144(B)        $  695,325
Current portion of long-term
  obligations............................       1,030     28,744          --               29,774
                                           ----------   --------    --------           ----------
     Total current liabilities...........     626,934     84,021      14,144              725,099
Total long-term obligations and deferred
  tax liabilities........................   1,066,674      1,299          --            1,067,973
Minority interest in subsidiaries........       5,742        543          --                6,285
Stockholders' equity:
  Common stock...........................   1,771,734    136,209     700,221(C)         2,608,164
  Retained earnings......................     672,152      2,244     (69,373)(D)          605,023
  Accumulated other comprehensive
     income..............................      54,251     (1,757)      1,757(E)            54,251
                                           ----------   --------    --------           ----------
     Total stockholders' equity..........   2,498,137    136,696     632,605            3,267,438
                                           ----------   --------    --------           ----------
     Total liabilities and stockholders'
       equity............................  $4,197,487   $222,559    $646,749           $5,066,795
                                           ==========   ========    ========           ==========

The accompanying notes are an integral part of these unaudited pro forma combined condensed financial statements.

                                   LSI LOGIC

                          UNAUDITED PRO FORMA COMBINED
                       CONDENSED STATEMENT OF OPERATIONS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                    HISTORICAL
                                               ---------------------
                                                    YEAR ENDED
                                                 DECEMBER 31, 2000      PRO FORMA
                                               ---------------------   ADJUSTMENTS      PRO FORMA
                                               LSI LOGIC     C-CUBE     (NOTE 3)         COMBINED
                                               ----------   --------   -----------      ----------
Revenues.....................................  $2,737,667   $265,049    $      --       $3,002,716
                                               ----------   --------    ---------       ----------
Costs and expenses:
  Cost of revenues...........................   1,568,332    119,581           --        1,687,913
  Research and development...................     378,936     71,892           --          450,828
  Selling, general and administrative........     306,962     52,486           --          359,448
  Acquired in-process research and
     development.............................      77,438         --           --           77,438
  Restructuring of operations and other non-
     recurring items, net....................       2,781         --           --            2,781
  Amortization of non-cash deferred stock
     compensation(*).........................      41,113     15,146       18,515(A)        74,774
  Amortization of intangibles................      72,648      1,004      107,791(B)       181,443
                                               ----------   --------    ---------       ----------
     Total costs and expenses................   2,448,210    260,109      126,306        2,834,625
                                               ----------   --------    ---------       ----------
Income/(loss) from operations................     289,457      4,940     (126,306)         168,091
Interest expense.............................     (41,573)    (3,058)          --          (44,631)
Interest income and other, net...............      51,766      6,338           --           58,104
Gain on sale of equity securities............      80,100      4,583           --           84,683
                                               ----------   --------    ---------       ----------
Income/(loss) before income taxes and
  minority interest..........................     379,750     12,803     (126,306)         266,247
Provision for income taxes...................     142,959      3,407           --          146,366
                                               ----------   --------    ---------       ----------
Income before minority interest..............     236,791      9,396     (126,306)         119,881
Minority interest in net income of
  subsidiaries...............................         191         72           --              263
                                               ----------   --------    ---------       ----------
Income from continuing operations(**)........  $  236,600   $  9,324    $(126,306)      $  119,618
                                               ==========   ========    =========       ==========
Basic earnings per share:
Income from continuing operations............  $     0.76                      --       $     0.34
                                               ==========                               ==========
Diluted earnings per share:
Income from continuing operations............  $     0.70                      --       $     0.32
                                               ==========                               ==========
Shares used in computing per share amounts:
  Basic......................................     310,813                  39,561(C)       350,374
                                               ==========                               ==========
  Diluted....................................     354,337                  24,344(D)       378,681
                                               ==========                               ==========

-------------------------
 (*) Amortization of non-cash deferred stock compensation, if not shown separately, of $2.3 million, $44.7 million and $27.8 million would have been included in cost of revenues, research and development, and selling, general and administrative expenses respectively, for the year ended December 31, 2000.

(**) For the fiscal year ended December 31, 2000, C-Cube reported discontinued operations associated with DiviCom. See Note 2 of the Notes to the Consolidated Financial Statements of C-Cube Microsystems for the year ended December 31, 2000 included elsewhere in this Prospectus.

The accompanying notes are an integral part of these unaudited pro forma combined condensed financial statements.

                                   LSI LOGIC

                NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED
                              FINANCIAL STATEMENTS
                                 (IN THOUSANDS)

NOTE 1. BASIS OF PRESENTATION

     On March 26, 2001, LSI Logic signed a definitive merger agreement ("merger agreement") to acquire C-Cube in a transaction to be accounted for as a purchase. In accordance with the merger agreement, LSI Logic has agreed to commence an exchange offer whereby it will offer 0.79 of a share of LSI Logic common stock for each outstanding share of C-Cube common stock. Under the terms of the merger agreement, the exchange offer will be followed by a merger in which LSI Logic would acquire, at the same exchange ratio, the remaining shares of C-Cube common stock not previously acquired in the exchange offer. Upon completion of the merger, LSI Logic has agreed to assume all outstanding options and warrants to purchase C-Cube common stock and convert them into options and warrants to purchase shares of LSI Logic common stock. The merger is subject to customary closing conditions, including the tender for exchange of at least a majority of C-Cube's outstanding shares of common stock (including for purposes of the calculation of the majority of shares, certain outstanding options and warrants to purchase C-Cube shares) and the expiration or termination of the waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act and applicable foreign antitrust laws.

     The purchase price of the C-Cube acquisition has been estimated to be approximately $897 million, which has been determined as follows (in thousands):

Value for common shares issued............................  $740,987
Fair value of options assumed.............................   133,448
Fair value of warrants assumed............................     8,283
Estimated direct acquisition costs........................    14,143
                                                            --------
  Total purchase price....................................  $896,861
                                                            ========

     LSI Logic has agreed to issue approximately 39.6 million shares of its common stock, 12.5 million options and 0.8 million warrants in exchange for the outstanding common shares, options and warrants of C-Cube, respectively. This data is based upon C-Cube outstanding shares on the date the merger agreement was signed. The exact number of shares, options and warrants to be issued for the purchase of C-Cube will be affected by option grants to new C-Cube employees and exercises of currently outstanding options and warrants, and, therefore, the final purchase price will be different from the amounts presented in these unaudited pro forma combined condensed financial statements.

     Common stock has been valued using an average price of LSI Logic common stock for a few days before and after the announcement of the merger. The fair value of the options and warrants assumed was determined using the Black-Scholes method. In accordance with FASB Interpretation No. 44 ("FIN 44"), "Accounting for Transactions Involving Stock Compensation -- an Interpretation of APB 25," that portion of the intrinsic value of unvested options of C-Cube relating to the vesting period following completion of the transaction has been allocated to deferred stock compensation. Deferred stock compensation will be amortized over the estimated vesting of the related options. For purposes of preparing the unaudited pro forma combined condensed financial statements, LSI Logic estimated the intrinsic value of the unvested options using the average stock price used for valuing the common stock. Upon completion of the merger, LSI Logic has agreed to determine the final amount of deferred stock compensation based on the closing price of its common stock on the date of completion of the merger, and, therefore, the final amount of deferred stock compensation will be different from the amounts presented in these unaudited pro forma combined condensed financial statements.

     The purchase price for pro forma purposes has been allocated to tangible assets acquired and liabilities assumed based on the fair value of C-Cube's assets and liabilities. LSI Logic's management has

                                   LSI LOGIC

                NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED
                        FINANCIAL STATEMENTS (CONTINUED)
                                 (IN THOUSANDS)

engaged an independent appraiser to value the intangible assets, including amounts allocable to C-Cube's in-process research and development. The in-process research and development will be expensed immediately. For the purposes of the unaudited pro forma combined condensed balance sheet, the acquired in-process research and development has been assigned a value of $67 million based on management estimates. The in-process research and development charge of $67 million is not reflected in the unaudited pro forma combined condensed statement of operations. The exact amount of the in-process research and development charge will be determined upon completion of the independent appraisal and may be different from the amount presented in these unaudited pro forma combined condensed financial statements. The in-process research and development charge relates to C-Cube's products in development for which technological feasibility has not been established.

     The allocation of purchase price is estimated as follows (in thousands):

Tangible net assets acquired..............................  $136,696
Intangible assets, including goodwill.....................   646,749
Acquired in-process research and development..............    67,129
Deferred stock compensation...............................    46,287
                                                            --------
  Total purchase price....................................  $896,861
                                                            ========

     The unaudited pro forma combined condensed balance sheet reflects the acquisition of C-Cube as of December 31, 2000. The unaudited pro forma combined condensed statement of operations reflects the acquisition of C-Cube as if such acquisition had occurred at the beginning of the period presented.

NOTE 2. UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET

     The following adjustments were applied to the historical balance sheets of LSI Logic and C-Cube at December 31, 2000 to arrive at the unaudited pro forma combined condensed balance sheet:

          (a) To record estimated value of intangible assets, including goodwill.

          (b) To record the estimated transaction costs of $14.1 million. Estimated transaction costs include all costs directly attributable to the transaction including, but not limited to, fees for the financial advisors, accountants and attorneys and other related costs.

          (c) To record the increase in stockholders' equity of LSI Logic of $883 million as a result of the issuance of common shares and fair value of the LSI Logic options and warrants issued in exchange for outstanding shares, options and warrants of C-Cube and to eliminate C-Cube's historical common stock as a result of the purchase transaction.

          (d) To reflect the estimated one-time charge for acquired in-process research and development of approximately $67 million and to eliminate the historical retained earnings of C-Cube as a result of the purchase transaction.

          (e) To eliminate C-Cube's historical accumulated other comprehensive income.

NOTE 3. UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS

     The following adjustments were applied to the historical audited statements of operations for LSI Logic and C-Cube for the year ended December 31, 2000 to arrive at the unaudited pro forma combined condensed statement of operations as though the acquisition took place on January 1, 2000.

                                   LSI LOGIC

                NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED
                        FINANCIAL STATEMENTS (CONTINUED)
                                 (IN THOUSANDS)

          (a) Adjustment to recognize amortization of deferred stock compensation over the remaining vesting period of the options assumed.

          (b) Adjustment to recognize amortization of identified intangibles arising from the merger over their estimated useful lives of 6 years.

NOTE 4. UNAUDITED PRO FORMA COMBINED INCOME PER SHARE FROM CONTINUING OPERATIONS

     The following adjustments were applied to the historical audited statements of operations for LSI Logic and C-Cube for the year ended December 31, 2000 to arrive at the unaudited pro forma combined income per share as though the acquisition took place on January 1, 2000.

          (c) Adjustment to reflect the estimated number of LSI Logic common shares to be issued in exchange for C-Cube common shares.

          (d) Adjustment to reflect the estimated number of shares to be issued in exchange for C-Cube common shares of 39.6 million plus common equivalents from C-Cube options assumed of 6.0 million and warrants assumed of 0.8 million less common equivalent shares of 22.0 million and interest expense of $11 million, net of taxes associated with the 1999 LSI Logic Convertible Notes excluded from the calculation because of their anti-dilutive effect only on the unaudited pro forma combined condensed diluted earnings per share.

                     DESCRIPTION OF LSI LOGIC CAPITAL STOCK

     The following description of the terms of the capital stock of LSI Logic is not complete and is qualified by reference to the description of LSI Logic's common stock contained in its registration statement on Form 8-A dated August 29, 1989, including any amendments or reports filed for the purpose of updating such description, and the description of LSI Logic's Amended and Restated Preferred Shares Rights Agreement in its Registration Statement on Form 8-A-12G/A dated December 8, 1998, which are incorporated in this prospectus by reference. See "Where You Can Find More Information" on page 102.

AUTHORIZED CAPITAL STOCK

     Under the LSI Logic restated certificate of incorporation, LSI Logic's authorized capital stock consists of (i) 1,300,000,000 shares of common stock, par value $0.01 per share, and (ii) 2,000,000 shares of preferred stock, par value $0.01 per share. As of April 10, 2001, there were 322,781,424 shares of common stock issued and outstanding and there were no shares of preferred stock issued and outstanding.

     LSI Logic's board of directors is authorized to provide for the issuance from time to time of LSI Logic preferred stock in a series and, as to each series, to fix the designation, powers, preferences and rights of the shares of the series and the qualifications, limitations or restrictions on the series, including:

     - the number of shares constituting the series and the distinctive designation of the series;

     - the dividend rate, whether dividends will be cumulative and the priority of the payment of dividends on shares of that series;

     - whether the series will have voting rights, and the terms of the voting rights;

     - whether the series will have conversion privileges, and the conversion terms and conditions;

     - whether the series will be redeemable and the redemption terms;

     - whether the series will have a sinking fund for the redemption or purchase of shares;

     - the rights of the series in the event of liquidation, dissolution or winding up of LSI Logic; and

     - any other relative or participating rights, preferences and limitations of the series.

     If LSI Logic's board of directors provides for the issuance of shares of LSI Logic preferred stock and determines that the preferred stock is to have some or all of the features listed above, there may be an adverse effect on the availability of earnings for distribution to the holders of LSI Logic common stock or for other corporate purposes.

STOCKHOLDER RIGHTS PLAN

     For a description of the rights to acquire LSI Logic preferred stock that are attached to shares of LSI Logic common stock, see the section entitled "Comparison of Rights of LSI Logic Stockholders and C-Cube
Stockholders -- Stockholder Rights Plan."

TRANSFER AGENT AND REGISTRAR

     EquiServe Trust Company, N.A. is the transfer agent and registrar for LSI Logic common stock.

     COMPARISON OF RIGHTS OF LSI LOGIC STOCKHOLDERS AND C-CUBE STOCKHOLDERS

     Upon completion of the transaction, stockholders of C-Cube will become stockholders of LSI Logic. As LSI Logic stockholders, the rights of former C-Cube stockholders will be governed by the LSI Logic restated certificate of incorporation and bylaws, which differ in certain material respects from C-Cube's certificate of incorporation and bylaws. Both LSI Logic and C-Cube are incorporated in the state of Delaware; therefore, the rights of former C-Cube stockholders will continue to be governed by the Delaware General Corporation Law.

     Described below is a summary comparison of material differences between the rights of an LSI Logic stockholder under the current LSI Logic restated certificate of incorporation and bylaws and the rights of a C-Cube stockholder under the current C-Cube certificate of incorporation and bylaws. Copies of these documents will be sent to holders of shares of C-Cube common stock upon request. A summary by its nature is not complete. LSI Logic encourages you to refer to the relevant portions of the LSI Logic restated certificate of incorporation and bylaws, the C-Cube certificate of incorporation and bylaws and the relevant provisions of Delaware law.

PERCENTAGE OF VOTING STOCK; INFLUENCE OVER AFFAIRS

     Upon completion of the transaction, the percentage ownership of LSI Logic by each former C-Cube stockholder will be substantially less than each stockholder's current percentage ownership of C-Cube. Accordingly, former C-Cube stockholders will have a significantly smaller voting influence over the affairs of LSI Logic than they currently enjoy over the affairs of C-Cube.

AMENDMENT TO THE CERTIFICATE OF INCORPORATION

     The Delaware General Corporation Law provides that, unless a greater vote is required by the certificate of incorporation, amendment, adoption or repeal of provisions of the certificate of incorporation requires the board of directors to adopt a resolution setting forth the amendment, adoption or repeal, and then present it to the stockholders to be voted upon. The amendment, adoption or repeal of the certificate of incorporation must then be approved by a majority of the outstanding stock entitled to vote, and a majority of the outstanding stock of each class entitled to vote. The stockholders of the outstanding shares of a class shall be entitled to vote as a class upon proposed amendments, as described in Section 242 of the Delaware General Corporation Law.

     LSI LOGIC. The LSI Logic restated certificate of incorporation may be amended, altered, changed or repealed in accordance with the Delaware General Corporation Law.

     C-CUBE. The C-Cube Certificate of Incorporation may generally be amended, altered, changed or repealed in accordance with the Delaware General Corporation Law. However, the affirmative vote of at least 80% of the outstanding voting power of all shares of C-Cube entitled to vote at an election of directors, voting together as a single class, is required to alter, amend, adopt any provision inconsistent with or repeal the provisions of the C-Cube certificate of incorporation relating to the ability of the stockholders to act by written consent, the authorization required to call a special meeting, or the size and composition of C-Cube's board of directors.

AMENDMENT TO THE BYLAWS

     The Delaware General Corporation Law states that stockholders entitled to vote have the power to adopt, amend or repeal the bylaws of a corporation. A corporation, in its certificate, may also confer this power on the board of directors in addition to the stockholders.

     LSI LOGIC. The LSI Logic bylaws may be adopted, amended or repealed by the board of directors or the stockholders entitled to vote.

     C-CUBE. The C-Cube bylaws may be adopted, amended or repealed by the board of directors or the stockholders entitled to vote, except that any proposed alteration or repeal of, or the adoption of any bylaw inconsistent with any provision of the bylaws relating to stockholders' annual and special meetings (including notice provisions), action by written consent of stockholders and directors (including the number, election, term and removal) shall require the affirmative vote of at least 80% of the voting power of all voting stock then outstanding, voting together as a single class.

CLASSIFICATION OF DIRECTORS

     Under the Delaware General Corporation Law, corporations may elect to have a classified board, whereby only a portion of a corporation's directors are elected at each annual meeting.

     LSI LOGIC. LSI Logic's board of directors currently consists of seven members. Each member of the board of directors stands for election at each meeting.

     C-CUBE. C-Cube's board of directors currently consists of five members. C-Cube's bylaws provide that the board of directors shall be classified into three classes, as nearly equal in size as possible. One class of directors stands for election at each annual meeting of the stockholders.

NOMINATION OF DIRECTORS

     LSI LOGIC. A stockholder must make any nomination for a director in writing to the secretary of LSI Logic between 60 and 90 days prior to the annual meeting of the stockholders. In the event that less than 65 days' notice of the meeting is given to stockholders, any nomination must be delivered not later than the close of business on the seventh day following the day on which the notice of the meeting was mailed.

     C-CUBE. A stockholder must make any nomination for a director in writing to the secretary of C-Cube not less than 120 days in advance of the anniversary of the preceding year's annual meeting. In the event that no annual meeting was held in the previous year or the date of the annual meeting has been changed by more than 30 days from the date of the previous year's annual meeting, any nomination for a director must be made not earlier than the later of 120 days in advance of the annual meeting or 10 days following the day on which public announcement of the date of the annual meeting is first made.

STOCKHOLDER PROPOSALS

     LSI LOGIC. A stockholder may bring business before the a meeting of stockholders, provided that the stockholder delivers notice in writing to the secretary of LSI Logic between 60 and 90 days prior to the meeting. In the event that the less than 65 days' notice of the meeting is given to stockholders, any notice must be delivered not later than the close of business on the seventh day following the day on which the notice of the meeting was mailed.

     C-CUBE. A stockholder may bring business before the annual meeting of stockholders, provided that the stockholder delivers notice in writing to the secretary of C-Cube not less than 120 days in advance of the first anniversary of the preceding year's annual meeting. In the event that no annual meeting was held in the previous year or the date of the annual meeting has been changed by more than 30 days from the date of the previous year's annual meeting, any notice must be made not earlier than the later of 120 days in advance of the annual meeting or ten days following the day on which public announcement of the date of the annual meeting is first made.

SPECIAL MEETING OF STOCKHOLDERS

     The Delaware General Corporation Law states that a special meeting of stockholders may be called by the board of directors or by such person or persons as may be authorized by the certificate of incorporation or the bylaws.

     LSI LOGIC. The LSI Logic bylaws provide that a special meeting of stockholders may be called at any time only by the board of directors, by the chairman of the board of directors, by the president or by the chief executive officer.

     C-CUBE. The C-Cube certificate of incorporation provides that a special meeting of stockholders may only be called by the board of directors or by the chairman of the board of directors, and no business other than that in the notice of the special meeting may be transacted at any special meeting.

CUMULATIVE VOTING

     The Delaware General Corporation Law provides that the certificate of incorporation of any corporation may provide for cumulative voting.

     LSI LOGIC. The LSI Logic restated certificate of incorporation states that stockholders may cumulatively vote their shares, and are therefore entitled to the number of votes equal to the number of votes which the stockholder would be entitled to cast for the election of directors with respect to the stockholder's shares of stock multiplied by the number of directors to be elected, and the stockholder may cast all of such votes for a single candidate or distribute them among the number of directors to be elected, or for any two or more of them as the stockholder sees fit.

     C-CUBE. The C-Cube certificate of incorporation does not provide for cumulative voting.

ACTION BY WRITTEN CONSENT

     Under the Delaware General Corporation Law, unless otherwise provided in the certificate of incorporation, any action required to be taken at an annual or special meeting of the stockholders may be taken without a meeting, without prior notice and without a vote, by an action by written consent of the stockholders otherwise entitled to vote.

     LSI LOGIC. The LSI Logic bylaws state that the stockholders may act by written consent on any matter which would otherwise be voted on in an annual or special meeting of the stockholders.

     C-CUBE. The C-Cube certificate of incorporation states that any action required or permitted to be taken by the stockholders must be effected at a duly called annual or special meeting of the stockholders and may not be effected by an action by written consent.

STOCKHOLDER RIGHTS PLAN

     LSI LOGIC. On December 15, 1988, LSI Logic's board of directors declared a dividend of one preferred stock purchase right for each outstanding share of LSI Logic common stock to the stockholders of record on that date. The preferred stock purchase rights are governed by the Amended and Restated Preferred Shares Rights Agreement, dated as of November 20, 1998, between LSI Logic and BankBoston, N.A.

     Under the terms of the stockholders rights plan, the preferred stock purchase rights will become exercisable upon the occurrence of certain "triggering events," including the acquisition by an acquiring person of 20% of the outstanding shares of LSI Logic common stock. The preferred stock purchase rights also entitle the stockholders to acquire stock of the "acquiring person" under certain circumstances. The existence of the stockholder rights plan may discourage or render more difficult an acquisition of LSI Logic that is deemed undesirable by LSI Logic's board of directors.

     C-CUBE. C-Cube does not have a stockholder rights plan.

                                 LEGAL MATTERS

     Cooley Godward LLP will pass on the validity of the shares of LSI Logic common stock to be issued to C-Cube stockholders in the transaction. Certain tax consequences of the transaction will be passed upon for LSI Logic by Cooley Godward LLP and for C-Cube by Wilson Sonsini Goodrich & Rosati, Professional Corporation.

     Wilson Sonsini Goodrich & Rosati, Professional Corporation, incorporated LSI Logic in 1980 and has acted as their outside legal counsel since that time. Larry W. Sonsini has been a member of LSI Logic's board of directors since 2000. In addition, Mr. Sonsini has been a member of the law firm of Wilson Sonsini Goodrich & Rosati since 1969, where he currently serves as the Chairman of the Board and Chief Executive Officer. Wilson Sonsini Goodrich & Rosati has also represented C-Cube in general corporate matters and in various transactions since its initial public offering in 1994. Because of Mr. Sonsini's personal involvement in the recent transaction between Harmonic Inc. and C-Cube, among other things, Mr. Sonsini and Mr. Corrigan believed it to be in the best interests of all parties involved for Wilson Sonsini Goodrich & Rosati to act as outside legal counsel to C-Cube for this transaction and for LSI Logic to seek separate outside legal counsel. Recognizing the potential conflicts of interest posed, both C-Cube and LSI Logic executed appropriate conflict waivers. In addition, since the date of engagement as outside legal counsel by C-Cube in this transaction, Mr. Sonsini has not participated as a member of LSI

Logic's board of directors, or otherwise on behalf of LSI Logic, in any discussion, negotiation or vote regarding the exchange offer or the merger.

                                    EXPERTS

     The financial statements incorporated into this Prospectus by reference to LSI Logic's Annual Report on Form 10-K for the year ended December 31, 2000, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The consolidated financial statements of C-Cube as of December 31, 2000 and 1999, and for the three years ended December 31, 2000, 1999 and 1998, included in this Prospectus and the related financial statement schedule included elsewhere in the registration statement have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports appearing herein and elsewhere in the registration statement, and are included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

     LSI Logic and C-Cube file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission under the Securities Exchange Act of 1934. You may read and copy this information at the following locations of the Securities and Exchange
Commission:

     Public Reference Room
     450 Fifth Street, N.W.
     Suite 1024
     Washington, D.C. 20549
     North East Regional Office
     7 World Trade Center
     Room 1300
     New York, New York 10048
     Midwest Regional Office
     500 West Madison Street
     Suite 1400
     Chicago, Illinois 60661-2511

     You may also obtain copies of this information by mail from the Public Reference Section of the Securities and Exchange Commission, 450 Fifth Street, N.W., Suite 1024, Washington, D.C. 20549, at prescribed rates.

     The Securities and Exchange Commission also maintains an Internet worldwide website that contains reports, proxy statements and other information about issuers, like LSI Logic and C-Cube, who file electronically with the Securities and Exchange Commission. The address of that site is http://www.sec.gov.

     LSI Logic has filed a registration statement on Form S-4 to register with the Securities and Exchange Commission the shares of LSI Logic common stock to be issued pursuant to the transaction. This prospectus is a part of that registration statement. As allowed by Securities and Exchange Commission rules, this prospectus does not contain all the information you can find in the registration statement or the exhibits to the registration statement. In addition, LSI Logic has also filed with the Securities and Exchange Commission a statement on Schedule TO pursuant to Rule 14d-3 under the Securities Exchange Act of 1934, to furnish additional information about the exchange offer. You may obtain copies of the Form S-4 and the Schedule TO, and any amendments to those documents, in the manner described above.

     The Securities and Exchange Commission allows LSI Logic to "incorporate by reference" information into this prospectus, which means that it can disclose important information to you by referring you to another document filed separately with the Securities and Exchange Commission. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information contained directly in this prospectus. This prospectus incorporates by reference the documents described below that LSI Logic has previously filed with the Securities and Exchange Commission. These documents contain important information about LSI Logic and its financial condition.

     The following documents listed below that LSI Logic has previously filed with the Securities and Exchange Commission are incorporated by reference:

     - LSI Logic's Annual Report on Form 10-K for the year ended December 31, 2000;

     - LSI Logic's Current Report on Form 8-K dated April 4, 2001;

     - LSI Logic's Definitive Proxy Statement on Schedule 14A dated March 26, 2001;

     - The description of LSI Logic common stock contained in its registration statement on Form 8-A dated August 29, 1989, including any amendments or reports filed for the purpose of updating the description; and

     - The description of LSI Logic's Amended and Restated Preferred Shares Rights Agreement in its Registration Statement on Form 8-A-12G/A dated December 8, 1998.

     All documents that LSI Logic files pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 from the date of this prospectus to the last date that shares are accepted for exchange pursuant to the exchange offer or the merger, or the date that the exchange offer is terminated shall also be deemed to be incorporated by reference into this prospectus.

     DOCUMENTS INCORPORATED BY REFERENCE ARE AVAILABLE FROM LSI LOGIC WITHOUT CHARGE UPON REQUEST TO LSI LOGIC CORPORATION, INVESTOR RELATIONS, LSI LOGIC CORPORATION, 1551 MCCARTHY BOULEVARD, MILPITAS, CALIFORNIA 95035, PHONE: (408) 433-8000. IN ORDER TO ENSURE TIMELY DELIVERY, ANY REQUEST SHOULD BE SUBMITTED NO LATER THAN MAY 3, 2001. IF YOU REQUEST ANY INCORPORATED DOCUMENTS FROM LSI LOGIC, LSI LOGIC WILL MAIL THEM TO YOU BY FIRST CLASS MAIL, OR ANOTHER EQUALLY PROMPT MEANS, WITHIN ONE BUSINESS DAY AFTER LSI LOGIC RECEIVES YOUR REQUEST.

     LSI Logic has not authorized anyone to give any information or make any representation about the exchange offer or the merger that is different from, or in addition to, that contained in this prospectus or in any of the materials that LSI Logic has incorporated by reference into this prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this document are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the exchange offer presented in this document does not extend to you. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

     LSI Logic, the LSI Logic logos and all other LSI Logic product and service names are registered trademarks or trademarks of LSI Logic Corporation in the USA and in other select countries. C-Cube and, the C-Cube logos and all other C-Cube product and service names are registered trademarks or trademarks of C-Cube Microsystems Inc. in the USA and in other select countries. "(R)" and "(TM)" indicate USA registration and USA trademarks, respectively. Other third party logos and product/trade names are registered trademarks or trade names of their respective companies.

         INDEX TO FINANCIAL STATEMENTS AND FINANCIAL STATEMENT SCHEDULE

                                                              PAGE
                                                              ----
Financial Statements:
  Independent Auditors' Report..............................   F-2
  Consolidated Balance Sheets at December 31, 2000 and
     1999...................................................   F-3
  Consolidated Statements of Operations for the years ended
     December 31, 2000, 1999 and 1998.......................   F-4
  Consolidated Statements of Changes in Stockholders' Equity
     for the years ended December 31, 2000, 1999 and 1998...   F-5
  Consolidated Statements of Cash Flows for the years ended
     December 31, 2000, 1999 and 1998.......................   F-6
  Notes to Consolidated Financial Statements................   F-7
Financial Statement Schedule:
  Independent Auditors' Report..............................  F-24
  Schedule II -- Valuation and Qualifying Accounts and
     Reserves...............................................  F-25

     All other schedules are omitted because they are not required, are not applicable, or the information is included in the financial statements or notes thereto.

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of C-Cube Microsystems Inc.:

     We have audited the accompanying consolidated balance sheets of C-Cube Microsystems Inc. and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of C-Cube Microsystems Inc. at December 31, 2000 and 1999, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2000 in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP

San Jose, California
January 18, 2001
(March 26, 2001 as to Note 18)

                            C-CUBE MICROSYSTEMS INC.

                          CONSOLIDATED BALANCE SHEETS

                                     ASSETS

                                                              DECEMBER 31,    DECEMBER 31,
                                                                  2000            1999
                                                              ------------    ------------
                                                                 (IN THOUSANDS, EXCEPT
                                                                   PAR VALUE AMOUNTS)
Current assets:
  Cash and equivalents......................................    $ 49,736        $123,145
  Short-term investments....................................       2,798         167,403
  Accounts receivable, net of allowances: 2000 -- $4,068,
     1999 -- $8,737.........................................      23,273          12,516
  Inventories...............................................      17,505           8,966
  Other current assets......................................      21,620          17,395
                                                                --------        --------
          Total current assets..............................     114,932         329,425
Property and equipment -- net...............................      17,908          20,355
Production capacity rights..................................      23,560           4,985
Distribution rights -- net..................................       1,153           1,318
Purchased technology -- net.................................       1,466           2,307
Deferred taxes..............................................      62,519           2,871
Other assets................................................       1,021           1,526
Net assets of discontinued operations.......................          --         101,157
                                                                --------        --------
          Total.............................................    $222,559        $463,944
                                                                ========        ========

                           LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable..........................................    $ 19,435        $ 24,138
  Other accrued liabilities.................................      29,979          17,925
  Income taxes payable......................................       5,863           2,855
  Current portion of long-term obligations..................      28,744             727
                                                                --------        --------
          Total current liabilities.........................      84,021          45,645
Long-term obligations.......................................       1,299          18,846
                                                                --------        --------
          Total liabilities.................................      85,320          64,491
Minority interest in subsidiary.............................         543             471
Stockholders' equity:
  Preferred stock, $0.001 par value, 10,000 shares
     authorized.............................................          --              --
  Common stock, $0.001 par value, 200,000 shares authorized;
     shares outstanding: 2000 -- 49,717, 1999 -- 42,441.....     136,209         323,756
  Accumulated other comprehensive loss......................      (1,757)         (2,014)
  Retained earnings.........................................       2,244          77,240
                                                                --------        --------
          Total stockholders' equity........................     136,696         398,982
                                                                --------        --------
          Total.............................................    $222,559        $463,944
                                                                ========        ========

                See notes to consolidated financial statements.

                            C-CUBE MICROSYSTEMS INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                 YEARS ENDED DECEMBER 31,
                                                              ------------------------------
                                                                2000       1999       1998
                                                              --------   --------   --------
                                                                  (IN THOUSANDS, EXCEPT
                                                                    PER SHARE AMOUNTS)
Net revenues................................................  $265,049   $222,148   $209,082
                                                              --------   --------   --------
Costs and expenses:
  Cost of product revenues..................................   119,581     88,235     85,751
Research and development:
  Research and development..................................    59,553     54,260     52,823
  Warrant issuance..........................................    12,632         --         --
Selling, general and administrative:
  Selling, general and administrative.......................    47,516     37,238     36,312
  Stock-based compensation and merger/spin-off related
     payroll taxes..........................................    20,827         --         --
                                                              --------   --------   --------
          Total.............................................   260,109    179,733    174,886
                                                              --------   --------   --------
Income from operations......................................     4,940     42,415     34,196
Other income................................................     7,863      9,229      2,488
                                                              --------   --------   --------
Income before minority interest and extraordinary item......    12,803     51,644     36,684
Income tax expense..........................................     3,407     14,550      9,806
                                                              --------   --------   --------
Income before minority interest and extraordinary item......     9,396     37,094     26,878
Minority interest in net income (loss) of subsidiary........        72        442       (337)
                                                              --------   --------   --------
Income before extraordinary item............................     9,324     36,652     27,215
Extraordinary gain on repurchase of convertible notes (net
  of tax)...................................................        --         --      3,494
                                                              --------   --------   --------
Income from continuing operations...........................     9,324     36,652     30,709
                                                              --------   --------   --------
Discontinued operations:
  Income (loss) from discontinued operations of DiviCom (net
     of tax)................................................   (10,087)    20,626     15,580
  Loss on disposal of DiviCom (net of tax)..................    (6,190)        --         --
                                                              --------   --------   --------
Net income (loss)...........................................  $ (6,953)  $ 57,278   $ 46,289
                                                              ========   ========   ========
Basic earnings per share:
  Income from continuing operations before extraordinary
     item...................................................  $   0.20   $   0.92   $   0.73
  Extraordinary item (net of tax)...........................        --         --       0.09
                                                              --------   --------   --------
  Income from continuing operations.........................      0.20       0.92       0.82
                                                              --------   --------   --------
  Income (loss) from discontinued operations (net of tax)...     (0.22)      0.52       0.42
  Loss on disposal of DiviCom (net of tax)..................     (0.13)        --         --
                                                              --------   --------   --------
  Income (loss) from discontinued operations................     (0.35)      0.52       0.42
                                                              --------   --------   --------
  Net income (loss) per share...............................  $  (0.15)  $   1.44   $   1.24
                                                              ========   ========   ========
Diluted earnings per share:
  Income from continuing operations before extraordinary
     item...................................................  $   0.17   $   0.84   $   0.72
  Extraordinary item (net of tax)...........................        --         --       0.09
                                                              --------   --------   --------
  Income from continuing operations.........................      0.17       0.84       0.81
                                                              --------   --------   --------
  Income (loss) from discontinued operations (net of tax)...     (0.19)      0.46       0.38
  Loss on disposal of DiviCom (net of tax)..................     (0.11)        --         --
                                                              --------   --------   --------
  Income (loss) from discontinued operations................     (0.30)      0.46       0.38
                                                              --------   --------   --------
  Net income (loss) per share...............................  $  (0.13)  $   1.30   $   1.19
                                                              ========   ========   ========
Shares used in computation:
  Basic.....................................................    47,503     39,891     37,382
                                                              ========   ========   ========
  Diluted...................................................    53,853     44,571     40,754
                                                              ========   ========   ========

                See notes to consolidated financial statements.

                            C-CUBE MICROSYSTEMS INC.

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                                                                               ACCUMULATED
                                                          COMMON STOCK            OTHER         RETAINED
                                                       -------------------    COMPREHENSIVE     EARNINGS
                                                       SHARES     AMOUNT           LOSS         (DEFICIT)      TOTAL
                                                       ------    ---------    -------------     ---------    ---------
                                                                              (IN THOUSANDS)
BALANCES, DECEMBER 31, 1997..........................  36,787    $ 203,728       $(1,939)       $(26,327)    $ 175,462
                                                       ------    ---------       -------        --------     ---------
Components of comprehensive income:
  Net income.........................................                                             46,289        46,289
  Accumulated translation adjustments................                                 41                            41
  Unrealized loss on investments.....................                                (57)                          (57)
                                                                                                             ---------
        Total comprehensive income...................                                                           46,273
Common stock issued under stock plans................  1,474        20,111                                      20,111
Tax benefit from employee stock transactions.........                1,426                                       1,426
                                                       ------    ---------       -------        --------     ---------
BALANCES, DECEMBER 31, 1998..........................  38,261      225,265        (1,955)         19,962     $ 243,272
                                                       ------    ---------       -------        --------     ---------
Components of comprehensive income:
  Net income.........................................                                             57,278        57,278
  Accumulated translation adjustments................                                202                           202
  Unrealized loss on investments.....................                               (261)                         (261)
                                                                                                             ---------
        Total comprehensive income...................                                                           57,219
Common stock issued under stock plans................  4,119        67,740                                      67,740
Tax benefit from employee stock transactions.........               28,938                                      28,938
Conversion of convertible debt into common stock.....     61         1,813                                       1,813
                                                       ------    ---------       -------        --------     ---------
BALANCES, DECEMBER 31, 1999..........................  42,441      323,756        (2,014)         77,240     $ 398,982
                                                       ------    ---------       -------        --------     ---------
Components of comprehensive income (loss):
  Net loss...........................................                                             (6,953)       (6,953)
  Accumulated translation adjustments................                               (628)                         (628)
  Unrealized gain on investments.....................                                885                           885
                                                                                                             ---------
        Total comprehensive income (loss)............                                                           (6,696)
Conversion of convertible debt into common stock.....               17,026                                      17,026
Tax benefit from employee stock transactions.........               86,174                                      86,174
Common stock issued under stock plans................  6,801       110,775                                     110,775
Proceeds from sale of non-voting common stock........    475         9,391                                       9,391
Warrant issuance.....................................               12,632                                      12,632
Accelerated vesting of stock options.................               17,170                                      17,170
Transfer of net assets to Harmonic...................              (33,114)                      (68,043)     (101,157)
Additional cash transferred to Harmonic..............              (34,775)                                    (34,775)
Income tax paid on spin-off of DiviCom...............             (431,370)                                   (431,370)
Deferred tax asset related to increase in tax basis
  on spin-off of DiviCom.............................               58,544                                      58,544
                                                       ------    ---------       -------        --------     ---------
BALANCES, DECEMBER 31, 2000..........................  49,717    $ 136,209       $(1,757)       $  2,244     $ 136,696
                                                       ======    =========       =======        ========     =========

                See notes to consolidated financial statements.

                            C-CUBE MICROSYSTEMS INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                   YEARS ENDED DECEMBER 31,
                                                              -----------------------------------
                                                                2000         1999         1998
                                                              ---------    ---------    ---------
                                                                        (IN THOUSANDS)
Cash flows from operating activities:
  Net income (loss).........................................  $  (6,953)   $  57,278    $  46,289
  Adjustments to reconcile net income to net cash provided
    by operating activities:
    Extraordinary gain on repurchase of convertible notes...         --           --       (3,494)
    Gain from sale of marketable securities.................     (4,607)         (33)          --
    Minority interest in subsidiary.........................         72          443         (337)
    Depreciation and amortization...........................     13,001       15,733       16,306
    Deferred income taxes...................................     (2,009)      (7,834)       8,633
    Warrant issuance........................................     12,632           --           --
    Compensation expense recorded on accelerated vesting of
      stock options.........................................     17,170           --           --
    Changes in assets and liabilities:
      Receivables...........................................    (10,887)      (3,054)      10,190
      Inventories...........................................     (8,585)        (692)        (145)
      Prepaid and other assets..............................    (10,783)        (568)      (2,209)
      Accounts payable......................................     (4,514)      12,929        5,460
      Income taxes payable..................................      3,215       (8,993)       9,646
      Deferred contract revenue.............................         --       (1,731)       1,731
      Accrued liabilities...................................     12,028        5,782        4,664
                                                              ---------    ---------    ---------
    Net cash provided (used) by operating activities........      9,780       69,260       96,734
    Net cash provided (used) by discontinued operations.....      7,455      (29,067)     (14,463)
                                                              ---------    ---------    ---------
    Net cash provided by operating activities...............     17,235       40,193       82,271
                                                              ---------    ---------    ---------
Cash flows from investing activities:
    Sales and maturities of short-term investments..........    173,109      203,174       51,736
    Purchases of short-term investments.....................     (3,011)    (269,060)    (104,447)
    Capital expenditures....................................     (6,799)     (17,435)     (14,832)
    Production capacity rights..............................    (20,000)      11,700           --
    Other assets............................................         85       (3,244)        (211)
                                                              ---------    ---------    ---------
    Net cash provided (used) by investing activities........    143,384      (74,865)     (67,754)
                                                              ---------    ---------    ---------
Cash flows from financing activities:
  Bank borrowings...........................................     40,000           --       39,541
  Repayment of bank borrowings..............................    (13,000)          --      (39,541)
  Loan from Harmonic........................................    117,980           --           --
  Repayment of Harmonic loan................................   (117,980)          --           --
  Payment of purchase consideration.........................         --           --       (1,125)
  Payments of capital lease obligations.....................       (564)        (295)        (387)
  Repurchase of convertible subordinated notes..............        (10)      (3,271)     (56,099)
  Additional cash transferred to Harmonic...................    (34,775)          --           --
  Tax benefit from employee stock transactions..............     86,174           --           --
  Proceeds from sale of non-voting stock....................      9,391           --           --
  Income tax paid on spin-off of DiviCom....................   (431,371)          --           --
  Common stock issued under stock plans.....................    110,775       67,740       20,111
                                                              ---------    ---------    ---------
  Net cash provided (used) by financing activities..........   (233,380)      64,174      (37,500)
                                                              ---------    ---------    ---------
Exchange rate impact on cash and equivalents................       (648)         463         (331)
                                                              ---------    ---------    ---------
Net increase (decrease) in cash and equivalents.............    (73,409)      29,965      (23,314)
Cash and equivalents, beginning of period...................    123,145       93,180      116,494
                                                              ---------    ---------    ---------
Cash and equivalents, end of period.........................  $  49,736    $ 123,145    $  93,180
                                                              =========    =========    =========
Supplemental schedule of noncash investing and financing
  activities:
  Equipment acquired under lease............................  $   1,251    $   1,133    $     861
  Conversion of convertible debt into common stock..........     17,026        1,813           --
  Transfer of net assets to Harmonic........................    101,157           --           --
  Deferred tax asset related to increase in tax basis on
    spin-off of DiviCom.....................................     58,544           --           --
  Cash paid during the period for:
    Interest................................................  $   2,087    $   1,484    $   4,410
    Income taxes............................................     38,957       13,199        1,092

                See notes to consolidated financial statements.

                            C-CUBE MICROSYSTEMS INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998

NOTE 1. ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION

     C-Cube Microsystems Inc. (the "Company" or "C-Cube") was founded in July 1988. The Company operates as a leading provider of both digital video semiconductor solutions that implement international standards for digital video, including MPEG-1 and MPEG-2.

     C-Cube entered into an Amended and Restated Agreement and Plan of Merger and Reorganization with Harmonic Inc. on December 9, 1999. In accordance with this agreement, on May 2, 2000, C-Cube's semiconductor division was spun-off into an independent company, C-Cube Semiconductor Inc., and on May 3, 2000, C-Cube Microsystems Inc., consisting primarily of its DiviCom division, was merged with Harmonic Inc. C-Cube Semiconductor Inc. was then renamed C-Cube Microsystems Inc. (the "Company" or "C-Cube") with the approval of Harmonic, Inc., to maintain customer continuity and the brand identity of C-Cube's semiconductor products. The transaction was accounted for as if the semiconductor division were the continuing entity. Accordingly, as required by Accounting Principles Board Opinion No. 30 and Emerging Issues Task Force Issue No. 95-18, the results of operations of the Semiconductor division (the continuing entity) are reported separately from the results of operations of the DiviCom division (the discontinued entity). The results of operations in prior periods have been restated and certain prior period amounts have been reclassified to conform to the current period presentation. These restatements and reclassifications had no effect on net income or stockholders' equity.

CONSOLIDATION

     The consolidated financial statements include the Company, its wholly owned subsidiaries and C-Cube Japan, Inc. (a 65% owned Japanese subsidiary) after elimination of intercompany accounts and transactions.

CASH AND EQUIVALENTS AND SHORT-TERM INVESTMENTS

     All highly liquid debt instruments purchased with an original maturity of three months or less are classified as cash equivalents.

     Management determines the classification of debt and equity securities at the time of purchase and reevaluates the classification at each balance sheet date. Short-term investments are classified as available-for-sale when the Company generally has the ability and intent to hold such securities to maturity, but, in certain circumstances, may potentially dispose of such securities prior to their maturity to implement management strategies. Securities available-for-sale are reported at fair value with unrealized gains and losses reported as a separate component of stockholders' equity. All available-for-sale securities are classified as current assets.

INVENTORIES

     Inventories are stated at the lower of cost (first-in, first-out) or market. Cost is computed using standard costs which approximate actual cost on a first-in, first-out basis.

PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost. Depreciation is provided using the straight-line method over estimated useful lives of three years. Equipment under capital leases are amortized over the shorter of their estimated useful lives or three years. Leasehold improvements are amortized over the lease term.

                            C-CUBE MICROSYSTEMS INC.

                  YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998

REVENUE RECOGNITION AND ACCOUNTS RECEIVABLE

     The Company records product sales to customers and distributors at the time of shipment. Certain of the Company's agreements with its distributors permit limited stock rotation and provide for price protection. Allowances for returns and adjustments, including price protection, are provided at the time sales are recorded.

     In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 101 ("SAB 101"), "Revenue Recognition," which provides guidance on the recognition, presentation and disclosure of revenue in financial statements filed with the Securities and Exchange Commission. SAB 101 outlines the basic criteria that must be met to recognize revenue and provides guidance for disclosures related to revenue recognition policies. SAB 101 is effective for the fiscal quarter beginning October 1, 2000. The adoption of SAB 101 did not have a material impact on the consolidated financial statements.

RESEARCH AND DEVELOPMENT

     Research and development expenses include costs and expenses associated with the development of the Company's design methodology and the design and development of new products, including initial nonrecurring engineering and product verification charges from foundries. Research and development is expensed as incurred.

INCOME TAXES

     The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109 "Accounting for Income Taxes," which prescribes the use of the asset and liability approach whereby deferred tax liabilities and assets are calculated for the expected future tax consequences of temporary differences between the financial statement carrying amounts and the tax bases of assets and liabilities, net operating loss and tax credit carryforwards.

ESTIMATES

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect reported amounts of assets, liabilities, revenues and expenses as of the dates and for the periods presented. Actual results could differ from those estimates.

FAIR VALUE OF FINANCIAL INSTRUMENTS

     Financial instruments include cash equivalents, short-term investments and a promissory note. Cash equivalents and short-term investments are stated at fair value based on quoted market prices. The estimated fair value of all other financial instruments at December 31, 2000 and 1999 was not materially different from the values presented in the consolidated balance sheets.

CONCENTRATION OF CREDIT RISK

     Financial instruments which potentially subject the Company to concentrations of credit risk consist primarily of cash equivalents, short-term investments, accounts receivable and financial instruments used in hedging transactions. By policy, the Company places its investments only with financial institutions meeting its credit guidelines and, other than U.S. Government Treasury instruments, limits the amounts invested in any one institution or in any type of instrument. Almost all of the Company's accounts receivable are derived from sales to manufacturers and distributors in the consumer electronics industry.

                            C-CUBE MICROSYSTEMS INC.

                  YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998

The Company performs ongoing credit evaluations of its customers' financial condition and manages its exposure to losses from bad debts by limiting the amount of credit extended whenever deemed necessary and generally does not require collateral. At December 31, 2000, 33% and 17% of the Company's accounts receivables were from two customers. No other customers accounted for more than 10% of accounts receivable. At December 31, 1999, three customers accounted for greater than 10% of accounts receivable and were 18%, 12% and 12% of the balance.

     The geographic distribution of receivables is as follows:

                                                              DECEMBER 31,
                                                              ------------
                                                              2000    1999
                                                              ----    ----
Europe......................................................   49%     38%
Asia (excluding Japan)......................................   24      25
Japan.......................................................   12      29
North America...............................................   15       8
                                                              ---     ---
          Total.............................................  100%    100%
                                                              ===     ===

FOREIGN CURRENCY TRANSLATION

     The functional currency of C-Cube Japan is the Japanese yen. Accordingly all assets and liabilities of C-Cube Japan are translated at the current exchange rate at the end of the period and revenues and costs at average exchange rates in effect during the period. Gains and losses from foreign currency translation are recorded as a separate component of stockholders' equity.

FORWARD EXCHANGE CONTRACTS

     In the normal course of business, the Company has exposure to foreign currency fluctuations arising from foreign currency purchases and inter-company sales, among other things. The Company enters into forward exchange contracts to neutralize the impact of foreign currency fluctuations on assets and liabilities. Gains and losses on forward exchange contracts and the related receivables are recorded in other income. The costs of entering into such contracts are not material to the Company's financial results. The fair value of exchange contracts is determined by obtaining quoted market prices of comparable contracts at the balance sheet date, adjusted by interpolation where necessary for maturity differences. The Company's risk in these contracts is the cost of replacing, at current market rates, these contracts in the event of default by the other party. These contracts are executed with creditworthy financial institutions and are denominated in the currency of major industrial nations.

     At December 31, 2000, the Company had $3.9 million of outstanding foreign exchange contracts to sell Japanese yen. The estimated fair values of these contracts at December 31, 2000 were not materially different from the net carrying values. These contracts mature through January 2001. Unrealized gains on forward exchange contracts at December 31, 2000 were not material.

     At December 31, 1999, the Company had $3.1 million of outstanding foreign exchange contracts to sell Japanese yen, $1.5 million of outstanding foreign exchange contracts to sell Great Britain pounds and $0.2 million of outstanding foreign exchange contracts to sell French francs. The estimated fair values of these contracts at December 31, 1999 were not materially different from the net carrying values. These contracts matured through January 2000. Unrealized gains on forward exchange contracts at December 31, 1999 were not material.

     In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard No. 133 ("SFAS 133"), "Accounting for Derivative Instruments and Hedging Activities," which

                            C-CUBE MICROSYSTEMS INC.

                  YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998

establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. SFAS 133 is effective for fiscal years beginning after June 15, 2000. The Company adopted SFAS 133 on January 1, 2001. The adoption of this statement did not have a material impact on the consolidated financial statements.

INTANGIBLES

     The Company amortizes distribution rights over 15 years and other intangible assets over 5 years. The Company reviews intangibles and other long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of intangibles and other long-lived assets is measured by comparison of its carrying amount to future net cash flows the intangibles and other long-lived assets are expected to generate. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the intangible or other long-lived asset exceeds its fair market value, as determined by discounted cash flows using a discount rate reflecting the Company's average cost of funds.

EARNINGS PER SHARE

     Basic earnings per share ("EPS") excludes dilution and is computed by dividing net income (loss) by the weighted average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that would occur if securities or other contracts to issue common stock were exercised or converted into common stock.

STOCK-BASED COMPENSATION

     The Company accounts for stock-based awards to employees using the intrinsic value method in accordance with Accounting Principles Board No. 25, "Accounting for Stock Issued to Employees." In connection with the merger and spin-off, the Company recorded stock-based compensation expense, within selling, general and administrative, of $15.5 million related to the accelerated vesting of options for certain employees of the Company.

RECLASSIFICATIONS

     Certain reclassifications have been made to prior year balances in order to conform to the current year presentation.

NOTE 2. DISCONTINUED OPERATIONS

     The results of discontinued operations are presented on two line items on the face of the Consolidated Statements of Income. For the current year, loss from operations of DiviCom represents the net loss of DiviCom operations through the date of merger of $10.1 million. Revenues and taxes for this period were $36.8 million and $6.8 million, respectively. For the year ended December 31, 1999 revenues and taxes were $185.5 million and $10.2 million. Revenues and taxes for the year ended December 31, 1998 were $142.7 million and $9.1 million respectively. Loss on disposal of DiviCom of $6.2 million includes direct costs, net of taxes, associated with the merger/spin-off transactions that were incurred by the Company.

                            C-CUBE MICROSYSTEMS INC.

                  YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998

NOTE 3. SHORT-TERM INVESTMENTS

     Short-term investments are $2.8 million as of December 31, 2000 and $167.4 million as of December 31, 1999, including the following available-for-sale securities.

                                                       UNREALIZED    UNREALIZED
                                          AMORTIZED     HOLDING       HOLDING       MARKET
                                            COST         GAINS         LOSSES       VALUE
                                          ---------    ----------    ----------    --------
                                                           (IN THOUSANDS)
DECEMBER 31, 2000:
  U.S. government agencies..............  $  1,960        $ 40         $  --       $  2,000
  Debt securities.......................       506          --            (1)           505
  Corporate stock.......................        50         243            --            293
                                          --------        ----         -----       --------
          Total short-term
            investments.................  $  2,516        $283         $  (1)      $  2,798
                                          ========        ====         =====       ========
DECEMBER 31, 1999
  Commercial paper......................  $ 87,368        $  3         $ (61)      $ 87,310
  Municipal bonds.......................    36,552           4          (202)        36,354
  U.S. government agencies..............    23,397           1          (101)        23,297
  Corporate bonds.......................    20,564          --          (122)        20,442
                                          --------        ----         -----       --------
          Total short-term
            investments.................  $167,881        $  8         $(486)      $167,403
                                          ========        ====         =====       ========

     As of December 31, 2000, all of the Company's debt investments had remaining maturities of one year or less.

NOTE 4. INVENTORIES

     Inventories consist of:

                                                              DECEMBER 31,
                                                            -----------------
                                                             2000       1999
                                                            -------    ------
                                                             (IN THOUSANDS)
Raw materials.............................................  $ 7,213    $1,238
Work-in-process...........................................    1,130     3,563
Finished goods............................................    9,162     4,165
                                                            -------    ------
          Total...........................................  $17,505    $8,966
                                                            =======    ======

NOTE 5. PROPERTY AND EQUIPMENT

     Property and equipment consist of:

                                                             DECEMBER 31,
                                                         --------------------
                                                           2000        1999
                                                         --------    --------
                                                            (IN THOUSANDS)
Equipment under capital lease..........................  $  4,472    $  1,230
Machinery and equipment -- principally computers.......    44,863      47,766
Furniture and fixtures.................................     5,845       3,823
Leasehold improvements.................................     6,664       7,548
                                                         --------    --------
          Total........................................    61,844      60,367
Accumulated depreciation and amortization..............   (43,936)    (40,012)
                                                         --------    --------
Property and equipment -- net..........................  $ 17,908    $ 20,355
                                                         ========    ========

                            C-CUBE MICROSYSTEMS INC.

                  YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998

NOTE 6. PRODUCTION CAPACITY RIGHTS

     In the fourth quarter of 1999, the Company signed a production capacity agreement with United Microelectronics Corporation (UMC) to provide chip production capacity in the years 2000 to 2002, for which it paid a $20.0 million refundable payment in January 2000, classified as non-current asset. This deposit earns interest at 4% per year, allows for certain discounts on purchased capacity based upon the quantities purchased and is refundable after 90 days notice by the Company. The agreement does not commit the Company to purchase chips, but does guarantee the availability of a set capacity of chips at "not to exceed" prices.

     In the second quarter of 1996, the Company expanded and formalized its relationship with Taiwan Semiconductor Manufacturing Co., Ltd. (TSMC) to provide wafer production capacity in the years 1996 to 2001. The agreement with TSMC provided that TSMC would produce and ship wafers to the Company at specified prices and required the Company to make two advance payments totaling $49.0 million. An advance payment of $24.5 million was made in June 1996. In May 1997, the Company amended its agreement with TSMC which resulted in a reduction of the Company's future wafer purchase commitments and the forgiveness of the second advance payment of $24.5 million. In January 1999, the Company signed a second amendment to its agreement with TSMC which resulted in a refund to the Company of $11.7 million and an extension of the term of the agreement to 2003. Advance payments associated with wafer production capacity rights are amortized over the shorter of the contract period or the actual delivery of wafers in relation to the minimum number of wafers to be purchased under the agreement. At December 31, 2000, remaining production capacity rights were $5.7 million, of which $2.1 million was included in other current assets and $3.6 million was classified as a non-current asset.

NOTE 7. LINE OF CREDIT

     As of December 31, 2000 the Company had a $27.0 million bank line of credit ($27.0 million outstanding at December 31, 2000) that expires on May 31, 2002. The first $6.0 million of borrowed funds bear interest at LIBOR plus 2.0% (8.4% at December 31, 2000), with additional borrowings bearing interest at the bank's prime rate (9.5% at December 31, 2000). The line of credit agreement requires that the Company, among other things, maintain a minimum tangible net worth and certain financial ratios and is collateralized by the current assets of the Company. At December 31, 2000, the Company was not in compliance with one of its covenants. The bank has waived compliance with this requirement for the fiscal year ended December 31,2000.

     On January 4, 2001 the line of credit was revised. Under the terms of the revised line of credit agreement, $22.0 million bears interest at LIBOR plus 2% (8.4% as of January 4, 2001) and $5.0 million bears interest at the bank's prime rate (9.0% as of January 04, 2001), with all other loan terms remaining the same.

                            C-CUBE MICROSYSTEMS INC.

                  YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998

NOTE 8. LONG-TERM OBLIGATIONS

     Long-term obligations consist of :

                                                                 DECEMBER 31,
                                                              -------------------
                                                                2000       1999
                                                              --------    -------
                                                                (IN THOUSANDS)
Bank line of credit.........................................  $ 27,000    $    --
Convertible notes (see below)...............................        --     17,570
Capital lease obligations (see Note 9)......................     2,381      1,382
Other long-term obligations.................................       662        621
                                                              --------    -------
                                                                30,043     19,573
Current portion.............................................   (28,744)      (727)
                                                              --------    -------
Long-term portion...........................................  $  1,299    $18,846
                                                              ========    =======

     In November 1995, the Company completed a public debt offering of $86.3 million of convertible subordinated notes (the "notes") that matured in 2005. Interest was payable semi-annually at 5.875% per annum. The notes became convertible at the option of the note holders into the Company's common stock at an initial conversion price of $30.70 per share, subject to adjustment. Beginning in November 1997, the notes became redeemable at the option of the Company at an initial redemption price of 104.7% of the principal amount.

     During 2000 all note holders elected the option to convert their notes into shares of the Company's common stock at a price of $30.70. The price was equivalent to 103.5% of the principal amount. The loss on conversion of the notes was not material to the Company.

     During 1999, the Company repurchased $3.4 million of the notes at 95.5% of the principal amount, with accrued interest to the date of repurchase.

     During 1998, the Company repurchased $63.5 million of the face value of the notes at 88.4% of the principal amount, with accrued interest to the date of repurchase, and recognized an extraordinary gain of $3.5 million, or $0.09 per diluted share, net of related income taxes of $2.4 million.

NOTE 9. COMMITMENTS AND CONTINGENCIES

     Equipment with a cost of $6.2 million and $5.0 million and accumulated depreciation of $2.8 million and $0.8 million was leased under capital leases at December 31, 2000 and 1999, respectively. In addition, the Company rents office and research facilities under operating lease agreements that expire through July 2007.

                            C-CUBE MICROSYSTEMS INC.

                  YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998

     Future minimum annual operating and capital lease commitments at December 31, 2000 are as follows:

                                                           OPERATING    CAPITAL
                                                           ---------    -------
                                                              (IN THOUSANDS)
2001.....................................................     4,610       1,620
2002.....................................................     4,150         743
2003.....................................................     4,016         114
2004.....................................................     3,853          --
2005.....................................................     3,312          --
Thereafter...............................................     2,393          --
                                                            -------     -------
Total minimum lease payments.............................   $22,334       2,477
                                                            =======
Amount representing interest.............................                   (96)
                                                                        -------
Present value of minimum lease payments..................                 2,381
Current portion..........................................                (1,697)
                                                                        -------
Long-term portion........................................               $   684
                                                                        =======

     Rent expense for operating leases was approximately $3.6 million, $3.0 million and $2.3 million for the years ended December 31, 2000, 1999 and 1998, respectively.

     The Company has been named as a defendant in a securities class-action complaint filed in the United States district court for the northern district of California. The plaintiffs in this action purport to represent the class of all persons who purchased common stock between January 19th, 2000 and May 3, 2000 in the entity then known as C-Cube Microsystems (see Note 1). The complaint alleges that the Company is liable for the acts and statements for the entity known as C-Cube Microsystems prior to May 3, 2000 even though the Company did not legally exist prior to May 3, 2000. This case is in its early stages and the Company believes that the allegations contained in the complaint are without merit and intends to defend the action vigorously.

     From time-to-time the Company is party to certain litigation or legal claims. Management has reviewed all pending legal matters and believes that the resolution of such matters will not have a significant adverse effect on the Company's financial position or results of operations.

NOTE 10. STOCKHOLDERS' EQUITY

  Preferred Stock

     The number of shares of preferred stock authorized to be issued is 10,000,000 with a par value of $0.001 per share. Preferred stock may be issued from time-to-time in one or more series. The Board of Directors is authorized to provide for the rights, preferences, privileges and restrictions of the shares of such series. As of December 31, 2000, no shares of preferred stock had been issued.

  Common Stock

     The Company has authorized 25,450,000 shares of its common stock for issuance to founders, employees and others as designated by the Board of Directors through the Company's stock option plans or through stock purchase agreements.

                            C-CUBE MICROSYSTEMS INC.

                  YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998

  Warrant issuance

     On February 10, 2000, C-Cube entered into a Securities Purchase Agreement ("Agreement") with Thomson Multimedia S.A., a French societe anonyme, whereby, on May 8, 2000, C-Cube issued and sold to Thomson 474,747 shares of non-voting common stock at a price of $19.78 per share and issued to Thomson a warrant to purchase 949,494 shares of common stock. The warrants were fully vested upon issuance and will become exercisable at a price of $19.78 per share one week prior to the expiration date of May 8, 2007, or in part prior to the expiration date upon the achievement of certain milestones. The Company calculated the fair value of the warrants using the Black-Scholes options pricing model with the following weighted-average assumptions: expected life, 7 years; stock volatility, 69%; risk-free interest rate, 6.82%, and no dividends during the expected term. The Company recorded a charge, within research and development, of $12.6 million in the second quarter of 2000.

  Employee Stock Option Plans

     The Company's stock option plans (the "Plans") authorize the issuance of 25,000,000 shares of common stock (included in the 25,450,000 authorized shares discussed above) for the grant of incentive or nonstatutory stock options and the direct award or sale of shares to employees, directors, contractors and consultants. Under the Plans, options are generally granted at fair value at the date of grant. Such options become exercisable over periods of one to five years and expire up to 10 years from the grant date.

     Option activity under the Plans was as follows:

                                                                             WEIGHTED
                                                                             AVERAGE
                                                                NUMBER       EXERCISE
                                                               OF SHARES      PRICE
                                                              -----------    --------
Outstanding, December 31, 1997 (3,699,655 exercisable at a
  weighted average price of $12.93).........................   11,914,546      17.80
Granted (weighted average fair value of $11.82).............    5,416,528      18.60
Exercised...................................................   (1,250,803)    (13.14)
Canceled....................................................   (1,861,978)    (19.95)
                                                              -----------     ------
Outstanding, December 31, 1998 (4,982,647 exercisable at a
  weighted average price of $18.23).........................   14,218,293      18.23
Granted (weighted average fair value of $16.84).............    5,123,368      25.52
Exercised...................................................   (3,816,514)    (16.28)
Canceled....................................................   (2,242,618)    (19.81)
                                                              -----------     ------
Outstanding, December 31, 1999 (3,848,998 exercisable at a
  weighted average price of $17.88).........................   13,282,529      21.34
Granted (weighted average fair value of $23.31).............   20,559,134      31.43
Exercised...................................................   (5,848,395)    (17.98)
Canceled....................................................  (11,558,039)    (29.36)
                                                              -----------     ------
Outstanding, December 31, 2000..............................   16,435,229      12.77
                                                              ===========     ======

                            C-CUBE MICROSYSTEMS INC.

                  YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998

     Additional information regarding options outstanding as of December 31, 2000 is as follows:

                             OPTIONS OUTSTANDING
                  ------------------------------------------
                                 WEIGHTED
                                  AVERAGE                          OPTIONS EXERCISABLE
                                 REMAINING                     ----------------------------
                                CONTRACTUAL      WEIGHTED                       WEIGHTED
   RANGE OF         NUMBER         LIFE          AVERAGE         NUMBER         AVERAGE
EXERCISE PRICES   OUTSTANDING     (YEARS)     EXERCISE PRICE   EXERCISABLE   EXERCISE PRICE
---------------   -----------   -----------   --------------   -----------   --------------
$ 5.80 - $ 7.33    2,204,186       7.56           $ 6.52          415,057        $ 6.53
  7.38 -   7.73    3,354,136       7.79             7.62          702,130          7.62
  7.76 -   8.09    1,821,910       6.44             8.01          563,120          8.03
  8.11 -  12.76    2,394,470       8.12             9.95          530,754         10.04
 12.76 -  17.50    2,504,200       9.16            15.56          436,451         14.85
 17.56 -  20.42    2,074,115       9.22            18.61          302,399         18.51
 20.44 -  40.43    2,082,212       9.20            25.58          291,637         25.16
---------------   ----------       ----           ------        ---------        ------
$ 5.80 - $40.43   16,435,229       8.22           $12.77        3,241,548        $11.52
                  ==========                                    =========

     C-Cube's 2000 Stock Option Plans include Employee Stock Option Plan and Director Option Plan. The Employee Stock Option Plan has an annual increase on January 1, 2001, equal to 3% of shares outstanding.

  Employee Stock Purchase Plan

     The Company has an employee stock purchase plan, under which eligible employees may authorize payroll deductions of up to 10% of their compensation (as defined in the plan) to purchase common stock at a price equal to 85% of the lower of the fair market values as of the beginning of the offering period or end of the purchase period. Stock issued under the plan was 316,000, 328,000 and 223,000 shares in 2000, 1999 and 1998 at weighted average prices of $17.77, $17.16 and $15.52, respectively. The weighted average fair market value of the 2000, 1999 and 1998 awards was $24.02, $7.96 and $7.06, respectively. At
December 31, 2000, 1,039,635 shares of common stock were available for issuance under this plan.

  Additional Stock Plan Information

     As discussed in Note 1, the Company continues to account for its stock-based awards using the intrinsic value method in accordance with Accounting Principles Board No. 25, "Accounting for Stock Issued to Employees" and its related interpretations. Accordingly, no compensation expense has been recognized in the financial statements for employee stock arrangements which are granted with exercise prices equal to the fair market value at grant date.

     Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation," (SFAS 123) requires the disclosure of pro forma net income and earnings per share had the Company adopted the fair value method as of the beginning of fiscal 1995. Under SFAS 123, the fair value of stock-based awards to employees is calculated through the use of option pricing models, even though such models were developed to estimate the fair value of freely tradable, fully transferable options without vesting restrictions, which significantly differ from the Company's stock option awards. These models also require subjective assumptions, including future stock price volatility and expected time to exercise, which greatly affect the calculated values. The Company's calculations were made using the Black-Scholes option pricing model with the following weighted average assumptions: expected life, 5.8 in 2000, 5.8 in 1999 and 5.6 in 1998; stock volatility, 49% in 2000, 68% in 1999 and 68% in 1998;
risk free interest rates, 5.2% in 2000, 5.5% in 1999 and 5.2% in 1998; and no dividends during the expected term. The Company's

                            C-CUBE MICROSYSTEMS INC.

                  YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998

calculations are based on a single option valuation approach and forfeitures are recognized as they occur. If the computed fair values of the 2000, 1999 and 1998 awards had been amortized to expense over the vesting period of the awards, pro forma net income (loss) would have been $(56.0) million ($(1.04) per share), $25.7 million ($0.66 per share) in 1999 and $15.2 million ($0.52 per share) in 1998. Per share amounts above represent diluted earnings per share under SFAS 128 (see Note 1).

  Employee Benefit Plan

     The Company has a 401(k) tax-deferred savings plan under which participants may contribute up to 20% of their compensation, subject to certain Internal Revenue Service limitations. The Company is not required to contribute and has not contributed to the plan to date.

                            C-CUBE MICROSYSTEMS INC.

                  YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998

NOTE 11. EARNINGS PER SHARE

     The following table sets forth the computation of basic and diluted earnings per share:

                                                             YEARS ENDED DECEMBER 31,
                                                           ----------------------------
                                                             2000      1999      1998
                                                           --------   -------   -------
                                                              (IN THOUSANDS, EXCEPT
                                                                PER SHARE AMOUNTS)
Numerator:
  Continuing operations:
     Income from continuing operations before
       extraordinary item................................  $  9,324   $36,652   $27,215
     Extraordinary item..................................        --        --     3,494
                                                           --------   -------   -------
     Numerator for basic earnings per share from
       continuing operations.............................     9,324    36,652    30,709
     Add back interest expense after tax related to
       convertible shares................................        --       750     2,242
                                                           --------   -------   -------
     Numerator for diluted earnings per share from
       continuing operations.............................     9,324    37,402    32,951
  Discontinued operations:
     Income from discontinued operations of DiviCom (net
       of tax)...........................................   (10,087)   20,626    15,580
     Loss on disposal of DiviCom (net of tax)............    (6,190)       --        --
                                                           --------   -------   -------
     Numerator for diluted earnings per share from
       discontinued operations...........................  $(16,277)  $20,626   $15,580
                                                           ========   =======   =======
Denominator:
  Weighted-average shares -- denominator for basic
     earnings per share..................................    47,503    39,891    37,382
  Convertible shares.....................................        --       645     1,871
  Dilutive common stock equivalents, using treasury stock
     method..............................................     6,350     4,035     1,501
                                                           --------   -------   -------
  Denominator for diluted earnings per share.............    53,853    44,571    40,754
                                                           ========   =======   =======
Basic earnings per share from continuing operations......  $   0.20   $  0.92   $  0.82
                                                           ========   =======   =======
Basic earnings per share from discontinued operations....  $  (0.35)  $  0.52   $  0.42
                                                           ========   =======   =======
Basic earnings per share.................................  $  (0.15)  $  1.44   $  1.24
                                                           ========   =======   =======
Diluted earnings per share from continuing operations....  $   0.17   $  0.84   $  0.81
                                                           ========   =======   =======
Diluted earnings per share from discontinued
  operations.............................................  $  (0.30)  $  0.46   $  0.38
                                                           ========   =======   =======
Diluted earnings per share...............................  $  (0.13)  $  1.30   $  1.19
                                                           ========   =======   =======

     Options to purchase 4,956,000 shares have been excluded from the computation as their effect would have been anti-dilutive.

                            C-CUBE MICROSYSTEMS INC.

                  YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998

NOTE 12. COMPREHENSIVE INCOME

     The Company has presented its comprehensive income in the Statement of Changes in Stockholders' Equity. The following are the components of accumulated other comprehensive loss:

                                                              DECEMBER 31,
                                                           ------------------
                                                            2000       1999
                                                           -------    -------
                                                             (IN THOUSANDS)
Unrealized gain (loss) on investments....................  $   407    $  (478)
Accumulated translation adjustments......................   (2,164)    (1,536)
                                                           -------    -------
          Total..........................................  $(1,757)   $(2,014)
                                                           =======    =======

NOTE 13. INCOME TAXES

     The provision for income taxes is as follows:

                                                             YEARS ENDED DECEMBER 31,
                                                            ---------------------------
                                                             2000      1999      1998
                                                            -------   -------   -------
                                                                  (IN THOUSANDS)
Current:
  Federal.................................................  $ 6,115   $ 5,761   $ 8,625
  State...................................................   (3,214)      826     1,332
  Foreign.................................................    1,262     1,970     2,143
                                                            -------   -------   -------
          Total...........................................    4,163     8,557    12,100
                                                            =======   =======   =======
Deferred:
  Federal.................................................     (722)     (152)   (2,166)
  State...................................................      (34)    6,145      (128)
  Foreign.................................................       --        --        --
                                                            -------   -------   -------
          Total...........................................     (756)    5,993    (2,294)
                                                            -------   -------   -------
Total.....................................................  $ 3,407   $14,550   $ 9,806
                                                            =======   =======   =======

     The tax benefit associated with dispositions from employee stock plans reduced taxes currently payable by $86.2 million, $28.9 million and $1.4 million for 2000, 1999 and 1998, respectively.

     The Company incurred a tax liability of $431.4 million as a result of separating DiviCom from C-Cube. DiviCom was subsequently merged into Harmonic, Inc. The liability reduced stockholders' equity.

                            C-CUBE MICROSYSTEMS INC.

                  YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998

     Income tax expense differs from the amount computed by applying the federal statutory income tax rate to income before taxes as follows:

                                                               YEARS ENDED DECEMBER 31,
                                                              ---------------------------
                                                               2000      1999      1998
                                                              -------   -------   -------
                                                                    (IN THOUSANDS)
Tax expense computed at federal statutory rate..............  $ 4,416   $18,075   $12,839
State income taxes, net of federal effect...................      149      (532)      382
Tax credits.................................................   (8,049)   (2,191)   (1,574)
Foreign operations taxed at different rates.................   (1,563)   (2,267)   (2,533)
Non-deductible expenses.....................................       --       267        --
Repatriation of foreign subsidiary earnings.................    7,746        --        --
Other.......................................................      708     1,198       692
                                                              -------   -------   -------
  Income tax expense........................................  $ 3,407   $14,550   $ 9,806
                                                              =======   =======   =======

     The components of the net deferred tax asset as of December 31 were as follows:

                                                               2000       1999
                                                              -------   --------
                                                                (IN THOUSANDS)
Deferred tax assets:
  Accruals and reserves recognized in different periods.....  $ 5,879   $  5,076
  Tax credit carryforwards..................................   10,240     12,731
  Deferred revenue..........................................      204        163
  Purchased technology......................................       --        655
  Tax basis depreciation and amortization...................   46,712      2,098
                                                              -------   --------
          Total.............................................   63,035     20,723
                                                              -------   --------
Deferred tax liabilities:
  Unrepatriated foreign earnings............................       --    (10,757)
                                                              -------   --------
          Total.............................................       --    (10,757)
                                                              -------   --------
Net deferred tax assets.....................................  $63,035   $  9,966
                                                              =======   ========

     At December 31, 2000, the Company has tax credit carryforwards of approximately $14 million expiring through 2007.

     U.S. income taxes were not provided on a cumulative total of approximately $6 million and $20 million of undistributed earnings from foreign subsidiaries for the years ending December 31, 2000 and 1999, respectively. The Company intends to reinvest these earnings indefinitely in foreign operations. It is not practicable to estimate the income tax liability that might be incurred upon the remittance of such earnings.

NOTE 14. EXTRAORDINARY ITEM

     During 1998, the Company repurchased $63.5 million of the face value of the Company's 5.875% subordinated convertible notes due 2005 (the "notes") at 88.4% of the principal amount, with accrued interest to the date of repurchase, and recognized an extraordinary gain of $3.5 million, or $0.09 per diluted share, net of related income taxes of $2.4 million.

                            C-CUBE MICROSYSTEMS INC.

                  YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998

NOTE 15. ROYALTIES

     The Company is required to pay royalties based on a percentage of the net sales of products developed under certain development agreements. Royalty expense was $1.6 million, $1.8 million and $0.6 million in 2000, 1999, 1998, respectively.

NOTE 16. GEOGRAPHIC INFORMATION AND MAJOR CUSTOMERS

     The company operates in primarily one industry segment: the development and marketing of powerful, highly integrated, standards-based digital video compression and decompression semiconductors. This technology has enabled the development of a significant number of new or enhanced applications in the consumer electronics and communications markets including VideoCD and DVD players, desktop video production systems, decoders for digital set-top boxes and broadcast and professional encoders.

  Geographic Information

     Revenues are broken out geographically by the ship-to location of the customer.

                                                       YEARS ENDED OR AS OF DECEMBER 31,
                                        ---------------------------------------------------------------
                                               2000                  1999                  1998
                                        -------------------   -------------------   -------------------
                                                     NET                   NET                   NET
                                        REVENUES   PROPERTY   REVENUES   PROPERTY   REVENUES   PROPERTY
                                        --------   --------   --------   --------   --------   --------
                                                                (IN THOUSANDS)
North America.........................  $ 34,133   $17,106    $ 39,363   $19,118    $ 38,253   $17,661
China.................................    65,265       367      78,818       563     119,536       916
Europe................................    72,138       110      33,147       156      16,633        78
Japan.................................    33,465       281      35,064       436      15,953       483
Other Asia............................    56,394        41      34,452        78      18,630        93
Rest of World.........................     3,654         3       1,304         4          77        39
                                        --------   -------    --------   -------    --------   -------
          Total.......................  $265,049   $17,908    $222,148   $20,355    $209,082   $19,270
                                        ========   =======    ========   =======    ========   =======

  Major Customers

     During 2000, two customers of the Company accounted for $29.9 million and $28.1 million, each 11% of the Company's revenues. In 1999, there was no customer accounted for 10% or more of net revenues. In 1998, one customer of the company accounted for $21.9 million, or 10% of the Company's revenue.

                            C-CUBE MICROSYSTEMS INC.

                  YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998

NOTE 17. QUARTERLY DATA (UNAUDITED)

                                                                2000                                    1999
                                               --------------------------------------   -------------------------------------
                                               FOURTH     THIRD     SECOND     FIRST    FOURTH     THIRD    SECOND     FIRST
                                               QUARTER   QUARTER   QUARTER    QUARTER   QUARTER   QUARTER   QUARTER   QUARTER
                                               -------   -------   --------   -------   -------   -------   -------   -------
                                                          (IN THOUSANDS, EXCEPT PER SHARE AND PERCENTAGE AMOUNTS)
Net revenues.................................  $73,982   $69,022   $ 61,043   $61,002   $64,047   $52,307   $47,507   $58,287
                                               -------   -------   --------   -------   -------   -------   -------   -------
Costs and expenses:
  Cost of product revenues...................   34,627    31,051     27,149    26,754    25,140    20,749    18,700    23,646
  Research and development:
    Research and development.................   14,877    15,453     15,070    14,154    14,421    13,464    13,062    13,313
    Warrant issuance.........................       --        --     12,632        --        --        --        --        --
    Selling, general and administrative:
    Selling, general and administrative......   13,301    12,568     10,897    10,748    10,244     9,139     8,436     9,419
    Stock based compensation and
      merger/spin-off related payroll
      taxes..................................       --        --     17,414     3,413        --        --        --        --
                                               -------   -------   --------   -------   -------   -------   -------   -------
        Total................................   62,805    59,072     83,162    55,069    49,805    43,352    40,198    46,378
                                               -------   -------   --------   -------   -------   -------   -------   -------
Income (loss) from operations................   11,177     9,950    (22,119)    5,933    14,242     8,955     7,309    11,909
Other income (expense), net..................      (34)    4,020        101     3,775     3,112     2,488     1,937     1,692
                                               -------   -------   --------   -------   -------   -------   -------   -------
Income (loss) before income taxes and
  minority interest..........................   11,143    13,970    (22,018)    9,708    17,354    11,443     9,246    13,601
  Income tax expense (benefit)...............    2,969     3,664     (5,847)    2,621     4,954     3,090     2,604     3,902
                                               -------   -------   --------   -------   -------   -------   -------   -------
Income (loss) before minority interest.......    8,174    10,306    (16,171)    7,087    12,400     8,353     6,642     9,699
Minority interest in net income (loss) of
  subsidiary.................................      (96)      (96)       257         7        61       148       261       (28)
                                               -------   -------   --------   -------   -------   -------   -------   -------
Income (loss) from continuing operations.....    8,270    10,402    (16,428)    7,080    12,339     8,205     6,381     9,727
Discontinued operations
  Income (loss) from discontinued operations
    of DiviCom (net of tax)..................       --        --    (11,639)    1,552     6,281     5,828     5,284     3,233
  Gain (loss) on disposal of DiviCom (net of
    tax).....................................       --        --      1,158    (7,348)       --        --        --        --
                                               -------   -------   --------   -------   -------   -------   -------   -------
Net income (loss)............................  $ 8,270   $10,402   $(26,909)  $ 1,284   $18,620   $14,033   $11,665   $12,960
                                               =======   =======   ========   =======   =======   =======   =======   =======
Basic earnings (loss) per share:(1)
Income (loss) from continuing operations.....     0.17      0.21      (0.35)     0.16      0.30      0.20      0.16      0.25
Income (loss) from discontinued operations
  (net of tax)...............................       --        --      (0.25)     0.04      0.15      0.15      0.13      0.08
Income (loss) on disposal of DiviCom (net of
  tax).......................................       --        --       0.02     (0.17)       --        --        --        --
                                               -------   -------   --------   -------   -------   -------   -------   -------
Net income (loss) per share per share........  $  0.17   $  0.21   $  (0.58)  $  0.03   $  0.45   $  0.35   $  0.29   $  0.33
                                               =======   =======   ========   =======   =======   =======   =======   =======
Diluted earnings per share:(1)
Income (loss) from continuing operations.....     0.16      0.19      (0.35)     0.14      0.26      0.19      0.15      0.24
Income (loss) from discontinued operations
  (net of tax)...............................       --        --      (0.25)     0.03      0.14      0.13      0.12      0.08
Gain (loss) on disposal of DiviCom (net of
  tax).......................................       --        --       0.02     (0.15)       --        --        --        --
                                               -------   -------   --------   -------   -------   -------   -------   -------
Net income (loss) per share per share........  $  0.16   $  0.19   $  (0.58)  $  0.02   $  0.40   $  0.32   $  0.27   $  0.32
                                               =======   =======   ========   =======   =======   =======   =======   =======
Basic shares used in computation(1)..........   49,597    49,328     47,203    43,884    41,459    40,097    39,338    38,668
                                               =======   =======   ========   =======   =======   =======   =======   =======
Diluted shares used in computation(1)........   51,511    53,528     47,203    49,449    47,424    45,021    42,925    41,344
                                               =======   =======   ========   =======   =======   =======   =======   =======
Gross margin percentage......................     53.2%     55.0%      55.5%     56.1%     60.7%     60.3%     60.6%     59.4%

---------------
(1) See Note 1 of Notes to Consolidated Financial Statements for an explanation of the computation of net income per share.

                            C-CUBE MICROSYSTEMS INC.

                  YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998

NOTE 18. SUBSEQUENT EVENTS

     On March 26, 2001 the Company entered into an Agreement and Plan of Reorganization (the "Reorganization Agreement") with LSI Logic Corporation ("LSI") and Clover Acquisition Corp. ("Merger Sub"), a wholly-owned subsidiary of LSI. Under the terms of the Reorganization Agreement, Merger Sub will commence an exchange offer (the "Offer") to exchange 0.79 shares of common stock, par value $0.01 per share, of LSI (the "LSI Common Stock"), for each outstanding share of C-Cube common stock, par value $0.001 per share. Holders of C-Cube common stock tendering their shares in the Offer will receive cash in lieu of any fractional shares of LSI Common Stock to which they would otherwise be entitled. The consummation of the Offer is subject to, among other things, at least a majority of shares of our common stock (including for purposes of the calculation of the majority of shares, certain outstanding options and warrants to purchase C-Cube shares) being validly tendered and not withdrawn prior to the expiration of the Offer and the expiration or termination of the waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act and applicable foreign antitrust laws. Pursuant to the Reorganization Agreement, following the completion of the Offer and the satisfaction or waiver of certain other conditions, Merger Sub will be merged into us (the "Merger") and C-Cube will be the surviving corporation. In the Merger, each outstanding share of C-Cube common stock (other than shares held by C-Cube as treasury stock, by LSI or Merger Sub and by stockholders who perfect appraisal rights under Delaware law, which will be available if Merger Sub owns ninety percent (90%) or more of the outstanding shares of C-Cube common stock following the consummation of the Offer) will be converted into the right to receive the same consideration as paid to C-Cube stockholders who tendered their common stock in the Offer. In the event that a third party makes a proposal to acquire C-Cube or if the no solicitation provisions contained in the Reorganization Agreement are materially breached, and thereafter the Reorganization Agreement is terminated, under certain circumstances C-Cube will be required to pay a $33 million termination fee to LSI. The closing is anticipated to take place during the second quarter of 2001. Based on the closing price of LSI common stock on March 23, 2001, the last trading day prior to the announcement of the transaction, the transaction was valued at approximately $878 million. The transaction is expected to be accounted for under the purchase method of accounting and to qualify as a "tax-free" reorganization for federal income tax purposes.

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of C-Cube Microsystems Inc.:

     We have audited the consolidated financial statements of C-Cube Microsystems Inc. as of December 31, 2000 and 1999, and for each of the three years in the period ended December 31, 2000, and have issued our report thereon dated January 18, 2001 (March 26, 2001 as to Note 18). Our audits also included the consolidated financial statement schedule of C-Cube Microsystems Inc., listed in the Index at Item 14(a)(2). This consolidated financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, such consolidated financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

/s/ Deloitte & Touche LLP

DELOITTE & TOUCHE LLP

San Jose, California
January 18, 2001
(March 26, 2001 as to Note 18)

                                                                     SCHEDULE II

                 VALUATION AND QUALIFYING ACCOUNTS AND RESERVES
              FOR THE YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998

                                                            ADDITIONS
                                                     ------------------------
                                       BALANCE AT    CHARGED TO    CHARGED TO    DEDUCTIONS     BALANCE
                                       BEGINNING     COSTS AND       OTHER          FROM        AT END
                                       OF PERIOD      EXPENSES      ACCOUNTS      RESERVES     OF PERIOD
                                       ----------    ----------    ----------    ----------    ---------
                                                                (IN THOUSANDS)
YEAR ENDED DECEMBER 31, 2000:
  Sales returns and other
     allowances......................   $ 6,063       $11,093         $ --        $14,150       $ 3,006
  Allowance for doubtful accounts....     2,674           800           --          2,412         1,062
  Warranty...........................       300         1,536           --            300         1,536
YEAR ENDED DECEMBER 31, 1999:
  Sales returns and other
     allowances......................   $11,251       $ 5,623         $ --        $10,811       $ 6,063
  Allowance for doubtful accounts....     2,674            --           --             --         2,674
  Warranty...........................       551            97           --            348           300
YEAR ENDED DECEMBER 31, 1998:
  Sales returns and other
     allowances......................   $ 5,436       $11,984         $ --        $ 6,169       $11,251
  Allowance for doubtful accounts....     2,525           153           --              4         2,674
  Warranty...........................       392           159           --             --           551

                                                                      SCHEDULE I

            INFORMATION CONCERNING DIRECTORS AND EXECUTIVE OFFICERS
                    OF LSI LOGIC AND CLOVER ACQUISITION CORP

     The following tables set forth the name, age and present principal occupation or employment, and material occupations, positions, offices or employment for the past five years, of each director and executive officer of LSI Logic and Clover Acquisition Corp. The business address and telephone number of each such person is LSI Logic Corporation, 1551 McCarthy Boulevard, Milpitas, California 95035, (408) 433-8000.

     During the last five years, neither LSI Logic nor Clover Acquisition Corp., nor, to the best knowledge of LSI Logic or Clover Acquisition Corp., any of the persons listed below:

     - has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors); or

     - was a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of such laws.

     All of the persons listed below are citizens of the United States, except Giuseppe Staffaroni, who is a citizen of Italy.

LSI LOGIC EXECUTIVE OFFICERS

   NAME AND BUSINESS ADDRESS     AGE    PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT AND FIVE YEAR EMPLOYMENT HISTORY
   -------------------------     ---    ---------------------------------------------------------------------------
Wilfred J. Corrigan............  63     Mr. Corrigan, a founder of LSI Logic, has served as the Chief Executive
                                        Officer and a director of LSI Logic since it was founded in January 1981.
                                        Mr. Corrigan also serves on the boards of directors of several privately held corporations.
John D'Errico..................  57     Mr. D'Errico has been LSI Logic's Executive Vice President, Storage
                                        Components since August 2000. From August 1998 to August 2000, Mr. D'Errico
                                        was Vice President, Colorado Operations. Mr. D'Errico joined LSI Logic in
                                        1984 and has held various senior management and executive positions at LSI
                                        Logic's manufacturing facilities in the U.S. and Japan. Most recently, Mr.
                                        D'Errico served as LSI Logic's Vice President and General Manager, Pan-Asia
                                        from April 1997 to August 1998, and Vice President, JSI from July 1994 to
                                        April 1997.
Bruce Entin....................  49     Mr. Entin has been LSI Logic's Executive Vice President, Networking
                                        Infrastructure Group since January 2001. Mr. Entin has been with LSI Logic for more than 16 years, and most recently served as Vice President and
                                        General Manager of LSI Logic's Internet Computing Division from January
                                        2000 to January 2001. From 1996 through 1998, Mr. Entin served as LSI
                                        Logic's Vice President, Customer Marketing, and in 1999, he served as Vice
                                        President, Worldwide Marketing.

   NAME AND BUSINESS ADDRESS     AGE    PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT AND FIVE YEAR EMPLOYMENT HISTORY
   -------------------------     ---    ---------------------------------------------------------------------------
Thomas Georgens................  41     Mr. Georgens has been LSI Logic's Executive Vice President, SAN System, since November 2000. In August 1998, upon the acquisition of Symbios, Inc., a storage company, Mr. Georgens was named Senior Vice President and General
                                        Manager, SAN Systems. Mr. Georgens joined Symbios in 1996, where he served as Vice President and General Manager of Storage Systems until its acquisition by LSI Logic. Before joining Symbios, Mr. Georgens was employed by EMC Corporation, where he served as Director of Engineering Operations for the Systems Group and later as Director of Internet Marketing.
Bryon Look.....................  47     Mr. Look has been LSI Logic's Executive Vice President and Chief Financial
                                        Officer since November 2000. Mr. Look joined LSI Logic in March 1997 as
                                        Vice President, Corporate Development. Prior to joining LSI Logic, during a
                                        21-year career at Hewlett-Packard Company, a computer company, Mr. Look held a variety of management positions in finance and research and development, with the most recent position being Manager of Business
                                        Development for Hewlett-Packard's corporate development department.
W. Richard Marz................  57     Mr. Marz has been LSI Logic's Executive Vice President, Geographic Markets
                                        since May 1996, prior to which, since joining LSI Logic in 1995, Mr. Marz was Senior Vice President, North American Marketing and Sales. Before
                                        joining LSI Logic, Mr. Marz was long-time senior sales and marketing executive at Advanced Micro Devices, Inc., a semiconductor manufacturer.
David G. Pursel................  55     Mr. Pursel was named LSI Logic's Vice President, General Counsel and
                                        Secretary in June 2000. Mr. Pursel joined LSI Logic in February 1996 as
                                        Associate General Counsel, Chief Intellectual Property Counsel and
                                        Assistant Secretary. Prior to his tenure with LSI Logic, Mr. Pursel held legal positions with Advanced Micro Devices, Digital Equipment Corporation and The Boeing Company.
Giuseppe Staffaroni............  49     Mr. Staffaroni has served as LSI Logic's Executive Vice President,
                                        Broadband since November 2000, having served as Vice President and General
                                        Manager of the Broadband Communications Group since November 1999. Mr.
                                        Staffaroni joined LSI Logic in 1990 as director of engineering in LSI
                                        Logic's Milan, Italy design center. From January 1996 to October 1997, he was LSI Logic's Director of Marketing, and from November 1997 to October
                                        1999, he was Vice President and General Manager of the Communications
                                        Product Division. Prior to joining LSI Logic, Mr. Staffaroni held management positions at Texas Instruments and AT&T Microelectronics.

   NAME AND BUSINESS ADDRESS     AGE    PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT AND FIVE YEAR EMPLOYMENT HISTORY
   -------------------------     ---    ---------------------------------------------------------------------------
Joseph M. Zelayeta.............  54     Mr. Zelayeta was named LSI Logic's Executive Vice President, Worldwide
                                        Operations in September 1997. Prior to that time, Mr. Zelayeta served as
                                        LSI Logic's Senior Vice President of Research and Development and General
                                        Manager of U.S. Operations between August 1995 and September 1997. Employed with LSI Logic since 1981, Mr. Zelayeta has held management and executive positions in research and development and manufacturing operations since
                                        1986.
Lewis C. Wallbridge............  57     Mr. Wallbridge has served as LSI Logic's Vice President, Human Resources since prior to 1996.

     LSI LOGIC DIRECTORS

   NAME AND BUSINESS ADDRESS     AGE    PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT AND FIVE YEAR EMPLOYMENT HISTORY
   -------------------------     ---    ---------------------------------------------------------------------------
Wilfred J. Corrigan............  63     Mr. Corrigan, a founder of LSI Logic, has served as the Chief Executive
                                        Officer and a director of LSI Logic since it was founded in January 1981.
                                        Mr. Corrigan also serves on the boards of directors of several privately held corporations.
T.Z. Chu.......................  66     Mr. Chu has been a director of LSI Logic since 1992. Mr. Chu served as
                                        President of Hoefer Pharmacia Biotech, Inc., a biotechnology company, from
                                        March 1995 until his retirement in February 1997. From August 1993 until
                                        March 1995, Mr. Chu served as President and Chief Executive Officer of
                                        Hoefer Scientific Instruments, a manufacturer of scientific instruments.
Malcom R. Currie...............  74     Dr. Currie has been a director of LSI Logic since 1992. Dr. Currie has served as Chief Executive Officer of Currie Technologies, Inc., a
                                        manufacturer of electric propulsion systems for bicycles and other light vehicles, since February 1997. Dr. Currie served as Chairman and Chief
                                        Executive Officer of Hughes Aircraft Company (now called Hughes
                                        Electronics), an electronics manufacturer, from March 1988 until his retirement in July 1992. He presently serves on the Board of Directors for
                                        Investment Company of America, ENOVA Systems, Inc., Regal One Corp., Inamed
                                        CNP, and Greystone Technologies, and as member (former Chairman) of the
                                        Board of Trustees of the University of Southern California.
James H. Keyes.................  60     Mr. Keyes has been a director of LSI Logic since 1983. Mr. Keyes has served as Chairman and Chief Executive Officer of Johnson Controls, Inc., an
                                        automotive systems and facility management and control company, since
                                        January 1993. Mr. Keyes also serves on the Boards of Directors of Pitney
                                        Bowes Inc. and the Chicago Federal Reserve Board.

   NAME AND BUSINESS ADDRESS     AGE    PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT AND FIVE YEAR EMPLOYMENT HISTORY
   -------------------------     ---    ---------------------------------------------------------------------------
R. Douglas Norby...............  65     Mr. Norby has been a director of LSI Logic since 1993. Mr. Norby has served as Chief Financial Officer of Novalux, Inc. since December 2000. Prior to his tenure with Novalux, Mr. Norby served as Executive Vice President and
                                        Chief Financial Officer of LSI Logic from November 1996 to November 2000.
                                        Prior to that time, Mr. Norby served as Senior Vice President and Chief
                                        Financial Officer of Mentor Graphics Corporation, an electronic design automation company, from July 1993 to October 1996. Mr. Norby is also on the Board of Directors of Alexion Pharmaceuticals, Inc.
Matthew J. O'Rourke............  62     Mr. O'Rourke has been a director of LSI Logic since 1999. Mr. O'Rourke was a partner with the accounting firm Price Waterhouse LLP from 1972 until his retirement in June 1996. Prior to his retirement, he served as Managing
                                        Partner at Price Waterhouse's New York National Office from 1994 to 1996 and as Managing Partner for Northern California from 1988 to 1994. Since his retirement, Mr. O'Rourke has been engaged as an independent business consultant. Mr. O'Rourke is also a member of the Board of Directors of
                                        Read-Rite Corporation and Infonet Services Corporation.
Larry W. Sonsini...............  60     Mr. Sonsini has been a director of LSI Logic since 2000. Mr. Sonsini has been a partner of the law firm of Wilson Sonsini Goodrich & Rosati,
                                        Professional Corporation, since 1969 and has served as its Chairman and
                                        Chief Executive Officer for more than the past five years. Mr. Sonsini serves on the Board of Directors of the following public companies: Brocade
                                        Communications Systems, Inc., Commerce One, Inc., Echelon Corporation,
                                        Lattice Semiconductor Corporation, Novell, Inc., Tibco Software, Inc. and
                                        PIXAR, Inc.

CLOVER ACQUISITION CORP. DIRECTORS AND EXECUTIVE OFFICERS

   NAME AND BUSINESS ADDRESS     AGE    PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT AND FIVE YEAR EMPLOYMENT HISTORY
   -------------------------     ---    ---------------------------------------------------------------------------
Bryon Look.....................  47     Mr. Look has been a director of Clover Acquisition Corp. and its President and Chief Financial Officer since March 27, 2001. In addition, Mr. Look has been LSI Logic's Executive Vice President and Chief Financial Officer since
                                        November 2000. Mr. Look joined LSI Logic in March 1997 as Vice President,
                                        Corporate Development. Prior to joining LSI Logic, during a 21-year career at Hewlett-Packard Company, a computer company, Mr. Look held a variety of management positions in finance and research and development, with the most recent position being Manager of Business Development for Hewlett-Packard's corporate development department.
David G. Pursel................  55     Mr. Pursel has been a director of Clover Acquisition Corp. and its
                                        Secretary since March 27, 2001. In addition, Mr. Pursel was named LSI
                                        Logic's Vice President, General Counsel and Secretary in June 2000. Mr.
                                        Pursel joined LSI Logic in February 1996 as Associate General Counsel,
                                        Chief Intellectual Property Counsel and Assistant Secretary. Prior to his
                                        tenure with LSI Logic, Mr. Pursel held legal positions with Advanced Micro
                                        Devices, Digital Equipment Corporation and The Boeing Company.

                                                                         ANNEX A
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                      AGREEMENT AND PLAN OF REORGANIZATION

                                  BY AND AMONG

                           C-CUBE MICROSYSTEMS INC.,

                             LSI LOGIC CORPORATION

                                      AND

                            CLOVER ACQUISITION CORP.

                           DATED AS OF MARCH 26, 2001

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

                                                                             PAGE
                                                                             ----
ARTICLE I. THE OFFER AND THE MERGER........................................   A-1

  SECTION 1.1  THE OFFER...................................................   A-1
  SECTION 1.2  COMPANY ACTION..............................................   A-3
  SECTION 1.3  DIRECTORS...................................................   A-4
  SECTION 1.4  THE MERGER..................................................   A-4
  SECTION 1.5  EFFECT ON COMPANY COMMON STOCK..............................   A-5
  SECTION 1.6  EXCHANGE OF CERTIFICATES....................................   A-6
  SECTION 1.7  LOST CERTIFICATES...........................................   A-8
  SECTION 1.8  MERGER CLOSING..............................................   A-8
  SECTION 1.9  DISSENTING SHARES...........................................   A-8
ARTICLE II. THE SURVIVING CORPORATION......................................   A-8

  SECTION 2.1  CERTIFICATE OF INCORPORATION................................   A-8
  SECTION 2.2  BYLAWS......................................................   A-8
  SECTION 2.3  OFFICERS AND DIRECTORS......................................   A-9
ARTICLE III. REPRESENTATIONS AND WARRANTIES OF THE COMPANY.................   A-9

  SECTION 3.1  CORPORATE EXISTENCE AND POWER...............................   A-9
  SECTION 3.2  CORPORATE AUTHORIZATION.....................................   A-9
  SECTION 3.3  CONSENTS AND APPROVALS; NO VIOLATIONS.......................  A-10
  SECTION 3.4  CAPITALIZATION..............................................  A-10
  SECTION 3.5  SUBSIDIARIES................................................  A-11
  SECTION 3.6  SEC DOCUMENTS...............................................  A-12
  SECTION 3.7  FINANCIAL STATEMENTS........................................  A-12
  SECTION 3.8  DISCLOSURE DOCUMENTS........................................  A-12
  SECTION 3.9  ABSENCE OF UNDISCLOSED LIABILITIES..........................  A-12
  SECTION      ABSENCE OF MATERIAL ADVERSE CHANGES, ETC. ..................
     3.10                                                                    A-12
  SECTION      TAXES.......................................................
     3.11                                                                    A-13
  SECTION      EMPLOYEE BENEFIT PLANS......................................
     3.12                                                                    A-14
  SECTION      LITIGATION; COMPLIANCE WITH LAWS............................
     3.13                                                                    A-15
  SECTION      CERTAIN CONTRACTS AND ARRANGEMENTS..........................
     3.14                                                                    A-15
  SECTION      ENVIRONMENTAL MATTERS.......................................
     3.15                                                                    A-17
  SECTION      INTELLECTUAL PROPERTY.......................................
     3.16                                                                    A-18
  SECTION      OPINION OF FINANCIAL ADVISOR................................
     3.17                                                                    A-20
  SECTION      BOARD RECOMMENDATION........................................
     3.18                                                                    A-20
  SECTION      TAX TREATMENT...............................................
     3.19                                                                    A-20
  SECTION      FINDERS' FEES...............................................
     3.20                                                                    A-20
  SECTION      SECTION 203 OF THE DELAWARE GENERAL CORPORATION LAW.........
     3.21                                                                    A-20
ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB........
                                                                             A-20

  SECTION 4.1  CORPORATE EXISTENCE AND POWER...............................  A-20
  SECTION 4.2  AUTHORIZATION...............................................  A-21
  SECTION 4.3  CONSENTS AND APPROVALS; NO VIOLATIONS.......................  A-21
  SECTION 4.4  CAPITALIZATION..............................................  A-22
  SECTION 4.5  SEC DOCUMENTS...............................................  A-22
  SECTION 4.6  FINANCIAL STATEMENTS........................................  A-22

                                                                             PAGE
                                                                             ----
  SECTION 4.7  DISCLOSURE DOCUMENTS........................................  A-22
  SECTION 4.8  ABSENCE OF MATERIAL ADVERSE CHANGES, ETC. ..................  A-23
  SECTION 4.9  LITIGATION; COMPLIANCE WITH LAWS............................  A-23
  SECTION      TAX TREATMENT...............................................
     4.10                                                                    A-23
  SECTION      INTERIM OPERATIONS OF MERGER SUB............................
     4.11                                                                    A-23
ARTICLE V. COVENANTS OF THE PARTIES........................................  A-23

  SECTION 5.1  CONDUCT OF THE BUSINESS OF THE COMPANY......................  A-23
  SECTION 5.2  STOCKHOLDER APPROVAL; PREPARATION OF REGISTRATION STATEMENT
               AND PROXY STATEMENT/PROSPECTUS..............................  A-24
  SECTION 5.3  ACCESS TO INFORMATION; CONFIDENTIALITY AGREEMENT............  A-26
  SECTION 5.4  NO SOLICITATION.............................................  A-26
  SECTION 5.5  DIRECTOR AND OFFICER LIABILITY..............................  A-28
  SECTION 5.6  COMMERCIALLY REASONABLE EFFORTS.............................  A-28
  SECTION 5.7  CERTAIN FILINGS.............................................  A-28
  SECTION 5.8  PUBLIC ANNOUNCEMENTS........................................  A-29
  SECTION 5.9  FURTHER ASSURANCES..........................................  A-29
  SECTION      EMPLOYEE MATTERS............................................
     5.10                                                                    A-29
  SECTION      TAX-FREE REORGANIZATION TREATMENT...........................
     5.11                                                                    A-30
  SECTION      BLUE SKY PERMITS............................................
     5.12                                                                    A-30
  SECTION      LISTING.....................................................
     5.13                                                                    A-30
  SECTION      STATE TAKEOVER LAWS.........................................
     5.14                                                                    A-30
  SECTION      CERTAIN NOTIFICATIONS.......................................
     5.15                                                                    A-30
  SECTION      VOTING OF SHARES............................................
     5.16                                                                    A-30
  SECTION      ACTION BY BOARD OF DIRECTORS................................
     5.17                                                                    A-31
  SECTION      FORM S-8....................................................
     5.18                                                                    A-31
  SECTION      COMFORT LETTER..............................................
     5.19                                                                    A-31
ARTICLE VI. CONDITIONS TO THE MERGER.......................................  A-31

  SECTION 6.1  CONDITIONS TO EACH PARTY'S OBLIGATIONS......................  A-31
ARTICLE VII. TERMINATION...................................................  A-32

  SECTION 7.1  TERMINATION.................................................  A-32
  SECTION 7.2  EFFECT OF TERMINATION.......................................  A-33
  SECTION 7.3  FEES; EXPENSES..............................................  A-33
ARTICLE VIII. MISCELLANEOUS................................................  A-34

  SECTION 8.1  NOTICES.....................................................  A-34
  SECTION 8.2  SURVIVAL OF REPRESENTATIONS AND WARRANTIES..................  A-35
  SECTION 8.3  INTERPRETATION..............................................  A-35
  SECTION 8.4  AMENDMENTS, MODIFICATION AND WAIVER.........................  A-35
  SECTION 8.5  SUCCESSORS AND ASSIGNS......................................  A-35
  SECTION 8.6  SPECIFIC PERFORMANCE........................................  A-36
  SECTION 8.7  GOVERNING LAW...............................................  A-36
  SECTION 8.8  SEVERABILITY................................................  A-36
  SECTION 8.9  THIRD PARTY BENEFICIARIES...................................  A-36
  SECTION      ENTIRE AGREEMENT............................................
     8.10                                                                    A-36

                                                                             PAGE
                                                                             ----
  SECTION      COUNTERPARTS; EFFECTIVENESS.................................
     8.11                                                                    A-36
  SECTION      RULES OF CONSTRUCTION.......................................
     8.12                                                                    A-36
  SECTION      SUBMISSION TO JURISDICTION..................................
     8.13                                                                    A-36
  SECTION      MERGER SUB COMPLIANCE.......................................
     8.14                                                                    A-37

EXHIBIT

  A  FORM OF STOCKHOLDER AGREEMENT

ANNEX

  I  CONDITIONS TO THE OFFER

     AGREEMENT AND PLAN OF REORGANIZATION, dated as of March 26, 2001 (this "AGREEMENT"), by and among C-Cube Microsystems Inc., a Delaware corporation (the "COMPANY"), LSI Logic Corporation, a Delaware corporation ("PARENT"), and Clover Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent ("MERGER SUB").

                                   WITNESSETH

     WHEREAS, the respective Boards of Directors of Parent, Merger Sub and the Company have approved this Agreement, and declared advisable that Merger Sub make an exchange offer (the "Offer") to exchange shares of common stock, par value $0.01 per share, of Parent ("Parent Shares" or "Parent Common Stock"), for shares of common stock, par value $0.001 per share, of the Company ("Company Common Stock") and have approved the merger of Merger Sub with and into the Company (the "Merger") upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware ("DGCL");

     WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to Parent's willingness to enter into this Agreement, certain stockholders of the Company are entering into Stockholder Agreements in substantially the form attached hereto as Exhibit A (the "Stockholder Agreements"); and

     WHEREAS, it is intended that, for United States federal income tax purposes, the Offer and the Merger (together, the "Transaction") shall be treated as an integrated transaction and shall qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").

     NOW, THEREFORE, in consideration of the representations, warranties, covenants, agreements and conditions set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

                                   ARTICLE I

                            THE OFFER AND THE MERGER

     SECTION 1.1  The Offer.

     (a) Provided that this Agreement shall not have been terminated in accordance with Section 7.1 hereof, Merger Sub shall, as promptly as practicable after the date hereof (and Merger Sub shall use commercially reasonable efforts to, within ten (10) business days after the date hereof), commence the Offer. Each Share accepted by Merger Sub pursuant to the Offer shall be exchanged for the right to receive a fraction of share of Parent Common Stock (the "Exchange Ratio") equal to 0.79. The initial expiration date of the Offer shall be the twentieth business day following commencement of the Offer. The Offer shall be subject to the condition that there shall be validly tendered in accordance with the terms of the Offer prior to the expiration date of the Offer (as it may be extended in accordance with the requirements of this Section 1.1(a)) and not withdrawn a number of shares of Company Common Stock which, together with the shares of Company Common Stock then owned by Parent and Merger Sub (if any), represents at least a majority of the sum of (i) the total number of shares of Company Common Stock outstanding immediately prior to the expiration of the Offer (as it may be extended in accordance with the requirements of this Section 1.1(a)), and (ii) a number of shares of Company Common Stock determined by Parent up to a maximum of the total number of shares of Company Common Stock issuable upon the exercise or conversion of all options, warrants, rights and convertible securities (if any) that will be vested by the Outside Date (as defined in Section 7.1(b)(ii) hereof) (the number of shares determined by adding the shares referred to in clause "(i)" and clause "(ii)" of this sentence being hereinafter referred to as the "Fully Diluted Shares") (and the condition previously referred to in this sentence being referred to as the "Minimum Condition") and to the other conditions set forth in Annex I hereto. Parent and Merger Sub expressly reserve the right to waive the conditions to the Offer and to make any change in the terms or conditions of the Offer; provided, however, that without the prior written consent of the Company, no change may be made which decreases the number of shares of Company Common Stock sought in the Offer, changes the form or amount of consideration to be paid, imposes conditions to the Offer in addition to those set forth in Annex I, changes or waives the Minimum Condition or any of the conditions set forth in clauses (2), (4), (5) or (7) of Annex I, extends the Offer (except as set forth in the following two sentences), or makes any other change to any of the terms and conditions to the Offer which is adverse to the holders of shares of Company Common Stock. Subject to the terms of the Offer and this Agreement and the satisfaction (or waiver to the extent permitted by this Agreement) of the conditions to the Offer, Merger Sub shall accept for payment all shares of Company Common Stock validly tendered and not withdrawn pursuant to the Offer as soon as practicable after the applicable expiration date of the Offer (as it may be extended in accordance with the requirements of this Section 1.1(a)) and shall pay for all such shares of Company Common Stock promptly after acceptance; provided, however, that (x) Merger Sub shall extend the Offer for successive extension periods not in excess of ten (10) business days per extension if, at the scheduled expiration date of the Offer or any extension thereof, any of the conditions to the Offer shall not have been satisfied or waived, until such time as such conditions are satisfied or waived, and (y) Merger Sub may extend the Offer if and to the extent required by the applicable rules and regulations of the Securities and Exchange Commission ("SEC") or The New York Stock Exchange (the "NYSE"). In addition, Merger Sub may extend the Offer after the acceptance of shares of Company Common Stock thereunder for a further period of time by means of a subsequent offering period under Rule 14d-11 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). No fraction of a share of Parent Common Stock will be issued in connection with the exchange of Parent Common Stock for shares of Company Common Stock upon consummation of the Offer, but in lieu thereof each tendering stockholder who would otherwise be entitled to receive a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock that otherwise would be received by such stockholder) in the Offer shall receive from Parent an amount of cash (rounded up to the nearest whole cent), without interest, equal to the product obtained by multiplying such fraction by the average closing sale price of one (1) share of Parent Common Stock on the NYSE during the ten (10) trading days ending on the trading day immediately prior to the expiration of the Offer (as it may be extended in accordance with the requirements of this Section 1.1(a)).

     (b) As soon as practicable after the date of this Agreement, Parent shall prepare and file with the SEC a registration statement on Form S-4 to register the offer and sale of Parent Common Stock pursuant to the Offer (the "Registration Statement"). The Registration Statement will include a preliminary prospectus containing the information required under Rule 14d-4(b) promulgated under the Exchange Act (the "Preliminary Prospectus"). As soon as practicable on the date of commencement of the Offer, Parent and Merger Sub shall (i) file with the SEC a Tender Offer Statement on Schedule TO with respect to the Offer which will contain or incorporate by reference all or part of the Preliminary Prospectus and form of the related letter of transmittal and summary advertisement, if any (together with any supplements or amendments thereto, collectively the "Offer Documents"), and (ii) cause the Offer Documents to be disseminated to holders of shares of Company Common Stock. The Company shall promptly furnish to Parent and Merger Sub all information concerning the Company, the Company's Subsidiaries and the Company's stockholders that may be required or reasonably requested in connection with any action contemplated by this Section 1.1(b). Parent, Merger Sub and the Company each agree promptly to correct any information provided by it for use in the Registration Statement or the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect. Parent and Merger Sub agree to take all steps necessary to cause the Offer Documents as so corrected to be filed with the SEC and to be disseminated to holders of shares of Company Common Stock , in each case as and to the extent required by applicable federal securities laws. The Company and its counsel shall be given a reasonable opportunity to review and comment on the Schedule TO, the Registration Statement and the Offer Documents prior to their being filed with the SEC. Parent agrees to provide the Company and its counsel with any comments Parent, Merger Sub or their counsel may receive in writing from the SEC or its staff with respect to the Offer Documents as soon as practicable after receipt of such written comments.

     SECTION 1.2  Company Action.

     (a) The Company hereby represents that its Board of Directors, at a meeting duly called and held on or prior to the date hereof, has by unanimous vote (i) determined that this Agreement and the transactions contemplated hereby, including the Offer and the Merger, are advisable and are fair to and in the best interests of the Company and its stockholders, (ii) approved and adopted this Agreement and the transactions contemplated hereby, including the Offer and the Merger and the Stockholder Agreements and the transactions contemplated thereby, which approval constitutes approval under Section 203 of the DGCL such that the Offer, the Merger, this Agreement and the other transactions contemplated hereby, and the Stockholder Agreements and the transactions contemplated thereby, are not and shall not be subject to any restriction pursuant to Section 203 of the DGCL, and (iii) resolved to recommend acceptance of the Offer and approval and adoption of this Agreement by the Company's stockholders (the unanimous recommendations referred to in this clause (iii) are collectively referred to in this Agreement as the "Recommendations").

     (b) As soon as practicable on the day that the Offer is commenced, the Company will file with the SEC and disseminate to holders of shares of Company Common Stock a Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9") which shall include the opinion of Credit Suisse First Boston Corporation ("Credit Suisse First Boston") referred to in Section 3.17 hereof and, subject to Section 5.4 hereof, shall include the Recommendations. Parent shall promptly furnish to the Company all information concerning Parent, Parent's Subsidiaries and Parent's stockholders that may be required or reasonably requested in connection with any action contemplated by this Section 1.2(b). Subject to Section 5.4 hereof, the Company hereby consents to the inclusion of the Recommendations in the Offer Documents and agrees that none of the Recommendations shall be withdrawn, modified or changed in a manner adverse to Parent or Merger Sub, and no resolution by the Board of Directors of the Company or any committee thereof to withdraw, modify or change any of the Recommendations in a manner adverse to Parent or Merger Sub shall be adopted or proposed (it being understood that, for purposes of this Agreement, a Recommendation shall be deemed to be withdrawn, modified or changed in a manner adverse to Parent and Merger Sub if such Recommendation ceases to be unanimous). Notwithstanding the foregoing, prior to the Appointment Time (as defined in Section 1.3(a) hereof), the Board of Directors of the Company may withhold, withdraw, modify or change in a manner adverse to Parent, or fail to make, its Recommendations in accordance with the terms of Section 5.4 hereof. The Company, Parent and Merger Sub each agree promptly to correct any information provided by it for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect. The Company agrees to take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and to be disseminated to holders of shares of Company Common Stock, in each case as and to the extent required by applicable federal securities laws. Parent and its counsel shall be given a reasonable opportunity to review and comment on the Schedule 14D-9 prior to its being filed with the SEC. The Company agrees to provide Parent and its counsel with any comments the Company or its counsel receives in writing from the SEC or its staff with respect to the Schedule 14D-9 as soon as practicable after receipt of such written comments.

     (c) The Company will promptly furnish Parent and Merger Sub with a list of its stockholders, mailing labels and any available listing or computer file containing the names and addresses of all record holders of shares of Company Common Stock and lists of securities positions of shares of Company Common Stock held in stock depositories, in each case as of the most recent practicable date, and will provide to Parent and Merger Sub such additional information (including, without limitation, updated lists of stockholders, mailing labels and lists of securities positions) and such other assistance as Parent or Merger Sub may reasonably request in connection with the Offer. Subject to the requirements of applicable law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Offer, Parent and Merger Sub shall hold in confidence the information contained in any such labels, listings and files, shall use such information only in connection with the Offer and the Merger and, if this Agreement shall be terminated, shall, upon request, deliver to the Company all copies of such information then in their possession.

     SECTION 1.3  Directors.

     (a) Effective upon the acceptance for payment by Merger Sub of shares of Company Common Stock pursuant to the Offer (the "Appointment Time"), Parent shall be entitled to designate the number of directors, rounded up to the next whole number, on the Company's Board of Directors that equals the product of (i) the total number of directors on the Company's Board of Directors (giving effect to the election of any additional directors pursuant to this Section 1.3) and
(ii) the percentage that the number of shares of Company Common Stock owned by Parent or Merger Sub (including shares of Company Common Stock accepted for payment) bears to the total number of shares of Company Common Stock outstanding, and the Company shall take all action reasonably necessary to cause Parent's designees to be elected or appointed to the Company's Board of Directors, including, without limitation, at the option of Parent, increasing the number of directors, or seeking and accepting resignations of incumbent directors, or both; provided, however, that prior to the Effective Time, the Company's Board of Directors shall always have at least two members who were directors of the Company prior to consummation of the Offer (each, a "Continuing Director"). If the number of Continuing Directors is reduced to fewer than two for any reason prior to the Effective Time, the remaining and departing Continuing Directors shall be entitled to designate a person to fill the vacancy. Notwithstanding anything in this Agreement to the contrary, if Parent's designees are elected to the Company's Board of Directors prior to the Effective Time, the affirmative vote of a majority of the Continuing Directors shall be required for the Company to (a) amend or terminate this Agreement or agree or consent to any amendment or termination of this Agreement, (b) waive any of the Company's rights, benefits or remedies hereunder, (c) extend the time for performance of Parent's and Merger Sub's respective obligations hereunder, or
(d) approve any other action by the Company which is reasonably likely to adversely affect the interests of the stockholders of the Company (other than Parent, Merger Sub and their affiliates (other than the Company and its Subsidiaries)) with respect to the transactions contemplated by this Agreement.

     (b) The Company's obligations to appoint designees to its Board of Directors shall be subject to Section 14(f) of the Exchange Act and Rule 14f-l promulgated thereunder. The Company shall promptly take all actions required pursuant to this Section 1.3 and Rule 14f-l in order to fulfill its obligations under this Section 1.3 and shall include in the Schedule 14D-9 such information with respect to the Company and its officers and directors as is required under
Section 14(f) and Rule 14f-l. Parent will supply to the Company in writing and be solely responsible for any information with respect to itself and its nominees, officers, directors and affiliates required by Section 14(f) and Rule 14f-1.

     SECTION 1.4  The Merger.

     (a) Upon the terms and subject to the conditions of this Agreement, and in accordance with the DGCL, at the Effective Time (as defined hereinafter), Merger Sub shall be merged with and into the Company, whereupon the separate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation (sometimes referred to herein as the "Surviving Corporation").

     (b) Concurrently with the Closing (as defined in Section 1.8 hereof), the Company and Parent shall cause a certificate of merger (the "Certificate of Merger") with respect to the Merger to be executed and filed with the Secretary of State of the State of Delaware (the "Secretary of State") as provided in the DGCL. The Merger shall become effective on the date and time at which the Certificate of Merger has been duly filed with the Secretary of State or at such other date and time as is agreed between the parties and specified in the Certificate of Merger, and such date and time is hereinafter referred to as the "Effective Time."

     (c) The Merger shall have the effects set forth in the DGCL. Without limiting the generality of the foregoing and subject thereto, from and after the Effective Time, the Surviving Corporation shall possess all rights, privileges, immunities, powers and franchises and be subject to all of the obligations, restrictions, disabilities, liabilities, debts and duties of the Company and Merger Sub.

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     SECTION 1.5  Effect on Company Common Stock. At the Effective Time:

     (a) Cancellation of Shares of Company Common Stock. Each share of the Company Common Stock held by the Company as treasury stock and each share of the Company Common Stock owned by Parent or Merger Sub immediately prior to the Effective Time shall automatically be cancelled and retired and cease to exist, and no consideration or payment shall be delivered therefor or in respect thereto. All shares of Company Common Stock to be converted into Parent Shares pursuant to this Section 1.5 shall, by virtue of the Merger and without any action on the part of the holders thereof, cease to be outstanding, be cancelled and retired and cease to exist; and each holder of a certificate (representing prior to the Effective Time any such shares of Company Common Stock) shall thereafter cease to have any rights with respect to such shares of Company Common Stock, except the right to receive (i) the Parent Shares into which such shares of Company Common Stock have been converted, (ii) any dividend and other distributions in accordance with Section 1.6(c) hereof, and (iii) any cash, without interest, to be paid in lieu of any fraction of any Parent Shares in accordance with Section 1.6(d) hereof.

     (b) Conversion of Shares of Company Common Stock. Subject to Sections 1.5(d) and 1.6(d) hereof, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of Company Common Stock referred to in the first sentence of Section 1.5(a) hereof and Dissenting Shares (as defined in Section 1.9 hereof) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into that number of Parent Shares equal to the Exchange Ratio (together with the cash in lieu of fractional shares of Parent Common Stock as specified below) (the number of Parent Shares equal to the Exchange Ratio and the cash payable in lieu of fractional shares as specified below being referred to as the "Merger Consideration").

     (c) Capital Stock of Merger Sub. Each share of common stock, $0.001 par value per share, of Merger Sub (the "Merger Sub Common Stock") issued and outstanding immediately prior to the Effective Time shall be converted into one
(1) validly issued, fully paid and nonassessable share of common stock, $0.001 par value per share, of the Surviving Corporation. Each certificate evidencing ownership of such shares of Merger Sub Common Stock shall evidence ownership of shares of capital stock of the Surviving Corporation.

     (d) Adjustments to Exchange Ratio. The Exchange Ratio shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into or exercisable or exchangeable for Company Common Stock or Parent Common Stock), extraordinary cash dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Company Common Stock or Parent Common Stock occurring or having a record date on or after the date hereof and prior to the Effective Time.

     (e) Assumption of Company Options. At the Effective Time, each issued and outstanding option to purchase or otherwise acquire Company Common Stock (whether or not vested) ("Company Options") issued pursuant to the Company's 2000 Stock Plan or the Director Stock Option Plan (the "Option Plans") or otherwise, will be assumed by Parent in connection with the Merger. Each Company Option so assumed by Parent under this Agreement (the "Assumed Options") shall continue to have, and be subject to, the same terms and conditions set forth in the Option Plans and/or as provided in the respective option agreements immediately prior to the Effective Time (including, without limitation, any vesting schedule or repurchase rights), except that (i) each Company Option will be exercisable for that number of Parent Shares equal to the product of the number of shares of Company Common Stock that were issuable upon exercise of such Company Option immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded down to the nearest whole number of Parent Shares, and
(ii) the per share exercise price for the Parent Shares issuable upon exercise of such assumed Company Option will be equal to the quotient determined by dividing the exercise price per share of Company Common Stock at which such Company Option was exercisable immediately prior to the Effective Time by the Exchange Ratio, rounded up to the nearest whole cent. Parent shall comply with the terms of all such Company Options and use commercially reasonable efforts to ensure, to the extent required by and subject to the provisions of, the Option Plans, and to the extent permitted under the Code, that any Company Options that qualified for tax treatment as incentive stock options under Section 422 of the Code prior to the Effective Time continue to so qualify after the Effective Time. Parent shall take all corporate actions necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery upon exercise of assumed Company Options on the terms set forth in this Section 1.5(e).

     (f) Termination of Company Employee Stock Purchase Plan. Prior to the Effective Time, the Company's Employee Stock Purchase Plan (the "Company ESPP") shall be terminated. The rights of participants in the Company ESPP with respect to any offering period then underway under the Company ESPP shall be determined by treating the last business day prior to, or if administratively advisable, last payroll date of the Company immediately prior to, the Effective Time, as the last day of such offering period and by making such other pro-rata adjustments as may be necessary to reflect the shortened offering period but otherwise treating such shortened offering period as a fully effective and completed offering period for all purposes under the Company ESPP. Prior to the Effective Time, the Company shall take all actions (including, if appropriate, amending the terms of the Company ESPP) that are necessary to give effect to the transactions contemplated by this Section 1.5(f). Parent agrees that, from and after the Effective Time, the employees of the Company who become employees of Parent or any of its Subsidiaries may participate in the employee stock purchase plan sponsored by Parent (the "Parent ESPP"), subject to the terms and conditions of the Parent ESPP, and that service with the Company shall be treated as service with Parent for determining eligibility of the Company's employees under the Parent ESPP. Parent agrees to create a special offering period under the Parent ESPP so that the employees of the Company who become employees of Parent or any of its Subsidiaries can participate in the Parent ESPP within fifteen (15) days from the Closing Date.

     (g) Assumption of Company Warrant. At the Effective Time, the outstanding warrant issued by the Company to Thomson Multimedia S.A. (the "Warrant") will be assumed by Parent in connection with the Merger. The Warrant shall continue to have, and be subject to, the same terms and conditions set forth therein (including, without limitation, the vesting schedule set forth therein), except that (i) the Warrant will be exercisable for that number of shares of Parent Common Stock equal to the product of the number of shares of Company Common Stock that were issuable upon exercise of the Warrant immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded up to the nearest whole number of shares of Parent Common Stock, and (ii) the per share exercise price for the Parent Shares issuable upon exercise of the Warrant will be equal to the quotient determined by dividing the exercise price per share of Company Common Stock at which the Warrant was exercisable immediately prior to the Effective Time by the Exchange Ratio, rounded up to the nearest whole cent.

     SECTION 1.6  Exchange of Certificates.

     (a) Prior to the mailing of any proxy or information statement of the Company prepared in connection with the Merger (the "Proxy Statement"), such bank, trust company, Person or Persons (as defined hereinafter) as shall be designated by Parent and reasonably acceptable to the Company shall act as the depositary and exchange agent for the delivery of the Merger Consideration in exchange for shares of Company Common Stock (the "Exchange Agent") in connection with the Merger. At or promptly following the Effective Time, Parent shall deposit, or cause to be deposited, with the Exchange Agent the Merger Consideration for the benefit of the holders of shares of Company Common Stock which are converted into Parent Shares pursuant to Section 1.5(b) hereof (together with cash as required to (i) pay any dividends or distributions with respect thereto in accordance with Section 1.6(c) hereof and (ii) make payments in lieu of fractional Parent Shares, pursuant to Section 1.6(d) hereof, being hereinafter referred to as the "Exchange Fund"). For purposes of this Agreement, "Person" means any natural person, firm, individual, corporation, limited liability company, partnership, association, joint venture, company, business trust, trust or any other entity or organization, whether incorporated or unincorporated, including a government or political subdivision or any agency or instrumentality thereof.

     (b) As of or promptly following the Effective Time but in no event later than ten (10) business days thereafter, the Surviving Corporation shall cause the Exchange Agent to mail (and to make available for collection by hand) to each holder of record of a certificate or certificates, which immediately prior to the

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

Effective Time represented outstanding shares of Company Common Stock (other than Dissenting Shares) (the "Certificates"), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and which shall be in the form and have such other provisions as Parent and the Company may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration into which the number of shares of Common Stock previously represented by such Certificates shall have been converted pursuant to this Agreement (which instructions shall provide that at the election of the surrendering holder, Certificates may be surrendered, and the Merger Consideration in exchange therefor collected, by hand delivery). Upon surrender of a Certificate for cancellation to the Exchange Agent, together with a letter of transmittal duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration for each share of Common Stock formerly represented by such Certificate, to be mailed (or made available for collection by hand if so elected by the surrendering holder) within ten (10) business days of receipt thereof (but in no case prior to the Effective Time), and the Certificate so surrendered shall be forthwith cancelled. The Exchange Agent shall accept such Certificates upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. No interest shall be paid or accrued for the benefit of holders of the Certificates on the cash payable pursuant to subsections (c) and (d) below upon the surrender of the Certificates.

     (c) No cash payment in lieu of fractional Parent Shares shall be paid to any Person pursuant to Section 1.6(d) hereof until such Person's Certificate is surrendered in accordance with this Article I. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid, without interest, to the Person in whose name the Parent Shares being issued in respect of such Certificate are to be registered (i) at the time of such surrender, the amount of any cash payable in lieu of fractional Parent Shares to which such holder is entitled pursuant to Section 1.6(d) hereof and the proportionate amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to Parent Shares, and
(ii) at the appropriate payment date or as promptly as practicable thereafter, the proportionate amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such Parent Shares.

     (d) Notwithstanding any other provision of this Agreement, no fraction of a Parent Share will be issued and no dividend or other distribution, stock split or interest with respect to Parent Shares shall relate to any fractional Parent Shares, and such fractional interest shall not entitle the owner thereof to vote or to any rights as a security holder of the Parent Shares. In lieu of any such fractional security, each stockholder who would otherwise be entitled to receive a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock that otherwise would be received by such stockholder) shall receive from Parent an amount of cash (rounded to the nearest whole cent), without interest, equal to the product obtained by multiplying such fraction by the average closing sale price of one (1) share of Parent Common Stock on the NYSE during the ten (10) trading days ending on the trading day immediately prior to the effective date of the Merger.

     (e) Any portion of the Exchange Fund which remains undistributed to the holders of the Certificates for one (1) year after the Effective Time shall be delivered to Parent, upon demand, and any holders of shares of Company Common Stock prior to the Merger who have not theretofore complied with this Article I shall thereafter look for payment of their claim, as general creditors thereof, only to Parent for their claim for Parent Shares, any cash without interest, to be paid, in lieu of any fractional Parent Shares and any dividends or other distributions with respect to Parent Shares to which such holders may be entitled.

     (f) None of Parent, the Company or the Exchange Agent shall be liable to any Person in respect of any Parent Shares held in the Exchange Fund (or any cash, dividends or other distributions payable in respect thereof) delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificates shall not have been surrendered prior to one
(1) year after the Effective Time (or immediately prior to such earlier date on which (i) any Parent Shares, (ii) any cash in lieu of fractional Parent Shares or (iii) any dividends or distributions with respect to Parent Shares in respect of such Certificate would otherwise escheat to or become the property of any Governmental Entity (as defined in Section 3.3(b) hereof)), any such Parent Shares, cash, dividends or distributions in respect of such Certificate shall, to the extent permitted by applicable law, become the property of Parent, free and clear of any claims or interest of any Person previously entitled thereto.

     SECTION 1.7 Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as the Surviving Corporation may direct (but consistent with past practice of the Company), as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Parent Shares to which the holder thereof is entitled pursuant to this Article I.

     SECTION 1.8 Merger Closing. Subject to the satisfaction or waiver of the conditions set forth in Article VI hereof, the closing of the Merger (the "Closing") will take place at 10:00 a.m., California time, on a date to be specified by the parties hereto, and no later than the second business day after the satisfaction or waiver of the conditions set forth in Article VI hereof that are to be satisfied other than on the day of the Closing, at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, 650 Page Mill Road, Palo Alto, California, unless another time, date or place is agreed to in writing by the parties hereto (such date, the "Closing Date").

     SECTION 1.9  Dissenting Shares. If the Merger is effectuated pursuant to
Section 253 of the DGCL, shares of Company Common Stock outstanding immediately prior to the Effective Time and held by a holder who is entitled to demand and properly demands appraisal for such shares of Company Common Stock in accordance with DGCL (the "Dissenting Shares") shall not be converted into a right to receive Parent Shares, unless such holder fails to perfect or withdraws or otherwise loses his or her right to appraisal. If after the Effective Time such holder fails to perfect or withdraws or loses his or her right to appraisal, such shares of Company Common Stock shall be treated as if they had been converted as of the Effective Time into a right to receive the Merger Consideration without any interest thereon. The Company shall give Parent prompt notice of any demands received by the Company for appraisal of shares of Company Common Stock, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands. Any amounts paid to a holder pursuant to a right of appraisal will be paid by the Company out of its own funds and will not be reimbursed by Parent or any affiliate of Parent.

                                   ARTICLE II

                           THE SURVIVING CORPORATION

     SECTION 2.1 Certificate of Incorporation. At the Effective Time, subject to Section 5.5 hereof, the Certificate of Incorporation of the Surviving Corporation shall be amended and restated in its entirety to be the same as the Certificate of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time (except that the name of the Surviving Corporation shall remain C-Cube Microsystems Inc.), and such Certificate of Incorporation of the Surviving Corporation, as so amended and restated, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended in accordance with the DGCL and such Certificate of Incorporation.

     SECTION 2.2 Bylaws. At the Effective Time, subject to Section 5.5 hereof, the Bylaws of the Surviving Corporation shall be amended and restated to read the same as the Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, until thereafter amended in accordance with the DGCL,

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

the Certificate of Incorporation of the Surviving Corporation and such Bylaws, provided, however, that all references in such Bylaws to Merger Sub shall be amended to refer to C-Cube Microsystems Inc.

     SECTION 2.3  Officers and Directors.

     (a) From and after the Effective Time, the officers of Merger Sub at the Effective Time shall be the officers of the Surviving Corporation, until their respective successors are duly elected or appointed and qualified in accordance with applicable law.

     (b) The Board of Directors of the Surviving Corporation effective as of, and immediately following, the Effective Time shall consist of the directors of Merger Sub immediately prior to the Effective Time.

                                  ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company represents and warrants to Parent and Merger Sub, subject to such exceptions as are specifically disclosed in writing in the disclosure schedule supplied by the Company to Parent prior to the execution of this Agreement (the "Company Disclosure Schedule"), which disclosure shall provide an exception to or otherwise qualify the representations or warranties of the Company specifically referred to in such disclosure schedule and such other representations and warranties to the extent such disclosure shall reasonably appear to be applicable to such other representations or warranties as follows:

     SECTION 3.1 Corporate Existence and Power. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and has all corporate powers and all governmental licenses, authorizations, consents and approvals (collectively, "Licenses") required to carry on its business as now conducted except for failures to have any such License which would not, in the aggregate, have a Company Material Adverse Effect (as defined hereinafter). The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned, leased or operated by it or the nature of its activities makes such qualification necessary, except in such jurisdictions where failures to be so qualified would not reasonably be expected to, in the aggregate, have a Company Material Adverse Effect. As used herein, the term "Company Material Adverse Effect" means a material adverse effect on or change in the financial condition, business, assets or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that in no event shall any effect that directly results from (i) any change in general economic conditions that does not affect the Company and its Subsidiaries, taken as a whole, in a substantially disproportionate manner, (ii) any adverse change affecting the semiconductor industry generally that does not affect the Company and its Subsidiaries, taken as a whole, in a substantially disproportionate manner, (iii) any failure by the Company to meet revenue and earnings estimates in and of itself, and (iv) the announcement or pendency of this Agreement constitute, or be considered in determining the existence of, a Company Material Adverse Effect.

     The Company has heretofore made available to Parent true and complete copies of the Certificate of Incorporation and the Bylaws of the Company as currently in effect.

     SECTION 3.2  Corporate Authorization.

     (a) The Company has the requisite corporate power and authority to execute and deliver this Agreement and, subject to approval of the Company's stockholders, as set forth in Section 3.2(b) hereof and as contemplated by
Section 5.2 hereof, to perform its obligations hereunder. The execution and delivery of this Agreement and the performance of the Company's obligations hereunder have been duly and validly authorized, and this Agreement has been approved, by the Board of Directors of the Company and no other corporate proceedings, on the part of the Company, other than the approval of the Company's stockholders, are necessary to authorize the execution, delivery and performance of this Agreement. This Agreement has been duly executed and delivered by the Company and constitutes, assuming due authorization, execution and delivery of this Agreement by Parent and Merger Sub, a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

     (b) Under applicable law, the Certificate of Incorporation and the rules of The Nasdaq National Market, the affirmative vote of the holders of a majority of the shares of Company Common Stock outstanding on the record date, established by the Board of Directors of the Company in accordance with the Bylaws of the Company, applicable law and this Agreement, is the vote required to approve the Merger and adopt this Agreement.

     SECTION 3.3  Consents and Approvals; No Violations.

     (a) Neither the execution and delivery of this Agreement nor the performance by the Company of its obligations hereunder will (i) conflict with or result in any breach of any provision of the Certificate of Incorporation or the Bylaws of the Company; (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration or obligation to repurchase, repay, redeem or acquire or any similar right or obligation) under any of the terms, conditions or provisions of any Company Contract or (iii) assuming that the filings, registrations, notifications, authorizations, consents and approvals referred to in subsection (b) below have been obtained or made, as the case may be, violate any order, injunction, decree, statute, rule or regulation of any Governmental Entity to which the Company or any of its Subsidiaries is subject, excluding from the foregoing clauses (ii) and (iii) such requirements, defaults, breaches, rights or violations (A) that would not, in the aggregate, reasonably be expected to have a Company Material Adverse Effect and would not have a material adverse effect on the ability of the Company to perform its obligations hereunder or (B) that become applicable as a result of the business or activities in which Parent or any of its affiliates is or proposes to be engaged or any acts or omissions by, or facts specifically pertaining to, Parent.

     (b) No filing or registration with, notification to, or authorization, consent or approval of, any government or any agency, court, tribunal, commission, board, bureau, department, political subdivision or other instrumentality of any government (including any regulatory or administrative agency), whether federal, state, multinational (including, but not limited to, the European Community), provincial, municipal, domestic or foreign (each, a "Governmental Entity") or other Person is required in connection with the execution and delivery of this Agreement by the Company or the performance by the Company of its obligations hereunder, except (i) the filing of the Certificate of Merger in accordance with the DGCL; (ii) compliance with any applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the "HSR Act"), or any foreign laws regulating competition, antitrust, investment or exchange controls; (iii) compliance with any applicable requirements of the Securities Act of 1933, as amended, and the rules and regulations thereunder (the "Securities Act") and the Exchange Act; (iv) compliance with any applicable requirements of state blue sky or takeover laws and (v) such other consents, approvals, orders, authorizations, notifications, registrations, declarations and filings (A) the failure of which to be obtained or made would not, in the aggregate, reasonably be expected to have a Company Material Adverse Effect and would not have a material adverse effect on the ability of the Company to perform its obligations hereunder or (B) that become applicable as a result of the business or activities in which Parent or any of its affiliates is or proposes to be engaged or any acts or omissions by, or facts specifically pertaining to, Parent.

     SECTION 3.4 Capitalization. The authorized capital stock of the Company consists of 200,000,000 shares of Company Common Stock and 10,000,000 shares of preferred stock, par value $0.001 per share, of the Company (the "Company Preferred Stock"). As of March 20, 2001, there were (i) 50,077,762 shares of Company Common Stock issued and outstanding and (ii) no shares of Preferred Stock issued and outstanding. All shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and nonassessable and were not issued in violation of any preemptive rights. None of the outstanding shares of Company Common Stock is subject to any right of first refusal in favor of the Company. Neither the Company nor any Subsidiary of the Company is a party to or is bound by any Contract pursuant to which any Person has any registration rights with respect to any Company Securities.

                                       A-10
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     As of March 1, 2001, there were outstanding Company Options to purchase
15,958,441 shares of Company Common Stock and outstanding warrants exercisable for 949,494 shares of Company Common Stock. As of March 1, 2001, 500,000 shares of Company Common Stock are reserved for future issuance pursuant to the Company ESPP. Schedule 3.4 of the Company Disclosure Schedule sets forth the following information with respect to each Company Option outstanding as of the date of this Agreement: (i) the particular plan (if any) pursuant to which such Company Option was granted; (ii) the name of the optionee; (iii) the number of shares of Company Common Stock subject to such Company Option; (iv) the exercise price of such Company Option; (v) the date on which such Company Option was granted; and
(vi) the applicable vesting schedule, and the extent to which such Company Option is vested and exercisable as of the date of this Agreement. The Company has delivered to Parent accurate and complete copies of all stock option plans pursuant to which the Company or any Subsidiary of the Company has ever granted stock options, and the forms of all stock option agreements evidencing such options. The Company has made available to Parent accurate and complete copies of the Warrant. Schedule 3.4 of the Company Disclosure Schedule sets forth the extent to which the Warrant has vested as of the date hereof.

     Except as set forth in this Section 3.4, and for changes since March 1, 2001 resulting from the exercise of Company Options outstanding on such date, there are outstanding (i) no shares of capital stock or other voting securities of the Company, (ii) no securities of the Company or any Subsidiary of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company and (iii) no options or other rights to acquire from the Company, and no obligation of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company (the items in clauses (i), (ii) and (iii) being referred to collectively as the "Company Securities"). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Securities. No Subsidiary of the Company owns any capital stock or other voting securities of the Company.

     SECTION 3.5  Subsidiaries.

     (a) Each Subsidiary of the Company that is actively engaged in any business or owns any material assets (each, an "Active Company Subsidiary") (i) is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, (ii) has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted and (iii) is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except for failures of this representation and warranty to be true which would not, in the aggregate, have a Company Material Adverse Effect. For purposes of this Agreement, "Subsidiary" means with respect to any Person, any corporation or other legal entity of which such Person owns, directly or indirectly, more than 50% of the outstanding stock or other equity interests, the holders of which are entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity. All Subsidiaries of the Company and their respective jurisdictions of incorporation are identified in Schedule 3.5 of the Company Disclosure Schedule.

     (b) All of the outstanding shares of capital stock of each Subsidiary of the Company are duly authorized, validly issued, fully paid and nonassessable, and such shares are owned by the Company or by a Subsidiary of the Company free and clear of any Liens (as defined in this Section 3.5) or limitations on voting rights. There are no subscriptions, options, warrants, calls, rights, convertible securities or Contracts of any character relating to the issuance, transfer, sale, delivery, voting or redemption (including any rights of conversion or exchange under any outstanding security or other instrument) for any of the capital stock or other equity interests of any of such Subsidiaries. There are no Contracts requiring the Company or any of its Subsidiaries to make contributions to the capital of, or lend or advance funds to, any Subsidiaries of the Company. For purposes of this Agreement, "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset.

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     SECTION 3.6  SEC Documents. The Company has filed all required reports, proxy statements, registration statements, forms and other documents with the SEC since May 3, 2000 (the "Company SEC Documents"). As of their respective dates, and giving effect to any amendments thereto, (a) the Company SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the applicable rules and regulations of the SEC promulgated thereunder and (b) none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

     SECTION 3.7 Financial Statements. The financial statements of the Company (including, in each case, any notes and schedules thereto) included in the Company SEC Documents and the audited consolidated balance sheet of the Company and its Subsidiaries for the year ended December 31, 2000 (the "Interim Balance Sheet") and the related statement of operations and cash flows of the Company and its Subsidiaries for the period then ended, as provided to Parent, (a) were prepared from the books and records of the Company and its Subsidiaries, (b) comply as to form in all material respects with all applicable accounting requirements and the rules and regulations of the SEC with respect thereto, (c) are in conformity with United States generally accepted accounting principles ("GAAP"), applied on a consistent basis (except in the case of unaudited statements, as permitted by the rules and regulations of the SEC) during the periods involved and (d) fairly present, in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments which were not and are not expected to be, individually or in the aggregate, material in amount).

     SECTION 3.8 Disclosure Documents. Neither the Schedule 14D-9 nor the Proxy Statement, nor any of the information supplied or to be supplied by the Company or its Subsidiaries or Representatives for inclusion or incorporation by reference in the Offer Documents, the Registration Statement or the Post-Effective Amendment will, at the respective times any such documents or any amendments or supplements thereto are filed with the SEC, are first published, sent or given to stockholders or become effective under the Securities Act or, in the case of the Proxy Statement, at the time of the Company Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. The Schedule 14D-9 and the Proxy Statement will comply as to form in all material respects with the requirements of all applicable laws, including the Exchange Act and the rules and regulations thereunder. No representation or warranty is made by the Company with respect to statements made or incorporated by reference in any such documents based on information supplied by Parent or Merger Sub for inclusion or incorporation by reference therein.

     SECTION 3.9 Absence of Undisclosed Liabilities. Except as set forth in the financial statements (and the notes thereto) contained in the Company SEC Documents filed through the date of this Agreement and in the Interim Balance Sheet, and except for liabilities and obligations incurred in the ordinary course of business since the date of the Interim Balance Sheet, neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) except for those that would not, in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

     SECTION 3.10 Absence of Material Adverse Changes, etc. Since December 31, 2000, there has not been a Company Material Adverse Effect and no event has occurred or circumstance has arisen that would reasonably be expected to have a Company Material Adverse Effect. Without limiting the foregoing, except as contemplated by this Agreement, since December 31, 2000, (i) the Company and its Subsidiaries have conducted their business in the ordinary course of business and (ii) there has not been:

          (a) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of the Company or any Subsidiary of the Company, or any repurchase, redemption or other acquisition by the Company or any Subsidiary (other than any wholly owned

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     Subsidiary) of the Company of any outstanding shares of capital stock or other equity securities of, or other ownership interests in, the Company or of any Subsidiary of the Company;

          (b) any amendment of any provision of the Certificate of Incorporation, Bylaws or similar organizational documents of, or of any material term of any outstanding security issued by, the Company or any Subsidiary (other than any wholly owned Subsidiary) of the Company;

          (c) any incurrence, assumption or guarantee by the Company or any Subsidiary of the Company of any indebtedness for borrowed money other than borrowings under existing short term credit facilities not in excess of $500,000 in the aggregate;

          (d) any change in any method of accounting or accounting practice by the Company or any Subsidiary of the Company, except for any such change required by reason of a change in GAAP;

          (e) any (i) establishment, adoption or amendment of any Plan (as defined in Section 3.12 hereof); (ii) grant of any severance, termination or similar pay to any director, officer or employee of the Company or any Subsidiary of the Company, (iii) employment, deferred compensation or other similar Contract (or any amendment to any such existing Contract) with any director, officer or employee of the Company or any Subsidiary of the Company entered into, (iv) increase in benefits payable under any existing severance, termination pay or similar policies or employment Contract or
     (v) increase in compensation, bonus or other benefits payable to directors, officers or employees of the Company or any Subsidiary of the Company, in each case other than with respect to employees (other than officers of the Company or any Subsidiary of the Company) in the ordinary course of business consistent with past practice;

          (f) sale, issuance or grant of Company Securities other than pursuant to Options outstanding as of December 31, 2000 and the issuance of Options after such date in the ordinary course of business (and the issuance of Company Securities pursuant thereto);

          (g) acquisition, lease, license or disposition of assets material to the Company and its Subsidiaries, except for sales of inventory in the ordinary course of business consistent with past practice, or any acquisition or disposition of capital stock of any third party, or any merger or consolidation or similar transaction with any third party, by the Company or any Subsidiary of the Company;

          (h) entry by the Company, or any Subsidiary of the Company, into any joint venture, partnership or similar Contract with any Person other than a wholly owned Subsidiary of the Company;

          (i) any capital expenditure by the Company or any Subsidiary of the Company (except for capital expenditures that, when added to all other capital expenditures made on behalf of the Company since December 31, 2000, have not exceeded the Company's forecasted capital expenditures for such period as previously provided to Parent; or

          (j) any authorization of, or commitment or agreement to take any of the foregoing actions except as otherwise permitted by this Agreement.

     SECTION 3.11  Taxes.

     (a) (1) All federal, state, local and foreign Tax Returns (as defined in Section 3.11(b) hereof) required to be filed by or on behalf of the Company, each of its Subsidiaries, and each affiliated, combined, consolidated or unitary group of which the Company or any of its Subsidiaries is a member (a "Company Group") have been timely filed, and all returns filed are complete and accurate except to the extent any failure to file or any inaccuracies in filed returns would not, individually or in the aggregate, have a Company Material Adverse Effect; (2) all Taxes (as defined hereinafter) due and owing by the Company, any Subsidiary of the Company or any Company Group have been paid, or adequately reserved on the financial statements of the Company in accordance with GAAP, except to the extent any failure to pay or reserve would not, individually or in the aggregate, have a Company Material Adverse Effect;

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(3) there is no presently pending and, to the knowledge of the Company, contemplated or scheduled and there has not been since May 3, 2000, any audit examination, deficiency, refund litigation, proposed adjustment or matter in controversy involving the Company, any Subsidiary of the Company or any Company Group with respect to any Taxes nor has the Company or any Subsidiary of the Company filed any waiver of the statute of limitations applicable to the assessment or collection of any Tax; (4) all assessments for Taxes due and owing by the Company, any Subsidiary of the Company or any Company Group with respect to completed and settled examinations or concluded litigation have been paid;
(5) neither the Company nor any Subsidiary of the Company is a party to any tax indemnity agreement, tax sharing agreement or other Contract under which the Company or any Subsidiary of the Company could become liable to another Person as a result of the imposition of a Tax upon any Person, or the assessment or collection of such a Tax; and (6) the Company and each of its Subsidiaries has complied in all material respects with all rules and regulations relating to the withholding of Taxes.

     (b) For purposes of this Agreement, (i) "Taxes" means all taxes, levies or other like assessments, charges or fees (including estimated taxes, charges and fees), including, without limitation, income, corporation, advance corporation, gross receipts, transfer, excise, property, sales, use, value-added, license, payroll, withholding, social security and franchise or other governmental taxes or charges, imposed by any Governmental Entity and such term shall include any interest, penalties or additions to tax attributable to such taxes and (ii) "Tax Return" means any report, return, statement or other written information required to be supplied to a taxing authority in connection with Taxes.

     SECTION 3.12  Employee Benefit Plans.

     (a) Schedule 3.12(a) of the Company Disclosure Schedule contains a true and complete list of each deferred compensation, incentive compensation, and equity compensation plan; "welfare" plan, fund or program (within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended ("Erisa")); "pension" plan, fund or program (within the meaning of Section 3(2) of ERISA); each material employment, termination or severance Contract; and each other employee benefit plan, fund, program, agreement or arrangement, in each case, that is sponsored, maintained or contributed to or required to be contributed to by the Company or by any trade or business, whether or not incorporated (each, an "Erisa Affiliate"), that together with the Company would be deemed a "single employer" within the meaning of Section 4001(b) of ERISA. The plans, funds, programs, agreements and arrangements listed on Schedule 3.12(a) of the Company Disclosure Schedule are referred to herein collectively as the "Plans".

     (b) With respect to each Plan, the Company has heretofore delivered or made available to Parent true and complete copies of the Plan and any amendments thereto (or if the Plan is not a written Plan, a description thereof), any related trust or other funding vehicle, the most recent reports or summaries required under ERISA or the Code and the most recent determination letter received from the Internal Revenue Service with respect to each Plan intended to qualify under Section 401 of the Code.

     (c) No liability under Title IV or Section 302 of ERISA has been incurred by the Company or any ERISA Affiliate that has not been satisfied in full, other than liability for premiums due the Pension Benefit Guaranty Corporation (which premiums have been paid when due).

     (d) Each Plan has been operated and administered in all material respects in accordance with its terms and applicable law, rule or regulation, including, but not limited to, ERISA and the Code.

     (e) Each Plan intended to be "qualified" within the meaning of Section 401(a) of the Code has received a favorable determination opinion, notification and/or letter from the Internal Revenue Service, or in the case of such a Plan for which a favorable determination, opinion, notification and/or letter has not yet been received, the applicable remedial amendment period under Section 401(b) of the Code has not expired.

     (f) No Plan provides medical, surgical, hospitalization, death or similar benefits (whether or not insured) for employees or former employees of the Company or any Subsidiary for periods extending beyond their retirement or other termination of service, other than (i) coverage mandated by applicable
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law, (ii) death benefits under any "pension plan," or (iii) benefits the full cost of which is borne by the current or former employee (or his or her beneficiary), dependant or other covered person.

     (g) There are no pending, or to the knowledge of the Company, threatened or anticipated, material claims, by any employee or beneficiary covered under any such Plan, or otherwise involving any such Plan (other than routine claims for benefits).

     (h) The consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (i) entitle any current or former employee or officer of the Company or any ERISA Affiliate to severance pay, unemployment compensation or any other payment, except as expressly provided in this Agreement, or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee or officer.

     (i) All employee benefit plans that are subject to the laws of any jurisdiction outside the United States are in material compliance with such applicable laws, including relevant Tax laws, and the requirements of any trust deed under which they were established, except for such exceptions to the foregoing which, in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

     (j) Schedule 3.12(j) of the Company Disclosure Schedule contains a list of all salaried employees of the Company and each of its Subsidiaries as of the date of this Agreement who customarily receive annual compensation in excess of $125,000 per calendar year, and correctly reflects, in all material respects, their salaries, any other material compensation payable to them (including compensation payable pursuant to bonus, deferred compensation or commission arrangements), their dates of employment and their positions.

     (k) Neither the Company nor any of its Subsidiaries is a party to any collective bargaining contract or other Contract with a labor union involving any of its employees.

     SECTION 3.13  Litigation; Compliance with Laws.

     (a) Except as set forth in the Company SEC Documents filed through the date of this Agreement, there is no action, suit or proceeding pending against, or to the knowledge of the Company threatened against, the Company or any Subsidiary of the Company or any of their respective properties before any court or arbitrator or any Governmental Entity which would reasonably be expected to have a Company Material Adverse Effect.

     (b) The Company and its Subsidiaries are in compliance with all applicable laws, ordinances, rules and regulations of any Governmental Entity applicable to their respective businesses and operations, except for such violations, if any, which, in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. All governmental approvals, permits and licenses (collectively, "Permits") required to conduct the business of the Company and its Subsidiaries have been obtained, are in full force and effect and are being complied with except for such violations and failures to have Permits in full force and effect, if any, which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. Without limiting the generality of the foregoing, neither the Company nor any of its Subsidiaries, and (to the knowledge of the Company) no director, officer, agent or employee of the Company or any of its Subsidiaries, has made (in a manner that would result in liability to the Company) any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended.

     SECTION 3.14  Certain Contracts and Arrangements.

     (a) As used in this Agreement, "Contract" means any legally binding written, oral or other agreement, contract, subcontract, lease, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan, commitment or undertaking, and "Company Contract" means any
Contract: (i) to which the Company or any of its Subsidiaries is a party; (ii) by which the Company or any of its Subsidiaries or any asset of the Company or any of its Subsidiaries is bound or under which the Company or any of its Subsidiaries has, or may become subject to, any obligation; or (iii) under which
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the Company or any of its Subsidiaries has any legally enforceable right. For purposes of this Agreement, each of the following shall be deemed to constitute a "Material Contract":

          (i) any Contract (A) relating to the employment of, or the performance of services by, any employee or consultant (other than ordinary course, at-will offer letters), (B) pursuant to which the Company or any of its Subsidiaries is or may become obligated to make any severance, termination or similar payment to any current or former employee or director, or (C) pursuant to which the Company or any of its Subsidiaries is or may become obligated to make any bonus or similar payment (other than payments constituting base salary) in excess of $100,000 to any current or former employee or director;

          (ii) any Contract relating to the acquisition, transfer, development, sharing or license of any Intellectual Property material to the Company's business (except for any Contract pursuant to which non-customized software is licensed to Company or any of its Subsidiaries under any third party software license generally available to the public, if such software is not incorporated into any product of the Company or any of its Subsidiaries or otherwise redistributed or sublicensed by the Company or any of its Subsidiaries);

          (iii) any Contract that provides for indemnification of any officer, director, employee or agent;

          (iv) any Contract imposing any material restriction on the right or ability of the Company or any of its Subsidiaries to compete in any line of business or in any geographic region with any other Person or to transact business or deal in any other manner with any other Person;

          (v) any Contract (other than Contracts evidencing Company Options) (A) relating to the acquisition, issuance, voting, registration, sale or transfer of any securities, (B) providing any Person with any preemptive right, right of participation, right of maintenance or similar right with respect to any securities, or (C) providing Company or any of its Subsidiaries with any right of first refusal with respect to, or right to repurchase or redeem, any securities;

          (vi) any Contract (A) to which any Governmental Entity is a party or under which any Governmental Entity has any rights or obligations, or (B) directly benefiting any Governmental Entity (including any subcontract or other Contract between Company or any of its Subsidiaries and any contractor or subcontractor to any Governmental Entity);

          (vii) any Contract that contemplates or involves the payment or delivery of cash or other consideration in an amount or having a value in excess of $1,000,000 in the aggregate, or contemplates or involves the performance of services having a value in excess of $1,000,000 in the aggregate;

          (viii) any Contract pursuant to which Company or any of its Subsidiaries distributes or sells any of its products, including distributor agreements and sales representative agreements and similar agreements but excluding those entered into in the ordinary course and cancelable without penalty on notice of 90 days or fewer and excluding purchase orders for less than $1,000,000;

          (ix) any Contract pursuant to which another Person manufactures or supplies any products, or components thereof, of the Company or any of its Subsidiaries, but excluding those entered into in the ordinary course and cancelable without penalty on notice of 90 days or fewer and excluding purchase orders for less than $1,000,000;

          (x) any Contract pursuant to which any Intellectual Property of Company or any of its Subsidiaries has been or is required to be placed into escrow for the benefit of any other Person; and

          (xi) any other Contract that is material to the business of the Company and its Subsidiaries, taken as a whole.

     (b) Each Company Contract that constitutes a Material Contract is, with respect to the Company or the applicable Subsidiary of the Company and, to the knowledge of the Company with respect to the other party thereto, valid and in full force and effect, and is enforceable in accordance with its terms, subject to
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(i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

     (c) Neither the Company nor any of its Subsidiaries has violated or breached, or committed any default under, any Material Contract, except for violations, breaches and defaults that have not had and would not reasonably be expected to have a Company Material Adverse Effect; and, to the best of the knowledge of the Company, no other Person has violated or breached, or committed any default under, any Company Contract, except for violations, breaches and defaults that have not had and would not reasonably be expected to have a Company Material Adverse Effect. To the knowledge of the Company, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) could reasonably be expected to result in (i) a default under any of the provisions of any Company Contract or (ii) the disclosure, release or delivery of any Intellectual Property owned by or exclusively licensed to the Company or any of its Subsidiaries, except in each such case for defaults, disclosures, releases or deliveries that have not had and would not reasonably be expected to have a Company Material Adverse Effect.

     SECTION 3.15  Environmental Matters.

     (a) (i) "Cleanup" means all actions required to: (A) cleanup, remove, treat or remediate Hazardous Materials (as defined hereinafter) in the indoor or outdoor environment; (B) prevent the Release (as defined hereinafter) of Hazardous Materials so that they do not migrate, endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; (C) perform pre-remedial studies and investigations and post-remedial monitoring and care; or (D) respond to any government requests for information or documents in any way relating to cleanup, removal, treatment or remediation or potential cleanup, removal, treatment or remediation of Hazardous Materials in the indoor or outdoor environment.

     (ii) "Environmental Claim" means any claim, action, cause of action, investigation or written notice by any Person alleging potential liability (including, without limitation, potential liability for investigatory costs, Cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from (A) the presence or Release of any Hazardous Materials at any location, whether or not owned or operated by the Company or any of its Subsidiaries or
(B) circumstances forming the basis of any violation of any Environmental Law (as defined hereinafter).

     (iii) "Environmental Laws" means all federal, state, local and foreign laws and regulations relating to pollution or protection of the environment, including, without limitation, laws relating to Releases or threatened Releases of Hazardous Materials or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, transport or handling of Hazardous Materials.

     (iv) "Hazardous Materials" means all substances defined as Hazardous Substances, Oils, Pollutants or Contaminants in the National Oil and Hazardous Substances Pollution Contingency Plan, 40 C.F.R. Section 300.5, or defined as such by, or regulated as such under, any Environmental Law.

     (v) "Release" means any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching or migration into the environment (including, without limitation, ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any property, including the movement of Hazardous Materials through or in the air, soil, surface water, groundwater or property.

     (b) (i) To the knowledge of the Company, the Company and its Subsidiaries are in compliance with all applicable Environmental Laws (which compliance includes, but is not limited to, the possession by the Company and its Subsidiaries of all Permits and other governmental authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof), except where failures to be in compliance would not, in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Since May 3, 2000, and prior to the date of this Agreement, neither the Company nor any of its Subsidiaries has received any communication (written or oral), whether from a Governmental Entity, citizens' group, employee or otherwise, alleging that the Company or any of its

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Subsidiaries is not in such compliance, except where failures to be in compliance would not, in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

     (ii) There is no Environmental Claim pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries or, to the knowledge of the Company, against any Person whose liability for any Environmental Claim the Company or any of its Subsidiaries has or may have retained or assumed either contractually or by operation of law that would reasonably be expected to have a Company Material Adverse Effect.

     (iii) There are no present or, to the knowledge of the Company, past, actions, activities, circumstances, conditions, events or incidents, including, without limitation, the Release or presence of any Hazardous Material that could form the basis of any Environmental Claim against the Company or any of its Subsidiaries or, to the knowledge of the Company, against any Person whose liability for any Environmental Claim the Company or any of its Subsidiaries has or may have retained or assumed either contractually or by operation of law that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

     (iv) The Company agrees to cooperate with Parent to effect the retention of any Permits or other governmental authorizations under Environmental Laws that will be required to permit the Company to conduct the business as conducted by the Company and its Subsidiaries immediately prior to the Closing Date.

     SECTION 3.16  Intellectual Property.

     (a) To the knowledge of the Company, the Company and its Subsidiaries own or have a valid right to use all Intellectual Property (as defined hereinafter) used by or reasonably necessary for the Company and its Subsidiaries to conduct their business as it is currently conducted. Schedule 3.16(a)(i) of the Company Disclosure Schedule sets forth, with respect to each item of Intellectual Property owned by the Company or any of its Subsidiaries and registered with any Governmental Entity, or for which an application has been filed and is currently pending with any Governmental Entity, (i) a brief description of such item of Intellectual Property, and (ii) the names of the jurisdictions covered by the applicable registration or application. The Company and its Subsidiaries have good, valid and exclusive title to all of the Intellectual Property registrations and applications identified or required to be identified in
Schedule 3.16(a)(i) of the Company Disclosure Schedule, free and clear of all liens, claims and encumbrances of any nature, except for (i) any lien for current taxes not yet due and payable, and (ii) minor liens that have arisen in the ordinary course of business and that do not (individually or in the aggregate) materially detract from the value of the Intellectual Property subject thereto or materially impair the operations of Company or any of its Subsidiaries. Neither Company nor any of its Subsidiaries has developed jointly with any other Person any Intellectual Property that is material to the business of Company or its Subsidiaries and the loss of which would constitute a Company Material Adverse Effect and with respect to which such other Person has any rights to restrict the Company's use of such Intellectual Property. Neither the Company nor any of its Subsidiaries has licensed any Intellectual Property owned by or exclusively licensed to Company or any of its Subsidiaries and material to the business of the Company or its Subsidiaries to any Person on an exclusive basis.

     (b) To the knowledge of the Company: (i) all of the applications and registrations relating to Intellectual Property owned by or exclusively licensed to the Company and its Subsidiaries set forth in Schedule 3.16(a)(i) are subsisting and unexpired, free of all liens, claims, or encumbrances of any nature, and have not been abandoned in any respect; (ii) the Company and its Subsidiaries, and all products manufactured, distributed or sold by the Company or any of its Subsidiaries, have not infringed and do not infringe the intellectual property rights (including, but not limited to, patent rights, copyrights, maskwork rights, trademark and similar rights, and trade secret rights) of any third party in any respect that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; (iii) no judgment, decree, injunction, rule or order has been rendered by any Governmental Entity which would or does limit, cancel or question the validity of, or the Company's or its Subsidiaries' rights in and to, any Intellectual Property owned by or exclusively licensed to the Company in any respect that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; and (iv) neither the Company nor any of its Subsidiaries has received notice of any pending or threatened suit, action or proceeding that seeks to limit, cancel or question the validity of, or the Company's or its Subsidiaries' rights in and to, any Intellectual Property, which would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, and, to the Company's knowledge, there is no basis for any such suit, action or proceeding. To the knowledge of the Company, no other Person is infringing, misappropriating or making any unlawful or unauthorized use of, and no Intellectual Property owned or used by any other Person infringes or conflicts with, any Intellectual Property owned by or exclusively licensed to the Company or any of its Subsidiaries and material to the business of the Company or its Subsidiaries.

     (c) To the knowledge of the Company, the Company and its Subsidiaries have not used and are not making use of any confidential or proprietary information or trade secrets of any other Person in breach of any Company Contract or in violation of any civil or criminal law.

     (d) The Company and its Subsidiaries have taken commercially reasonable security measures to protect the secrecy, confidentiality and value of their trade secrets, the loss or public disclosure of which would cause a Company Material Adverse Effect (the "Material Trade Secrets"). Without limiting the generality of the preceding sentence, neither the Company nor any of its Subsidiaries has, to the best of their knowledge, disclosed any of their Material Trade Secrets to any other Person who is not subject to binding confidentiality obligations that restrict the further disclosure of such Material Trade Secrets. Without limiting the generality of the foregoing, to the knowledge of the Company, (i) each current or former employee of the Company or any of its Subsidiaries who is or was involved on behalf of the Company or any of its Subsidiaries in, or who has contributed on behalf of the Company or any of its Subsidiaries to, the creation or development of any material Intellectual Property owned or used by the Company or any of its Subsidiaries has executed and delivered to the Company or the applicable Subsidiary of the Company an agreement (containing no material exceptions to or exclusions from the scope of its coverage deviating from the form referred to below in this clause (i) that is substantially identical to the form of Confidential Information and Invention Assignment Agreement previously delivered by the Company to Parent, and (ii) each current and former consultant and independent contractor to the Company or any of its Subsidiaries who is or was involved on behalf of the Company or any of its Subsidiaries in, or who has contributed on behalf of the Company or any of its Subsidiaries to, the creation or development of any material Intellectual Property owned or used by the Company or any of its Subsidiaries has executed and delivered to the Company or the applicable Subsidiary of the Company an agreement (containing no material exceptions to or exclusions from the scope of its coverage deviating from the form referred to below in this clause (ii) that is substantially identical to the form of Consultant Confidential Information and Invention Assignment Agreement previously delivered by the Company to Parent. To the Company's knowledge, no current or former employee, officer, director, stockholder, consultant or independent contractor has any right, claim or interest in or with respect to any material Intellectual Property owned by or exclusively licensed to the Company or any of its Subsidiaries that restricts the Company's ability to use or otherwise fully exploit such Intellectual Property. To the Company's knowledge, no employee of the Company or any Subsidiary of the Company has entered into any agreement that restricts or limits in any way the scope or type of work in which the employee may be engaged in a manner materially adverse to the Company's business or requires the employee to transfer, assign or disclose any Intellectual Property or information concerning the employee's work for the Company or any Subsidiary of the Company to anyone other than the Company or any Subsidiary of the Company.

     (e) For purposes of this Agreement "Intellectual Property" shall mean all rights, privileges and priorities provided under U.S., state and foreign law relating to intellectual property, including without limitation all: (x) (1) proprietary inventions, discoveries, processes, formulae, designs, methods, techniques, procedures, concepts, developments, technology, improvements and modifications thereof and proprietary know-how relating thereto, whether or not patented or eligible for patent protection; (2) copyrights and copyrightable works, including, but not limited to, computer applications, programs,

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software, netlists, RTL tapeouts, test vectors, reference designs, schematics, databases and related items; (3) trademarks, service marks, trade names, and trade dress, the goodwill of any business symbolized thereby, and all common-law rights relating thereto; (4) trade secrets and other confidential information; and (5) semiconductor chip mask works; (y) all registrations, applications and recordings for any of the foregoing and continuations, continuations-in-part, counterparts, divisionals, reexaminations, and reissues of any of the foregoing; and (z) licenses or other similar agreements granting to the Company or any of its Subsidiaries the rights to use any of the foregoing.

     SECTION 3.17 Opinion of Financial Advisor. The Company has received the opinion of Credit Suisse First Boston to the effect that, as of the date of such opinion, and based upon and subject to the matters stated therein, the Exchange Ratio is fair from a financial point of view to the holders of Company Common Stock (other than Parent and its affiliates).

     SECTION 3.18 Board Recommendation. The Board of Directors of the Company has, as of the date of this Agreement, by unanimous vote (i) determined that this Agreement and the transactions contemplated hereby, including the Offer and the Merger, are advisable and are fair to and in the best interests of the Company and its stockholders, (ii) approved and adopted this Agreement and the transactions contemplated hereby, including the Offer and the Merger and the Stockholder Agreements and the transactions contemplated thereby, and (iii) resolved to recommend acceptance of the Offer and approval and adoption of this Agreement by the Company's stockholders.

     SECTION 3.19 Tax Treatment. Neither the Company nor any of its affiliates has taken any action or knows of any fact, agreement, plan or other circumstance that is reasonably likely to prevent the Transaction from qualifying as a reorganization under the provisions of Section 368(a) of the Code.

     SECTION 3.20 Finders' Fees. Except for Credit Suisse First Boston, whose fees will be paid by the Company, there is no investment banker, broker, finder or other intermediary which has been retained by, or is authorized to act on behalf of, the Company or any Subsidiary of the Company that would be entitled to any fee or commission from the Company, any Subsidiary of the Company, Parent or any of Parent's affiliates upon consummation of the transactions contemplated by this Agreement. The Company has furnished to Parent accurate and complete copies of all agreements under which any such fees, commissions or other amounts have been paid to or may become payable and all indemnification and other agreements related to the engagement of Credit Suisse First Boston.

     SECTION 3.21 Section 203 of the Delaware General Corporation Law. The Board of Directors of the Company has taken all actions so that the restrictions contained in Section 203 of the DGCL applicable to a "business combination" (as defined in such Section 203) will not apply to the execution, delivery or performance of this Agreement or the Stockholder Agreements or to the consummation of the Offer or the Merger or the other transactions contemplated by this Agreement or the Stockholder Agreements.

                                   ARTICLE IV

            REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

     Parent and Merger Sub, jointly and severally represent and warrant to the Company, subject to such exceptions as are specifically disclosed in writing in the disclosure schedule supplied by Parent and Merger Sub to the Company prior to the execution of this Agreement (the "Parent Disclosure Schedule"), which disclosure shall provide an exception to or otherwise qualify the representations or warranties of Parent specifically referred to in such disclosure and such other representations and warranties to the extent such disclosure shall reasonably appear to be applicable to such other representations or warranties, as follows:

     SECTION 4.1 Corporate Existence and Power. Each of Parent and Merger Sub is a corporation duly incorporated (or other entity duly organized), validly existing and in good standing under the laws of its jurisdiction of incorporation, has all corporate or other power, as the case may be, and all Licenses required to carry on its business as now conducted except for failures to have any such License which
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would not, in the aggregate, have a Parent Material Adverse Effect (as defined in this Section 4.1). Parent is duly qualified to do business and is in good standing in each jurisdiction where the character of the property owned, leased or operated by it or the nature of its activities makes such qualification necessary, except for those jurisdictions where failures to be so qualified would not reasonably be expected to, in the aggregate, have a Parent Material Adverse Effect. As used herein, the term "Parent Material Adverse Effect" means a material adverse effect on or change in the financial condition, business, assets or results of operations of Parent and its Subsidiaries, taken as a whole; provided, however, that in no event shall any effect that directly results from (i) any change in general economic conditions that does not affect Parent and its Subsidiaries, taken as a whole, in a substantially disproportionate manner, (ii) any adverse change affecting the semiconductor industry generally that does not affect Parent and its Subsidiaries taken as a whole, in a substantially disproportionate manner, (iii) any failure by Parent to meet revenue and earnings estimates in and of itself, and (iv) the announcement or pendency of this Agreement, constitute, or be considered in determining the existence of, a Parent Material Adverse Effect. Parent has heretofore delivered or made available to the Company true and complete copies of the governing documents or other organizational documents of like import, as currently in effect, of Parent.

     SECTION 4.2 Authorization. Each of Parent and Merger Sub has the requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement and the performance of its obligations hereunder have been duly and validly authorized by both the Board of Directors of Parent and the Board of Directors of Merger Sub, and no other proceedings on the part of Parent, including stockholder approval, or on the part of Merger Sub are necessary to authorize the execution, delivery and performance of this Agreement. This Agreement has been duly executed and delivered by Parent and Merger Sub and constitutes, assuming due authorization, execution and delivery of this Agreement by the Company, a valid and binding obligation of Parent and Merger Sub, respectively enforceable against each entity in accordance with its terms.

     SECTION 4.3  Consents and Approvals; No Violations.

     (a) Neither the execution and delivery of this Agreement nor the performance by Parent or Merger Sub of its respective obligations hereunder will
(i) conflict with or result in any breach of any provision of the Certificate of Incorporation or Bylaws (or other governing or organizational documents) of Parent or of Merger Sub, as applicable, or (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration or obligation to repurchase, repay, redeem or acquire or any similar right or obligation) under any of the terms, conditions or provisions of any Contract to which Parent or Merger Sub is a party or by which any of them or any of the respective assets used or held for use by any of them may be bound or (iii) assuming that the filings, registrations, notifications, authorizations, consents and approvals referred to in subsection (b) below have been obtained or made, as the case may be, violate any order, injunction, decree, statute, rule or regulation of any Governmental Entity to which Parent or Merger Sub is subject, excluding from the foregoing clauses (ii) and (iii) such requirements, defaults, breaches, rights or violations (A) that would not, in the aggregate, reasonably be expected to have a Parent Material Adverse Effect and would not reasonably be expected to have a material adverse effect on the ability of Parent to consummate the transactions contemplated hereby or (B) that become applicable as a result of any acts or omissions by, or facts specifically pertaining to, the Company.

     (b) No filing or registration with, notification to, or authorization, consent or approval of, any Governmental Entity is required in connection with the execution and delivery of this Agreement by Parent or by Merger Sub or the performance by either entity of its obligations hereunder, except (i) the filing of the Certificate of Merger in accordance with the DGCL; (ii) compliance with any applicable requirements of the HSR Act or any foreign laws regulating competition, antitrust, investment or exchange controls; (iii) compliance with any applicable requirements of the Securities Act and the Exchange Act; (iv) compliance with any applicable requirements of state blue sky or takeover laws and (v) such other consents, approvals, orders, authorizations, notifications, registrations, declarations and filings (A) the failure of which to be obtained or made would not reasonably be expected to have a Parent Material Adverse Effect and would not have a material adverse effect on the ability of Parent or of Merger Sub to
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perform its obligations hereunder or (B) that become applicable as a result of any acts or omissions by, or facts specifically pertaining to, the Company.

     SECTION 4.4 Capitalization. The authorized capital stock of Parent consists of 1,300,000,000 shares of Parent Common Stock and 2,000,000 shares of preferred stock of Parent (the "Parent Preferred Stock"). The authorized capital stock of Merger Sub consists of 1,000 shares of Merger Sub Common Stock, 100 shares of which, as of the date hereof, are issued and outstanding and are held by Parent. As of March 16, 2001, there were (i) 322,528,165 shares of Parent Common Stock issued and outstanding and (ii) no shares of Parent Preferred Stock issued and outstanding. All shares of capital stock of Parent and Merger Sub have been duly authorized and validly issued and are fully paid and nonassessable and were not issued in violation of any preemptive rights. As of March 16, 2001, there were outstanding options to purchase approximately 60,400,000 shares of Parent Common Stock. Except as set forth in this Section
4.4 and except for changes since March 16, 2001, resulting from the exercise of options to purchase shares of Parent Common Stock outstanding on such date, as of the date of this Agreement there are outstanding (i) no shares of capital stock or other voting securities of Parent, (ii) no securities of Parent or any Subsidiary of Parent convertible into or exchangeable for shares of capital stock or voting securities of Parent and (iii) no options or other rights to acquire from Parent, and no obligation of Parent to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Parent (the items in clauses (i), (ii) and (iii) being referred to collectively as the "Parent Securities"). As of the date of this Agreement, there are no outstanding obligations of Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Parent Securities. No Subsidiary of Parent owns any capital stock or other voting securities of Parent.

     SECTION 4.5 SEC Documents. Parent has filed all required reports, proxy statements, registration statements, forms and other documents with the SEC since January 1, 2000 (the "Parent SEC Documents"). As of their respective dates, and giving effect to any amendments thereto, (a) the Parent SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the applicable rules and regulations of the SEC promulgated thereunder and (b) none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

     SECTION 4.6 Financial Statements. The financial statements of Parent (including, in each case, any notes and schedules thereto) included in the Parent SEC Documents (a) were prepared from the books and records of Parent and its Subsidiaries, (b) comply as to form in all material respects with all applicable accounting requirements and the rules and regulations of the SEC with respect thereto, (c) are in conformity with GAAP, applied on a consistent basis (except in the case of unaudited statements, as permitted by the rules and regulations of the SEC) and (d) fairly present, in all material respects, the consolidated financial position of Parent and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments which were not and are not expected to be, individually or in the aggregate, material in amount).

     SECTION 4.7 Disclosure Documents. Neither the Offer Documents nor the Registration Statement nor the Post-Effective Amendment, nor any of the information supplied or to be supplied by Parent or its Subsidiaries or Representatives for inclusion or incorporation by reference in the Schedule 14D-9 or the Proxy Statement will, at the respective times any such documents or any amendments or supplements thereto are filed with the SEC, are first published, sent or given to stockholders or become effective under the Securities Act or, in the case of the Proxy Statement, at the time of the Company Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. The Offer Documents and the Registration Statement and the Post-Effective Amendment will comply as to form in all material respects with the requirements of all applicable laws, including the Securities Act and the Exchange Act and the rules and regulations thereunder. No representation or warranty is made by Parent or Merger Sub with

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

respect to statements made or incorporated by reference in any such documents based on information supplied by the Company for inclusion or incorporation by reference therein.

     SECTION 4.8 Absence of Material Adverse Changes, Etc. Since December 31, 2000 there has not been any Parent Material Adverse Effect and no event has occurred or circumstance has arisen that would reasonably be expected to have a Parent Material Adverse Effect.

     SECTION 4.9  Litigation; Compliance With Laws.

     (a) Except as set forth in the Parent SEC Documents filed through the date of this Agreement, there is no action, suit or proceeding pending against, or to the knowledge of Parent threatened against, Parent or any Subsidiary of Parent or any of their respective properties before any court or arbitrator or any Governmental Entity which would reasonably be expected to have a Parent Material Adverse Effect.

     (b) Parent and its Subsidiaries are in compliance with all applicable laws, ordinances, rules and regulations of any federal, state, local or foreign governmental authority applicable to their respective businesses and operations, except for such violations, if any, which, in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect. All Permits required to conduct the business of Parent and its Subsidiaries have been obtained, are in full force and effect and are being complied with except for such violations and failures to have Permits in full force and effect, if any, which, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect.

     SECTION 4.10 Tax Treatment. Neither Parent nor any of its affiliates has taken any action or knows of any fact, agreement, plan or other circumstance that is reasonably likely to prevent the Transaction from qualifying as a reorganization under the provisions of Section 368(a) of the Code.

     SECTION 4.11 Interim Operations of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated by this Agreement.

                                   ARTICLE V

                            COVENANTS OF THE PARTIES

     SECTION 5.1 Conduct of the Business of the Company. Except as (i) contemplated by this Agreement, (ii) set forth on Schedule 5.1 of the Company Disclosure Schedule, or (iii) agreed in writing by Parent, after the date hereof and prior to the Appointment Time, the Company agrees as to itself and its Subsidiaries that the Company and its Subsidiaries shall conduct their respective operations according to the ordinary course of business consistent with past practice, and each of the Company and its Subsidiaries will use commercially reasonable efforts to preserve intact its present business organization, to keep available the services of its present officers and employees and to maintain satisfactory relationships with licensors, licensees, suppliers, contractors, distributors, customers and others having business relationships with it. Without limiting the generality of the foregoing, during the period from the date of this Agreement to the Appointment Time, neither the Company nor any of its Subsidiaries shall, without the prior written consent of Parent (which consent shall not be unreasonably withheld):

          (a) declare, set aside or pay any dividend or other distribution with respect to any shares of capital stock of the Company or any Subsidiary of the Company (other than dividends or other distributions in the ordinary course of business consistent with past practice from a wholly owned Subsidiary of the Company to the Company), or repurchase, redeem or acquire any outstanding shares of capital stock or other equity securities of, or other ownership interests in, the Company or any Subsidiary of the Company;

          (b) amend any provision of the Certificate of Incorporation, Bylaws or similar organizational documents of, or any material term of any outstanding security issued by, the Company or any Subsidiary (other than any wholly owned Subsidiary) of the Company;

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

          (c) incur, assume or guarantee any indebtedness for borrowed money other than borrowings under existing short term credit facilities not in excess of $500,000 in the aggregate;

          (d) change any method of accounting or accounting practice by the Company or any Subsidiary of the Company, except for any such change required by reason of a change in GAAP;

          (e) (i) establish, adopt or amend any employee benefit plan, (ii) grant any severance, termination or similar pay to any director, officer or employee of the Company or any Subsidiary of the Company, (iii) enter into any employment, deferred compensation or other similar Contract (or any amendment to any such existing Contract) with any director, officer or employee of the Company or any Subsidiary of the Company, (iv) increase benefits payable under any existing severance or termination pay or similar policies or employment Contract or (v) increase compensation, bonus or other benefits payable to directors, officers or employees of the Company or any Subsidiary of the Company, in each case other than with respect to employees (other than officers of the Company or any Subsidiary of the Company) in the ordinary course of business consistent with past practice;

          (f) hire any employee at the level of Vice President or above or with an annual base salary in excess of $150,000, or promote any employee except in order to fill a position vacated after the date of this Agreement;

          (g) sell, issue or grant (or authorize the sale, issuance or grant of) any Company Securities or securities of any Subsidiary of the Company other than pursuant to (i) Company Options outstanding as of the date of this Agreement; (ii) the Warrant; or (iii) the terms of the Company ESPP;

          (h) amend or waive any of its rights under, or accelerate the vesting under, any provision of any of the Option Plans, any provision of any agreement evidencing any outstanding Company Option or any restricted stock purchase agreement, or otherwise modify any of the terms of any outstanding option, warrant or other security or any related agreement;

          (i) acquire, lease, license or dispose of assets material to the Company and its Subsidiaries, except for sales of inventory in the ordinary course of business consistent with past practice, or acquire or dispose of capital stock of any third party or enter into any similar transaction, or merge or consolidate with any third party;

          (j) enter into any joint venture, partnership or similar agreement with any Person other than a wholly owned Subsidiary of the Company;

          (k) modify, amend or terminate any Material Contracts, or waive, release or assign any material rights or claims under any Material Contracts, or enter into any Material Contracts, except in the ordinary course of business consistent with past practice;

          (l) make any capital expenditure (except that the Company may make capital expenditures that, when added to all other capital expenditures made on behalf of the Company after the date of this Agreement and prior to the Appointment Time, do not exceed the Company's forecasted capital expenditures for such period as previously provided to Parent);

          (m) commence or settle any action, suit or proceeding except for actions, suits or proceedings involving only the receipt of money by the Company or any Subsidiary of the Company or the payment by the Company or any Subsidiary of the Company of no more than $250,000 in the aggregate; or

          (n) authorize, commit or agree to take any of the foregoing actions except as otherwise permitted by this Agreement.

     SECTION 5.2 Stockholder Approval; Preparation of Registration Statement and
                 Proxy Statement/ Prospectus.

     (a) If approval of the Company's stockholders is required by applicable law in order to consummate the Merger other than pursuant to Section 253 of DGCL, Parent and the Company shall, as soon as

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practicable following the Appointment Time, prepare and the Company shall file with the SEC the Proxy Statement and Parent and the Company shall prepare and Parent shall file with the SEC a post-effective amendment to the Registration Statement (the "Post-Effective Amendment") for the offer and sale of Parent Shares pursuant to the Merger and in which the Proxy Statement will be included as a prospectus. Each of the Company and Parent shall use commercially reasonable efforts to have the Post-Effective Amendment declared effective under the Securities Act as promptly as practicable after such filing. The Company will use commercially reasonable efforts to cause the Proxy Statement to be mailed to the Company's stockholders as promptly as practicable after the Post-Effective Amendment is declared effective under the Securities Act. Parent shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified or filing a general consent to service of process) required to be taken under any applicable state securities laws in connection with the issuance of Parent Shares in the Merger and the Company shall furnish all information concerning the Company and the holders of capital stock of the Company as may be reasonably requested in connection with any such action and the preparation, filing and distribution of the Proxy Statement. No filing of, or amendment or supplement to, or correspondence to the SEC or its staff with respect to, the Post-Effective Amendment will be made by Parent, or with respect to the Proxy Statement will be made by the Company, without providing the other party a reasonable opportunity to review and comment thereon. Parent will advise the Company, promptly after it receives notice thereof, of the time when the Post-Effective Amendment has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Post-Effective Amendment or comments thereon and responses thereto or requests by the SEC for additional information. The Company will advise Parent, promptly after it receives notice thereof, of any request by the SEC for the amendment of the Proxy Statement or comments thereon and responses thereto or requests by the SEC for additional information. If at any time prior to the Effective Time any information relating to the Company or Parent, or any of their respective affiliates, officers or directors, should be discovered by the Company or Parent which should be set forth in an amendment or supplement to either of the Post-Effective Amendment or the Proxy Statement, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by law, disseminated to the stockholders of the Company.

     (b) If approval of the Company's stockholders is required by applicable law in order to consummate the Merger, other than pursuant to Section 253 of the DGCL, the Company shall establish, prior to or as soon as practicable following the date upon which the Post-Effective Amendment becomes effective, a record date (which shall be prior to or as soon as practicable following the date upon which the Post-Effective Amendment becomes effective) for, duly call, give notice of, convene and hold a meeting of its stockholders (the "Company Special Meeting") for the purpose of considering the approval and adoption of this Agreement and (with the consent of Parent) such other matters as may in the reasonable judgment of the Company be appropriate for consideration at the Company Special Meeting. Once the Company Special Meeting has been called and noticed, the Company shall not postpone or adjourn the Company Special Meeting (other than for the absence of a quorum) without the consent of Parent. The Post-Effective Amendment and the Proxy Statement shall include the opinion of Credit Suisse First Boston referred to in Section 3.17 hereof and, subject to the Company's right, pursuant to Section 5.4 hereof, to withhold, withdraw, modify, change or fail to make the Recommendations, the Board of Directors of the Company shall include in the Post-Effective Amendment and the Proxy Statement the Recommendations. Unless the Board of Directors of the Company shall have withheld, withdrawn, modified, changed or failed to make its Recommendations in compliance with Section 5.4, the Company shall use commercially reasonable efforts to take all actions necessary or advisable to secure the vote or consent of stockholders required by the DGCL to effect the Offer and the Merger. Notwithstanding anything to the contrary contained in this Agreement, the Company's obligation to establish a record date for, call, give notice of,

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convene and hold the Company Special Meeting in accordance with this Section
5.2(b) shall not be limited by or otherwise affected by the commencement, disclosure, announcement or submission of any Acquisition Proposal (as defined hereinafter).

     (c) The Company and Parent shall cooperate with one another (i) in connection with the preparation of the Proxy Statement and the Registration Statement, (ii) in determining whether any action by or in respect of, or filing with, any Governmental Entity is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement and (iii) in seeking any such actions, consents, approvals or waivers or making any such filings, furnishing information required in connection therewith or with the Proxy Statement and the Registration Statement and seeking timely to obtain any such actions, consents, approvals or waivers.

     (d) Notwithstanding clauses (a) and (b) above, if Merger Sub shall own by virtue of the Offer or otherwise at least 90% of the outstanding shares of Company Common Stock, the parties hereto shall take all necessary actions (including actions referred to in clause (a) above, as applicable) to cause the Merger to become effective, as soon as practicable after the expiration of the Offer, as it may be extended in accordance with the requirements of Section 1.1(a) hereof, without a meeting of stockholders of the Company, in accordance with Section 253 of the DGCL.

     SECTION 5.3 Access to Information; Confidentiality Agreement. Upon reasonable advance notice, between the date hereof and the Closing Date, each of the Company and Parent shall (i) give the other, its respective counsel, financial advisors, auditors and other authorized representatives (collectively, "Representatives") reasonable access during normal business hours to the offices, properties, books and records of such party and its Subsidiaries, (ii) furnish to the other and the other's Representatives such financial and operating data and other information relating to such party, its Subsidiaries and their respective operations as such Persons may reasonably request and (iii) instruct such party's employees, counsel and financial advisors to cooperate with the other in its investigation of the business of such party and its Subsidiaries; provided that any information and documents received by the other party or its Representatives (whether furnished before or after the date of this Agreement) shall be held in accordance with the Confidentiality Agreement dated as of March 16, 2001 between Parent and the Company (the "Confidentiality Agreement"), which, subject to Section 8.10, shall remain in full force and effect until the Effective Time pursuant to the terms thereof, notwithstanding the execution and delivery of this Agreement or the termination hereof.

     SECTION 5.4 No Solicitation. From the date hereof until the Effective Time or, if earlier, the termination of this Agreement, the Company shall not, whether directly or indirectly through its respective officers, directors, advisors, Representatives or other agents, (a) solicit, initiate or encourage any Acquisition Proposal (as defined hereinafter); (b) engage in discussions or negotiations with, or disclose any non-public information relating to the Company or its Subsidiaries or afford access to the properties, books or records of the Company or its Subsidiaries to, any Person (other than Parent or any designees of Parent) concerning or in connection with an Acquisition Proposal,
(c) withhold, withdraw, modify or change in a manner adverse to Parent, or fail to make, any of its Recommendations or approve, endorse or recommend an Acquisition Proposal or (d) release or permit the release of any Person from, or waive or permit the waiver of any provision of, any confidentiality, "standstill" or similar agreement (other than as required pursuant to the terms thereof as in effect on the date hereof) under which the Company or any of its Subsidiaries has any rights, or fail to use commercially reasonable efforts to enforce or cause to be enforced each such agreement at the request of Parent; provided, however, that in each case, if (i) after the date of this Agreement, an unsolicited, bona fide written Acquisition Proposal is made to the Company and is not withdrawn; (ii) the Company provides Parent with prior notice of any meeting of the Company's Board of Directors (which notice shall be given at the same time notice is given to the Company's directors) at which such Board of Directors will consider and determine whether such Acquisition Proposal is, or could reasonably be expected to be, a Superior Proposal (as defined hereinafter); (iii) the Company's Board of Directors believes in good faith, after consultation with the Company's financial advisor, that such Acquisition Proposal is, or could reasonably be expected to be, a
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Superior Proposal; (iv) the Company's Board of Directors believes in good faith, after consultation with the Company's outside legal counsel, that the failure to engage in such negotiations or discussions, provide such information, so withhold, withdraw, modify, change or fail to make its Recommendations, so approve, endorse or recommend such Acquisition Proposal or release or fail to enforce such "standstill" or similar agreement is inconsistent with the fiduciary duties of the Board of Directors of the Company under applicable law;
(v) at or prior to furnishing any such nonpublic information to, entering into discussions or negotiations with, or releasing from a "standstill" or similar agreement, or failing to enforce such a provision against, any Person, the Company gives Parent written notice of the identity of such Person and of the Company's intention to furnish nonpublic information to, enter into discussions or negotiations with, or release from a "standstill" or similar agreement or fail to enforce such a provision against, such Person, and the Company receives from such Person an executed confidentiality agreement (including "standstill" provisions) not substantially less favorable to the Company than the Confidentiality Agreement; and (vi) at the time of or prior to furnishing any such nonpublic information to such Person, the Company furnishes such nonpublic information to Parent (to the extent such nonpublic information has not been previously furnished by the Company to Parent), then the Company may furnish information with respect to the Company and its Subsidiaries to such Person, participate with such Person in negotiations regarding such Acquisition
Proposal, enter into discussions or negotiations with, or release from a "standstill" or similar agreement or fail to enforce such a provision against, such Person, withhold, withdraw, modify or change in a manner adverse to Parent, or fail to make, its Recommendations, or approve, endorse or recommend such Acquisition Proposal, as the case may be.

     The Company shall immediately cease and cause to be terminated any existing discussions with any Person that relate to any Acquisition Proposal.

     The Company shall promptly (and in any event within one (1) business day) after receipt of any Acquisition Proposal provide Parent with a copy of any written Acquisition Proposal and the name of the Person making such Acquisition Proposal and a written statement with respect to any non-written Acquisition Proposal received, which statement shall include the identity of the Person making the Acquisition Proposal and the terms thereof. The Company shall promptly (and in any event within one (1) business day) advise Parent of any material modification or proposed modification thereto.

     For purposes of this Agreement, "Acquisition Proposal" means any offer or proposal for a merger, consolidation, recapitalization, liquidation or other business combination involving the Company or the acquisition or purchase of 15% or more of any class of equity securities of the Company, or any tender offer (including self-tenders) or exchange offer that if consummated would result in any Person beneficially owning 15% or more of any class of any equity securities of the Company, or any transaction involving the sale, lease, license or other disposition (by sale, merger or otherwise) of 15% or more of the book or market value of assets (including, without limitation, securities of any Subsidiary of the Company) of the Company and its Subsidiaries, taken as a whole; provided, however, that for purposes of Section 7.3(a)(ii) hereof, all references in this sentence to "15%" shall be deemed to be replaced with references to "40%." As used herein, a "Superior Proposal" shall mean an unsolicited, bona fide written proposal made by a third party involving the purchase by such third party of a majority of the outstanding Company Securities or 50% or more of the book or market value of the assets (including, without limitation, securities of any Subsidiary of the Company) of the Company and its Subsidiaries taken as a whole which the Company's Board of Directors believes in good faith, after consultation with the Company's financial advisor, (i) is reasonably likely to result in a transaction providing greater benefits to the Company's stockholders than those provided pursuant to this Agreement and (ii) if applicable, is reasonably capable of being financed by the Person making such Acquisition Proposal. Nothing contained in this Agreement shall prohibit the Company or the Company's Board of Directors from taking and disclosing to the Company's stockholders a position with respect to a tender or exchange offer by a third party pursuant to Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or from making any disclosure required by applicable law; provided, however, that unless the conditions set forth in clauses (i) through (vi) of the proviso to the first sentence of this Section 5.4 are satisfied, the Company's Board of Directors may not withhold, withdraw, modify or change in a manner adverse to Parent, or fail to make,

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any of its Recommendations in connection with, or approve, endorse or recommend, any Acquisition Proposal. The Company also will promptly request each Person that has executed, on or after January 1, 2000, a confidentiality agreement in connection with its consideration of an Acquisition Proposal or equity investment to return all confidential information heretofore furnished to such Person by or on behalf of the Company or any of its Subsidiaries.

     SECTION 5.5  Director and Officer Liability.

     (a) Parent and the Company agree that all rights to indemnification and all limitations on liability existing in favor of any Indemnitee (as defined in Section 5.5(b) hereof) as provided in the Certificate of Incorporation or Bylaws of the Company or an agreement between an Indemnitee and the Company or a Subsidiary of the Company as in effect as of the date hereof shall survive the Merger and continue in full force and effect in accordance with its terms.

     (b) After the Effective Time, Parent shall cause the Surviving Corporation to indemnify and hold harmless the individuals who on or prior to the Effective Time were officers or directors of the Company and any of its Subsidiaries (the "Indemnitees") to the same extent as set forth in subsection (a) above.

     (c) For six (6) years after the Effective Time, the Surviving Corporation shall provide officers' and directors' liability insurance in respect of acts or omissions occurring prior to the Effective Time covering each person currently covered by the Company's officers' and directors' liability insurance policy on terms with respect to coverage and amount at least as favorable as those of such policy in effect on the date hereof; provided, however, that in no event shall the Surviving Corporation be required to expend more than an amount per year equal to the lesser of $450,000 or 200% of current annual premiums paid by the Company for such insurance (the "Maximum Amount") to maintain or procure insurance coverage pursuant hereto; provided, further, that if the amount of the annual premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, the Surviving Corporation shall maintain or procure, for such six-year period, the most advantageous policies of directors' and officers' insurance obtainable for an annual premium equal to the Maximum Amount.

     (d) The obligations of Parent and the Surviving Corporation under this
Section 5.5 shall not be terminated or modified in such a manner as to adversely affect any Indemnitee to whom this Section 5.5 applies without the consent of such affected Indemnitee (it being expressly agreed that the Indemnitees to whom this Section 5.5 applies shall be third party beneficiaries of this Section 5.5).

     (e) In the event Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, honor the indemnification obligations set forth in this Section 5.5.

     SECTION 5.6 Commercially Reasonable Efforts. Upon the terms and subject to the conditions of this Agreement, each party hereto shall use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the transactions contemplated by this Agreement.

     SECTION 5.7  Certain Filings.

     (a) Each party hereto shall file with the Department of Justice and the Federal Trade Commission a Pre-Merger Notification and Report Form pursuant to the HSR Act in respect of the transactions contemplated hereby as soon as practicable (and each party hereto will use its commercially reasonable efforts to cause such filings to be made within five (5) business days after the date of this Agreement), and each party will use commercially reasonable efforts to take or cause to be taken all actions necessary, including to promptly and fully comply with any requests for information from regulatory Governmental Entities, to obtain any clearance, waiver, approval or authorization relating to the HSR Act that is necessary to enable the parties to consummate the transactions contemplated by this Agreement. Without

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limiting the provisions of this Section 5.7, each party hereto shall use commercially reasonable efforts to promptly make the filings required to be made by it with all foreign Governmental Entities in any jurisdiction in which the parties believe it is necessary or advisable.

     (b) The Company and Parent shall each use commercially reasonable efforts to resolve such objections, if any, as may be asserted with respect to the Offer or the Merger or any other transaction contemplated by this Agreement under any Antitrust Law (as defined in Section 5.7(d)). If any administrative, judicial or legislative action or proceeding is instituted (or threatened to be instituted) challenging the Offer or the Merger or any other transaction contemplated by this Agreement as violative of any Antitrust Law, the Company and Parent shall each cooperate to contest and resist any such action or proceeding, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) that is in effect and that restricts, prevents or prohibits consummation of the Offer or the Merger or any other transaction contemplated by this Agreement, including, without limitation, by pursuing all reasonable avenues of administrative and judicial appeal. Notwithstanding anything to the contrary in this Agreement, none of Parent, any of Parent's Subsidiaries or the Surviving Corporation shall be required (and the Company shall not, without the prior written consent of Parent, agree, but shall if so directed by Parent, agree) to hold separate or divest any of their respective assets or operations or enter into any consent decree or licensing or other arrangement with respect to any of their assets or operations.

     (c) Each of the Company and Parent shall promptly inform the other party of any material communication received by such party from the Federal Trade Commission, the Antitrust Division of the Department of Justice or any other governmental or regulatory authority regarding any of the transactions contemplated hereby.

     (d) "Antitrust Law" means the Sherman Antitrust Act, as amended, the Clayton Antitrust Act, as amended, and all other federal, state and foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines, and other laws that are designed or intended to prohibit, restrict or regulate competition or actions having the purpose or effect of monopolization or restraint of trade.

     SECTION 5.8 Public Announcements. Neither the Company, Parent nor any of their respective affiliates shall issue or cause the publication of any press release or other public announcement with respect to the Offer or the Merger, this Agreement or the other transactions contemplated hereby without the prior written consent of the other party, except as may be required by law or by any listing agreement with, or the policies of, a national securities exchange in which circumstance reasonable efforts to consult will still be required to the extent practicable.

     SECTION 5.9 Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company, any other actions to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation, as a result of, or in connection with, the Merger.

     SECTION 5.10  Employee Matters.

     (a) From and for a period of one year following the date of Closing, Parent shall, at its election, either (i) continue (or cause Parent's Subsidiaries to continue) any Plans to which the Company and/or any of its Subsidiaries is a party, as such Plans are in effect on the date hereof (the "Company Plans"), or
(ii) arrange for each participant in any Company Plans who become employees of Parent or any of its Subsidiaries ("Company Participants") to be eligible to participate in any similar plans or programs of Parent on terms no less favorable than those offered to similarly situated employees of Parent. On and after the date of Closing, employees of the Company and any of its Subsidiaries who become and remain employees of Parent or any of its Subsidiaries shall be treated no less favorably than similarly situated

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

employees of Parent or any of its Subsidiaries with respect to compensation, employee benefits and terms and conditions of employment.

     (b) No later than one year from the date of Closing, Parent shall, or shall cause Parent's Subsidiaries to, arrange for all Company Participants not then participating to become eligible to be participants in all employee benefit plans of Parent on terms no less favorable than those offered to similarly situated employees of Parent.

     (c) To the extent service is relevant for purposes of eligibility, participation or vesting under any employee benefit plan, program or arrangement established or maintained by Parent or its Subsidiaries for the benefit of employees of the Surviving Corporation or its Subsidiaries, or for benefit accrual (other than under any defined benefits pension plan and other than where it would result in a duplication of benefits), then, to extent permitted by law and except as set forth on Schedule 5.10 of the Parent Disclosure Schedule, the employees of the Surviving Corporation and its Subsidiaries shall be credited for service accrued prior to the date of Closing with the Company or its Subsidiaries, and with respect to any welfare benefit plans to which such employee may become eligible, Parent and its Subsidiaries shall cause such plans to provide credit for the year of Closing for documented co-payments, deductibles and maximum out-of-pocket payments by such employees and shall, to extent permitted by law, waive all pre-existing condition exclusions and waiting periods, other than limitations or waiting periods that had not been satisfied, under any welfare plans maintained by the Company and its Subsidiaries prior to the date of Closing.

     SECTION 5.11 Tax-Free Reorganization Treatment. Prior to and after the Appointment Time and through the Effective Time, each of Parent and the Company shall take all reasonable actions necessary to cause the Transaction to qualify as a reorganization under the provisions of Section 368(a) of the Code and to obtain the opinions of counsel referred to in Annex I hereto, and neither party will take any action inconsistent therewith. Each of the Company and Parent shall provide customary tax representation letters prior to the Appointment Time.

     SECTION 5.12 Blue Sky Permits. Parent shall use commercially reasonable efforts to obtain, prior to the effective date of the Registration Statement, all necessary state securities laws or "blue sky" permits and approvals required to carry out the transactions contemplated by this Agreement, the Offer and the Merger, and will pay all expenses incident thereto, provided, however, that Parent shall not be required (a) to qualify to do business as a foreign corporation in any jurisdiction in which it is not now qualified or (b) to file a general consent to service of process in any jurisdiction.

     SECTION 5.13 Listing. Parent shall use commercially reasonable efforts to cause the Parent Shares to be issued in the Merger or upon exercise of Assumed Options to be listed on the NYSE, subject to notice of official issuance thereof, prior to the Closing Date.

     SECTION 5.14 State Takeover Laws. If any "fair price," "business combination" or "control share acquisition" statute or other similar statute or regulation is or may become applicable to the Offer, the Merger, or the Stockholder Agreements, the Company and Parent shall each take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any such statute or regulation on the Offer, the Merger and the Stockholder Agreements.

     SECTION 5.15 Certain Notifications. Between the date hereof and the Effective Time, each party shall promptly notify the other party hereto in writing after becoming aware of the occurrence of any event which will, or is reasonably likely to, result in the failure to satisfy any of the conditions specified in Annex I hereto or Article VI, as applicable.

     SECTION 5.16 Voting of Shares. Parent and Merger Sub agree to vote all shares of Company Common Stock acquired in the Offer or otherwise beneficially owned by them or any of their Subsidiaries as of the applicable record date in favor of adoption of this Agreement at the Company Stockholder Meeting.

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     SECTION 5.17  Action by Board of Directors. If the Company delivers the
Section 16 Information (as defined in this Section 5.17) to Parent at least 10 days prior to the Effective Time, then, prior to the Effective Time, the Board of Directors of Parent, or an appropriate committee of non-employee directors thereof, shall adopt a resolution consistent with the interpretative guidance of the SEC so that (i) the assumption of the Company Options held by Company Insiders (as defined hereinafter) in the Merger, and (ii) the receipt by Company Insiders of Parent Common Stock in exchange for Company Common Stock pursuant to the Merger, shall in each case be an exempt transaction for purposes of Section 16 of the Exchange Act. For purposes of this Section 5.17, (1) "Company Insider" shall mean any officer or director of the Company who may become a covered person of Parent for purposes of Section 16 of the Exchange Act and (2) "Section 16 Information" shall mean the following information for each Company Insider:
(A) the number of shares of Company Common Stock held by such individual and expected to be exchanged for shares of Parent Common Stock in the Merger; and
(B) the number of Company Options held by such individual and expected to be converted into options to purchase shares of Parent Common Stock in connection with the Merger.

     SECTION 5.18 Form S-8. Parent agrees to file a registration statement on Form S-8 for the shares of Parent Common Stock issuable with respect to the Assumed Options as soon as is reasonably practicable following the Effective Time, but in no event later than five (5) business days following the Effective Time. Parent shall use its commercially reasonable efforts to maintain the effectiveness of such registration statement (and maintain the current status of the prospectus contained therein) for so long as such Assumed Options remain outstanding.

     SECTION 5.19 Comfort Letter. The Company shall use all reasonable efforts to cause to be delivered to Parent a letter of the Company's independent accountants, dated no more than two business days before the date on which the Registration Statement becomes effective (and reasonably satisfactory in form and substance to Parent), that is customary in scope and substance for "comfort letters" delivered by independent public accountants in connection with registration statements similar to the Registration Statement.

                                   ARTICLE VI

                            CONDITIONS TO THE MERGER

     SECTION 6.1 Conditions to Each Party's Obligations. The respective obligations of the Company, Parent and Merger Sub to consummate the Merger are subject to the satisfaction or, to the extent permitted by applicable law, the waiver on or prior to the Effective Time of each of the following conditions:

          (a) If required by the DGCL, this Agreement shall have been adopted and the Merger approved by the stockholders of the Company;

          (b) Merger Sub shall have accepted for exchange and exchanged all of the shares of Company Common Stock tendered pursuant to the Offer;

          (c) No provision of any applicable law or regulation and no judgment, injunction, order or decree shall prohibit the consummation of the Merger or the other transactions contemplated by this Agreement; and

          (d) The Registration Statement or the Post-Effective Amendment, as the case may be, shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order, and any material "blue sky" and other state securities laws applicable to the registration and qualification of the Company Common Stock shall have been complied with.

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                                  ARTICLE VII

                                  TERMINATION

     SECTION 7.1 Termination. Notwithstanding anything herein to the contrary, this Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned:

          (a) by the mutual written consent of the Company and Parent;

          (b) at any time prior to the Effective Time, by either the Company or Parent, if:

             (i) the Offer shall have expired or been terminated in accordance with the terms of this Agreement without Parent or Merger Sub having accepted for exchange any shares of Company Common Stock pursuant to the Offer; provided, however, that the right to terminate this Agreement under this Section 7.1(b)(i) shall not be available to any party whose action or failure to act has been a principal cause of the expiration or termination of the Offer without shares of Company Common Stock having been accepted for exchange thereunder if such action or failure to act constitutes a breach of this Agreement;

             (ii) the Offer has not been consummated on or before September 30, 2001 (the "Outside Date"); provided, however, that the right to terminate this Agreement under this Section 7.1(b)(ii) shall not be available to any party whose action or failure to act has been a principal cause of the failure of the Offer to have been consummated on or before such date if such action or failure to act constitutes a breach of this Agreement; or

             (iii) there shall be any applicable law or regulation that makes consummation of the Offer or the Merger illegal or otherwise prohibited or any judgment, injunction, order or decree of any Governmental Entity having competent jurisdiction enjoining or otherwise prohibiting the Company or Parent from consummating the Offer or the Merger is entered and such judgment, injunction, judgment or order shall have become final and nonappealable;

          (c) by Parent if, prior to the Appointment Time, (i) the Board of Directors of the Company shall have withdrawn or modified or amended in any respect adverse to Parent any of its Recommendations or shall otherwise have made a disclosure to stockholders of the Company or a public announcement that makes it reasonably apparent that, absent the restrictions of Section 5.4 of this Agreement, the Board of Directors of the Company would so withdraw, modify or amend any of its Recommendations,
     (ii) the Board of Directors of the Company shall have recommended to the stockholders of the Company any Acquisition Proposal or shall have resolved or announced an intention to do so, (iii) a tender offer or exchange offer for 15% or more of the outstanding shares of Company Common Stock (other than the Offer) is announced or commenced and either (A) the Board of Directors of the Company recommends acceptance of such tender offer or exchange offer by its stockholders, or (B) within ten (10) business days of such commencement, the Board of Directors of the Company shall have failed to recommend against acceptance of such tender offer or exchange offer by its stockholders or (iv) a material breach of Section 5.4 occurs and Parent provides a written termination notice relating thereto within ten (10) days of Parent becoming aware thereof;

          (d) by the Company, prior to the Appointment Time (but not less than five business days after Parent's receipt of the written notice referred to in clause (ii) of this Section 7.1(d)), to enter into a definitive acquisition agreement providing for the consummation of a Superior Proposal provided, that: (i) the Company is not in breach of its obligations under
     Section 5.4 hereof in connection with such Superior Proposal, (ii) the Company shall have notified Parent in writing that the Company has received a Superior Proposal and intends to enter into a definitive acquisition agreement providing for the consummation of such Superior Proposal, attaching the most current version of such agreement to such notice, and
     (iii) Parent shall not have made, within five (5) business days after receipt of the Company's written notice of its intention to enter into a definitive acquisition agreement providing for the consummation of a Superior Proposal, an offer from Parent that the Board of Directors of the

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     Company determines in good faith, after consultation with its financial advisor and its outside legal counsel, provides greater benefits to the Company's stockholders than such Superior Proposal;

          (e) by the Company, at any time prior to the Appointment Time, upon a material breach of any covenant or agreement on the part of Parent set forth in this Agreement, or if any representation or warranty of Parent shall have been untrue or inaccurate when made or shall have become untrue or inaccurate such that, in the aggregate, in the case of such representations and warranties, such untruths or inaccuracies would reasonably be expected to have a Parent Material Adverse Effect; provided, however, that if such untruth or inaccuracy in Parent's representations and warranties or breach by Parent is curable by Parent through exercise of commercially reasonable efforts, then the Company may not terminate this Agreement pursuant to this Section 7.1(e) until the earlier of (i) the expiration of a thirty (30)-day period after delivery of written notice from the Company to Parent of such untruth or inaccuracy or breach, or (ii) the date on which Parent ceases to exercise commercially reasonable efforts to cure such untruth or inaccuracy or breach (it being understood that the Company may not terminate this Agreement pursuant to this Section 7.1(e) if such untruth or inaccuracy or breach by Parent is cured during such thirty-day period); or

          (f) by Parent, at any time prior to the Appointment Time, upon a breach of any covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have been untrue or inaccurate when made or shall have become untrue or inaccurate such that Merger Sub would not be required to accept for exchange any shares of Company Common Stock tendered pursuant to the Offer by virtue of Sections (b), (c) or (d) of Annex I hereto if the expiration of the Offer occurred on the date the breach, untruth or inaccuracy is communicated in writing to the Company by Parent; provided, however, that if such untruth or inaccuracy in the Company's representations and warranties or breach by the Company is curable by the Company through exercise of commercially reasonable efforts, then Parent may not terminate this Agreement pursuant to this Section 7.1(f) until the earlier of (i) the expiration of a thirty (30) day period after delivery of written notice from Parent to the Company of such untruth or inaccuracy or breach, or (ii) the date on which the Company ceases to exercise commercially reasonable efforts to cure such untruth or inaccuracy or breach (it being understood that Parent may not terminate this Agreement pursuant to this Section 7.1(f) if such untruth or inaccuracy or breach by the Company is cured during such thirty-day period).

     The party desiring to terminate this Agreement shall give written notice of such termination to the other party.

     SECTION 7.2 Effect of Termination. Except for any willful breach of this Agreement by any party hereto (which willful breach and liability therefor shall not be affected by the termination of this Agreement or the payment of any Termination Fee (as defined in Section 7.3(a) hereof)), if this Agreement is terminated pursuant to Section 7.1 hereof, then this Agreement shall become void and of no effect with no liability on the part of any party hereto; provided, however, that notwithstanding such termination the agreements contained in Sections 7.2, 7.3 and 8.7 hereof and, subject to Section 8.10, the proviso to
Section 5.3 hereof shall survive the termination hereof.

     SECTION 7.3  Fees; Expenses.

     (a) The Company agrees to pay Parent in immediately available funds by wire transfer an amount equal to $33 million (the "Termination Fee")if:

          (i) this Agreement is terminated by Parent pursuant to Section 7.1(c) hereof;

          (ii) this Agreement is terminated by Parent or the Company, as applicable, pursuant to Section 7.1(b)(i) or Section 7.1(b)(ii) hereof, if
     (A) following the date hereof and prior to such termination of this Agreement, an Acquisition Proposal shall have been publicly announced and shall not have been publicly and unconditionally withdrawn, and (B) within twelve (12) months following such termination of this Agreement, either (1) the transaction contemplated by any Acquisition Proposal (a "Company Acquisition") is consummated (it being understood that such Acquisition
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     Proposal need not be the same Acquisition Proposal identified in clause (A)
     of this Section 7.3(a)(ii)), or (2) the Company enters into a definitive agreement providing for a Company Acquisition and such Company Acquisition is later consummated; or

          (iii) this Agreement is terminated by the Company pursuant to Section 7.1(d) hereof.

     (b) The Company shall pay the Termination Fee paid pursuant to this Section
7.3 (if all conditions thereto have been satisfied) (i) at or prior to the termination of this Agreement by the Company in the circumstances described in
Section 7.3(a)(iii) hereof, or (ii) not later than one (1) business day after the termination of this Agreement by Parent in the circumstances described in
Section 7.3(a)(i) hereof, or (iii) at or prior to the consummation of the applicable Company Acquisition in the case of a Termination Fee payable pursuant to Section 7.3(a)(ii) hereof.

     (c) All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, provided, however, that Parent and the Company shall share equally all fees and expenses, other than attorneys' and accountants' fees, incurred in connection with (i) the filing, printing and mailing of the Registration Statement, the Preliminary Prospectus, the Offer Documents, the Post-Effective Amendment and the Proxy Statement and any amendments or supplements thereto and
(ii) the filing by any of the parties hereto of the Pre-Merger Notification and Report Forms relating to the Offer and the Merger under the HSR Act and the filing of any notice or other document under any applicable foreign Antitrust Law. No party shall pay any expenses of any stockholder of the Company.

                                  ARTICLE VIII

                                 MISCELLANEOUS

     SECTION 8.1 Notices. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement to any party hereunder shall be in writing and deemed given upon (a) personal delivery,
(b) transmitter's confirmation of a receipt of a facsimile transmission, (c) confirmed delivery by a standard overnight carrier or when delivered by hand or
(d) when mailed in the United States by certified or registered mail, postage prepaid, addressed at the following addresses (or at such other address for a party as shall be specified by notice given hereunder):

     If to the Company, to:

       C-Cube Microsystems Inc.
       1778 McCarthy Boulevard
       Milpitas, California 95035
       Fax: (408) 944-6314
       Attention: Chief Executive Officer

       with a copy to:

       Wilson Sonsini Goodrich & Rosati
       Professional Corporation
       One Market
       Spear Tower, Suite 3300
       San Francisco, California 94105
       Fax: (415) 947-2099
       Attention: Steve L. Camahort, Esq.

       If to Parent and Merger Sub, to:

       LSI Logic Corporation
       1551 McCarthy Boulevard
       Milpitas, California 95035
       Fax: (408) 433-6896
       Attention: General Counsel

       with a copy to:

       Cooley Godward LLP
       3000 El Camino Real
       Five Palo Alto Square
       Palo Alto, California 94306-2155
       Fax: (650) 849-7400
       Attention: Richard E. Climan, Esq.
                  Keith A. Flaum, Esq.

     SECTION 8.2 Survival of Representations and Warranties. The representations and warranties contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time. All other covenants and agreements contained herein which by their terms are to be performed in whole or in part, or which prohibit actions, subsequent to the Effective Time, shall survive the Effective Time in accordance with their terms.

     SECTION 8.3 Interpretation. References herein to the "knowledge" of a party shall mean the actual knowledge of the executive officers of such party. Whenever the words "include," "includes" or "including" are used in this Agreement they shall be deemed to be followed by the words "without limitation." As used in this Agreement, the term "affiliate" shall have the meaning set forth in Rule 12b-2 promulgated under the Exchange Act.

     The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties hereto and shall not in any way affect the meaning or interpretation of this Agreement. Any matter disclosed pursuant to any Schedule of the Company Disclosure Schedule or the Parent Disclosure Schedule shall not be deemed to be an admission or representation as to the materiality of the item so disclosed.

     SECTION 8.4  Amendments, Modification and Waiver.

     (a) Except as may otherwise be provided herein, any provision of this Agreement may be amended, modified or waived by the parties hereto, by action taken by or authorized by their respective Board of Directors, prior to the Closing Date if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company and Parent or, in the case of a waiver, by the party against whom the waiver is to be effective; provided, however that after the adoption of this Agreement by the stockholders of the Company, no such amendment shall be made except as allowed under applicable law.

     (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

     SECTION 8.5 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that neither the Company nor Parent may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other party hereto. Merger Sub may assign any of its rights and delegate or otherwise transfer any of its obligations under this Agreement to any wholly-owned Subsidiary of Parent without the consent of the Company or any other Person.

     SECTION 8.6 Specific Performance. The parties acknowledge and agree that any breach of the terms of this Agreement would give rise to irreparable harm for which money damages would not be an adequate remedy and accordingly the parties agree that, in addition to any other remedies, each shall be entitled to enforce the terms of this Agreement by a decree of specific performance without the necessity of proving the inadequacy of money damages as a remedy.

     SECTION 8.7 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware (regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof) as to all matters, including, but not limited to, matters of validity, construction, effect, performance and remedies.

     SECTION 8.8 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated herein are not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner.

     SECTION 8.9 Third Party Beneficiaries. This Agreement is solely for the benefit of the Company and its successors and permitted assigns, with respect to the obligations of Parent under this Agreement, and for the benefit of Parent and its successors and permitted assigns, with respect to the obligations of the Company under this Agreement, and this Agreement shall not, except to the extent necessary to enforce the provisions of Section 5.5 hereof, be deemed to confer upon or give to any other third party any remedy, claim, liability, reimbursement, cause of action or other right.

     SECTION 8.10 Entire Agreement. This Agreement, including the Annex, the Exhibit and the Schedules hereto, constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all other prior agreements or understandings, both written and oral, among the parties or any of them with respect to the subject matter hereof; provided, however, that Sections 1 through 7, Sections 9 through 13 and the third paragraph of Section 8 of the Confidentiality Agreement shall not be superseded and shall remain in full force and effect (it being understood that the first two paragraphs of Section 8 of the Confidentiality Agreement, and the "standstill" provisions contained therein, shall be deemed to have terminated as of the date of this Agreement and shall be of no further force or effect); provided, however, that the first two (2) paragraphs of Section 8 of the Confidentiality Agreement shall again become operative in accordance with their terms upon the termination of this Agreement (other than (i) in the case of such a termination of this Agreement pursuant to Section 7.1(c), Section 7.1(d) or
Section 7.1(f) or under circumstances pursuant to which the Termination Fee may become payable pursuant to Section 7.3(a)(ii) and (ii) under circumstances pursuant to which such provisions would have terminated by their terms if such provisions had been operative during the period between the date hereof and such termination of this Agreement).

     SECTION 8.11 Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be deemed an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto.

     SECTION 8.12 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

     SECTION 8.13 Submission to Jurisdiction. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in any Delaware state or federal court sitting in Newcastle County. The parties hereto hereby (a) submit to the exclusive jurisdiction of any state or federal court sitting in the Newcastle County for the purpose of any action arising out of or relating to this

Agreement brought by any party hereto, and (b) irrevocably waive, and agree not to assert by way of motion, defense or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the action is brought in an inconvenient forum, that the venue of the action is improper or that this Agreement or the transactions contemplated hereby may not be enforced in or by any of the above-named courts.

     SECTION 8.14 Merger Sub Compliance. Whenever this Agreement requires Merger Sub to take action, such requirement shall be deemed to include an undertaking on the part of Parent to cause Merger Sub to take such action.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized respective officers as of the date first written above.

                                          LSI LOGIC CORPORATION

                                          By: /s/ DAVID G. PURSEL
                                            ------------------------------------
                                          Name: David G. Pursel
                                          Title:  Vice President, General
                                                  Counsel and Secretary

                                          C-CUBE MICROSYSTEMS INC.

                                          By: /s/ UMESH PADVAL
                                            ------------------------------------
                                          Name: Umesh Padval
                                          Title: President and Chief Executive
                                                 Officer

                                          CLOVER ACQUISITION CORP.

                                          By: /s/ DAVID G. PURSEL
                                            ------------------------------------
                                          Name: David G. Pursel
                                          Title:  Secretary

                                                                         ANNEX I

                            CONDITIONS TO THE OFFER

     Notwithstanding any other provision of the Offer, subject to the terms of the Agreement and Plan of Reorganization to which this Annex I is attached (the "Agreement"), Merger Sub shall not be required to accept for exchange or exchange or deliver any shares of Parent Common Stock for (subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Merger Sub's obligation to pay for or return tendered shares of Company Common Stock after the termination or withdrawal of the Offer)) any shares of Company Common Stock tendered, if by the expiration of the Offer (as it may be extended in accordance with the requirements of Section 1.1(a) of the Agreement), (1) the Minimum Condition shall not have been satisfied, (2) the applicable waiting period under the HSR Act shall not have expired or been terminated, (3) any applicable waiting periods, consents or clearances under foreign Antitrust Laws shall not have expired, been terminated or been obtained, (4) the Registration Statement shall not have become effective under the Securities Act or shall be the subject of any stop order or proceedings seeking a stop order, (5) the shares of Parent Common Stock to be issued in the Offer and the Merger shall not have been approved for listing on the NYSE, subject to official notice of issuance, and shall not be exempt from such requirement under then applicable laws, regulations and rules of the NYSE,
(6) Parent shall not have received (or Parent shall have received and Cooley Godward LLP shall have subsequently rescinded) an opinion of Cooley Godward LLP, in form and substance reasonably satisfactory to Parent and to the Company, on the basis of customary facts, representations and assumptions set forth in such opinion, to the effect that the Transaction will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, (7) the Company shall not have received (or the Company shall have received and Wilson Sonsini Goodrich & Rosati, Professional Corporation, shall have subsequently rescinded) an opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation, in form and substance reasonably satisfactory to Parent and to the Company, on the basis of customary facts, representations and assumptions set forth in such opinion, to the effect that the Transaction will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, or (8) at any time on or after the date of the Agreement and prior to the acceptance for exchange of shares of Company Common Stock pursuant to the Offer, any of the following conditions exist and are continuing:

          (a) there shall have been any action taken, or any statute, law, ordinance, rule, regulation, injunction, judgment, order or decree proposed, entered, enacted, enforced, promulgated, issued or deemed applicable to the Offer or the Merger by any Governmental Entity, other than the application of the waiting period provisions of the HSR Act to the Offer or the Merger or there shall be pending or threatened any action, suit or proceeding by any Governmental Entity against Parent, the Company, Merger Sub or any of their respective Subsidiaries, that seeks to (or there shall be pending any action, suit or proceeding by any other Person (which Person is party to a Company Contract that was not provided or made available to Parent on or prior to the date hereof) against Parent, the Company, Merger Sub or any of their respective Subsidiaries (which action, suit or proceeding is based on such Person's rights under such Company Contract) that is substantially likely to) (i) prohibit, or make illegal, the acceptance for payment of or payment for shares of Company Common Stock or the consummation of the Offer or the Merger, (ii) render Merger Sub unable to accept for payment or pay for some or all of the shares of Company Common Stock, (iii) impose material limitations on the ability of Parent or Merger Sub effectively to exercise full rights of ownership of the shares of Company Common Stock, including the right to vote the shares of Company Common Stock purchased by it on all matters properly presented to the Company's stockholders, (iv) prohibit or impose any material limitations on Parent's direct or indirect ownership or operation (or that of any of its affiliates) of all or a material portion of their or the Company's businesses or assets, (v) compel Parent or its affiliates to dispose of or hold separate any portion of the business or assets of the Company or Parent and or their respective Subsidiaries which would be material in the context of the Company and its Subsidiaries taken as a whole or Parent and its

     Subsidiaries taken as a whole, (vi) oblige the Company, Parent or any of their respective Subsidiaries to pay material damages or otherwise become subject to materially adverse consequences in connection with any of the transactions contemplated by the Agreement or (vii) otherwise result in a Company Material Adverse Effect (disregarding for this purpose the effect of clause (iv) of the definition of such term) or, as a result of the transactions contemplated by the Agreement, a Parent Material Adverse Effect;

          (b) the Company shall have materially breached any of its covenants, obligations or agreements under the Agreement;

          (c) the representations and warranties of the Company contained in the Agreement (other than those set forth in Section 3.4 of the Agreement) (i) shall not have been true and correct as of the date of the Agreement or
     (ii) shall not be true and correct on and as of the date of the expiration of the Offer (as it may be extended in accordance with the requirements of Section 1.1(a) of the Agreement) with the same force and effect as if made as of such date, except (A) in each case or in the aggregate, as does not constitute, and is not reasonably expected to result in, a Company Material Adverse Effect, (B) for changes contemplated by the Agreement, and (C) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct (subject to the Company Material Adverse Effect qualifications and limitations set forth in the preceding clause (A)) as of such particular date) (it being understood that, for purposes of determining the accuracy of such representations and warranties, (x) all "Company Material Adverse Effect" and materiality qualifications and other qualifications based on the word "material" contained in such representations and warranties shall be disregarded, and (y) any update of or modification to the Company Disclosure Schedule made or purported to have been made after the date of the Agreement shall be disregarded);

          (d) the representations and warranties of the Company contained in
     Section 3.4 of the Agreement shall not have been true and correct in all material respects as of the date of the Agreement;

          (e) except as set forth in the Company Disclosure Schedule, since December 31, 2000, there shall not have been a Company Material Adverse Effect or the occurrence of any event or the arising of any circumstance that would reasonably be expected to have a Company Material Adverse Effect; or

          (f) the Merger Agreement shall have been terminated in accordance with its terms; which in the good faith judgment of Parent, in any such case, makes it inadvisable to proceed with the Offer or the acceptance for payment of or payment for the shares of Company Common Stock.

     The foregoing conditions are for the sole benefit of Parent and Merger Sub and may, subject to the terms of the Agreement, be waived by Parent and Merger Sub, in whole or in part at any time and from time to time, in the sole discretion of Parent and Merger Sub. The failure by Parent and Merger Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

                                                                         ANNEX B
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                         FORM OF STOCKHOLDER AGREEMENT

                                 BY AND BETWEEN

                             LSI LOGIC CORPORATION

                                      AND

                    STOCKHOLDER OF C-CUBE MICROSYSTEMS INC.

                           DATED AS OF MARCH 26, 2001

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

     THIS STOCKHOLDER AGREEMENT, dated as of March 26, 2001 (this "Agreement"), is made and entered into between LSI Logic Corporation, a Delaware corporation ("Parent"), and the undersigned stockholder and/or option holder (the "Stockholder") of C-Cube Microsystems Inc. (the "Company").

     WHEREAS, as of the date hereof, the Stockholder is the beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), of outstanding shares common stock of the Company, par value $0.001 per share ("Company Common Stock"), and shares of Company Common Stock issuable upon exercise of outstanding options, warrants and other rights to purchase Company Common Stock, in each case as indicated on the signature page to this Agreement;

     WHEREAS, Parent and the Company propose to enter into an Agreement and Plan of Reorganization dated as of even date herewith (the "Merger Agreement"), which provides for, among other things, an exchange offer (the "Offer") to be made by Clover Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Parent ("Merger Sub"), of shares of Parent common stock for all of the issued and outstanding Company Common Stock followed by the merger of Merger Sub with and into the Company upon the terms and subject to the conditions set forth in the Merger Agreement; capitalized terms used herein but not defined shall have the meanings ascribed to them in the Merger Agreement; and

     WHEREAS, Parent has requested that the Stockholder (in his, her or its capacity as such) agree, and, in order to induce Parent to enter into the Merger Agreement, the Stockholder has agreed to enter into this Agreement;

     NOW, THEREFORE, in consideration of the premises and of the mutual agreements and covenants set forth herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

                                   ARTICLE 1.

                                VOTING OF SHARES

     1.1 Voting of Shares and Proxy.

     (a) Until the Expiration Date (as defined in Section 5.14 below), at every meeting of the stockholders of the Company called, and at every adjournment thereof, and on every action or approval by written consent of the stockholders of the Company, the Stockholder shall cause the Shares (as defined in Section 1.1(b) below) to be voted: (i) in favor of the adoption and approval of the Merger Agreement, and in favor of each of the other actions contemplated by the Merger Agreement and the Proxy and any action required in furtherance thereof;
(ii) against approval of any Acquisition Proposal or any proposal made in opposition to or in competition with consummation of the Merger and/or the Offer; and (iii) against any action that could reasonably be expected to delay or otherwise adversely affect the Merger or the Offer and would constitute a breach of any covenant of the Company pursuant to the Merger Agreement.

     Prior to the Expiration Date, the Stockholder shall not enter into any agreement or understanding with any Person to vote or give instructions in any manner inconsistent with the terms of this Section 1.1.

     (b) "Shares" shall mean: (i) all securities of the Company (including all shares of Company Common Stock and all options, warrants and other rights to acquire such securities) beneficially owned by the Stockholder as of the date of this Agreement; and (ii) all additional securities of the Company (including all shares of Company Common Stock and all additional options, warrants and other rights to acquire such securities) of which the Stockholder acquires beneficial ownership during the period from the date of this Agreement through the Expiration Date. In the event of a stock dividend or distribution, or any change in Company Common Stock by reason of any stock dividend, split-up, recapitalization, combination, exchange of shares or the like, the term "Shares" shall be deemed to refer to and include the Shares as well as all such stock dividends and distributions and any securities into which or for which any or all of the Shares may be changed or exchanged or which are received in such transaction.

     1.2 Irrevocable Proxy. Concurrently with the execution of this Agreement, the Stockholder agrees to deliver to Parent a proxy in the form attached hereto as Exhibit A (the "Proxy"), which shall be irrevocable to the fullest extent permissible by law but subject to termination as stated therein, with respect to the Shares.

     1.3 Agreement to Tender. Unless Parent shall otherwise request, the Stockholder hereby agrees to tender, or cause to be tendered, pursuant to and in accordance with the terms of the Offer, the Shares, and agrees that it will not withdraw or permit the withdrawal of the Shares. Within ten (10) business days after commencement of the Offer, the Stockholder shall (x) deliver to the depositary designated in the Offer (i) a letter of transmittal with respect to the Shares complying with the terms of the Offer, (ii) certificates representing of the Shares and (iii) all other documents or instruments required to be delivered pursuant to the terms of the Offer, and/or (y) instruct its broker or such other Person who is the holder of record of any Shares beneficially owned by the Stockholder to promptly tender such Shares for exchange in the Offer pursuant to the terms and conditions of the Offer.

     1.4 Agreement Not to Exercise Appraisal Rights. The Stockholder agrees not to exercise any rights (including, without limitation, under Section 262 of the General Corporation Law of the State of Delaware) to demand appraisal of any Shares which may arise with respect to the Merger.

                                   ARTICLE 2.

                      RESTRICTIONS ON TRANSFERS OF SHARES

     2.1 Restrictions on Transfer of Shares Prior to the Effective Time.

     (a) At all times commencing with the execution of this Agreement and until the Expiration Date, the Stockholder hereby agrees not to, directly or indirectly, take any of the following actions, except in accordance with subsection (b) of this Section 2.1 or as provided in this Agreement and the Merger Agreement:

          (i) tender any of the Shares or any securities convertible into or exchangeable or exercisable for the Shares to any Person;

          (ii) sell, pledge, grant an option with respect to, transfer, assign or otherwise dispose of any of the Shares or any securities convertible into or exchangeable or exercisable for the Shares or any interest therein, or enter into any commitment relating thereto; or

          (iii) deposit, or permit the deposit of, any of the Shares into a voting trust or depositary facility or enter into a voting agreement or arrangement with respect to any Shares in contravention of the obligations of the Stockholder under this Agreement or grant any proxy (other than the Proxy) with respect thereto or enter into any commitment relating thereto (any transaction referred to in clause (i), (ii) or (iii) is hereinafter referred to as a "Transfer").

     (b) Notwithstanding subsection (a) above, the Stockholder may take an action described in subsection (a) if (i) Parent gives its prior written consent to such action and (ii) the proposed transferee shall have executed a counterpart of this Agreement and the Proxy and shall have agreed to hold such Shares or interest in such Shares subject to all of the terms and provisions of this Agreement.

                                   ARTICLE 3.

                 REPRESENTATIONS AND WARRANTIES, AND ADDITIONAL
                          COVENANTS OF THE STOCKHOLDER

     The Stockholder hereby represents and warrants and covenants to Parent as follows:

     3.1 Organization; Authorization.

     (a) If the Stockholder is a corporation or other entity, the Stockholder is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has the requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power, authority and governmental approvals would not prevent or delay the performance in any respect by the Stockholder of its obligations under this Agreement. The Stockholder has full power and authority to make, enter into and carry out the terms of this Agreement and the Proxy. The execution and delivery of this Agreement and the Proxy and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Stockholder.

     (b) Each of this Agreement and the Proxy has been duly executed and delivered by or on behalf of the Stockholder, and (with respect to this Agreement) assuming its due authorization, execution and delivery by the other parties hereto, constitutes the legal, valid and binding obligation of the Stockholder, enforceable against the Stockholder in accordance with its terms, except as may be limited by the effect of bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), conservatorship, arrangement, moratorium or other laws affecting or relating to the rights of creditors generally and except as enforcement thereof is subject to general principals of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

     3.2 No Conflict. The execution and delivery of this Agreement and the Proxy by the Stockholder does not, and the performance of this Agreement and the Proxy by the Stockholder will not, (i) if the Stockholder is a corporation or other entity, conflict with or violate the Certificate of Incorporation or By-laws or other similar constituent documents of the Stockholder, (ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to the Stockholder or by which it or any of its properties is bound or affected, or
(iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to another party any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the property or assets of the Stockholder, including, without limitation, the Shares, pursuant to any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Stockholder is a party or by which the Stockholder or any of its properties is bound or affected, except for any such breaches, defaults or other occurrences that would not prevent or delay the performance by the Stockholder of its obligations under this Agreement.

     3.3 Title to Shares. The Stockholder is the registered or beneficial owner of its Shares free and clear of any lien or encumbrance, proxy or voting restriction other than pursuant to this Agreement. Such Shares are all the securities of the Company owned of record or beneficially by the Stockholder on the date of this Agreement.

     3.4 Reliance by Parent. The Stockholder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon the Stockholder's execution and delivery of this Agreement and the Proxy.

     3.5 Miscellaneous. Except as otherwise provided herein, nothing contained in this Agreement shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to any of the Shares. Except as otherwise provided herein, all rights, ownership and economic benefits of and relating to the Shares shall remain and belong to the Stockholder, and Parent shall not have any authority to manage, direct, superintend, restrict, regulate, govern, or administer any of the policies or operations of the Company or exercise any power or authority to direct the Stockholder in the voting of any of the Shares, except as otherwise provided herein, or the performance of the Stockholder's duties or responsibilities as a stockholder of the Company.

                                   ARTICLE 4.

                    REPRESENTATIONS AND WARRANTIES OF PARENT

     4.1 Organization; Authorization.

     (a) Parent is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power, authority and governmental approvals would not prevent or delay the performance in any material respect by Parent of its obligations under this Agreement. Parent has full power and authority to make, enter into and carry out the terms of this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent.

     (b) This Agreement has been duly executed and delivered by or on behalf of the Parent and, assuming its due authorization, execution and delivery by the other parties hereto, constitutes the legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, except as may be limited by the effect of bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), conservatorship, arrangement, moratorium or other laws affecting or relating to the rights of creditors generally and except as enforcement thereof is subject to general principals of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

     4.2 No Conflict. The execution and delivery of this Agreement by Parent does not, and the performance of this Agreement by Parent will not, (i) conflict with or violate the Certificate of Incorporation or By-laws of Parent, (ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Parent or by which it or any of its properties is bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to another party any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the property or assets of Parent, pursuant to any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent is a party or by which Parent or any of its properties is bound or affected, except for any such breaches, defaults or other occurrences that would not prevent or delay the performance by Parent of its obligations under this Agreement.

                                   ARTICLE 5.

                               GENERAL PROVISIONS

     5.1 Notices. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement to any party hereunder shall be in writing and deemed given upon (a) personal delivery,
(b) transmitter's confirmation of a receipt of a facsimile transmission, (c) confirmed delivery by a standard overnight carrier or when delivered by hand or
(d) when mailed in the United States by certified or registered mail, postage prepaid, addressed at the following addresses (or at such other address for a party as shall be specified by notice given hereunder):

       (a) if to Parent:

       LSI Logic Corporation
       1551 McCarthy Boulevard
       Milpitas, California 95035
       Fax: (408) 433-6896
       Attention: General Counsel

       with a copy to:

       Cooley Godward LLP
       3000 El Camino
       Palo Alto, California 94306
       Fax: (650) 849-7400
       Attention: Richard E. Climan, Esq.
                  Keith A. Flaum, Esq.

          (b) If to the Stockholder, to the address for notice set forth on the signature page hereof with copies to:

       Wilson Sonsini Goodrich & Rosati
       Professional Corporation
       One Market
       Spear Tower, Suite 3300
       San Francisco, California 94105
       Fax: (415) 947-2099
       Attention: Steve L. Camahort, Esq.

     5.2 Interpretation.

     (a) Whenever the words "include," "includes" or "including" are used in this Agreement they shall be deemed to be followed by the words "without limitation." As used in this Agreement, the term "affiliate" shall have the meaning set forth in Rule 12b-2 promulgated under the Exchange Act.

     (b) The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties hereto and shall not in any way affect the meaning or interpretation of this Agreement.

     5.3 Amendments and Waiver. Any provision of this Agreement may be amended or waived by the parties hereto if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Stockholder and Parent or, in the case of a waiver, by the party against whom the waiver is to be effective.

     5.4 Specific Performance; Injunctive Relief. Each of the parties hereto hereby acknowledges that (i) the representations, warranties, covenants and restrictions set forth in this Agreement are necessary, fundamental and required for the protection of Parent and to preserve for Parent the benefits of the Merger; (ii) such covenants relate to matters which are of a unique character that gives each such representation, warranty, covenant and restriction a unique value; and (iii) a breach of any such representation, warranty, covenant or restriction, or any other term or provision of this Agreement, will result in irreparable harm and damages to Parent which cannot be adequately compensated by a monetary award. Accordingly, Parent and the Stockholder hereby expressly agree that in addition to all other remedies available at law or in equity, Parent shall be entitled to the immediate remedy of specific performance, a temporary and/or permanent restraining order, preliminary injunction or such other form of injunctive or equitable relief as may be used by any court of competent jurisdiction to restrain or enjoin any of the parties hereto from breaching any representations, warranties, covenants or restrictions set forth in this Agreement, or to specifically enforce the terms and provisions hereof. The Stockholder further agrees that neither Parent nor any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 5.4, and the Stockholder irrevocably waives any right he may have to require the obtaining, furnishing or posting of any such bond or similar instrument. If any legal action or other legal proceeding relating to this Agreement or the enforcement of any provision of this Agreement is brought against the Stockholder, the prevailing party shall be entitled to recover reasonable attorneys' fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

     5.5 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

     5.6 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware (regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof) as to all matters, including, but not limited to, matters of validity, construction, effect, performance and remedies.

     5.7 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated herein are not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner.

     5.8 Entire Agreement. This Agreement and the Proxy constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all other prior agreements or understandings, both written and oral, between the parties or any of them with respect to the subject matter hereof and thereof.

     5.9 Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be deemed an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto.

     5.10 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

     5.11 Submission to Jurisdiction. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in any Delaware state or federal court sitting in Newcastle County. The parties hereto hereby (a) submit to the exclusive jurisdiction of any state or federal court sitting in Newcastle County for the purpose of any action arising out of or relating to this Agreement brought by any party hereto, and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the action is brought in an inconvenient forum, that the venue of the action is improper, or that this Agreement or the transactions contemplated hereby may not be enforced in or by any of the above-named courts.

     5.12 Directors and Officers. Notwithstanding any provision of this Agreement to the contrary, nothing in this Agreement shall limit or restrict the Stockholder from acting in the Stockholder's capacity as a director or officer of Company (it being understood that this Agreement shall apply to the Stockholder solely in the Stockholder's capacity as a stockholder of the Company) or voting in the Stockholder's sole discretion on any matter other than those matters referred to in Section 1(a).

     5.13 No Exercise of Options, Warrants or Other Rights. Notwithstanding any provision of this Agreement to the contrary, nothing in this Agreement shall require the Stockholder to exercise or convert Shares that do not constitute outstanding shares of Company Common Stock.

     5.14 Termination. This Agreement and the Proxy, and all obligations of the parties hereunder and thereunder, shall terminate immediately, without any further action being required, upon (i) any valid termination of the Merger Agreement pursuant to its terms and (ii) the Effective Time, whichever first occurs (the "Expiration Date").

     5.15 Further Assurances. The Stockholder (solely in his or her capacity as such, but not in any other capacity including as director or officer of the Company) shall execute and deliver, and cause to be executed and delivered, any additional certificates, instruments and other documents, and take and cause to be taken any additional actions, as Parent may deem necessary, in the reasonable opinion of Parent, to carry out and effectuate the purpose and intent of this Agreement.

               [Remainder of this page intentionally left blank]

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

                                          LSI LOGIC CORPORATION

                                          By:
                                          Name:
                                          Title:

                                          STOCKHOLDER

                                          By:
                                          Name:
                                          Title:
                                          Address:
                                          Fax:
                                          Shares beneficially owned:
                                          __________ shares of Company Common
                                          Stock
                                          __________ shares of Company Common
                                          Stock issuable upon exercise of
                                          outstanding options, warrants or other
                                          rights

                   [Signature Page to Stockholder Agreement]

                                   EXHIBIT A

                               IRREVOCABLE PROXY

     The undersigned stockholder of C-Cube Microsystems Inc., a Delaware corporation (the "Company"), hereby irrevocably (to the fullest extent permitted by law), but subject to the termination provisions hereof, appoints LSI Corporation, a Delaware corporation ("Parent"), as the sole and exclusive attorney and proxy of the undersigned, with full power of substitution and resubstitution, to vote and exercise all voting and related rights (to the full extent that the undersigned is entitled to do so) with respect to all of the shares of the Company that now are or hereafter may be beneficially owned by the undersigned, and any and all other shares or securities of the Company issued or issuable in respect thereof on or after the date hereof (collectively, the "Shares") in accordance with the terms of this Proxy. The outstanding shares of common stock of the Company owned of record by the undersigned stockholder of the Company as of the date of this Proxy are listed on the final page of this Proxy. Upon the undersigned's execution of this Proxy, any and all prior proxies given by the undersigned with respect to any Shares are hereby revoked and the undersigned agrees not to grant any subsequent proxies with respect to the Shares.

     This Proxy is irrevocable (to the fullest extent permitted by law), subject to the termination provisions hereof, is coupled with an interest and is granted pursuant to that certain Stockholder Agreement of even date herewith by and between and the undersigned stockholder (the "Stockholder Agreement"), and is granted in consideration of Parent entering into that certain Agreement and Plan of Reorganization (the "Merger Agreement") among Parent, Clover Acquisition, Corp., a wholly-owned subsidiary of Parent ("Merger Sub"), and the Company. The Merger Agreement provides for the acquisition of the Company by Parent pursuant to an exchange offer (the "Offer") by Merger Sub of shares of Parent common stock for all of the issued and outstanding common stock of the Company followed by a merger of Merger Sub with and into the Company (the "Merger").

     (a) The attorney and proxy named above is hereby authorized and empowered by the undersigned to act as the undersigned's attorney and proxy to vote the Shares, and to exercise all voting, consent and similar rights of the undersigned with respect to the Shares (including, without limitation, the power to execute and deliver written consents) at every annual, special or adjourned meeting of stockholders of the Company and in every written consent in lieu of such meeting: (i) in favor of the adoption and approval of the Merger Agreement, and in favor of each of the other actions contemplated by the Merger Agreement and the Proxy and any action required in furtherance thereof; (ii) against approval of any Acquisition Proposal or any proposal made in opposition to or in competition with consummation of the Merger and/or the Offer; and (iii) against any action that could reasonably be expected to delay or otherwise adversely affect the Merger or the Offer and would constitute a breach of any covenant of the Company pursuant to the Merger Agreement.

     (b) The attorneys and proxies named above may not exercise this Proxy on any other matter except as provided above. The undersigned Stockholder may vote the Shares on all other matters.

     Any obligation of the undersigned hereunder shall be binding upon the successors and assigns of the undersigned.

     This Proxy is irrevocable (to the fullest extent permitted by law), subject to the termination provisions hereof.

     This Proxy, and all obligations of the undersigned hereunder, shall terminate immediately, without any further action being required, upon (i) any valid termination of the Merger Agreement pursuant to its terms and (ii) the Effective Time, whichever first occurs.

Dated: March   , 2001                     STOCKHOLDER

                                          --------------------------------------
                                          Signature of Stockholder

                                          --------------------------------------
                                          Print Name of Stockholder

                                          SHARES OWNED OF RECORD BY STOCKHOLDER
                                          Shares of Company Common Stock:

                                          --------------------------------------

                     [Signature Page to Irrevocable Proxy]

                      THE EXCHANGE AGENT FOR THE OFFER IS:

                         EQUISERVE TRUST COMPANY, N.A.

           By Mail:                          By Hand:                    By Overnight Delivery:
 EquiServe Corporate Actions      Securities Transfer & Reporting              EquiServe
    Post Office Box 43014                  c/o EquiServe                Attn: Corporate Actions
Providence, Rhode Island 02940    100 William's Street, Galleria           150 Royall Street
                                     New York, New York 10038         Canton, Massachusetts 02021

                             THE INFORMATION AGENT:

                             D.F. KING & CO., INC.
                          77 Water Street, 20th Floor
                               New York, NY 10005
                 Banks and Brokers Call Collect: (212) 269-5550
                   All Others Call Toll Free: (800) 848-3409
                              Fax: (212) 809-8839

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

CERTIFICATE OF INCORPORATION

     Article 10 of the LSI Logic restated certificate of incorporation provides that, to the fullest extent permitted by Delaware law, as the same now exists or may hereafter be amended, a director shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability:

     - for any breach of their duty of loyalty to the corporation or its stockholders;

     - for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

     - for unlawful payments of dividends or unlawful stock repurchases or redemption as provided in Section 174 of the Delaware General Corporation Law; or

     - for any transaction from which the director derived an improper personal benefit.

BYLAWS

     LSI Logic's bylaws provide that its directors, officers and agents shall be indemnified against expenses including attorneys' fees, judgments, fines and amounts paid in any settlement that is actually and reasonably incurred in connection with any proceeding arising out of their status as a director, if the director, officer or agent acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of LSI Logic, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful.

     LSI Logic has entered into agreements to indemnify its directors and officers, in addition to the indemnification provided for in its certificate of incorporation and bylaws. These agreements, among other things, indemnify LSI Logic's directors and officers for certain expenses, including attorney's fees, judgments, fines and settlement amounts incurred by any LSI Logic director or officer in any action or proceeding, including any action by or in the right of LSI Logic, arising out of any LSI Logic director's or officer's services as a director or officer of LSI Logic, any subsidiary of LSI Logic or any other company or enterprise to which the person provides services at the request of LSI Logic.

MERGER AGREEMENT PROVISIONS RELATING TO INDEMNIFICATION OF C-CUBE DIRECTORS AND OFFICERS

     The merger agreement provides that all rights to indemnification and all limitations on liability existing in favor of the individuals who, on or prior to the completion of the merger were officers or directors of C-Cube or any of its subsidiaries, as provided in C-Cube's certificate of incorporation or bylaws, or in an agreement between one of the above parties and C-Cube or a subsidiary of C-Cube, as in effect as of March 26, 2001, shall survive the merger and continue in full force and effect in accordance with its terms.

     After the completion of the merger, LSI Logic is required to cause the surviving corporation in the merger to indemnify and hold harmless the individuals who on or before the completion of the merger were officers or directors of C-Cube or any of its subsidiaries to the same extent those individuals were indemnified and held harmless prior to the completion of the merger.

     The merger agreement also provides that for six years after the completion of the merger, the surviving corporation shall provide officers' and directors' liability insurance in respect of acts or omissions occurring prior to the completion of the merger, covering each C-Cube officer and director currently covered by C-Cube's officers' and directors' liability insurance policy on terms with respect to coverage and amount at least as favorable as those of the policy in effect on March 26, 2001. However, the surviving corporation is not required to expend more than the lesser of $450,000 or 200% of current annual premiums paid by C-Cube for the insurance each year to maintain or procure the insurance coverage. In addition, if the amount of the annual premiums necessary to maintain or procure the insurance coverage exceeds the amount described in the preceding sentence, the surviving corporation shall maintain or procure, for a six-year period, the most advantageous policies of directors' and officers' insurance obtainable for an annual premium equal to the amount described in the preceding sentence.

     These obligations of LSI Logic and the surviving corporation may not be terminated or modified in any manner that adversely affects any person to whom the indemnification rights apply, without the consent of that person.

     In the event that LSI Logic or the surviving corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity in the consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each case, proper provision shall be made so that the successors and assigns of LSI Logic or the surviving corporation, as the case may be, honor the indemnification obligations described in the merger agreement.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) List of Exhibits

    EXHIBIT
    NUMBER                           DESCRIPTION
    -------                          -----------
     2.1     Agreement and Plan of Reorganization dated as of March 26,
             2001, among the Registrant, C-Cube and Clover Acquisition
             Corp. (included as Annex A to the Prospectus contained in
             this Registration Statement).
     2.2     Form of Stockholder Agreement dated as of March 26, 2001,
             between the Registrant and certain C-Cube stockholders
             (included as Annex B to the Prospectus contained in this
             Registration Statement).
     5.1*    Opinion of Cooley Godward LLP, regarding the validity of the securities being registered.
     8.1*    Opinion of Cooley Godward LLP regarding material federal
             income tax consequences of the exchange offer and merger.
     8.2*    Opinion of Wilson Sonsini Goodrich & Rosati, Professional
             Corporation, regarding material federal income tax
             consequences of the exchange offer and the merger.
    23.1*    Consent of PricewaterhouseCoopers LLP, independent
             accountants.
    23.2*    Consent of Deloitte & Touche LLP, independent auditors.
    23.3     Consent of Cooley Godward LLP (included in the opinion filed as Exhibit 5.1 to this Registration Statement).
    23.4     Consent of Cooley Godward LLP (included in the opinion filed as Exhibit 8.1 to this Registration Statement).
    23.5     Consent of Wilson Sonsini Goodrich & Rosati, Professional
             Corporation (included in the opinion filed as Exhibit 8.2 to this Registration Statement).
    24.1     Power of Attorney (included on pages II-5 and II-6 of this
             Registration Statement).
    99.1*    Form of Letter of Transmittal.
    99.2*    Form of Notice of Guaranteed Delivery.

    EXHIBIT
    NUMBER                           DESCRIPTION
    -------                          -----------
    99.3*    Form of Letter to Brokers, Dealers, etc.
    99.4*    Form of Letter to Clients.
    99.5*    Guidelines for Certification of Taxpayer Identification
             Number on Substitute Form W-9.
    99.6*    Consent of Credit Suisse First Boston Corporation.

-------------------------
* Filed herewith

ITEM 22. UNDERTAKINGS

     (a) The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the exchange offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

     (d) The undersigned Registrant hereby undertakes that every prospectus (i) that is filed pursuant to paragraph 3(a) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the exchange offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (e) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (f) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the Prospectus pursuant to
Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (g) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Milpitas, State of California, on April 12, 2001.

                                          LSI LOGIC CORPORATION

                                          By: /s/ WILFRED J. CORRIGAN
                                            ------------------------------------
                                                   Wilfred J. Corrigan
                                            Chairman, Chief Executive Officer
                                                       and Director

                               POWER OF ATTORNEY

     Each person whose signature appears below hereby constitutes and appoints Wilfred J. Corrigan and Bryon Look, and each of them, with full power to act alone without the other, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign this Registration Statement on Form S-4 and any and all amendments (including post-effective amendments and other amendments thereto) to such Registration Statement(s) and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing as he could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

                     SIGNATURE                                      TITLE                      DATE
                     ---------                                      -----                      ----

              /s/ WILFRED J. CORRIGAN                                                     April 12, 2001
---------------------------------------------------   Chairman, Chief Executive Officer
                Wilfred J. Corrigan                   and Director (Principal Executive
                                                                  Officer)

                  /s/ BRYON LOOK                                                          April 12, 2001
---------------------------------------------------  Executive Vice President and Chief
                    Bryon Look                          Financial Officer (Principal
                                                       Financial Officer and Principal
                                                             Accounting Officer)

                   /s/ T.Z. CHU                                                           April 12, 2001
---------------------------------------------------               Director
                     T.Z. Chu

               /s/ MALCOM R. CURRIE                                                       April 12, 2001
---------------------------------------------------               Director
                 Malcom R. Currie

                /s/ JAMES H. KEYES                                                        April 12, 2001
---------------------------------------------------               Director
                  James H. Keyes

                 /s/ DOUGLAS NORBY                                                        April 12, 2001
---------------------------------------------------               Director
                   Douglas Norby

                     SIGNATURE                                      TITLE                      DATE
                     ---------                                      -----                      ----
                                                                                          April   , 2001
---------------------------------------------------               Director
                Matthew J. O'Rourke
               /s/ LARRY W. SONSINI                                                       April 9, 2001
---------------------------------------------------               Director
                 Larry W. Sonsini

                  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

EXHIBIT
NUMBER                            DESCRIPTION
-------                           -----------
 2.1      Agreement and Plan of Reorganization dated as of March 26,
          2001, among the Registrant, C-Cube and Clover Acquisition
          Corp. (included as Annex A to the Prospectus contained in
          this Registration Statement).
 2.2      Form of Stockholder Agreement dated as of March 26, 2001,
          between the Registrant and certain C-Cube stockholders
          (included as Annex B to the Prospectus contained in this
          Registration Statement).
 5.1*     Opinion of Cooley Godward LLP, regarding the validity of the securities being registered.
 8.1*     Opinion of Cooley Godward LLP regarding material federal
          income tax consequences of the exchange offer and merger.
 8.2*     Opinion of Wilson Sonsini Goodrich & Rosati, Professional
          Corporation, regarding material federal income tax
          consequences of the exchange offer and the merger.
23.1*     Consent of PricewaterhouseCoopers LLP, independent
          accountants.
23.2*     Consent of Deloitte & Touche LLP, independent auditors.
23.3      Consent of Cooley Godward LLP (included in the opinion filed as Exhibit 5.1 to this Registration Statement).
23.4      Consent of Cooley Godward LLP (included in the opinion filed as Exhibit 8.1 to this Registration Statement).
23.5      Consent of Wilson Sonsini Goodrich & Rosati, Professional
          Corporation (included in the opinion filed as Exhibit 8.2 to this Registration Statement).
24.1      Power of Attorney (included on pages II-5 and II-6 of this
          Registration Statement).
99.1*     Form of Letter of Transmittal.
99.2*     Form of Notice of Guaranteed Delivery.
99.3*     Form of Letter to Brokers, Dealers, etc.
99.4*     Form of Letter to Clients.
99.5*     Guidelines for Certification of Taxpayer Identification
          Number on Substitute Form W-9.
99.6*     Consent of Credit Suisse First Boston Corporation.

-------------------------
* Filed herewith